Exhibit 10.18

FIRST AMENDED AND RESTATED

FINANCING AGREEMENT

dated as of July 27, 2007

by and among

IMPERIUM GRAYS HARBOR, LLC,

as the Borrower,

THE LENDERS NAMED ON THE SIGNATURE PAGES

TO THIS FINANCING AGREEMENT,

as the Lenders,

SOCIÉTÉ GÉNÉRALE,

as the Administrative Agent, Collateral Agent, Disbursement Agent, Swingline Lender and LC

Fronting Bank,

SG AMERICAS SECURITIES, LLC,

as the Lead Arranger,

BANCO SANTANDER CENTRO HISPANO, NEW YORK BRANCH,

as the Syndication Agent

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK AND/OR CAYMAN

ISLANDS BRANCH,

as the Documentation Agent

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SCHEDULE A	Pro Rata Shares
SCHEDULE X	Definitions and Rules of Construction
SCHEDULE X-1	Target Balance Amount
SCHEDULE X-2	Locations of Eligible Inventory
SCHEDULE X-3	Existing LC Documents
SCHEDULE X-4	Financing Documents as of the first Term Loan Funding Date
SCHEDULE X-5	Required Approvals
SCHEDULE X-6	[Reserved]
SCHEDULE X-7	Project Documents
SCHEDULE X-8	Sponsor’s Financial Risk Management Policy

EXHIBIT 1.1	Performance Test
EXHIBIT 2.2(c)(i)	Form of LC Application
EXHIBIT 2.2(c)(ix)	Form of LC Collateral Deficiency Notice
EXHIBIT 2.2(e)	Form of Notice of Borrowing
EXHIBIT 2.4(a)	Form of Working Capital Loan Note
EXHIBIT 2.4(b)	Form of Swingline Loan Note
EXHIBIT 2.4(c)	Form of Term Loan Note
EXHIBIT 3.4(b)(ix)	Form of Engineer’s Certificate for first Term Loan Funding Date
EXHIBIT 3.5(j)	Form of Engineer’s Certificate for each Funding Date
EXHIBIT 5.1(f)	Form of Performance Test Deadline Notice
EXHIBIT 5.1(l)(iii)	Form of Monthly Construction Report
EXHIBIT 5.1(l)(v)	Form of Borrowing Base Certificate
EXHIBIT 5.1(o)	Required Insurance
EXHIBIT 5.1(t)	Form of Engineer’s Certificate for Completion
EXHIBIT 8.7(d)	Form of Lender Assignment Agreement

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FIRST AMENDED AND RESTATED FINANCING AGREEMENT

This FIRST AMENDED AND RESTATED FINANCING AGREEMENT, dated as of July 27, 2007 (as may be further amended, modified or supplemented, this “Financing Agreement”), is by and among IMPERIUM GRAYS HARBOR, LLC, a Washington limited liability company (the “Borrower”), the Revolving Credit Lenders and Term Lenders (as each such term is defined below) named from time to time on the signature pages to this Financing Agreement (collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, a bank organized and existing under the laws of France and acting through its New York Branch, as the administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), as the collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), and as the Disbursement Agent, Swingline Lender and LC Fronting Bank (as each such term is defined below), SG AMERICAS SECURITIES, LLC, a Delaware limited liability company, as the Lead Arranger (the “Lead Arranger”), BANCO SANTANDER CENTRO HISPANO, NEW YORK BRANCH, as the syndication agent (the “Syndication Agent”), and NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK AND/OR CAYMAN ISLANDS BRANCH, as the documentation agent (the “Documentation Agent”), and amends and restates that certain Financing Agreement, dated as of June 22, 2007 (including all Exhibits and Schedules thereto, the “Original Financing Agreement”), by and among the Borrower, the Lenders, the Administrative Agent, the Disbursement Agent, the Swingline Lender, the LC Fronting Bank and the Lead Arranger.

RECITALS

WHEREAS, the Borrower was formed to construct, develop, own and operate its 100 million gallon-per-year biodiesel production facility currently under construction in Grays Harbor, Washington with direct water access (the “Project”), and to purchase and re-sell biodiesel and Pure Biodiesel (as defined below) to satisfy obligations under the Pre-Completion Documents (as defined below) before the completion of the Project (the “Pre-Completion Business”);

WHEREAS, the Borrower is currently a purchaser of Pure Biodiesel from KemOleo PTE LTD, a subsidiary of Wilmar International Limited (“KemOleo”), under Sales Contracts No. S0600534 and S0700004 dated November 13, 2006 and December 28, 2006, respectively, originally by and between the Sponsor and KemOleo (together with the parent guaranties by Wilmar International Limited related thereto, collectively and, in each case, as amended, modified or supplemented, the “KemOleo Agreements”);

WHEREAS, the rights and obligations of the Sponsor under the KemOleo Agreements, and the rights and obligations of the Sponsor and Services (as defined below) under certain other agreements, were assigned to and assumed by the Borrower pursuant to the Assignment of Contracts and Agreements, dated as of June 22, 2007 (the “Original Imperium Assignment Agreement”) and/or that certain First Amended and Restated Assignment of Contracts and Agreements, dated as of July 27, 2007 (as may be further amended, modified or supplemented, the “Imperium Assignment Agreement”), by and among the Sponsor, Imperium Services, LLC, a Washington limited liability company (“Services”), and the Borrower;

WHEREAS, the Borrower is currently a supplier of Pure Biodiesel under the First Amended and Restated Biodiesel Purchase Agreement, dated as of September 20, 2006, by and between the Borrower and Royal Caribbean Cruises, Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (as amended, modified or supplemented, the “RCL Agreement” and, together with the KemOleo Agreements, the “Pre-Completion Documents”);

WHEREAS, with respect to each of the Letters of Credit listed under the heading “Existing Letters of Credit” in Schedule X-3 to this Financing Agreement (collectively, the “Existing Letters of Credit”), the Sponsor and the LC Fronting Bank entered into an Application and Agreement for a Commercial Letter of Credit similar to the form attached as Exhibit 2.2(c)(i) to this Financing Agreement (each, an “Existing LC Application”) and, in respect of all such Existing Letters of Credit, the Sponsor and the LC Fronting Bank entered into that certain Commercial Letter of Credit Agreement, dated as of June 4, 2007 (the “Existing LC Agreement”) and that certain Second Amended and Restated Cash Collateral Account Agreement, dated as of April 5, 2007, as amended by Amendment No. 1 thereto, dated as of May 4, 2007, and Amendment No. 2 thereto, dated as of June 4, 2007 (the “Existing LC Collateral Account Agreement” and, collectively, together with the Existing LC Applications, Existing LC Agreement and Existing Letters of Credit, all as listed in Schedule X-3, the “Existing LC Documents”);

WHEREAS, the rights and obligations of Sponsor associated with all of the Existing LC Documents, including the Sponsor’s interest in the LC Collateral Account, were assigned to and assumed by the Borrower on June 22, 2007 (the “Closing Date”) pursuant to the Original Imperium Assignment Agreement;

WHEREAS, under the Original Financing Agreement the LC Fronting Bank and the Borrower replaced the Existing LC Agreement with the terms of the Original Financing Agreement applicable to Letters of Credit and LC Disbursements and the parties hereto now wish to replace such terms with the relevant terms of this Financing Agreement and to continue to maintain the Existing LC Collateral Account Agreement in full force and effect until the entry into force of the Disbursement Agreement contemplated hereby so that, from and after the date hereof, all Existing Letters of Credit and all other Letters of Credit that may be issued, extended, renewed or amended as provided herein will be governed by this Financing Agreement, the terms of the relevant LC Applications, the relevant Letters of Credit and, until the entry into force of the Disbursement Agreement, the Existing LC Collateral Account Agreement;

WHEREAS, the Revolving Credit Lenders named from time to time on the signature pages hereto desire to participate in the Existing Letters of Credit and future Letters of Credit governed by the terms of the Financing Documents and as contemplated by this Financing Agreement;

WHEREAS, the Borrower further desires that the Revolving Credit Lenders make Working Capital Loans (as defined below) and that the Swingline Lender make Swingline Loans (as defined below) for the purposes described in Sections 2.7(a) and (b);

WHEREAS, the Borrower further desires that the Term Lenders make Term Loans (as defined below) for the purposes described in Section 2.7(c);

WHEREAS, the Working Capital Loans, Swingline Loans, Letters of Credit and Term Loans will be secured by, among other collateral, pledges by the Borrower of all of its assets and a pledge by of all of the membership interests in the Borrower;

WHEREAS, the Lenders are willing to make such Loans and Letters of Credit available to the Borrower, on the terms and subject to the conditions set forth in this Financing Agreement; and

WHEREAS, certain of the parties hereto entered into the Original Financing Agreement for the foregoing purposes and they currently desire to amend and restate the Original Financing Agreement, replacing it in its entirety with this Financing Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT; DEFINITIONS

Section 1.1 Amendment. The Original Financing Agreement is hereby amended and restated in its entirety by this Financing Agreement and, from and after the date hereof, all Loans and Letters of Credit outstanding under the Original Financing Agreement will be governed by this Financing Agreement.

Section 1.2 Definitions. Capitalized terms used and not otherwise defined in this Financing Agreement have the meanings given to them in Schedule X hereto, and the rules of construction set forth in such Schedule X govern this Financing Agreement.

ARTICLE II

THE LOAN FACILITIES

Section 2.1 Commitments.

(a) Working Capital Loan Commitments. On the terms and subject to the conditions of this Financing Agreement and in reliance upon the representations, warranties and covenants of the Borrower contained herein, each Revolving Credit Lender severally agrees to make one or more Working Capital Loans to the Borrower on one or more Working Capital Loan Funding Dates in an amount not exceeding its Pro Rata Share of the Aggregate Working Capital Loan Commitment. At no time may the aggregate amount of outstanding Working Capital Loans exceed the Aggregate Working Capital Loan Commitment and at no time may the Aggregate Revolving Credit Exposure exceed the Aggregate Revolving Credit Commitment.

(b) Swingline Loan Commitments. On the terms and subject to the conditions of this Financing Agreement and in reliance upon the representations, warranties and covenants of the Borrower contained herein, the Swingline Lender agrees to make Swingline Loans to the Borrower and each Revolving Credit Lender severally agrees to participate up to its Pro Rata Share of such Swingline Loans as and to the extent required in accordance with Sections 2.2(b)(v) – (viii). At no time may the aggregate amount of outstanding Swingline Loans exceed the Aggregate Swingline Loan Commitment.

(c) Letters of Credit.

(i) Existing LC Documents. With effect from the date hereof, (A) the Existing LC Collateral Account Agreement remains in full force and effect and is considered a Financing Document hereunder and (B) each Existing Letter of Credit is hereby governed by the terms of this Financing Agreement that are applicable to Letters of Credit and LC Disbursements. In addition, the last sentence of each Existing LC Application is hereby amended and replaced with the following sentence: “TO INDUCE THE ESTABLISHMENT OF THIS CREDIT, THE UNDERSIGNED AGREE(S) TO THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN FIRST AMENDED AND RESTATED FINANCING AGREEMENT, DATED AS OF JULY 27, 2007 (AS MAY BE FURTHER AMENDED, MODIFIED OR SUPPLEMENTED), BY AND AMONG IMPERIUM GRAYS HARBOR, LLC, AS THE BORROWER, THE LENDERS PARTY THERETO, SOCIÉTÉ GÉNÉRALE, AS THE ADMINISTRATIVE AGENT, DISBURSEMENT AGENT, SWINGLINE LENDER AND LC FRONTING BANK THEREUNDER, SG AMERICAS SECURITIES, LLC, AS THE LEAD ARRANGER, BANCO SANTANDER CENTRO HISPANO, NEW YORK BRANCH, AS THE SYNDICATION AGENT AND NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK AND/OR CAYMAN ISLANDS BRANCH, AS THE DOCUMENTATION AGENT THEREUNDER.” Other than as amended hereby, each Existing LC Application remains in full force and effect. On the terms and subject to the conditions of this Financing Agreement and the relevant LC Applications and in reliance upon the representations, warranties and covenants of the Borrower contained herein and therein, each Revolving Credit Lender from time to time hereto, upon its accession to this Financing Agreement, and without any further action on its part, will acquire a participation representing its Pro Rata Share of each Existing Letter of Credit.

(ii) Future Letters of Credit. On the terms and subject to the conditions of this Financing Agreement and the relevant LC Application and in reliance upon the representations, warranties and covenants of the Borrower contained herein and therein, the LC Fronting Bank agrees to issue Letters of Credit on behalf of the Borrower and each Revolving Credit Lender severally agrees to acquire a participation representing its Pro Rata Share of each such Letter of Credit. At no time may the Expiry Date of any Letter of Credit be a date later than the Facility Maturity Date.

(d) Term Loan Commitments. On the terms and subject to the conditions of this Financing Agreement and in reliance upon the representations, warranties and covenants of the Borrower contained herein, each Term Lender severally agrees to make one or more Term Loans to the Borrower on one or more Term Loan Funding Dates in an aggregate amount not exceeding its Pro Rata Share of the Aggregate Term Loan Commitment.

(e) Separate Obligations. Each Lender will make its Loans to or for the benefit of the Borrower at the times designated by the Administrative Agent pursuant to Section 2.2(e); provided, that the failure of any Lender to fund any of its Loans will not affect the obligation of any other Lender to fund its Loans. No Lender will be responsible for a default by any other Lender in funding a Loan to or for the benefit of the Borrower nor will any Commitment of any Lender be increased or decreased by reason of any such default.

Section 2.2 Funding of the Loans and Extensions of Letters of Credit.

(a) The Working Capital Loans.

(i) On each Working Capital Loan Funding Date, each Revolving Credit Lender will make a Working Capital Loan to the Borrower in the amount of such Revolving Credit Lender’s Pro Rata Share of the amount specified in the Notice of Borrowing relating to the Working Capital Loan Funding Date in accordance with the provisions of Section 2.2(e). Working Capital Loan Funding Dates may occur only during the Revolving Credit Availability Period. The initial principal amount of each Revolving Credit Lender’s Working Capital Loan may not exceed such Revolving Credit Lender’s Pro Rata Share of the Aggregate Working Capital Loan Commitment and the aggregate principal amount of the Working Capital Loans extended on any Working Capital Loan Funding Date may not (A) cause the aggregate principal amount of all Working Capital Loans outstanding to exceed the Aggregate Working Capital Loan Commitment or (B) cause the Aggregate Revolving Credit Exposure to exceed the Aggregate Revolving Credit Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by the Borrower on such Working Capital Loan Funding Date, the remaining aggregate net proceeds of such Working Capital Loans, if any, will be disbursed to the Borrower or its designee and will be used solely as specified in Section 2.7(a).

(ii) Each Borrowing of Working Capital Loans will be in the minimum aggregate amount of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; provided, that a Working Capital Loan funded to repay a Swingline Loan in accordance with Section 2.2(b)(v) may be in such amount as is necessary to satisfy all Obligations in respect of such Swingline Loan.

(iii) Each Working Capital Loan will mature on the Facility Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise.

(iv) The Working Capital Loans will be revolving in nature and, as such, within the limits set forth herein, the Borrower may pay or prepay, in whole or in part, the Working Capital Loans and any part of the Aggregate Working Capital Loan Commitment that has been previously paid or prepaid may be reborrowed.

(b) The Swingline Loans.

(i) On each Swingline Funding Date, the Swingline Lender will make a Swingline Loan to the Borrower in the amount specified in the Notice of Borrowing relating to the Swingline Funding Date in accordance with the provisions of Section 2.2(e). Swingline Funding Dates may occur only during the Revolving Credit Availability Period. The initial principal amount of each Swingline Loan may not exceed the Aggregate Swingline Loan Commitment, and the aggregate principal amount of the Swingline Loans extended on any Swingline Funding Date may not (A) cause the aggregate principal amount of all Swingline Loans outstanding to exceed the Aggregate Swingline Loan Commitment or (B) cause the Aggregate Revolving Loan Exposure to exceed the Aggregate Revolving Credit Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by the

Borrower on such Swingline Funding Date, the remaining aggregate net proceeds of such Swingline Loans, if any, will be disbursed to the Borrower or its designee and will be used solely as specified in Section 2.7(b).

(ii) Each Borrowing of Swingline Loans will be in the minimum aggregate amount of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; provided, that a Swingline Loan funded to repay a LC Disbursement in accordance with Section 2.2(c)(iii) may be in such amount as is necessary to repay such LC Disbursement.

(iii) Each Swingline Loan will mature on the earlier of (i) the fifth (5th) Business Day after the relevant Swingline Funding Date or (ii) the Facility Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise.

(iv) The Swingline Loans will be revolving in nature and, as such, within the limits set forth herein, the Borrower may pay or prepay the whole of each Swingline Loan and any part of the Aggregate Swingline Loan Commitment which has been previously paid or prepaid may be reborrowed.

(v) The aggregate outstanding principal amount of, and interest in respect of, any Swingline Loan is due on the maturity date thereof determined in accordance with Section 2.2(b)(iii); provided, that if the Borrower does not pay to the Swingline Lender any such amounts when due and payable, the Swingline Lender may, upon written notice to the Administrative Agent, request the satisfaction of such Obligation by the making of a Working Capital Loan in the amount then due. Upon such request, the Borrower will be deemed to have submitted a Notice of Borrowing for a Working Capital Loan in the amount of such Obligation and to have authorized the transfer of the proceeds thereof to the Swingline Lender. The Administrative Agent will promptly forward notice of such Working Capital Loan to the Borrower and the Revolving Credit Lenders and each Revolving Credit Lender will, regardless of whether any conditions precedent otherwise applicable to a Working Capital Loan have been met, regardless of whether the Revolving Credit Availability Period has expired or been terminated and regardless of whether an Event of Default has occurred or is then continuing, make available such Revolving Credit Lender’s Pro Rata Share of the amounts then due and payable in respect of such Obligation and the Administrative Agent will promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender, whereupon (A) if at such time an Event of Default has occurred and is continuing or the Revolving Credit Availability Period has expired or been terminated, each Revolving Credit Lender that so makes funds available will be deemed to have purchased and funded a participation interest in the Obligations related to such Swingline Loan(s) and (B) otherwise, each Revolving Credit Lender that so makes funds available will be deemed to have made a Working Capital Loan that will be a Base Rate Loan to the Borrower in such amount.

(vi) The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs (A) the Swingline Lender to request a Working Capital Loan on behalf of the Borrower pursuant to Section 2.2(b)(v) and (B) the Revolving Credit Lenders to make Working Capital Loans to the Administrative Agent for the benefit of the Swingline Lender in satisfaction of such Obligations. The Administrative Agent and each Revolving Credit Lender will record and otherwise treat the making of any such Loan as the making of a Working Capital Loan to the Borrower under this Financing Agreement as if requested by the Borrower. Nothing in Sections 2.2(b)(v)-(viii) is intended to release the Borrower’s Obligations under the Swingline Loan Note, but only to provide an additional method of payment therefor. The making of a Working Capital Loan under Section 2.2(b)(v) will not constitute a cure or waiver of any Event of Default, other than the payment default that is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Financing Agreement or the Swingline Loan Note.

(vii) If at any time, the Commitments have or the Revolving Credit Availability Period has expired or been terminated while any Swingline Loan is outstanding, each Revolving Credit Lender, at the sole option of the Swingline Lender, will either (A) notwithstanding such expiration or termination, make a Working Capital Loan as Base Rate Loan, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Loans, in either case in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Credit Commitment times the outstanding principal balance of the Swingline Loans. The Administrative Agent will notify each Revolving Credit Lender of the amount of such Revolving Credit Loan or participation, and such Lender will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Working Capital Loan or participation.

(viii) If any Revolving Credit Lender has not made when due its Working Capital Loan or not made available to the Administrative Agent when due its participation interest pursuant to Section 2.2(b)(vii), such Lender agrees to pay interest thereon for each day from the due date until the date such amount is paid at the Federal Funds Rate for the first three days and thereafter at the interest rate applicable to Base Rate Loans. Whenever, at any time after the Administrative Agent has received from any Revolving Credit Lender such Lender’s Working Capital Loan or the funding for its participation interest in a Swingline Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Working Capital Loan or funded participating interest was outstanding and funded), which payment will be subject to repayment by such Revolving Credit Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Credit Lender’s obligation to make a Working Capital Loan or purchase participating interests pursuant to this Section 2.2(b)(viii) will be absolute and unconditional and will not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any other Person may have against the Swingline Lender, the Administrative Agent or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or the termination of the Commitments; (C) any breach of this Financing Agreement by the Borrower or any other Lender; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Swingline Loans, once refinanced with Working Capital Loans by the Lenders, will cease to be Swingline Loans with respect to that amount for purposes of this Financing Agreement, but will continue to be Working Capital Loans.

(c) The Letters of Credit and LC Disbursements.

(i) General. Subject to the terms and conditions set forth in this Financing Agreement, the Borrower may request the issuance, amendment, renewal or extension of Letters of Credit. In order to request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower must hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Fronting Bank) to the LC Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) an application for a Letter of Credit in the form attached as Exhibit 2.2(c)(i) (any such application, together with any Existing LC Application, an “LC Application”), in which the Borrower must identify (A) the Letter of Credit to be issued, amended, renewed or extended, and specify the date of issuance, amendment, renewal or extension (which must be a Business Day), (B) the requested Expiry Date, (C) the Stated Amount of such Letter of Credit, (D) the name and address of the beneficiary thereof and (E) such other information as is reasonably necessary to prepare, amend, renew or extend such Letter of Credit. A Letter of Credit will be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (1) the Aggregate Revolving Credit Exposure will not exceed the Aggregate Revolving Credit Commitment and (2) the aggregate amount on deposit in the LC Collateral Account will be no less than the LC Required Cash Collateral Amount. In the event of any amendment, renewal or extension of an outstanding Letter of Credit, including any increase in the amount of the Letter of Credit, in each case at the Borrower’s request, the provisions of this Financing Agreement will be binding upon the Borrower with regard to the Letter of Credit as so amended, renewed, extended, increased or otherwise modified, to all LC Disbursements issued thereunder and to any action taken by the LC Fronting Bank or any of the LC Fronting Bank’s correspondents in accordance with such amendment, renewal, extension, increase or other modification.

(ii) Participations. By the issuance, amendment, renewal or extension of a Letter of Credit, and, in respect of any of the Existing Letters of Credit, by the execution and delivery of this Financing Agreement, and without any further action on the part of the LC Fronting Bank or the Revolving Credit Lenders, the LC Fronting Bank grants to each Revolving Credit Lender, and each Revolving Credit Lender acquires from the LC Fronting Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Credit Commitment multiplied by the Stated Amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Fronting Bank, such Revolving Credit Lender’s Pro Rata Share of each LC Disbursement made by the LC Fronting Bank and not reimbursed by the Borrower on the date due as provided in Section 2.2(c)(iii), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender hereby acknowledges and agrees that its obligation to acquire participations in respect of Letters of Credit pursuant to this Section 2.2(c)(ii) is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each payment in connection with such participations will be made without any offset, abatement, withholding or reduction whatsoever.

(iii) Reimbursement. The Borrower will pay the LC Fronting Bank on demand at its office, in same day funds and in Dollars, the amount of each draft or other request for payment (each, an “LC Disbursement”) drawn under any Letter of Credit (whether drawn before, on, or, if in accordance with the Law applicable to the relevant Letter of Credit, after the relevant Expiry Date), together with interest on unpaid LC Disbursements at rates established in accordance with Section 2.3, commissions and fees determined in accordance with Section 2.5 and expenses due in accordance with Section 2.10 and Section 8.11; provided, that: (A) if the relevant LC Disbursement was drawn in a currency other than Dollars, the Borrower will pay the equivalent in Dollars, at the LC Fronting Bank’s then selling rate for cable transfers to the place where and in the currency in which such LC Disbursement is payable (or if there is then no such rate, an amount which in the LC Fronting Bank’s sole judgment will be sufficient to satisfy the Borrower’s liabilities under this Section 2.2(c)(iii)), of such amount in such other currency, or, at the LC Fronting Bank’s option, will pay the LC Fronting Bank in such other currency in a place, form and manner acceptable to the LC Fronting Bank; (B) if a time draft was drawn under the relevant Letter of Credit, the LC Fronting Bank will notify the Borrower of the amount and maturity date thereof and the Borrower will make such payment (subject to the provisions of clause (A) of this Section 2.2(c)(iii) without further demand sufficiently in advance of its maturity to enable the LC Fronting Bank to arrange for cover in same day funds to reach the place where it is payable not later than the date of its maturity; and (C) the Borrower may, subject to the conditions set forth herein, request in accordance with Sections 2.2(a), (b) and (e) that such payment be financed with a Working Capital Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment will be discharged and replaced by the resulting Working Capital Loan or Swingline Loan.

(iv) Participation by Revolving Credit Lenders. If the Borrower fails to reimburse some or all of any LC Disbursement when due, and the Borrower’s obligation to make such payment has not been discharged and replaced by a Working Capital Loan or a Swingline Loan, the Administrative Agent will notify each Revolving Credit Lender of (A) the applicable LC Disbursement, (B) the payment then due from the Borrower in respect thereof and (C) such Revolving Credit Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Credit Lender will pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.2(e) with respect to Working Capital Loans made by such Lender, and the Administrative Agent will promptly pay to the LC Fronting Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any reimbursement payment from the Borrower in respect of LC Disbursements, the Administrative Agent will distribute such payment to the LC Fronting Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this Section 2.2(c)(iv) to reimburse the LC Fronting Bank, then to such Lenders and the LC Fronting Bank in accordance with their respective interests. Any payment made to the LC Fronting Bank by a Revolving Credit Lender pursuant to this paragraph to reimburse the LC Fronting Bank for any LC Disbursement (other than the funding of a Working Capital Loan or a Swingline Loan as contemplated above) will not constitute a Loan to Borrower and will not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(v) Nomination of LC Fronting Bank. Unless otherwise stated in the relevant Letter of Credit, the LC Fronting Bank is nominated to pay, accept, confirm and/or negotiate LC Disbursements pursuant to the Letter of Credit. If the LC

Application requests the inclusion in the Letter of Credit of any provision for clean advances to the beneficiary, the LC Fronting Bank may place in the Letter of Credit such a provision in that respect as the LC Fronting Bank may deem appropriate, under which any bank (having short term obligations rated “A-1” or better by Standard & Poor’s Rating Services and “P-1” or better by Moody’s Investors Services, Inc. or otherwise being acceptable to the LC Fronting Bank in its sole discretion) that is entitled to negotiate LC Disbursements under the Letter of Credit, acting in its discretion in each instance and upon the request in writing from the beneficiary, may make any one or more clean advances on or prior to the date by which LC Disbursements are to be negotiated under the Letter of Credit. The aggregate of such advances will in no event be more than the amount specified therefor in the application and in no event will any such advance exceed the amount remaining available under the relevant Letter of Credit at the time of such advance. While it is expected by the Borrower that each such advance will be repaid with interest by the beneficiary to the bank that made such advance from the proceeds of a LC Disbursement or LC Disbursements drawn under the Letter of Credit, should any such advance not be thus repaid, the Borrower will pay to the LC Fronting Bank in accordance with Section 2.2(c)(iii) on demand the amount thereof as if such advance were evidenced by a LC Disbursement drawn under the Letter of Credit, with interest on such amount as charged by the bank that made such advance. Neither the LC Fronting Bank nor any bank which makes any such advance will be obliged to inquire into the use that may be made of such advance by the beneficiary or liable for any wrongful use that may be made by the beneficiary of any funds so advanced.

(vi) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Sections 2.2(c)(iii) and 2.2(c)(v) and all other Obligations in respect of Letters of Credit is absolute, unconditional and irrevocable, and must be performed strictly in accordance with the terms of this Financing Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any LC Application or this Financing Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the LC Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2(c)(vi), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Agents, the Lenders or any of their Affiliates will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Fronting Bank; provided, that the foregoing will not be construed to excuse the LC Fronting Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by (1) the LC Fronting Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (2) the LC Fronting

Bank’s failure to issue a Letter of Credit in accordance with the terms of this Financing Agreement when requested by the Borrower pursuant to Section 2.1(c). Each of the Borrower and each Revolving Credit Lender expressly agrees that, in the absence of gross negligence or willful misconduct on the part of the LC Fronting Bank (as finally determined by a court of competent jurisdiction), the LC Fronting Bank will be deemed to have exercised reasonable care in each such determination and each issuance (or failure to issue) a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, each of the Borrower and each Revolving Credit Lender agrees that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vii) Disbursement Procedures. LC Disbursements with respect to a particular Letter of Credit will be made according to the procedures set forth in the relevant Letter of Credit. The LC Fronting Bank will promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of any demand for payment under any of the Letters of Credit and whether the LC Fronting Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse any such LC Disbursement.

(viii) Interest. Interest on the LC Disbursements will be determined in accordance with Section 2.3 of this Financing Agreement.

(ix) Cash Collateralization. The Borrower will, from time to time, deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Lenders, all cash amounts necessary so that the funds available from time to time in the LC Collateral Account are never less than the LC Required Cash Collateral Amount. In furtherance of the foregoing, the LC Fronting Bank will measure the LC Required Cash Collateral Amount on a daily basis and will provide notice, in the form attached hereto as Exhibit 2.2(c)(ix), to the Administrative Agent and the Borrower of additional amounts, if any, required so that the funds available in the LC Collateral Account satisfy the LC Required Cash Collateral Amount (any such notice, a “LC Collateral Deficiency Notice”). The Borrower will deposit, in the LC Collateral Account, any additional cash amounts so required within one (1) Business Day of its receipt of such LC Collateral Deficiency Notice. If, and to the extent, that the funds on deposit in the LC Collateral Account are more than One Million Dollars ($1,000,000) in excess of the LC Required Cash Collateral Amount, such excess amounts will be released to the Borrower pursuant to the terms of the LC Collateral Account Agreement or Disbursement Agreement, as applicable.

(d) The Term Loans.

(i) On the first Term Loan Funding Date and each Term Loan Funding Date thereafter, each Term Lender will make a Term Loan to the Borrower in the amount of such Term Lender’s Pro Rata Share of the amount specified in the Notice of Borrowing delivered pursuant to Section 2.2(e) relating to such Term Loan Funding Date. Term Loan Funding Dates may only occur during the Term Loan Availability

Period. The initial principal amount of each Term Lender’s Term Loan may not exceed such Term Lender’s Pro Rata Share of the Aggregate Term Loan Commitment and the aggregate principal amount of the Term Loans extended on any Term Loan Funding Date shall not cause the aggregate principal amount of all Term Loans outstanding to exceed the Aggregate Term Loan Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by the Borrower on each Term Loan Funding Date, the remaining aggregate net proceeds of such Term Loans, if any, will be deposited into the Term Loan Construction Account, will be applied solely in accordance with this Financing Agreement and, from and after the entry into force thereof, the Disbursement Agreement and will be used solely as specified in Section 2.7(c).

(ii) Each Term Loan will mature on the Facility Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise. No Term Loan will be revolving in nature and amounts prepaid or repaid in respect of any Term Loan may not be reborrowed.

(e) Funding and Disbursement Procedure for Loans.

(i) Whenever the Borrower desires to borrow Working Capital Loans or Term Loans, but no more frequently than once per month for Term Loans, it will submit a Notice of Borrowing to the Administrative Agent prior to 12:00 p.m., New York City time, at least three (3) Business Days prior to the proposed Funding Date. Whenever the Borrower desires to receive disbursements of Term Loans already made and deposited into a Construction Account, it will submit a Construction Draw Request to the Disbursement Agent and to the Administrative Agent prior to 12:00 p.m., New York City time, at least three (3) Business Days prior to the proposed disbursement date. Whenever the Borrower desires to borrow Swingline Loans hereunder, it will submit a Notice of Borrowing to the Administrative Agent prior to 12:00 p.m., New York City time, on the proposed Funding Date. Each Notice of Borrowing and Construction Draw Request will be irrevocable, will refer to this Financing Agreement and will specify the (A) requested Funding Date or disbursement date (which, in either case, will be a Business Day), (B) amount of the requested Borrowing or disbursement, (C) type of Loan(s) with respect to which such Borrowing is requested and (D) except in the case of Swingline Loans, whether the Loans will be Base Rate Loans or Eurodollar Loans and, with respect to Eurodollar Loans, the selection of one (1), two (2), three (3), six (6) or nine (9) month LIBOR. In addition, if such a Notice of Borrowing relates to a Working Capital Loan or a Swingline Loan, it must be accompanied by a Borrowing Base Certificate.

(ii) Promptly after receipt of a Notice of Borrowing in the case of Working Capital Loans and Term Loans, the Administrative Agent will notify, to the extent applicable, (A) each Revolving Credit Lender of the proposed Working Capital Loans and of such Revolving Credit Lender’s Pro Rata Share thereof, and (B) each Term Lender of the proposed Term Loans, and of such Term Lender’s Pro Rata Share thereof, and each such Lender will make available to the Administrative Agent at its main office in New York, New York, such Lender’s Pro Rata Share of the proposed Loans in immediately available funds no later than 12:00 p.m., New York City time, on the applicable Funding Date. Promptly after receipt of a Notice of Borrowing in the case of Swingline Loans, the Administrative Agent will advise the Swingline Lender of the proposed Swingline Loan and the Swingline Lender will make available such Swingline

Loan in immediately available funds no later than 5:00 p.m., New York City time, on the applicable Funding Date.

(iii) Upon satisfaction or waiver of the applicable conditions precedent set forth in Article III, the Administrative Agent will (A) on any Funding Date that occurs prior to the first Term Loan Funding Date, disburse all such amounts made available to it by the applicable Lenders to or for the benefit of the Borrower and (B) on the first Term Loan Funding Date and any Funding Date thereafter, disburse to the Disbursement Agent all such amounts made available to the Administrative Agent by the applicable Lenders for disbursement to or for the benefit of the Borrower in accordance with the Disbursement Agreement. Unless a Lender has notified the Administrative Agent prior to the relevant Funding Date that such Lender does not intend to make available its Pro Rata Share of the relevant Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Funding Date and the Administrative Agent may, in its sole discretion, make available to the Borrower a corresponding amount on the Funding Date; provided, that the Administrative Agent has no obligation to make available to the Borrower any amount not actually received from the Lenders. If the Administrative Agent makes available to the Borrower any Loan not received from a Lender, the Administrative Agent will be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the Funding Date that such amount remains unpaid at the customary rate set by the Administrative Agent for the correction of errors among banks. Each Lender agrees that if it fails to make available or to reimburse the Administrative Agent for any amount made available by the Administrative Agent on its behalf, it will have no interest in such amount and hereby assigns all of its right, title and interest in such amount to any assignee designated by the Administrative Agent. Nothing in this Section 2.2(e)(iii) relieves any Lender of its obligation to fulfill its Commitments hereunder or prejudices any right the Borrower may have against any Lender as a result of any default by such Lender.

(iv) Each Loan will be a Eurodollar Loan or a Base Rate Loan, at the option of the Borrower and as indicated in the relevant Notice of Borrowing or from time to time in accordance with Section 2.3(a)(iii); provided, that, all Swingline Loans and LC Disbursements will be Base Rate Loans.

(v) The disbursement of all Loans (whether or not on a Funding Date) to the Borrower will be made in accordance with the terms of this Financing Agreement and the Disbursement Agreement (from and after its entry into force).

Section 2.3 Interest.

(a) Interest Rates.

(i) Each Loan will bear interest on the unpaid principal amount thereof from the applicable Funding Date to but excluding the date of repayment (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise) at the following rates:

(A) Eurodollar Loans will bear interest during each Interest Period at a rate per annum equal to LIBOR as determined for such Interest Period pursuant to Section 2.3(b) plus the Applicable Margin for Eurodollar Loans, computed on each date on which interest is due on such Loans on the basis of a year of 360 days for the actual number of days elapsed; and

(B) Base Rate Loans will bear interest during each Interest Period at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans, computed on each date on which interest is due on the Base Rate Loans on the basis of a year of 365/366 days, as applicable, for the actual number of days elapsed.

(ii) If an Event of Default has occurred and is continuing, all Eurodollar Loans will automatically convert into Base Rate Loans at the end of the then-current Interest Period (and will bear interest as specified in Section 2.3(a)(i)(B) in addition to any default interest required under Section 2.3(d)). Upon the Administrative Agent’s determination that such Event of Default has ceased, the Administrative Agent will notify the Borrower and the Lenders of such determination. Following the Borrower’s receipt of notice of the aforementioned determination, the Borrower may request, by notice to the Administrative Agent, that any such Base Rate Loan be converted into a Eurodollar Loan. The Administrative Agent will cause such conversion to occur on the last day of the Interest Period during which the Administrative Agent receives such notice from the Borrower, unless the Administrative Agent receives such notice less than three (3) Business Days prior to the end of such Interest Period, in which case the conversion will occur at the end of the next Interest Period.

(iii) LIBOR during a particular Interest Period will be determined on the day that is two (2) Business Days prior to the first day of such Interest Period. The Borrower may contact the Administrative Agent telephonically at any time prior to such date to select one (1), two (2), three (3), six (6) or nine (9) month LIBOR with respect to any new or existing Eurodollar Loan or to request that a Base Rate Loan be converted into a Eurodollar Loan or vice versa. The Borrower will confirm such telephonic notice to the Administrative Agent by telecopy on the day such notice is given. If the Borrower fails to notify the Administrative Agent of the LIBOR option in accordance with this Section 2.3(a)(iii), LIBOR will be based on three (3) month deposits. The Administrative Agent will, as soon as practicable (and, in any case, within two (2) Business Days) after a Loan is made, continued or converted, notify the Borrower of each determination of LIBOR applicable to each Loan.

(iv) Each determination by the Administrative Agent of the Interest Rate applicable to any Loan pursuant to this Section 2.3(a) will be conclusive and binding on the parties absent manifest error.

(v) LC Disbursements and Swingline Loans will bear interest according to the provisions applicable to Base Rate Loans.

(b) Interest Periods.

(i) The initial Interest Period for any Loan will commence on the first Funding Date for such Loan and, subject to the limitations set forth in this Section 2.3(b), end on the next Payment Date. Each Interest Period occurring thereafter will commence on the day after the date on which the immediately preceding Interest Period expires and, subject to the limitations set forth in this Section 2.3(b), end on the next Payment Date. Any Interest Period with respect to any Working Capital Loan or Term

Loan that would otherwise extend beyond the Facility Maturity Date will end on the Facility Maturity Date.

(ii) An Interest Period applicable to a Eurodollar Loan that would otherwise end on a day that is not a LIBOR Business Day will end on the next succeeding LIBOR Business Day, unless such day falls in the next calendar month, in which case such Interest Period will end on the next preceding LIBOR Business Day; provided, that any Interest Period that would otherwise extend beyond the Facility Maturity Date will end on the Facility Maturity Date.

(iii) An Interest Period that begins on the last LIBOR Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period will end on the last LIBOR Business Day of the calendar month at the end of such Interest Period; provided, that any Interest Period that would otherwise extend beyond the Facility Maturity Date will end on the Facility Maturity Date.

(c) Interest Payment Dates.

(i) All accrued and unpaid interest on the Loans will be payable in arrears on each Payment Date following the first Term Loan Funding Date, and on the date on which any Loan is repaid, whether by mandatory prepayment or on the scheduled maturity date.

(ii) After maturity (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise), all accrued and unpaid interest (including interest at the Default Rate) due on any Loan will be payable by the Borrower upon demand by the Administrative Agent.

(d) Default Interest. Overdue principal and overdue interest in respect of any Loan and any other amount payable hereunder or under any other Financing Document by the Borrower or any other Person that is overdue will bear interest at a rate per annum (the “Default Rate”) equal to two percent (2%) in excess of the Interest Rate then-applicable (including the Applicable Margin) to such Loan or other amount or, if no rate of interest is applicable to such overdue amount, the highest rate of interest then-applicable to any outstanding Loan or other amount (prior to the application of any Default Rate). Upon the occurrence and during the continuation of an Event of Default, all Loans and all other amounts owing by the Borrower and any other Person under a Financing Document will bear interest at the Default Rate.

(e) Interest Limitation. Notwithstanding any other provision of the Financing Documents, if the rate of interest on any obligation of the Borrower or any other Person under any Financing Document at any time exceeds the highest rate permitted by applicable Law, the rate of interest on such obligation will be deemed to be the highest rate permitted by applicable Law.

Section 2.4 Notes.

(a) On the Closing Date, the Borrower executed and delivered, to the Revolving Credit Lender who was a party to the Original Financing Agreement, a Working Capital Loan Note substantially in the form of Exhibit 2.4(a) and to the Swingline Lender a

Swingline Loan Note substantially in the form of Exhibit 2.4(b). In the case of other Revolving Credit Lenders who enter into this Financing Agreement on or prior to the Syndication Date or who accede to this Financing Agreement by delivering signature pages hereto thereafter, the Borrower will execute and deliver Working Capital Loan Notes to such Lenders as and when they so accede to this Financing Agreement. On or prior to the first Term Loan Funding Date, the Borrower will execute and deliver to each Term Lender a Term Loan Note substantially in the form of Exhibit 2.4(c). Each Working Capital Note will (i) be dated the Closing Date (or, in the case of a Revolving Credit Lender that accedes to this Financing Agreement after the Closing Date, the date of such accession), (ii) be in the principal amount of such Revolving Credit Lender’s Pro Rata Share of the Aggregate Working Capital Loan Commitment and (iii) evidence the Working Capital Loans made by such Revolving Credit Lender as and when made. The Swingline Loan Note will (i) be dated the Closing Date, (ii) be in the principal amount of the Aggregate Swingline Loan Commitment and (iii) evidence the Swingline Loans as and when made by the Swingline Lender. Each Term Loan Note will be (i) dated the First Term Loan Funding Date, (ii) be in the principal amount of such Term Lender’s Pro Rata Share of the Aggregate Term Loan Commitment and (iii) evidence the Term Loans made by such Term Lender as and when made.

(b) On each Working Capital Loan Funding Date, each Revolving Credit Lender will make a notation on the schedule attached to its Working Capital Loan Note indicating the date and the principal amount of the Working Capital Loan made by such Revolving Credit Lender on such date and as of the date of any and all payments and prepayments made on account of the principal thereof such Revolving Credit Lender will make a notation of the same on the schedule. On each Swingline Funding Date, the Swingline Lender will make a notation on the schedule attached to its Swingline Loan Note indicating the date and the principal amount of the Swingline Loan made by the Swingline Lender on such date and as of the date of any and all payments and prepayments made on account of the principal thereof the Swingline Lender will make a notation of the same on the schedule. On each Term Loan Funding Date, each Term Lender will make a notation on the schedule attached to its Term Loan Note indicating the date and the principal amount of the Term Loan made by such Term Lender on such date and as of the date of any and all payments and prepayments made on account of the principal thereof Term Lender will make a notation of the same on the schedule. Any failure by a Lender to make any such notation or to make such notation accurately will not limit or affect the obligations of the Borrower under the Notes or any other Financing Document to repay the principal amount of the Loans actually outstanding and all interest and other amounts actually due, if any, in respect thereof. Each Note will be subject to and entitled to the benefits of the Financing Documents.

(c) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the Register. Such entries made in good faith by the Administrative Agent in the Register shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender under this Financing Agreement, absent manifest error; provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register will not limit or otherwise affect the obligations of the Borrower under this Financing Agreement.

Section 2.5 Fees.

(a) Structuring and Underwriting Fees. On the Syndication Date, the Borrower will pay to the Administrative Agent those portions of the “Structuring Fee” and the

“Underwriting Fee,” each as defined and described in the Fee Schedules, as have not been paid prior to such date.

(b) Participation Fees. On the Syndication Date, the Borrower will pay to the Administrative Agent for the benefit of each Lender (without duplication) the “Participation Fees” contemplated in the Fee Schedule in the amounts set forth in the Fee Letter.

(c) Commitment Fee. On each Payment Date after the Closing Date, the Borrower will pay to the Administrative Agent for the benefit of, and for the ratable distribution to, the Revolving Credit Lenders and Term Lenders, as the case may be, a fee equal to one-half of one percent (0.50%) per annum (i) on the average daily amount by which the Maximum Revolving Loan Commitment exceeds the Aggregate Revolving Credit Exposure and (ii) on the average daily amount by which the Aggregate Term Loan Commitment exceeds the outstanding principal amount of Term Loans, in each case, during the calendar quarter or portion thereof then ended. All commitment fees will be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable.

(d) LC Fee. On the issuance of any Letter of Credit, and on the amendment or other modification of any Letter of Credit to increase the amount or extend the Expiry Date thereof, the Borrower will pay to the Administrative Agent, for the account of, and for the ratable distribution to, the Revolving Credit Lenders, a fee in an amount equal to fifteen percent of one percent (0.15%) per month on the Stated Amount of such Letter of Credit for the number of months from the date such Letter of Credit is issued until its Expiry Date (the “LC Fee”). Such fee will be computed on the basis of the actual number of days elapsed in a month of 30 days, as pro-rated for any partial month, as applicable.

(e) LC Fronting Fee. Upon the issuance of any Letter of Credit, and on the amendment or other modification of any Letter of Credit to increase the amount or extend the Expiry Date thereof, the Borrower will pay to the Administrative Agent, for the account of, and for distribution to, the LC Fronting Bank, the “LC Fronting Fee” indicated on the Fee Schedules.

(f) LC Negotiation Fee. The Borrower will pay to the Administrative Agent, for the account of, and for distribution to, the LC Fronting Bank, the “LC Negotiation Fees” in the amounts set forth in the Fee Schedules.

(g) Agency Fee. On the Closing Date, and thereafter on each anniversary of the Closing Date, for so long as any Obligation (other than contingent indemnification and expense reimbursement obligations) remains outstanding under this Financing Agreement, the Borrower will pay to the Administrative Agent for its own account a fee equal to Sixty Thousand Dollars ($60,000), which amount will be pro-rated for any partial year, as applicable.

(h) Other Fees. The Borrower agrees to pay to the Administrative Agent for the account of, and for distribution to, the Lenders and the Agents, additional fees in the amounts and at the times from time to time agreed to, and set forth in writing, by the Borrower, the Lenders and the Agents, as the case may be, including pursuant to the Fee Letter.

(i) Payment of Fees. All fees must be paid on the dates due, in immediately available funds. Once paid, none of the fees will be refundable under any circumstances other than with respect to any overpayment do to error in calculation or otherwise.

Section 2.6 Security. The Loans, the Obligations (including in respect of Letters of Credit) and all other amounts payable by the Borrower or any other Person under this Financing Agreement and the other Financing Documents are secured by the Collateral and the Secured Parties are entitled to the benefits of the Security Documents. With respect to the disposition and application of Collateral under the Security Documents, in each case upon the occurrence and during the continuance of an Event of Default and subject to the limitations set forth in the Security Documents and the other Financing Documents:

(a) The Borrower and each Lender hereby agrees that the following categories of Collateral (collectively, the “Revolving Credit Collateral”) will be applied FIRST, to satisfy Revolving Credit Obligations on a ratable basis as among all such Revolving Credit Obligations and SECOND, to satisfy other Obligations on a ratable basis as among all such other Obligations:

(i) Surplus Cash and net margin equity in futures brokerage accounts,

(ii) Eligible Inventory,

(iii) Eligible Accounts,

(iv) goods purchased pursuant to Contractual Obligations supported by Letters of Credit and all property in the LC Fronting Bank’s possession or custody (including property in possession of any Person for the LC Fronting Bank) or in transit to the LC Fronting Bank for any purpose including safekeeping, collection or pledge, and all other property in which, by virtue of the Letters of Credit or the documentation thereof, the LC Fronting Bank has a security interest, including all documents of title, policies or certificates of insurance and other documents (and all accounts, general intangibles, instruments and contract rights arising thereunder or related thereto), accompanying or relative to any LC Disbursements and all other property shipped under or in connection with any Letter of Credit or in any way relative thereto or to any LC Disbursement drawn thereunder (whether or not such documents or property are released to or upon the order of the Borrower in trust or otherwise), and

(v) funds on deposit in the LC Collateral Account, the LC Reimbursement Account or the Revolving Credit Loan Account.

(b) The Borrower and each Lender further agrees that the following categories of Collateral (collectively, the “Term Loan Collateral”) will be applied FIRST, to satisfy Term Loan Obligations on a ratable basis as among all such Term Loan Obligations and SECOND, to satisfy other Obligations on a ratable basis as among all such other Obligations:

(i) all “Collateral”, as such term is defined in the Security Agreement, that does not qualify as Revolving Credit Collateral, including funds on deposit in any Security Account other than those named in Section 2.6(a)(v),

(ii) the “Trust Property” as such term is defined in the Mortgage, and

(iii) as of and following any Security Interest Trigger and until the Sponsor Support Release Date, the “SSA Account Collateral” required under the Sponsor Support Agreement.

(c) The Borrower and each Lender further agrees that all Collateral that does not qualify as Revolving Credit Collateral or Term Loan Collateral will be applied to satisfy, on a ratable basis, all Obligations and any other amounts payable by the Borrower or any other Person under this Financing Agreement and the other Financing Documents.

Section 2.7 Use of Proceeds.

(a) Working Capital Loans. Proceeds of the Working Capital Loans may be used only to (i) pay Qualified Project Expenses, (ii) reimburse LC Disbursements as contemplated in Sections 2.2(c)(iii) or (v), (iii) repay Swingline Loans at maturity as contemplated in Section 2.2(b)(v), and (iv) pay interest, fees and other expenses payable pursuant to Section 2.3, Section 2.5, Section 2.10 and Section 8.11.

(b) Swingline Loans. Proceeds of the Swingline Loans may be used only to (i) pay Qualified Project Expenses, (ii) reimburse LC Disbursements as contemplated in Sections 2.2(c)(iii) or (v), and (iii) pay interest, fees and other expenses payable pursuant to Section 2.3, Section 2.5, Section 2.10 and Section 8.11. Without limiting the foregoing, the Borrower may not use any Swingline Loan to refinance existing Swingline Loans or make Restricted Payments.

(c) Term Loans. Proceeds of the Term Loans may be used only to (i) pay Qualified Project Construction Expenses, (ii) pay interest, fees and other expenses payable pursuant to Section 2.3, Section 2.5, Section 2.10 and Section 8.11, (iii) fund any reserves required or permitted under the Financing Documents and (iv) notwithstanding any other provision in this Financing Agreement to the contrary, to repay, on the first Term Loan Funding Date, the Sponsor in respect of any Qualified Project Construction Expenses previously paid by the Sponsor in excess of the Contributed Capital Amount.

Section 2.8 Repayment of Principal.

(a) Mandatory Repayments.

(i) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the account of the Revolving Credit Lenders the aggregate outstanding principal amount of the Working Capital Loans on the Facility Maturity Date.

(ii) If at any time the Borrowing Base Certificate demonstrates that the Aggregate Revolving Credit Exposure exceeds the Borrowing Base, the Borrower must, concurrently with the delivery of the Borrowing Base Certificate, prepay the Working Capital Loans, Swingline Loans and LC Disbursements, as applicable and on a pro rata basis, to the extent necessary to eliminate such excess. Any such prepayment will be made to the Administrative Agent for the ratable account of each Revolving Credit Lender, including the Swingline Lender.

(iii) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the account of the Swingline Lender the aggregate outstanding principal amount of, and accrued interest in respect of, any Swingline Loans on the maturity dates thereof determined in accordance with Section 2.2(b)(iii), subject to the provisions of Sections 2.2(b)(v) – (viii).

(iv) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for deposit into the Debt Service Account, and for the ratable account of each Term Lender, on each Payment Date, an amount equal to one and one-quarter percent (1.25%) of the aggregate principal amount of the Term Loans then outstanding (each such payment, a “Scheduled Installment”). All payments made pursuant to this Section 2.8(a)(iv) will be applied as partial payments of the principal of the Term Loans. Notwithstanding anything to the contrary in the foregoing, the final Scheduled Installment of the Term Loans, on the Facility Maturity Date, will be an amount that, together with funds then on deposit in the Debt Service Account, is equal to the aggregate principal amount of, and interest in respect of, all Term Loans outstanding on such date.

(v) In addition to the Scheduled Installments, on the First Repayment Date and on each Payment Date thereafter, the Borrower will pay the Cash Sweep Amount to the Administrative Agent for deposit into the Debt Service Account. Any and all Cash Sweep Amounts will be applied against the outstanding balance of the Term Loans in the inverse order of maturity.

(vi) In addition to the Scheduled Installments and the Cash Sweep Amounts, on the ninth (9th) Payment Date after the First Repayment Date, the Borrower must pay the amount necessary to reach the Eighth Target Balance Amount to the Administrative Agent for deposit into the Debt Service Account.

(vii) All Net Cash Proceeds received by the Borrower, or any Affiliate of the Borrower, as a result of (A) any amendment or termination of any Project Document if the Net Cash Proceeds therefrom are not used for Qualified Project Expenses or (B) the sale of any asset of the Borrower (other than the sales permitted by Section 5.2(b), the proceeds of which will be applied in accordance with Section 5.2(b)) will be paid within two (2) Business Days to the Administrative Agent and applied as prepayments of the Loans on a pro rata basis together with any prepayment fee required pursuant to Section 2.8(c).

(viii) The Borrower must immediately prepay in full all Loans and all other amounts then outstanding under the Financing Documents together with any prepayment fee required pursuant to Section 2.8(c), within one (1) Business Day of the occurrence of any of the following events or circumstances:

(A) in the event that substantially all of the fixtures, buildings and other property included in the Project are completely destroyed by casualty or are condemned, or in the event that Net Insurance Proceeds (together with such other funds as may be available to the Borrower for the purposes of repairing the Project) are insufficient in the reasonable judgment of the Administrative Agent to pay for the repair of any such casualty to the Project substantially to the pre-casualty condition of the Project prior to the expiration of the benefits of any business interruption insurance; or

(B) in the event that (i) any of the interests of the Borrower in the Project (including, prior to the first Term Loan Funding Date, the interests of the Borrower in the Pre-Completion Documents) are sold or otherwise transferred, (ii) all or any part of Pledgor’s membership interest in the Borrower is sold or otherwise transferred, without the transferee thereof pledging such transferred membership interests pursuant to documents substantially similar to the Pledge Agreement and otherwise reasonably satisfactory to the Administrative Agent or (iii) a Change in Control of the Borrower occurs, in any case without the Majority Lenders’ prior written consent; or

(C) in the event that the first Term Loan Funding Date has not occurred on or prior to the date that is one hundred five (105) days after the Closing Date (in which case the Borrower will pay to the Administrative Agent for the benefit of the Lenders the prepayment fee calculated in accordance with Section 2.8(c), if any); or

(D) in the event that Completion has not been reached on or before the Completion Deadline.

(ix) If Restricted Payments have not been allowed to be made for twelve consecutive months, then any and all monies held in the Distribution Reserve Account will be applied as a prepayment of the Term Loans and, if all Term Loans have been repaid in full, then such monies will be applied as a prepayment of the Revolving Loans on a pro rata basis.

(b) Optional Prepayments. The Borrower may, on any Payment Date after the first anniversary of the first Term Loan Funding Date, after having given the Administrative Agent at least thirty (30) days’ prior irrevocable notice, prepay in full or in part the Loans and all other amounts then outstanding under the Financing Documents. Any such prepayments must be in a minimum amount of Ten Million Dollars ($10,000,000) and in integral amounts of One Million Dollars ($1,000,000) in excess thereof, or, if the aggregate principal amount of all Loans then outstanding is less than such minimum amount, the aggregate principal amount of all Loans then outstanding. In connection with any such prepayment, the Borrower will pay to the Administrative Agent for the benefit of the Lenders the prepayment fee calculated in accordance with Section 2.8(c), if any.

(c) Prepayment Fee. In connection with any prepayment or repayment of the Term Loans (other than Scheduled Installments) prior to the eighteen (18) month anniversary of the first Term Loan Funding Date, the Borrower will pay to the Administrative Agent for the benefit of the Lenders a prepayment fee in the amount of one percent (1%) of the prepaid principal amount of such Term Loans, as liquidated damages and compensation for the costs of the Administrative Agent and the Lenders.

Section 2.9 Payments.

(a) Method of Payment.

(i) All payments by the Borrower or any other Person under any Financing Document will be made in immediately available funds in U.S. Dollars to the Administrative Agent at its main office in New York, New York, for its account or for the accounts of the Lenders, as the case may be. All such payments must be received no later than 1:00 p.m., New York City time on the date due and must be made in full without defense, set-off or counterclaim of any kind and without any requirement of presentment, notice or demand. If any such payment is made by the Borrower after such time, such payment will be deemed to have been made on the next Business Day. Subject to the provisions of Section 2.3(b), whenever any payment to be made hereunder or under any other Financing Document is stated to be due on a day that is not a Business Day, the due date of such payment will be accelerated to the immediately preceding Business Day and such reduction in time will be included in the computation of such payment.

(ii) Notwithstanding the provisions of Section 2.9(a)(i) to the contrary, from the entry in force of the Disbursement Agreement and for so long as such Disbursement Agreement remains in full force and effect and provided, that sufficient funds are available for application in accordance with the terms and conditions hereof and thereof, the Borrower authorizes and consents to make, and the Administrative Agent and the Lenders agree to receive, any and all payments required to be made hereunder through operation of the relevant provisions of the Disbursement Agreement.

(b) Application of Payments. Subject to the provisions of the Disbursement Agreement (from and after its entry into force) and except to the extent expressly provided otherwise in this Financing Agreement or in any other Financing Document then in force, all payments received by any Agent and any Lender hereunder will be applied in the following order of priority:

(i) FIRST, to the payment of all accrued interest on the Term Loans and Revolving Credit Loans on a pro rata basis;

(ii) SECOND, to the payment or reimbursement of any and all costs, expenses, Taxes and other amounts payable pursuant to Section 2.10, Section 8.11 and Section 8.12;

(iii) THIRD, to the payment of all fees payable pursuant to Section 2.5;

(iv) FOURTH, to the payment of principal of the Term Loans in the inverse order of maturity;

(v) FIFTH, to the payment of principal of Working Capital Loans, Swingline Loans and unpaid LC Disbursements, pro rata among all such Revolving Credit Loans; and

(vi) SIXTH, to the payment or reimbursement of all other amounts due to any Agent or any Lender under this Financing Agreement or any other Financing Document.

Subject to the Disbursement Agreement (from and after its entry into force) and to the full funding of the LC Collateral Account (whether before and after the Disbursement Agreement is in force), remaining amounts will be returned to the Borrower. All payments applied to interest on or principal of any Loan will be paid by the Administrative Agent to the Lenders in proportion to their respective Pro Rata Shares of the applicable Loans. All payments applied to any other category of obligation set forth above will be paid to the various payees within such category in proportion to the respective amounts due to them.

Section 2.10 Increased Costs and Unavailability.

(a) Taxes.

(i) All payments made by the Borrower or any other Person under the Financing Documents will be made free and clear of, and without deduction or withholding for, any present or future Tax, and the Borrower will pay, either directly (with respect to Taxes of which the Borrower has independent knowledge) or through reimbursement pursuant to Section 2.10(a)(ii), all Taxes (other than Lender Income Taxes) in respect of payments under the Financing Documents or from the execution or delivery or otherwise with respect to any Financing Document (collectively, “Reimbursable Taxes”), and all costs and liabilities incurred by the Administrative Agent and the Lenders incurring such Reimbursable Taxes (each, an “Affected Party”) in connection therewith.

(ii) The Borrower will reimburse each Affected Party, on demand given pursuant to Section 2.10(g)(i), for any Reimbursable Tax paid by such Affected Party on an after-tax basis so that such Affected Party (A) receives the full amount payable to it under the Financing Documents and (B) is made whole after taking into account all income taxes it will owe on the reimbursement payment (assuming that such payment is subject to taxation at the highest marginal rate applicable to such Affected Party). Each Affected Party will have the absolute right to arrange its tax affairs in whatever manner it deems appropriate and no Affected Party will be obligated to claim any particular deduction, credit or other benefit.

(iii) If the Borrower is prohibited or prevented (by Law or otherwise) from making any payment to an Affected Party required under Section 2.10(a)(ii), then the amount of the payment due to such Affected Party under the Financing Documents will be increased by the amount necessary to ensure that such Affected Party will receive the full amount payable to it under the Financing Documents.

(iv) Within thirty (30) days after the date on which any Reimbursable Tax (of which the Borrower has independent knowledge or has become aware by a notice from an Affected Party delivered in accordance with Section 2.10(g)(i)) is due, the Borrower will furnish to the applicable Affected Parties official receipts or notarized copies thereof evidencing payment of such Reimbursable Tax.

(v) The Administrative Agent and each of the Lenders agree to deliver to the Borrower all forms and documents necessary to establish any exemption from withholding for Taxes to which it is entitled. Any Person that becomes the successor holder of a Note will deliver the forms and documents required under this Section 2.10(a)(v). The Borrower will not be required to pay any Tax that would not have been payable but for the failure of any Lender or other Person to deliver the forms and documents required under this Section 2.10(a)(v).

(vi) To the extent applicable, each Lender that is not a United States Person (a “Non-U.S. Lender”), will deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender. Each Non-U.S. Lender will deliver such forms on or before the date it becomes a party to this Financing

Agreement. In addition, each Non-U.S. Lender will deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender will promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(b) Capital Adequacy, Reserve Requirements. If a Lender determines that any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance with any directive, guideline or request from any Government Instrumentality effective after the Closing Date (whether or not having the force of Law) has the effect of (i) requiring an increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender or (ii) imposing or modifying any reserve, special deposit, compulsory loan or similar requirement relating to any loan, extension of credit or other asset of, or any deposit with or other liability of, such Lender, and such Lender determines that such increase, imposition or modification is based, in whole or in part, upon its obligations hereunder, then upon notice from time to time by such Lender to the Borrower, the Borrower will within three (3) Business Days after such demand either (x) pay to such Lender the amount necessary to preserve the return on equity originally anticipated to be realized by such Lender as a result of the Loans made hereunder or (y) prepay the Loans made by such Lender in the aggregate amount necessary to prevent such Lender from being subject to such increase, imposition or modification. Any prepayment pursuant to this Section 2.10(b) will not cause the Borrower to owe a prepayment fee pursuant to Section 2.8(c) or otherwise, but such prepayment will be applied to the Lenders entitled thereto to the respective amounts due to them in the manner provided in Section 2.9(b).

(c) Increased Costs. The Borrower will pay to each Lender, within three (3) Business Days after demand, such amounts as such Lender from time to time determines to be necessary to compensate such Lender for any cost incurred by it or any reduction in the amount received or receivable by it under the Financing Documents resulting from any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance with any directive, guideline or request from any Government Instrumentality effective after the Closing Date (whether or not having the force of Law) that:

(i) subjects such Lender to any Tax (other than Lender Income Taxes) or changes the basis of taxation of any amount payable to such Lender under the Financing Documents (other than with respect to Lender Income Taxes); or

(ii) imposes any other cost or condition affecting the cost of making a Loan or maintaining a Commitment, including any reserve requirements; provided, that the Borrower’s obligation under this Section 2.10(c) will not affect the obligations of the Affected Parties under Sections 2.10(g)(ii) and (iii).

(d) Funding Losses. The Borrower will compensate each Lender, within three (3) Business Days after demand, for any out-of-pocket loss, cost or liability (including interest paid by such Lender on funds borrowed to make, continue or convert a Loan, and losses sustained in liquidating deposits or Eurodollar Loans but excluding any consequential damages or losses) incurred as a result of:

(i) repayment (including repayment due to acceleration) of a Loan on a date other than (A) the last day of an Interest Period, (B) the Facility Maturity Date, (C) the scheduled due date of a Swingline Loan or LC Disbursement or (D) the Expiry Date of the relevant Letter of Credit, as applicable;

(ii) failure of the Borrower to borrow a Loan in accordance with a Notice of Borrowing delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable condition or otherwise); or

(iii) failure of the Borrower to repay a Loan when due (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise) or on the date specified therefor in a notice delivered pursuant to Section 2.8(b).

(e) Unavailability. In the event that, on or before any Interest Period, the Administrative Agent determines that:

(i) U.S. Dollar deposits are not being generally offered in the London interbank market;

(ii) adequate and fair means do not exist for ascertaining interest rates by reference to LIBOR;

(iii) the rates of interest for Eurodollar Loans do not adequately and fairly reflect the cost to any Lender of making or maintaining such Loans; or

(iv) any Lender no longer provides Eurodollar Loans to any of its borrowers;

then the Administrative Agent will give prompt notice of such fact to the Borrower and the Borrower and the Administrative Agent will promptly enter into good-faith discussions to determine an alternate reference interest rate and margin that will as nearly as possible duplicate the economic terms of this Financing Agreement and the monetary benefit to the Lenders of the Loans made and to be made by the Lenders hereunder. If the Borrower and the Administrative Agent are unable to agree on an alternate reference interest rate and margin acceptable to the Administrative Agent in its sole discretion, then the Loans will bear interest at the Base Rate plus the Applicable Margin or at a lower alternate reference rate and margin acceptable to the Administrative Agent and the Lenders in their sole discretion. Any Eurodollar Loans outstanding at the commencement of any such suspension will be converted at the end of the then current Interest Period for such Loans into Base Rate Loans, as applicable, unless such suspension has then ended.

(f) Illegality. If a Lender determines that any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance by such Lender with any directive, guideline or request (whether or not having the force of Law) of any Government Instrumentality effective after the Closing Date makes it unlawful or impossible for such Lender to fund or maintain any Eurodollar Loan, then upon notice to the Borrower by such Lender the obligation of such Lender to fund Eurodollar Loans will be suspended. In addition, the outstanding principal amount of such Lender’s portion of all Eurodollar Loans, together with interest accrued thereon and all other amounts payable with respect thereto, will either be (i) converted into a Base Rate Loan at the end of the next applicable Interest Period or immediately if such Lender determines that immediate conversion is required or (ii) repaid immediately if conversion to a Base Rate Loan is illegal. In the event of a repayment of a Eurodollar Loan or conversion of a Eurodollar Loan into a Base Rate Loan pursuant to this Section 2.10(f) prior to the end of its Interest Period, the Borrower will compensate the Lenders for all losses, costs and liabilities described in Section 2.10(d). Any prepayment pursuant to this Section 2.10(f) will not cause the Borrower to owe a prepayment fee pursuant to Section 2.8(c) or otherwise and such prepayment will be applied in the manner provided in Section 2.9(b). Notwithstanding the foregoing, prior to demanding prepayment of a Eurodollar Loan or conversion of a Eurodollar Loan into a Base Rate Loan pursuant to this Section 2.10(f), each Lender affected by the conditions described in this Section 2.10(f) agrees to work in good faith with the Borrower to restructure the Obligations owed to such Lender under this Financing Agreement in such a manner as to preserve such Lender’s economic return and to eliminate or minimize the need for a Eurodollar Loan to be prepaid.

(g) Notice and Mitigation.

(i) Upon the occurrence of an event that entitles an Affected Party to compensation, reimbursement or indemnification pursuant to this Section 2.10, such Affected Party will give the Borrower prompt notice of such event and, if applicable, the date compliance with this Section 2.10 is required.

(ii) Except as specifically provided in this Section 2.10, each Affected Party will take reasonable measures to avoid the need for, or reduce the amount of, compensation, reimbursement or indemnification pursuant to this Section 2.10, including designating an alternate lending office with respect to its Eurodollar Loans; provided, that no Affected Party will be required to take any measure that, in its reasonable judgment, would be materially disadvantageous to it or inconsistent with its legal and regulatory position.

(iii) If any Tax or other charge of a type not generally imposed on lenders making loans of the types contemplated by this Financing Agreement is imposed on payments to any Lender and the Borrower is obligated hereunder to compensate such Lender for such Tax or other charge, the Borrower may, within ten (10) Business Days after receipt of notice of such Tax or other charge, request that such Lender assign its portion of the affected Loan or Loans to another Person reasonably acceptable to the Administrative Agent and such Lender, and such Lender will use reasonable efforts to negotiate such an assignment.

(iv) If any Lender makes any demand for compensation with respect to Eurodollar Loans because (i) it is unlawful for such Lender to make Eurodollar Loans or (ii) there is an increased cost or an increased capital requirement for such Lender, then the Borrower may, on three (3) Business Day’s prior written notice to such Lender through the Administrative Agent, elect to convert such Eurodollar Loan to a Base Rate Loan and thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to the notice no longer apply, all such Loans by such Lender will bear interest at the Interest Rate for Base Rate Loans, notwithstanding prior election by the Borrower to the contrary. If the Borrower receives a notice from or on behalf of such Lender that the circumstances giving rise to the first notice no longer apply, the Borrower will have the right to convert all such Base Rate Loans to Eurodollar Loans by providing notice at least three (3) Business Days prior to such conversion.

(h) Survival. The obligations of the Borrower under this Section 2.10 will survive the termination of this Financing Agreement and the repayment of the Obligations.

Section 2.11 Termination or Reduction of Commitments.

(a) Any unused Term Loan Commitments will be automatically and permanently terminated at the end of the Term Loan Availability Period, in each case after giving effect to all Term Loans, if any, to be made on such day.

(b) The Commitments will be automatically and permanently terminated in full if the first Term Loan Funding Date has not occurred on or prior to the date that is one hundred five (105) days after the Closing Date.

(c) Any unused Commitments will be terminated upon the occurrence of an Event of Default if required pursuant to Section 6.2 in accordance with the terms thereof.

(d) Any unused Working Capital Loan Commitments, Swingline Loan Commitments or LC Commitments will be automatically and permanently terminated in full on the Facility Maturity Date.

(e) Any unused Revolving Credit Commitments may be terminated or reduced, in whole or in part by the Borrower upon no less than five (5) Business Days’ prior written notice to the Administrative Agent; provided, that, after any such termination or reduction, the Borrower’s Working Capital is equal to or greater than the Working Capital Required Amount; provided, further, that any such termination or reduction reduces the Aggregate Revolving Credit Commitment by an amount of Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof.

Section 2.12 Interest Rate Protection.

(a) The Borrower will, no later than thirty (30) Business Days after the first Term Loan Funding Date, enter into an Interest Rate Hedge Agreement, the intent of which is to protect the Borrower against increases in variable interest rates, solely with one or more Interest Rate Hedge Provider(s) each of whom is a Lender, which Interest Rate Hedge Agreement must be in form and substance satisfactory to the Borrower and the Administrative Agent, and the hedging transactions thereunder must have an aggregate notional amount corresponding to at least fifty percent (50%) of the Scheduled Installments, calculated based on the assumption that 100% of the Aggregate Term Loan Commitment is funded on the first Term Loan Funding Date.

(b) The obligations of the Borrower under the Interest Rate Hedge Agreement will be and hereby are secured by the Security Documents, will rank pari passu with the obligations of the Borrower under the Loans, and, with respect to the allocation of Collateral, will be treated as if they were Term Loan Obligations.

(c) The Borrower will pay all reasonable and reasonably-documented costs, fees and expenses incurred by the Interest Rate Hedge Provider(s), the Administrative Agent and the other Lenders in connection with the Interest Rate Hedge Agreement, including any reasonable and reasonably-documented costs, fees, breakage costs or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of such Interest Rate Hedge Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Syndication Date. The obligation of the Lenders to make available their respective Commitments reflected in Schedule A to this Financing Agreement is subject to the satisfaction or waiver of each of the following conditions precedent:

(a) By executing signature pages documenting their accession to this Financing Agreement, and the consequent updating of Schedule A, Term Lenders have made Term Loan Commitments, that, in the aggregate, are equal to 100% of the Aggregate Term Loan Commitment and Revolving Credit Lenders have made Revolving Credit Commitments that, in the aggregate, are equal to 100% of the Aggregate Revolving Credit Commitment as would be in effect on and after the Syndication Date.

(b) The Administrative Agent has received each of the following, in each case in form and substance satisfactory to the Administrative Agent, including, in the case of Documents received by the Administrative Agent on or prior to the Closing Date, appropriate amendments, restatements, modifications or supplements to such Documents:

(i) the Security Agreement, the Financing Statement(s) related thereto and the Existing LC Collateral Account Agreement, executed and delivered by each of the parties thereto;

(ii) certified copies of:

(A) the Organizational Documents of each of the Borrower, the Sponsor and Services;

(B) certificates of good standing with respect to each of the Borrower, the Sponsor and Services, in each case, dated no earlier than seven (7) Business Days before the Syndication Date and with respect to the Borrower including a historical record of state filings by the Borrower; and

(C) incumbency certificates for the signatories of each of the Borrower, the Sponsor and Services and resolutions of each such Person approving the Pre-Completion Documents, Project Documents and Financing Documents to which such Person is or will be a party as of the Syndication Date and the transactions contemplated thereby;

(iii) a certificate of an appropriate officer of each of the Borrower, the Sponsor and Services certifying that:

(A) all Pre-Completion Documents and Project Documents executed by such Imperium Party as of the Syndication Date are in full force and effect, such Imperium Party and, to the Knowledge of such Imperium Party, the Pre-Completion Parties and Project Parties, are in compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or the passage of time or both) has occurred and is continuing under any such Document except as would not reasonably be expected to result in a Material Adverse Effect;

(B) all representations and warranties of such Imperium Party contained in the Financing Documents, and, with respect to the Sponsor and Services, the Imperium Assignment Agreement, to which it is a party are true, correct and complete;

(C) no act, event or circumstance has occurred with respect to the Project or such Imperium Party or, to the Knowledge of such Imperium Party, any Pre-Completion Party or Project Party, which has had or would reasonably be expected to result in a Material Adverse Effect;

(D) all financial statements and information relating to such Imperium Party provided to the Administrative Agent, taken as a whole, are true, correct and complete in all material respects, and the balance sheets therein fairly present the consolidated financial position of the Persons to which they relate as of the date indicated and were prepared in accordance with GAAP except as specifically noted therein and except, in the case of quarterly financial statements, for the absence of footnotes and immaterial year-end audit adjustments; and

(E) no change in the condition, financial or otherwise, or operations of such Imperium Party that would reasonably be expected to result in a Material Adverse Effect has occurred since March 31, 2007, and the financial statements (including any notes thereto) provided to the Administrative Agent disclose all material liabilities, contingent or otherwise, of such Person;

(iv) such legal opinions of Counsel to the Borrower, the Sponsor and Services as the Administrative Agent may reasonably request;

(v) a Borrowing Base Certificate of the Borrower as of the Syndication Date;

(vi) judgment lien, tax lien and UCC searches, and such other searches of the records of Government Instrumentalities as the Administrative Agent may reasonably require, performed with respect to each of the Borrower, the Sponsor and Services;

(vii) to the extent not previously received by the Administrative Agent, certified copies of the Pre-Completion Documents and such Project Documents as are in effect on the Syndication Date, including the Imperium Assignment Agreement and the IRI Guaranty, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) to the extent not previously received by the Administrative Agent, copies of any Required Approvals set forth on Schedule X-5 that have been obtained on or prior to the Syndication Date by or on behalf of the Borrower;

(ix) such documentation and information reasonably requested by the Administrative Agent (including the names and addresses of the Sponsor, Services and the Borrower) for the Administrative Agent and the Lenders to identify each such Imperium Party in accordance with the requirements of the Patriot Act (including “know your customer” and similar regulations thereunder); and

(x) such other assurances, instruments or undertakings as any of the Agents may reasonably request.

(c) Since March 31, 2007, no act, event or circumstance has occurred with respect to the Project, any Imperium Party or, to the Borrower’s Knowledge, any Pre-Completion Party or Project Party that has had or would reasonably be expected to result in a Material Adverse Effect.

(d) All Taxes required to be paid by the Borrower and all fees and expenses required to be paid to Secured Parties by the Borrower or pursuant to Section 8.11 on or before the Syndication Date have been paid.

(e) All representations and warranties of the Imperium Parties contained in any Financing Documents executed on or prior to the Syndication Date are true, correct and complete.

(f) All Financing Documents, Pre-Completion Documents and Project Documents executed by any Imperium Party as of the Syndication Date are in full force and effect, such Imperium Parties and, to the Borrower’s Knowledge, the Pre-Completion Parties and Project Parties, are in compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or the passage of time or both) has occurred and is continuing under any such Document except (solely with respect to Pre-Completion Documents and Project Documents) as would not reasonably be expected to result in a Material Adverse Effect;

(g) There is no pending or, to the Borrower’s Knowledge, threatened Claim before any Government Instrumentality involving or affecting the Borrower or its properties or assets or, to the Borrower’s Knowledge and solely with respect to the Pre-Completion Business or the Project, any Pre-Completion Party or Project Party or any of their respective properties or assets, which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

(h) No order, judgment or decree of any Government Instrumentality enjoins or restrains the Administrative Agent or any Lender from entering into and performing its obligations under this Financing Agreement.

(i) Insurance providing all-risks coverage for Approved Feedstock, Pure Biodiesel and other Products purchased or produced by the Borrower in connection with the Pre-Completion Business or the Project, has been obtained and is in full force and effect and is not subject to cancellation on less than thirty (30) days’ notice (except to the extent cancellable on ten (10) days’ notice for non-payment of premium) and the Collateral Agent, for the benefit of the Secured Parties, has been endorsed as an additional insured and sole or first loss payee, with a waiver of subrogation permitted in its favor.

(j) A First-Priority security interest in the Collateral described in the Security Agreement and the LC Collateral Account has been created and perfected, and will continue to be perfected, in favor of the Collateral Agent, in all relevant jurisdictions, and there are no Liens on such Collateral other than Permitted Liens.

(k) After giving effect to all transactions to occur on the Syndication Date, the funds in the LC Collateral Account are no less than the LC Required Cash Collateral Amount.

(l) No Imperium Party, Pre-Completion Party or Project Party is the subject of a Bankruptcy Event.

Section 3.2 First Working Capital or Swingline Loan Funding Date. The obligation of the Revolving Credit Lenders to make available the first Working Capital Loan or Swingline Loan is subject to the satisfaction or waiver of each of the following conditions precedent and to the satisfaction of each applicable condition precedent contained in Section 3.5:

(a) All conditions precedent to the Syndication Date have been satisfied, including any such conditions precedent that were waived on the Syndication Date.

(b) The Administrative Agent has received the Swingline Loan Note and the Working Capital Loan Notes in respect of all Revolving Credit Lenders then a party to this Financing Agreement, executed by the Borrower, in form and substance satisfactory to the Administrative Agent.

Section 3.3 Letters of Credit. The obligation of the LC Fronting Bank to issue, amend, renew or extend, and the Revolving Credit Lenders to participate in, Letters of Credit, is subject to the satisfaction or waiver of each of the following conditions precedent and to the satisfaction of each applicable condition precedent contained in Section 3.5:

(a) All conditions precedent to the Syndication Date have been satisfied, including any such conditions precedent that were waived on the Syndication Date.

(b) The Administrative Agent and the LC Fronting Bank have received an LC Application substantially in the form attached as Exhibit 2.2(c)(i) providing information that is reasonably acceptable to the Administrative Agent and the LC Fronting Bank.

(c) The Administrative Agent and the LC Fronting Bank have received such other assurances, instruments or undertakings as they may reasonably request in connection with the Letter of Credit to be issued, amended, renewed or extended.

Section 3.4 First Term Loan Funding Date. The obligation of each Term Lender to make available Term Loans in accordance with Section 2.2(d) is subject to the satisfaction or waiver of each of the following conditions precedent and to the satisfaction or waiver of each applicable condition precedent contained in Section 3.5:

(a) All conditions precedent to the Syndication Date have been satisfied, including any such conditions precedent that were waived on the Syndication Date.

(b) The Administrative Agent has received, to the extent not already provided, each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) each Financing Document listed on Schedule X-4 executed and delivered by each of the parties thereto, together with completed schedules to this Financing Agreement and other such updates to previously executed Financing Documents as may be reasonably required or agreed by the Administrative Agent;

(ii) certified copies of:

(A) the Organizational Documents of each Imperium Party;

(B) certificates of good standing with respect to each Imperium Party dated no earlier than seven (7) Business Days before the first Term Loan Funding Date (or, with respect to any such Persons for whom certificates were delivered in respect of the Syndication Date, bring down certificates in respect of such Persons); and

(C) incumbency certificates for the signatories of each Imperium Party and resolutions of each Imperium Party, approving the Documents to which any Imperium Party is a party and the transactions contemplated thereby or, in respect of such certificates and resolutions delivered on the Syndication Date, a Secretary’s Certificate certifying that such resolutions have not been amended, modified, supplemented or rescinded and such signatories remain in the offices indicated and remain authorized to execute the Documents of which they are signatories;

(iii) a certificate of an appropriate officer of each Imperium Party, certifying that:

(A) all Documents executed by such Imperium Party on or prior to the first Term Loan Funding Date (including any amendments, modifications or supplements thereto prior to such date) are in full force and effect (except such Documents as have expired in accordance with their terms or as may have been terminated in accordance with this Financing Agreement), such Imperium Party and, to the Knowledge of such Imperium Party, the Pre-Completion Parties and the Project Parties are in material compliance with all covenants and provisions thereof, and no breach, event of default or Event of Default (or any event that would become a breach or event of default, or an Event of Default, with the giving of notice or passage of time or both) has occurred and is continuing under any such Document except, solely with respect to Project Documents other than Major Project Documents, as would not reasonably be expected to result in a Material Adverse Effect;

(B) all representations and warranties of such Imperium Party contained in the Financing Documents to which it is a party are true, correct and complete;

(C) no act, event or circumstance has occurred with respect to the Project or such Imperium Party or, to the Knowledge of such Imperium Party, any Pre-Completion Party or Project Party, which has had or would reasonably be expected to result in a Material Adverse Effect;

(D) all financial statements and information relating to such Imperium Party provided to the Administrative Agent, taken as a whole, are true, correct and complete in all material respects, and each balance sheet fairly presents the financial position of the Imperium Party to which it relates as at the date indicated and was prepared in accordance with GAAP except as specifically noted therein and except, in the case of quarterly financial statements, for the absence of footnotes and immaterial year-end audit adjustments; and

(E) no change in the condition, financial or otherwise, or operations of such Person that would reasonably be expected to result in a Material Adverse Effect has occurred since March 31, 2007, and the financial statements (including any notes thereto) provided to the Administrative Agent disclose all material liabilities, contingent or otherwise, of such Person;

(iv) copies of (A) all Required Approvals set forth on Schedule X-5 that have been received as of such date, to the extent not previously provided to the Administrative Agent, (B) an amendment to the RCL Consent to Assignment received in respect of the Closing Date and (C) the Required Feedstock Documents;

(v) an update to the Sponsor’s Financial Risk Management Policy reflecting such modifications thereto as are acceptable in form and substance to the Administrative Agent;

(vi) certified copies of all Pre-Completion Documents and Project Documents set forth on Schedule X-7, as in effect on the first Term Loan Funding Date, including an amendment and restatement of the RCL Agreement, the Technology License, and updates to the Imperium Assignment Agreement to reflect additional Documents or Approvals to be assigned to the Borrower after the Syndication Date;

(vii) the Construction and Draw Schedule;

(viii) a written report of the Engineer (the “Engineer’s Report”), dated on or within thirty (30) days prior to the first Term Loan Funding Date, reporting favorably on the relevant technical aspects of the Project, including:

(A) existing or potential environmental damage/liability (if any);

(B) the projected availability of the Project;

(C) the Construction Contracts (including any acceptance, completion and performance test criteria contained therein) and each Contractor’s ability to perform its respective obligations to the Borrower;

(D) the Sponsor Support Agreement (including the completion and Performance Test criteria);

(E) the adequacy of owned and licensed technology and owned Equipment for use in the Project;

(F) the cost and expenses of the Operator for servicing the requirements of the Project as intended, including performing operation and maintenance pursuant to the applicable Project Documents, the ability of the Operator to provide such services, the adequacy of such services, and that the provision of such services by the Operator will be sufficient to provide Project availabilities as assumed in the Project Pro Forma;

(G) the Project Pro Forma;

(H) the Borrower’s and the Project’s ability to comply with the requirements of all leases, easements, Required Approvals and Project Documents;

(I) an opinion that the operation and revenues of the Project are reasonably attainable in accordance with the Project Pro Forma;

(J) the ability of the Project as designed and constructed to produce the quantities of Products from the quantities of Approved Feedstock, methanol, natural gas, water, electricity and other feedstock at the costs of production that are assumed in the Project Pro Forma;

(K) the ability of the Borrower to fulfill any applicable requirements, under the Pre-Completion Documents and any other Project Documents, to supply Pure Biodiesel prior to the Completion Date;

(L) the adequacy of utility service to operate the Project at the levels assumed in the Project Pro Forma and required to meet the Performance Test;

(M) the adequacy of access to rail transportation, highway and other land transportation, shipping, terminals and ports to meet the projected requirements under the Project Pro Forma;

(N) the adequacy of the amount required to be deposited into the Major Maintenance Reserve Account to satisfy the projected needs of the Project through the Facility Maturity Date;

(O) analysis supporting the assertions in the certificate required under Section 3.4(b)(ix), including an opinion that Mechanical Completion is reasonably attainable within six (6) months of the Closing Date in accordance with the costs set forth in the Construction Budget; and

(P) any other technical or environmental issues that the Administrative Agent may reasonably request;

(ix) a certificate of the Engineer, dated the first Term Loan Funding Date, in the form of Exhibit 3.4(b)(ix), attaching copies of the Construction Budget and the Construction and Draw Schedule received from the Borrower and certifying that, to the best of its knowledge after due inquiry and review:

(A) based on observations during the Engineer’s site visits and review of the construction records available from the Borrower and the Construction Contractors, the Engineer has no reason to believe that construction of the Project has not been carried out in a manner generally consistent with the requirements of the Plant Construction Contract;

(B) all Required Approvals set forth on Schedule X-5 have been obtained, and the Engineer is not aware of any impediments that would prevent all Required Approvals not yet obtained from being obtained as and when needed in the ordinary course of construction or operation, without any significant cost or materially onerous conditions; and

(C) the Engineer is not aware of any event that has occurred or is anticipated to occur that would cause the Project not to reach Mechanical Completion on or before the six (6) month anniversary of the Closing Date;

(x) the Phase I and Phase II Environmental Audits or other acceptable environmental due diligence of the Site, prepared by the Environmental Consultant and dated not more than ninety (90) days prior to the first Term Loan Funding Date, in form and substance reasonably satisfactory to the Administrative Agent (including the ability of the Administrative Agent to rely on such materials), and identifying no contingent liabilities of the Borrower reasonably deemed material by the Administrative Agent in connection with the release of any Hazardous Substance;

(xi) a pro forma title policy dated as of the first Term Loan Funding Date insuring that the Mortgage perfects a First-Priority Lien on the Borrower’s leasehold interest in the Site securing one hundred percent (100%) of the Commitments without any additional Liens (other than Permitted Liens) (the “Title Policy”), marked “premium paid,” issued subject only to Permitted Liens and containing such modifications to the standard exceptions and affirmative insurance and endorsements as are available in the State of Washington, including access to a public road and mechanic’s lien coverage, as the Administrative Agent may reasonably require;

(xii) an ALTA/ASCM survey of the Site showing all easements, encroachments and other survey matters shown on the Title Policy or otherwise reasonably required by the Administrative Agent, such survey to be dated within thirty (30) days of the first Term Loan Funding Date (or such later date required by the Title Insurer to remove any survey exception in the Title Policy) and otherwise in form and substance reasonably satisfactory to the Administrative Agent, prepared by licensed surveyors reasonably acceptable to the Administrative Agent, and certified in form and substance reasonably satisfactory to the Administrative Agent, with a copy delivered simultaneously to the Title Insurer;

(xiii) a written report of the Insurance Consultant, dated on or within thirty (30) days prior to the first Term Loan Funding Date, confirming compliance by the Borrower, the other Imperium Parties and the Construction Contractors with all requirements relating to Required Insurance contained in this Financing Agreement and attaching binders or certificates of insurance and other documents sufficient to indicate that the Borrower, the other Imperium Parties and the Construction Contractors have obtained all Required Insurance, that all Required Insurance is in full force and effect and is not subject to pending cancellation, and that (A) the Administrative Agent has been named as loss payee with respect to the property insurance and business interruption insurance policies relating to the Project and (B) the Administrative Agent and the Lenders have been named as additional insureds on the general and umbrella liability insurance policies maintained by the Borrower;

(xiv) a written report of the Market Consultant, dated on or within thirty (30) days prior to the first Term Loan Funding Date, commenting favorably on:

(A) the historical and projected availability and price of the Project’s anticipated Approved Feedstock, methanol, other feedstock, natural gas and electrical requirements;

(B) the historical and projected markets and prices for the Products;

(C) the agreements and/or arrangements for the purchase and supply of Pure Biodiesel, Approved Feedstock, methanol, other feedstock, natural gas, electricity and other materials utilized by the Project (including arrangements for the supply of Pure Biodiesel prior to Completion); and

(D) the agreements and/or arrangements for the sale of the Products;

(xv) written confirmation from the Disbursement Agent that the Contributed Capital, if any, that is required to be deposited by or on behalf of the Borrower into the Contributed Capital Construction Account has been so deposited for application in accordance with this Financing Agreement and the Disbursement Agreement;

(xvi) such legal opinions of counsel to the Imperium Parties as the Administrative Agent may reasonably request;

(xvii) the legal opinion of in-house or outside counsel to RCL, regarding due authorization, execution, delivery, validity, enforceability and non-contravention with respect to (A) the RCL Consent to Assignment, (B) the organizational documents of the Borrower or, if RCL has a membership interest in the Pledgor, of the Pledgor, and (C) the Project Documents to which RCL is a party, in each case including the amendments thereto required as of the first Term Loan Funding Date;

(xviii) evidence (to the extent not previously provided) that the Borrower and the Pledgor have appointed the Process Agent to serve as a designated agent to accept service of legal process until the scheduled Facility Maturity Date and that the Process Agent has accepted such appointment;

(xix) audited financial statements of the Sponsor and unaudited financial statements of the Borrower, Services and the Pledgor for the fiscal year ended December 31, 2006 and unaudited financial statements of each such Imperium Party for the quarter ended March 31, 2007, and all subsequent quarterly financial statements, if any, available on the first Term Loan Funding Date, in each case, to the extent not previously provided to the Administrative Agent, and pro forma balance sheet of the Sponsor and the Pro Forma Balance Sheet of the Borrower as of the first Term Loan Funding Date;

(xx) the Project Pro Forma incorporating, to the Administrative Agent’s reasonable satisfaction, the results of the Administrative Agent’s due diligence based on information provided by the Borrower, the reports of the Lenders’ Counsel, the Engineer and other consultants and the terms and conditions imposed by the Project Documents, showing annual Net Operating Cash for the ten years following the first Term Loan Funding Date and available for debt service on the Term Loans sufficient (in the Administrative Agent’s sole determination) to produce an average Debt Service Coverage Ratio, measured on a calendar year basis from the First Repayment Date through the Facility Maturity Date of at least 1.25 to 1.0 and for the Borrower to comply with the financial covenants of this Financing Agreement, including maintenance of the Working Capital Required Amount and of the minimum Tangible Net Worth set forth in Section 5.1(r); and

(xxi) such other assurances, instruments or undertakings as the Administrative Agent may reasonably request.

(c) The Technology License has been duly executed and delivered, constitutes a legal, valid and binding agreement enforceable against the Sponsor in accordance with its terms, and provides a license for all Intellectual Property owned by the Sponsor that is used in or necessary for the Borrower to own and operate the Project and to carry out the Borrower’s business materially in accordance with the Project Pro Forma.

(d) The Borrower’s operating agreement has been amended to the satisfaction of the Administrative Agent, including with respect to bankruptcy-remote and separateness provisions.

(e) Phase I (as defined in the Plant Construction Contract) has been completed and full commencement of Phases II and IV (as defined in the Plant Construction Contract) has occurred.

(f) The Commodity Management Plan has been approved by the Administrative Agent.

(g) Since March 31, 2007, no act, event or circumstance has occurred with respect to the Project, any Imperium Party or, to the Borrower’s Knowledge, any Pre-Completion Party or Project Party which has had or would reasonably be expected to result in a Material Adverse Effect.

(h) The Project Documents executed by the Borrower on or prior to the first Term Loan Funding Date or to which the Borrower is otherwise a party include all agreements required for the development, construction, ownership and operation of the Project, other than those agreements that the Administrative Agent does not require to be in place on the first Term Loan Funding Date and that the Administrative Agent is reasonably satisfied, on the basis of evidence provided by the Borrower, will be obtainable and entered into in the ordinary course of business prior to the time required, and such Project Documents conform in all material respects with the Project Pro Forma and are sufficient to permit the Project to operate in a manner that will not violate the Required Approvals or the manufacturer’s normal operating parameters and such that the Project will be able to achieve the financial results projected in the Project Pro Forma.

(i) All Required Approvals necessary for the construction and operation of the Project and the performance by the Borrower and the Project Parties of all of their obligations under the Project Documents in effect on the first Term Loan Funding Date have been obtained and are listed on Schedule X-5, except for those that are obtainable only at a later stage and which the Administrative Agent is reasonably satisfied, on the basis of evidence provided by the Borrower, will be obtainable in the ordinary course of business without any significant cost or onerous conditions prior to the time required, and all obtained Required Approvals are in full force and effect, not subject to any materially onerous or unusual conditions and are reasonably satisfactory to the Administrative Agent.

(j) All Required Insurance has been obtained and is in full force and effect and is not subject to cancellation on less than thirty (30) days’ notice (except to the extent cancellable on ten (10) days’ notice for non-payment of premium) and the Administrative Agent, for the benefit of the Secured Parties, has been endorsed as an additional insured and sole or first loss payee, with a waiver of subrogation permitted in their favor. No Person other than the Borrower, the Administrative Agent and the Lenders has any right or interest in, to or under any Required Insurance other than pursuant to the Pre-Completion Documents and Project Documents except such umbrella policies covering the Borrower and its Affiliates as have been disclosed in writing to the Administrative Agent and are reasonably acceptable to the Administrative Agent based on consultation with the Insurance Consultant.

(k) A First-Priority security interest in the Collateral has been created and perfected, and will continue to be perfected, in favor of the Collateral Agent in all relevant jurisdictions, and there are no Liens on the Collateral other than Permitted Liens. The Administrative Agent has received all items of Collateral in which a security interest is perfected by possession, including the certificates evidencing all of the membership interests in the Borrower held by the Pledgor and the related transfer powers.

(l) Each of the Project Documents pertaining to the Site (or memoranda thereof), the Mortgage and the Financing Statements have been duly recorded, published, registered and filed (or arrangements for such recording, publishing, registering and filing have been made), in such manner and in such places as are necessary or appropriate to publish notice thereof and to protect the validity and effectiveness thereof and to establish, create, perfect, preserve and protect the rights of the parties thereto and their respective successors and assigns, and all Taxes, fees and other charges in connection with such recording, publishing, registration and filing of such Project Documents or any memoranda thereof, the Mortgage and the Financing Statements have been paid, or caused to be paid, by the Borrower.

(m) All Documents executed by or on behalf of the Borrower on or prior to the first Term Loan Funding Date (including any amendments, modifications or supplements thereto prior to such date) are in full force and effect (except such Documents as have expired in accordance with their terms or as may have been terminated in accordance with this Financing Agreement), the Borrower and to the Borrower’s Knowledge, the Pre-Completion Parties and the Project Parties, as applicable, are in full compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document except, solely with respect to Project Documents that are not Major Project Documents, as would not reasonably be expected to result in a Material Adverse Effect.

(n) All representations and warranties of the Imperium Parties contained in the Financing Documents to which each is a party are true, correct and complete.

(o) No act, event or circumstance has occurred with respect to the Project, any Imperium Party, any Pre-Completion Party, any Project Party or otherwise, including any amendment or any proposed amendment to permitting, licensing or other regulatory requirements or any Project Document or Pre-Completion Document, which has had or would reasonably be expected to result in a Material Adverse Effect.

(p) There is no pending or, to the Borrower’s Knowledge, threatened Claim before any Government Instrumentality involving or affecting the Project, the Borrower or its properties or assets or, to the Borrower’s Knowledge and solely with respect to the Pre-Completion Business or the Project, any Pre-Completion Party or Project Party or any of their respective properties or assets, which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

(q) The Project has not suffered a material Loss (unless such Loss has been remedied to the reasonable satisfaction of the Administrative Agent) and no material portion of the Project is subject to pending or, to the Borrower’s Knowledge, threatened condemnation or appropriation proceedings.

(r) No order, judgment or decree of any Government Instrumentality enjoins or restrains any Lender from making the requested Loans or the LC Fronting Bank from issuing the Letters of Credit.

(s) All Taxes required to be paid by the Borrower and all fees and expenses required to be paid to Secured Parties by the Borrower or pursuant to Section 8.11 on or before the first Term Loan Funding Date have been paid.

(t) The Sponsor Support Reserve Account is fully funded.

(u) The Disbursement Agreement has been executed and delivered by the Borrower and all deposits required to be made to the Accounts pursuant to the Disbursement Agreement have been made or will be made from the Loans advanced on such date.

(v) The conditions in this Section 3.4 have been satisfied on or prior to the date that one hundred five (105) days after the Closing Date.

Section 3.5 Each Funding Date. The obligations of the Lenders to make available Loans on any Funding Date (including the first Funding Date for any Loan) and the obligation of the LC Fronting Bank to issue, and the Revolving Credit Lenders to participate in, Letters of Credit are subject to the satisfaction or waiver of each of the following conditions precedent:

(a) As of any Funding Date other than a Funding Date that is only a LC Disbursement Date, the Administrative Agent has received a Notice of Borrowing with all attachments thereto, sent in compliance with Section 2.2(e) and executed by the Borrower.

(b) The funds in the LC Collateral Account are no less than the LC Required Cash Collateral Amount.

(c) As of any Funding Date as to which the conditions precedent set forth in Sections 3.2 and 3.4 are not applicable, and any date on which a Letter of Credit is issued, amended, renewed or extended, the Administrative Agent has received a Borrowing Base Certificate, executed by the Borrower, together with supporting schedules, in each case, in form and substance satisfactory to the Administrative Agent.

(d) As of any Funding Date and any date on which a Letter of Credit is issued, amended, renewed or extended, each applicable representation and warranty set forth in

Article IV is true and correct in all material respects as if made on such date, unless such representation or warranty relates solely to an earlier date, in which case as of such earlier date.

(e) As of any Funding Date and any date on which a Letter of Credit is issued, amended, renewed or extended, no Event of Default or Default has occurred and is continuing or will result from the funding of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.

(f) As of any Funding Date and any date on which a Letter of Credit is issued, amended, renewed or extended, all Documents executed by or on behalf of the Borrower on or prior to such date (including any amendments, modifications or supplements thereto prior to such date) are in full force and effect (except such Documents as have expired in accordance with their terms or as may have been terminated in accordance with this Financing Agreement), the Borrower and to the Borrower’s Knowledge, the Pre-Completion Parties and the Project Parties, as applicable, are in full compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document except, solely with respect to Project Documents that are not Major Project Documents, as would not reasonably be expected to result in a Material Adverse Effect.

(g) As of any Funding Date and any date on which a Letter of Credit is issued, amended, renewed or extended, (i) no preliminary or permanent order has been issued that limits the Borrower’s ability to use any Intellectual Property then used in, then planned to be used in, or necessary for the construction, ownership and operation of the Project and the current and proposed conduct of the Borrower’s business (including the Pre-Completion Business) if such limit results in or would reasonably be expected to result in a Material Adverse Effect and (ii) no Claim has been filed before a Government Instrumentality and has remained undismissed or undischarged for a period of thirty (30) days and, to the Borrower’s Knowledge, no Claim is threatened, that if resolved unfavorably, would so limit the Borrower’s ability to use any Intellectual Property in a manner that would reasonably be expected to result in a Material Adverse Effect.

(h) As of any Funding Date and any date on which a Letter of Credit is issued, amended, renewed or extended, no event or circumstance having a Material Adverse Effect has occurred and is continuing (unless such event or circumstance has been waived by the Administrative Agent, with the consent of the Majority Lenders).

(i) As of any Funding Date and any other date on which a Letter of Credit is issued, amended, renewed or extended, (i) no Imperium Party, Pre-Completion Party or Major Project Party is the subject of a Bankruptcy Event and (ii) no other Project Party is the subject of a Bankruptcy Event that would reasonably be expected to result in a Material Adverse Effect.

(j) As of any Term Loan Funding Date after the first Term Loan Funding Date, the Administrative Agent has received a certificate of the Engineer, substantially in the form of Exhibit 3.5(j), dated the applicable Term Loan Funding Date, certifying that (i) based on observations during the Engineer’s site visits and review of the construction records available from the Borrower and the Construction Contractors, the Engineer has no reason to believe that construction of the Project has not been carried out in a manner generally consistent with the requirements of the Plant Construction Contract and (ii) the Engineer is not aware of any event that has occurred or is anticipated to occur that would cause the Project not to reach Mechanical Completion on or before the six (6) month anniversary of the Closing Date.

Section 3.6 Withdrawals from the Security Accounts. The obligation of the Disbursement Agent to withdraw funds from any Security Account will be subject to the conditions set forth in the Disbursement Agreement (from and after its entry into force), including receipt by the Disbursement Agent and the Administrative Agent of a Construction Draw Request or a Distribution Request, as applicable.

Section 3.7 No Waiver. The failure of the Administrative Agent to require satisfaction of any condition precedent set forth in this Article III, or the funding of any Loan despite the failure of the Borrower to satisfy any such condition precedent, will not constitute a waiver of such condition precedent unless the Administrative Agent so states in writing. A waiver by the Administrative Agent of any condition precedent in connection with the funding of any Loan will not affect the applicability of such condition precedent to the funding of subsequent Loans.

Section 3.8 Location of Closings. The various closings of the loan transactions contemplated hereunder will take place at the office of the Lenders’ Counsel in New York, New York, or at such other location(s) as may be agreed by the parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders on and as of each date on which such representations and warranties are required to be made pursuant to Article III as follows; provided, that any representation or warranty that specifically refers to or is to be made at a time later than the date on which the representations and warranties in this Section 4.1 are being made, the Borrower does not make such representation or warranty until such time:

(a) Existence; Authority. It is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington and is duly qualified to do business and is in good standing in the State of Washington and in each other jurisdiction in which such qualification is necessary or desirable in view of its current or proposed business and operations or the ownership of its properties. It has all necessary rights, franchises and privileges and full power and authority to execute, deliver and perform the Documents to which it is a party, to design, construct, own and operate the Project and to conduct its business as currently conducted, including the Pre-Completion Business, and as proposed to be conducted. It has taken all necessary action to execute, deliver and perform the Documents to which it is a party and such Documents have been duly executed and delivered by it and constitute the legally valid and binding obligations of it, enforceable against the Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by general principles of equity.

(b) Capitalization. The ownership interests in the Borrower are as set forth in the Organizational Documents provided to the Administrative Agent pursuant to Article III. All of such ownership interests are duly and validly issued and, with respect to such ownership interests held by the Pledgor, are subject to no Liens other than the Liens in favor of the Administrative Agent created by the Pledge Agreement (from and after its entry into force). There are no other ownership or equity interests in the Borrower, rights to acquire or subscribe for any such interests or securities or instruments convertible into or exchangeable or exercisable for any such interests.

(c) Business and Contractual Obligations. The Borrower is a single-purpose entity formed for the sole purpose of designing, constructing, owning and operating the Project, carrying out the Pre-Completion Business and performing its obligations under the Documents. The Borrower has engaged in no business or activity and incurred no liability or expense to any Person except for those contemplated by the Documents. Except for the Documents, the Borrower is not a party or subject to any Contractual Obligation with respect to any of the Collateral. The Borrower has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for (including liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) the Indebtedness or obligations of any other Person except pursuant to a Financing Document. The Borrower has not made any loan or advance to any Person and does not own or hold capital stock, securities, debt, assets or obligations of, or any interest in, any Person, except as permitted by this Financing Agreement.

(d) Name, Address and Records. The name of the Borrower set forth in the first paragraph of this Financing Agreement (or, after the date hereof as notified to the Administrative Agent in accordance with Section 5.2(a)) is the true, correct and complete name of the Borrower, and the Borrower does not conduct business under any other name or tradestyle. The legal address of the Borrower’s chief executive office is 1418 Third Avenue, Suite 300, Seattle, Washington 98101 (or, after the date hereof as notified to the Administrative Agent in accordance with Section 5.2(a)). The Borrower keeps all of its records and all documents evidencing or relating to its Contractual Obligations at such address (including, after the date hereof, such changed address as is notified to the Administrative Agent in accordance with Section 5.2(a)) or at the Site. The Borrower has no property or other assets at any other address other than as listed in the Security Agreement, except as may be permitted under Section 5.2(a).

(e) No Violations, Defaults or Liens.

(i) The Borrower is not (A) in violation of any Law (including Environmental Laws), (B) in violation of or default under its Organizational Documents, (C) in default under any Financing Document or (D) in violation of or default under any Contractual Obligation (other than the Financing Documents), except, in each case, to the extent that any such violation or default would not reasonably be expected to result in a Material Adverse Effect. The Borrower is not a party to or affected by any charter, bylaw, operating agreement or other constituent document or any Contractual Obligation that would reasonably be expected to result in a Material Adverse Effect.

(ii) To the Borrower’s Knowledge, none of the other Imperium Parties, the Pre-Completion Parties or Project Parties (A) is in violation of any Law (including Environmental Laws), (B) is in violation of or default under its charter, bylaws, operating agreement or other organizational documents or (C) is in violation of or default under any Pre-Completion Document or any Project Document to which it is a party except, in each case, to the extent that such violation or default would not reasonably be expected to result in a Material Adverse Effect.

(iii) No Event of Default has occurred and is continuing.

(iv) The Borrower is the legal and beneficial owner of, and has good, marketable and valid title to, the Collateral (except for the Collateral to be pledged pursuant to the Pledge Agreement and the Sponsor Support Agreement, of which the Pledgor and the Sponsor are the legal and beneficial owners, respectively). None of the Collateral is subject to any Lien other than Permitted Liens. No effective mortgage, deed of trust, financing statement, security agreement or other similar instrument (other than Security Documents and other documents with respect to Permitted Liens) is on file or of record in the office of any Government Instrumentality with respect to any Collateral.

(v) The execution, delivery and performance of the Documents to which any of the Imperium Parties are parties do not and will not (A) violate any Law (including Environmental Laws) except as would not reasonably be expected to result in a Material Adverse Effect, (B) violate, or result in a default under, the Organizational Documents of any such Person, (C) violate, or result in a default under, any Document or any other Contractual Obligation to which such Person is a party except to the extent such violation or default would not reasonably be expected to result in a Material Adverse Effect, (D) result in or require the creation or imposition of any Lien (other than Permitted Liens) on the Collateral or other property of the Borrower or (E) require an Approval from any Person that has not been obtained or that will not be obtained in due course, unless the failure to obtain such an approval would not reasonably be expected to result in Material Adverse Effect.

(f) Taxes.

(i) There is no Tax and, to the Borrower’s Knowledge, there are no pending Taxes payable by or imposed on the Borrower by virtue of the execution, delivery, performance or enforcement of the Documents or on any payment to be made by the Borrower under the Financing Documents, other than normal transfer taxes and customary income taxes payable by the Borrower on its income in the jurisdictions in which such income is earned.

(ii) The Borrower has filed in a timely manner (including any applicable extensions) all Tax returns required by Law and has paid when due all Taxes imposed on it or on its properties, other than Taxes being contested in good faith by appropriate proceedings with proper reserves established in accordance with GAAP.

(g) Financial Statements.

(i) All financial statements of the Borrower and, to the Borrower’s Knowledge, the other Imperium Parties (as well as all notes and schedules thereto) furnished to the Administrative Agent are true, complete and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP (except as otherwise stated therein) and show all liabilities, direct and contingent, of the Borrower and such other Imperium Parties required to be shown under GAAP. Each balance sheet furnished to the Administrative Agent fairly presents the financial condition of the Borrower, and to the Borrower’s Knowledge, such other Imperium Parties indicated as at the dates thereof, and each profit and loss and surplus (deficit) statement fairly presents the results of the operations of the Borrower and, to the Borrower’s Knowledge, such other Imperium Parties indicated for the periods indicated. There has been no change in the business, condition or operations (financial or otherwise) of the Borrower or, to the Borrower’s

Knowledge, the other Imperium Parties since March 31, 2007, which would reasonably be expected to result in a Material Adverse Effect, and to the Borrower’s Knowledge, there is no reasonable basis for the assertion against it or such Persons of any obligation or liability that is not fully reflected in the financial statements furnished to the Administrative Agent.

(ii) The Pro Forma Balance Sheet for the Borrower is true, correct and complete in all material respects and fairly presents the information contained therein as at the first Term Loan Funding Date and the Borrower’s good-faith estimate of the information contained therein as at the date of such Balance Sheet. The Borrower has no material liability, contingent or otherwise, including any liability for Taxes, or any unusual forward or long-term commitment which is not disclosed by, or reserved against in, the Pro Forma Balance Sheet or in the notes thereto which under GAAP is of a nature and an amount required to be so disclosed or reserved. There are no unrealized or anticipated losses from any unfavorable commitments of the Borrower that would reasonably be expected to result in a material adverse effect on the business, condition or operations (financial or otherwise) of the Borrower.

(h) Required Approvals. The Borrower has obtained and is in compliance in all material respects with all Required Approvals required to be obtained at or prior to the time this representation is made and in order for the Project, the Pre-Completion Business and the Borrower, and all activities of the Borrower to be in material compliance with applicable Law. The Borrower has no reason to believe that any Required Approval not yet obtained cannot or will not be obtained in the ordinary course of business as and when required and without significant expense or materially onerous conditions. The Borrower has provided the Administrative Agent with a true, correct and complete copy of each Required Approval required to be obtained at or prior to the time this representation and warranty is made. All Required Approvals that have been obtained by the Borrower as of or prior to each date on which this representation is given (i) are validly issued, (ii) are in full force and effect, (iii) are free from any conditions or requirements that cannot be, or are not being, met that would reasonably be expected to have or result in a Material Adverse Effect and (iv) are not the subject of a current challenge and are not subject to any materially onerous or unusual conditions. No adverse proceeding or other action is pending or, to the Borrower’s Knowledge, threatened with respect to any Required Approval, except as would not reasonably be expected to result in a Material Adverse Effect, and all information provided in connection with each Required Approval was on the date provided and is on the date hereof true, correct and complete in all material respects.

(i) Intellectual Property. The Borrower owns, or is licensed (including pursuant to the Technology License) to use, or will own or be so licensed to use all Intellectual Property used in, to be used in or necessary for the construction, ownership and operation of the Project and for the current and proposed conduct of its business, including the Pre-Completion Business, in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget, except for Intellectual Property the failure of the Borrower to own or license would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Borrower does not and will not injure or infringe upon the rights of any Person in any material respect. The Borrower has obtained all required licenses for and consents to the transactions contemplated by the Documents from all Persons with rights in or to any of such Intellectual Property. As of the first Term Loan Funding Date and any date thereafter on which this representation is given, the Technology License has been duly executed and delivered, constitutes a legal, valid and binding agreement enforceable against the Sponsor in accordance with its terms, and provides a license for all Intellectual

Property used in or necessary for the Project that is owned by the Sponsor, except for end-user licenses to computer software and similar Intellectual Property that is held under readily available commercial licenses, and describes all Trade Secrets of the Sponsor so used or necessary for the Borrower to own and operate the Project and to carry out the Borrower’s business materially in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget. As of any date on which this representation is given, the Borrower’s Books and Records and the Technology License have been updated to describe any material Intellectual Property and Trade Secrets then used in, previously used in, or reasonably necessary for the construction, ownership and operation of the Project and the conduct of the Borrower’s business materially in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget. There are no limits or restrictions on the Borrower’s ability to pledge and collaterally assign all of its interest in the Technology License, as contemplated in the Security Documents.

(j) No Adverse Events.

(i) No material Loss has occurred except such losses of which the Borrower has provided notice to the Administrative Agent and which are fully covered by insurance.

(ii) To the Borrower’s Knowledge, no portion of the Project or the Site is subject to a pending or threatened (in writing) condemnation or appropriation proceeding.

(iii) Neither the Borrower nor any Imperium Party is party to or affected by any charter, certificate of incorporation, bylaw, certificate of formation, operating agreement or other constituent document or any Contractual Obligation that would reasonably be expected to result in a Material Adverse Effect.

(k) No Proceedings. There is no pending or, to the Borrower’s Knowledge, threatened Claim before any Government Instrumentality involving or affecting the Project, the Borrower or its properties or assets or, to the Borrower’s Knowledge and solely with respect to the Pre-Completion Business or the Project, any Pre-Completion Party or Project Party or any of their respective properties or assets, which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect. None of the Borrower or its properties or assets or, to the Borrower’s Knowledge, any Pre-Completion Party or Project Party or any of their respective properties or assets, is subject to any order, writ or injunction that prohibits, enjoins or limits any aspect of the transactions contemplated by the Documents or that would reasonably be expected to result in a Material Adverse Effect.

(l) No Broker’s Fees. The Borrower has no obligation (direct, indirect, contingent or otherwise) to pay any fee, commission or compensation to any broker, finder or intermediary with respect to or as a result of any transaction contemplated by the Documents except as has been previously disclosed to the Administrative Agent.

(m) Environmental Matters. Except as set forth in the reports delivered to the Administrative Agent pursuant to Section 3.4(b)(x):

(i) To the Borrower’s Knowledge, (A) no Hazardous Substance exists on, under or about the Project or the Site in material violation of any Environmental Law, and (B) the Project, the Site, the Borrower, and, solely in such respects as relate to the Pre-Completion Business and the Project, the Pre-Completion Parties and Project Parties, respectively, are in compliance with all Environmental Laws, except to the extent that such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

(ii) To the Borrower’s Knowledge, no Hazardous Substance has at any time been (A) transported to or from the Site or used, generated, manufactured, handled, processed, stored, released, transported, removed, disposed of or cleaned up on, from, under or about the Site or in connection with the Project or the Pre-Completion Business in material violation of any Environmental Law or (B) generated at the Project, at the Site or in the Pre-Completion Business and disposed at any location that is listed or proposed for listing on the National Priority List or any state equivalent thereof or any other location that is or has been the subject of a clean-up or remedial action under any Environmental Law, except, in each case, to the extent that would not reasonably be expected to result in a Material Adverse Effect.

(iii) To the Borrower’s Knowledge, there has occurred no release or threatened release of any Hazardous Substance on, under, onto, adjacent to or from the Site except to the extent that such release would not reasonably be expected to result in a Material Adverse Effect.

(iv) There are no current, pending or, to the Borrower’s Knowledge threatened Environmental Claims in writing in any way relating to the Borrower, the Project or the Site, or to the Borrower’s Knowledge and, solely in such respects as relates to the Pre-Completion Business or the Project, any Pre-Completion Party or Project Party.

(v) There are no facts, circumstances, conditions or occurrences within the Borrower’s Knowledge regarding the Pre-Completion Business, the Project or the Site that would reasonably be expected to form the basis of an Environmental Claim or cause the Project or the Site to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law applicable to the Project or require the filing or recording of any notice, Approval or disclosure document under any Environmental Law, except to the extent that would not reasonably be expected to result in a Material Adverse Effect.

(vi) Neither the Project nor the Site is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the regulations promulgated pursuant thereto or any state priority list promulgated pursuant to any comparable state law.

(vii) None of the Borrower nor, to the Borrower’s Knowledge, the Pre-Completion Parties or the Project Parties, have received any written or other notice, mandate, order, lien or request which remains pending under an Environmental Law relating to a violation or an alleged violation of any Environmental Law or potential Environmental Claim with respect to the Project, the Site, the Pre-Completion Business or the Borrower, except to the extent that would not reasonably be expected to result in a Material Adverse Effect.

(n) ERISA. None of the Borrower or the ERISA Affiliates of the Borrower sponsors, maintains, administers, contributes to, participates in or has any obligation to contribute to, or any liability under, any Plan.

(o) Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering any employees of the Borrower and none of the Borrower or, to the Borrower’s Knowledge, any Pre-Completion Party or Major Project Party has experienced during the past five years any strike, walkout, work stoppage or other labor action or disturbance. No Major Project Party is experiencing any strike, walkout, work stoppage or other labor action or disturbance that would reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Use of Proceeds.

(i) The proceeds of the Loans and the Letters of Credit have been and will be used only for the purposes described in Section 2.7 and in accordance with the requirements and conditions of this Financing Agreement.

(ii) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(iii) No proceeds of any Loan or Letter of Credit will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(r) Enforceability; No Immunity. The descriptions of the Collateral contained in the Security Documents are true, correct and complete and are sufficient to describe the Collateral and for the purpose of creating, attaching and perfecting the Liens intended to be created by the Security Documents. All necessary and appropriate deliveries, notices, recordings, filings and registrations have been effected to perfect First-Priority Liens on the Collateral in favor of the Collateral Agent in all relevant jurisdictions, and the Collateral Agent, for the benefit of the Lenders, has and will continue to have until all Obligations to the Secured Parties have been paid in full and the Collateral Agent’s Liens have been released, duly and validly created, attached, perfected and enforceable First-Priority Liens on the Collateral in all relevant jurisdictions.

(s) Full Disclosure. The written information, exhibits and reports (other than projections) furnished to the Administrative Agent by or on behalf of the Borrower in connection with the transactions contemplated by this Financing Agreement, do not, when taken as a whole contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading under the circumstances in which they were made (other than as corrected in a notice delivered by the Borrower to the Administrative Agent on or prior to the Syndication Date or prior to any other applicable date on which this representation is made, which notice clearly references this Section 4.1(s) and clearly references the previously provided information that is so corrected). All projections so furnished to the Administrative Agent by or on behalf of the Borrower were prepared in good faith based on assumptions believed by the Borrower to be reasonable at such time.

(t) Insurance. From and after the Syndication Date, Insurance providing all-risks coverage for Approved Feedstock, Pure Biodiesel and other Products purchased or produced by the Borrower in connection with the Pre-Completion Business or the Project, has been obtained and is in full force and effect and is not subject to cancellation on less than thirty (30) days’ notice (except to the extent cancellable on ten (10) days’ notice for non-payment of premium) and the Collateral Agent, for the benefit of the Secured Parties, has been endorsed as an additional insured and sole or first loss payee with respect to all such insurance, with a waiver of subrogation permitted in favor of the Collateral Agent, for the benefit of the Secured Parties. As of the first Term Loan Funding Date and any date thereafter on which this representation is given, the Borrower is in compliance in all material respects, to the extent applicable to it, with all requirements set forth in the Documents to maintain insurance, including Required Insurance, such insurance is in full force and effect and is not subject to cancellation on less than thirty (30) days’ notice (except to the extent cancellable on ten (10) days’ notice for non-payment of premium) and the Collateral Agent, for the benefit of the Secured Parties, has been endorsed as an additional insured and sole or first loss payee with respect to all such insurance, with a waiver of subrogation permitted in favor of the Collateral Agent, for the benefit of the Secured Parties. As of any date on which this representation is given, no Person other than the Administrative Agent and the Lenders has any right or interest in, to or under any such insurance other than pursuant to the Documents, except such umbrella policies covering the Borrower and its Affiliates as have been disclosed in writing to the Administrative Agent and are reasonably acceptable to the Administrative Agent based on consultation with the Insurance Consultant.

(u) Solvency. As of the Closing Date, the Syndication Date and the first Term Loan Funding Date, each Imperium Party who is then a party to Documents has (i) not entered into this Financing Agreement or any other Document with the actual intent to hinder, delay or defraud any creditor and (ii) received reasonably equivalent value in exchange for its obligations under such Documents. The value of the Borrower’s assets is and will, immediately following the Closing Date, the Syndication Date or the first Term Loan Funding Date, as applicable, be greater than the Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness becomes absolute and matured. The Borrower’s assets do not and, immediately following the Closing Date, the Syndication Date and the first Term Loan Funding Date will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. As of the Closing Date, the Syndication Date or the first Term Loan Funding Date, as applicable, no Bankruptcy Event has occurred with respect to any Imperium Party in the last seven (7) years, and no Imperium Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Imperium Party is contemplating either the filing of a petition by it under any State or Federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no Knowledge of any Person contemplating the filing of any such petition against it or any indirect or direct owner of the Borrower or any other Imperium Party.

(v) Foreign Assets Control Regulations, Etc.; Patriot Act.

(i) The use of the proceeds of the Loans and Letters of Credit by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R.,

Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) The Borrower (A) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and the Borrower does not engage in dealings or transactions with any such Persons or entities; and (B) is not in violation of the Patriot Act.

(w) Existing LC Agreements and Existing Letters of Credit. Schedule X-3 reflects any and all letters of credit and related documentation to which the Borrower is a party or by which the Borrower and its assets or properties are bound as of the Syndication Date.

(x) Project Documents. As of the first Term Loan Funding Date and any date thereafter on which this representation is given:

(i) The Project Documents listed in Schedule X-7 (including any replacements thereof entered into in accordance with this Financing Agreement) include all material agreements required for the design, construction, ownership, operation and maintenance of the Project as contemplated on or prior to the Mechanical Completion Date, by the Documents and the Project Pro Forma and thereafter by the Documents and the then-applicable Operating Plan and Budget. The copies of all such Project Documents provided to the Administrative Agent by the Borrower (including any amendments or other modifications thereto or permitted replacements thereof provided on or prior to any date on which this representation is made) are true, correct and complete. The Borrower has or will have (before such time as the failure to so have would reasonably be expected to result in a Material Adverse Effect) enforceable agreements or other satisfactory arrangements that ensure the availability, on commercially reasonable terms, of all feedstock, utilities, transportation, facilities, infrastructure, interconnections, materials and services necessary for the design, construction, ownership, operation and maintenance of the Project as contemplated by the Documents.

(ii) The Project, when constructed and operated in accordance with the Project Documents, will comply in all material respects with all applicable Laws, all Required Approvals and Prudent Industry Practices.

(iii) The legal description of the Site set forth in the Mortgage is true and correct and the Borrower has good and marketable title (subject to Permitted Liens) to all easements and other property interests reasonably necessary for the construction, ownership, operation and maintenance of the Project as contemplated by the Documents, including all rights of access, ingress, egress and interconnection.

(y) Bank Accounts. As of the first Term Loan Funding Date and any date thereafter on which this representation is given, the Borrower does not maintain any account or deposit with any bank or other depository institution other than the Security Accounts created under the Disbursement Agreement and any other accounts authorized in writing by the Administrative Agent pursuant to Section 5.2(o) except that one or more bank accounts may be maintained at Wachovia Bank N.A. or another commercial bank reasonably acceptable to the Administrative Agent (the “Local O&M Account”); provided, that prior to depositing any funds in the Local O&M Account, the Borrower, the Administrative Agent and such local bank have entered into an account control agreement in form and substance reasonably acceptable to the Administrative Agent (the “Blocked Account Agreement”) with respect to each such account.

(z) Construction Budget. As of the first Term Loan Funding Date and any date thereafter on which this representation is given, the Construction Budget (i) has been prepared with due care, (ii) is complete in all material respects and fairly presents the Borrower’s good faith expectations as at the date of such document as to the matters covered thereby, (iii) is based on reasonable assumptions as to the factual and legal matters material to the estimates therein, and (iv) is consistent in all material respects with the Documents. The Construction Budget accurately specifies and describes all Qualified Project Construction Expenses. As of the first Term Loan Funding Date, there are no material Qualified Project Construction Expenses (including anticipated Taxes) that are not included in the Construction Budget.

(aa) Scheduled Completion. As of the Closing Date, the Syndication Date and the first Term Loan Funding Date, consistent with the Construction Budget and the Construction and Draw Schedule, the Borrower reasonably believes that Mechanical Completion is achievable on or before the six (6) month anniversary of the Closing Date and Completion is achievable on or before the twelve (12) month anniversary of the Closing Date.

Section 4.2 Survival. The representations and warranties of the Borrower and any of the Imperium Parties contained in the Financing Documents or made by the Borrower or any such Imperium Parties in any certificate, notice or report delivered pursuant to any Financing Document will survive until the payment in full of the Loans and all other Obligations due and payable under the Financing Documents.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants. The Borrower covenants and agrees that, for so long as any Lender has any Commitment outstanding, for so long as any unexpired Letter of Credit is outstanding, and until the payment in full of all Loans and Obligations and of any other amounts payable (by the Borrower or other Persons) under or in connection with the Financing Documents (other than contingent indemnification and expense reimbursement obligations), it will perform and observe each of the following covenants, unless (and then only to the extent) compliance with such covenant has been waived pursuant to Section 8.5:

(a) Existence; Business. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges and remain in good standing in the jurisdiction of its formation, and qualify and remain qualified to do business in each jurisdiction in which such qualification is necessary or desirable in view of its current or proposed business and operations or the ownership of its properties. It will engage in no business or activity and it will incur no liability or expense to any Person except for the construction and operation of the Project and the Pre-Completion Business and as otherwise contemplated by the Documents.

(b) Compliance with Laws, Approvals and Obligations.

(i) The Borrower will comply with, and will cause the Project to be constructed, and the Project and the Pre-Completion Business to be operated, safely and in compliance with all applicable Laws, all Required Approvals, the Documents, its other Contractual Obligations and Prudent Industry Practices, except in each case as would not reasonably be expected to result in a Material Adverse Effect. It will perform its obligations under the Documents and each of its other Contractual Obligations, except in each case as would not reasonably be expected to result in a Material Adverse Effect and will diligently and to the extent commercially reasonable enforce all of its rights under the Pre-Completion Documents, under the Project Documents and under all Guaranties, warranties and indemnities in its favor or relating to the Project, the Pre-Completion Business or any component thereof. It will satisfy before the same become delinquent all Claims (including all Claims for labor, services, materials and supplies and other amounts due under its Contractual Obligations) other than Claims (A) being contested in good faith by appropriate proceedings with proper reserves established which do not result in the imposition of a Lien prohibited by Section 5.2(f) or (B) Claims that would not otherwise be reasonably expected to result in a Material Adverse Effect. It will obtain and maintain in full force and effect all Required Approvals required from time to time and at any time for the execution, delivery, performance, admission into evidence or enforcement of the Documents and the development, construction, ownership or operation of the Project and for the conduct of the Pre-Completion Business, in each case, materially in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget. It will furnish the Administrative Agent with true, correct and complete copies of all Required Approvals upon receipt thereof.

(ii) Without limiting the generality of the foregoing Section 5.1(b)(i), the Borrower will (A) procure promptly any necessary Approvals for the import, export or shipping of any property pledged as Collateral under the Financing Documents, (B) comply in all material respects with all applicable Laws in regard to the shipment of such property or the financing thereof, will furnish such certificates in that respect as the Administrative Agent or the LC Fronting Bank may at any time reasonably require, (C) keep such property adequately covered by insurance reasonably satisfactory to the Administrative Agent and the LC Fronting Bank, in companies reasonably satisfactory to the Administrative Agent and the LC Fronting Bank, (D) assign the policies or certificates of insurance to the Administrative Agent, or make the loss or adjustment, if any, payable to the Administrative Agent at such Agent’s option, and (E) furnish the Administrative Agent, if demanded, with evidence of acceptance by the insurers of such assignment.

(c) Title. The Borrower will maintain a valid leasehold interest in the Site and good and marketable title or other interests in the Project and the other Collateral in which it has an interest and warrant and defend its leasehold interest in the Site and its title or other interest in the Project and the other Collateral against all Claims that do not constitute Permitted Liens.

(d) Collateral. The Borrower will take all actions necessary to ensure that the Collateral Agent has and continues to have in all relevant jurisdictions, duly and validly created, attached, perfected and enforceable First-Priority Liens on the Collateral (including after-acquired Collateral) subject only to Permitted Liens. To the extent and at the times required under this Financing Agreement or any other Financing Documents, the Borrower will deliver possession of any Collateral to the Collateral Agent, or its designated agent, upon acquiring rights therein to the extent the Collateral Agent is required to perfect its security interest in such Collateral by taking possession thereof. The Borrower will also maintain the title insurance policies delivered to the Administrative Agent pursuant to Article III.

(e) Product Sales. From and after the first Term Loan Funding Date and both before and after Completion, the Borrower will with respect to any and all of the biodiesel that it produces, purchases or otherwise has in Inventory either sell such biodiesel to the Offtakers, under the Offtake Agreements, or deliver such biodiesel to the Biodiesel Marketer in exchange for payment therefor by the Biodiesel Marketer or third parties under the Biodiesel Marketing Agreement. In furtherance of the foregoing, and for so long as the Biodiesel Marketing Agreement is in effect, on the twentieth (20th) of each month (or if such date is not a Business Day, the next following Business Day), the Borrower will determine the amount of Excess Biodiesel Production and will immediately deliver any such amount that is currently in Inventory to the Biodiesel Marketer, for delivery and payment pursuant to the Biodiesel Marketing Agreement. The Borrower will deliver to the Biodiesel Marketer, for delivery and payment under the Biodiesel Marketing Agreement, any portion of the Excess Biodiesel Production that was not in Inventory as of such determination date immediately following the production thereof, and in any case, prior to the last Business Day of such month.

(f) Construction.

(i) Only new, first-quality components will be used in constructing and equipping the Project except as may be otherwise agreed by the Administrative Agent in consultation with the Engineer. The Project will be constructed entirely on the Site and in a manner so as not to injure or encroach upon the property or rights of any other Person except for those portions of the Project that are located on the property of others pursuant to easements granted to the Borrower by such Persons. From and after the time that the Plans and Specifications, the Construction Budget and the Construction and Draw Schedule are delivered hereunder, the Borrower will cause the Project to be constructed and completed in accordance with them in all material respects, including as such Documents may be amended following approval by the Administrative Agent (in consultation with the Engineer).

(ii) From and after the first Term Loan Funding Date, the Borrower will give the Administrative Agent and the Engineer at least six (6) Business Days’ prior written notice of each performance test to be conducted under this Financing Agreement, the Sponsor Support Agreement (after its entry into force) or the Plant Construction Contract. The Administrative Agent, the Engineer and their respective agents and representatives will be afforded the opportunity to observe and verify each such test. Completion will not be deemed to have been achieved before the satisfaction of all requirements set forth in Section 5.1(t). The Borrower will give the Administrative Agent and the Engineer at least six (6) Business Days’ prior written notice of the anticipated occurrence of Completion.

(iii) On or prior to the first to occur of (A) the six (6) month anniversary of the Mechanical Completion Date or (B) the nine (9) month anniversary of the Closing Date, the Borrower will provide to the Administrative Agent the notice attached as Exhibit 5.1(f) to this Financing Agreement, indicating whether or not the Project has passed the Performance Test, and, if the Borrower does not provide such notice by the date so required, the Administrative Agent will be entitled to infer that the Project has not passed the Performance Test. If the Project has passed the Performance

Test by such date, the Borrower will attach the Engineer’s written confirmation of that fact.

(g) Maintenance and Operation. The Borrower will maintain and preserve the Project and all of its other assets and properties that are necessary or useful in the proper conduct of its business or are otherwise of material value in good working order and condition, ordinary wear and tear excepted. Prior to the first Term Loan Funding Date, it will develop an overhaul, maintenance and repair plan with respect to the Project for the period from Completion through the Facility Maturity Date, which must be approved by the Administrative Agent in consultation with the Engineer. The Borrower will comply in all material respects with such overhaul, maintenance and repair plan as may be updated and amended from time to time with the consent of the Administrative Agent in consultation with the Engineer (including the maintenance of appropriate spare parts, inventories and redundancies, which will be included therein), comply in all material aspects with all warranties and maintenance recommendations and requirements of manufacturers and vendors of component parts of the Project, promptly correct any material structural or other material defect in the Project or any material deviation from the Plans and Specifications (subject to any amendment thereto approved by the Administrative Agent in consultation with the Engineer), and make all repairs, alterations, additions and replacements necessary for the Project (i) to operate safely and in accordance with Prudent Industry Practices and to meet, in all material respects, the requirements of all applicable Laws, all Required Approvals, and all Project Documents, and (ii) to operate at least at the operating levels set forth in the Project Pro Forma (unless the Engineer has concluded, after consultation with the Borrower, that operating at such levels would not be commercially reasonable or appropriate for the Project, taking into account Prudent Industry Practices).

(h) Operating Plan and Budget. Not later than sixty (60) days prior to the Mechanical Completion Date, and not later than November 1 of each year thereafter, the Borrower will submit to the Administrative Agent for approval a proposed Operating Plan and Budget for the next calendar year and a forecast of the operating profit of the Project for the next three (3) calendar years. The Administrative Agent will have the right to request (and if requested by the Majority Lenders, will request) revisions to each proposed Operating Plan and Budget and, after an Operating Plan and Budget has been finalized and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), the Borrower will follow and comply with such Operating Plan and Budget in all particulars and will not expend funds with respect to any Budget Line Item that exceed the amount allocated to such Budget Line Item in the current Operating Plan and Budget (after application of any previously unutilized and available contingency amounts) by more than ten percent (10%) except with respect to purchases of Approved Feedstock necessary for the Project or expenditures relating to health and safety concerns, or except with the Administrative Agent’s approval, which will not be unreasonably withheld or delayed. The Borrower will have the right to revise any Operating Plan and Budget with the prior written approval of the Administrative Agent, which will not be unreasonably withheld or delayed. Once approved by the Administrative Agent, an Operating Plan and Budget or a revised Operating Plan and Budget will supersede all prior Operating Plans and Budgets and will continue in effect until a subsequent Operating Plan and Budget has been approved by the Administrative Agent. The Administrative Agent may consult with the Engineer regarding any of the matters covered by this Section 5.1(h).

(i) Intellectual Property. The Borrower will obtain and maintain in full force and effect its rights to use all Intellectual Property that is from time to time used in or necessary for the Borrower to construct, own and operate the Project and conduct its business, including the Pre-Completion Business, materially in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget, and in its use thereof it will obtain all such required licenses and consents and not injure or infringe upon the property or rights of any Person except as would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, the Borrower will maintain in full force and effect all of its rights under the Technology License and, upon the development or use of any additional Intellectual Property for the Project and the conduct of the Borrower’s business, the Borrower will promptly update its Books and Records and, to the extent such additional Intellectual Property is licensed from the Sponsor, will update the Technology License to cover any material Intellectual Property so licensed and to describe all material Trade Secrets of the Sponsor that are from time to time used in, previously used in, or reasonably necessary for the Borrower to own and operate the Project and conduct the Borrower’s business materially in accordance with the Project Pro Forma or, after the Mechanical Completion Date, the then-applicable Operating Plan and Budget.

(j) Taxes. The Borrower will file all Tax returns required by Law in a timely manner (including with applicable extensions) and will pay before the same become delinquent all Taxes imposed upon it or its properties, other than Taxes being contested in good faith by appropriate proceedings with proper reserves established which do not result in the imposition of a Lien prohibited by Section 5.2(f).

(k) Records and Inspection Rights. The Borrower will keep and maintain, and will cause the Operator to keep and maintain, true, correct and complete records and books of account, in which complete entries will be made in accordance with GAAP and applicable Law, reflecting all financial transactions relating to the Pre-Completion Business and the Project and all financial transactions of the Borrower and the Operator. It will also keep and maintain true, correct and complete inventories of all Collateral in which it has an interest and records of all transactions relating thereto. All such records, books of account and inventories will be kept and maintained at its principal place of business or at the Site or at such other location as the Administrative Agent approves in writing. At any reasonable time and from time to time during normal business hours and upon reasonable advance notice, it agrees to permit, and to cause the Operator to permit, the Administrative Agent, the Engineer and any agent or designated representative thereof, to examine and make copies of and abstracts from such records, books of account and inventories, to visit the Project and to discuss the affairs, finances and accounts of the Borrower and the Project directly with its auditors and with any of its officers or managers. The Borrower will at all times maintain at the Site or at its principal place of business a complete set of the current and as-built plans and specifications for the Project, which will be available, in accordance with the provisions of this Section 5.1(k), for inspection by the Administrative Agent, the Engineer and their respective agents and designated representatives.

(l) Reporting Requirements. The Borrower will furnish to the Administrative Agent:

(i) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, unaudited financial statements of the Borrower, including the balance sheet of the Borrower as of the end of such quarter, and profit and loss statements and statements of cash flows of the Borrower for such quarter and for the elapsed portion of such fiscal year, and within ninety (90) days after the end of each fiscal year of the Borrower, unaudited annual financial statements of the Borrower, including the balance sheet of the Borrower as of the end of such fiscal year, and profit and loss statements and statements of cash flows of the Borrower for such fiscal year, in each case prepared in accordance with GAAP

(subject to normal year-end adjustments and the absence of footnote disclosures) and setting forth in comparative form the figures for the corresponding period of the Borrower’s previous fiscal year, certified in a manner reasonably acceptable to the Administrative Agent;

(ii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Sponsor, (A) audited financial statements of the Sponsor on a consolidated basis, including the Sponsor’s balance sheet as of the end of such fiscal year, and consolidated profit and loss statements and statements of cash flows for such fiscal year, in each case prepared on a consolidated basis in accordance with GAAP and setting forth in comparative form the figures for the previous fiscal year, certified by the chief financial officer of the Sponsor as fairly presenting the financial condition, results of operations and cash flows of the Sponsor on a consolidated basis in accordance with GAAP, and audited and reported on by an independent certified accounting firm of national standing or reasonably acceptable to the Administrative Agent; and (B) unaudited consolidating financial statements of the Sponsor and its consolidated subsidiaries (including the Borrower), including the Sponsor’s consolidating balance sheet as of the end of such fiscal year, and consolidating profit and loss statements and statements of cash flows for such fiscal year, certified by the chief financial officer of the Sponsor as fairly presenting the financial condition, results of operations and cash flows of the Sponsor on a consolidated basis in accordance with GAAP;

(iii) within ten (10) days after the last day of each calendar month prior to the Mechanical Completion Date, a Monthly Construction Report in the form of Exhibit 5.1(l)(iii), including a report regarding the Pre-Completion Business in form and substance reasonably acceptable to the Administrative Agent, which will include a certification that all of the Borrower’s biodiesel has been sold or delivered and paid for in compliance with Section 5.1(e);

(iv) within ten (10) days after the last day of each calendar month after the Mechanical Completion Date, a monthly operations report in form and substance reasonably acceptable to the Administrative Agent, which will include a certification that all of the Borrower’s biodiesel has been sold or delivered and paid for in compliance with Section 5.1(e);

(v) as soon as available, but not later than fifteen (15) days after the end of each month of each fiscal year, a Borrowing Base Certificate, in the form of Exhibit 5.1(l)(v), as of the last Business Day of the immediately preceding month;

(vi) at the same time as delivery of the Borrowing Base Certificate pursuant to clause (v) above, a schedule of Inventory as at the last day of the immediately preceding reporting period, in form and substance reasonably satisfactory to the Administrative Agent;

(vii) at the same time as delivery of the Borrowing Base Certificate pursuant to clause (v) above, a schedule of Accounts in form and substance reasonably satisfactory to the Administrative Agent, which schedule of Accounts will include, inter alia, a summary as of the last day of the immediately preceding reporting period of the aging of Accounts;

(viii) promptly after the sending, filing or receipt thereof, a copy of each material report, notice, certificate, application, demand, request or other communication that the Borrower sends to, files with or receives from any Government Instrumentality or Project Party or sends or receives pursuant to any Document, in each case that relates to any matter that would reasonably be expected to result in a Material Adverse Effect;

(ix) promptly after the sending or receipt thereof, a copy of each notice, certificate, demand, request or other communication that the Borrower sends to or receives from the Biodiesel Marketer or any other Offtaker that related to any matter that would reasonably be expected to result in a Material Adverse Effect;

(x) promptly after receipt thereof, copies of each Required Approval;

(xi) promptly after execution thereof, copies of any Project Documents entered into after the Closing Date;

(xii) promptly after the sending or receipt thereof, a copy of each notice, certificate, demand, request or other communication that the Borrower sends to or receives from Sponsor in connection with the Sponsor Support Agreement; and

(xiii) such other information respecting the operations or condition (financial or otherwise) of the Imperium Parties or the Project or the other Collateral as the Administrative Agent may from time to time reasonably request.

(m) Notice Requirements. Promptly and in any event within three (3) Business Days after the Borrower obtains Knowledge thereof, the Borrower will give the Administrative Agent written notice of the occurrence of any of the following:

(i) any Default or Event of Default;

(ii) any actual or proposed or threatened (in writing) termination, rescission or amendment of, waiver under or Claim with respect to any Pre-Completion Document or Project Document that would reasonably be expected to result in a Material Adverse Effect;

(iii) any Loss that would reasonably be expected to reduce by more than ten percent (10%) the Project’s Net Operating Cash for the then-current calendar quarter;

(iv) any pending or threatened (in writing) Claim involving or affecting any Imperium Party, any Pre-Completion Party, any Project Party or any of their respective properties or assets (including the Project and the other Collateral) by any Person or before any Government Instrumentality that would reasonably be expected to result in a Material Adverse Effect;

(v) any termination, revocation, suspension or modification of any Required Approval or any action or proceeding that would reasonably be expected to result in any of the foregoing except as would not reasonably be expected to result in a Material Adverse Effect;

(vi) any adverse Claim against the Collateral, any substantial change in the Collateral or of the occurrence of any event, occurrence or condition with respect to the Collateral, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(vii) any other Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Material Adverse Effect;

(viii) the receipt of any management letter or similar communication from the Borrower’s auditors, or the resignation, discharge or change of the Borrower’s auditors;

(ix) any Environmental Claim or any fact, circumstance or condition (including any release or spill of any Hazardous Substance) that would reasonably be expected to form the basis of an Environmental Claim with respect to the Borrower, the Project, the Site, the Pre-Completion Business or any portion of any of the foregoing or, solely in such respects as relate to the Pre-Completion Business and the Project, with respect to any Pre-Completion Party or any Project Party, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(x) any pending or threatened (in writing) condemnation or appropriation proceeding affecting the Project or the Site or any material portion thereof;

(xi) except as would not reasonably be expected to result in a Material Adverse Effect, any dispute involving any Imperium Party, any Pre-Completion Party or any Project Party on the one hand and any Government Instrumentality, Pre-Completion Party or Project Party on the other hand (provided, that no notice need be given of a dispute between a Project Party or a Pre-Completion Party on the one hand, and a Government Instrumentality, on the other hand, unless such dispute would reasonably be expected to result in a Material Adverse Effect);

(xii) any event or claim of force majeure under any Pre-Completion Document or Major Project Document or any such event or claim under any other Project Document that would reasonably be expected to result in a Material Adverse Effect;

(xiii) any forced outage with respect to the Project that would be reasonably expected to have a Material Adverse Effect (such as loss of electrical power for an extended period of time); or

(xiv) the Borrower’s or any ERISA Affiliate’s adoption of or participation in any Plan, or intention to adopt or participate in any Plan.

Each notice delivered pursuant to this Section 5.1(m) must include reasonable details concerning the occurrence that is the subject of such notice as well as the Borrower’s proposed course of action, if any. Delivery of a notice pursuant to this Section 5.1(m) will not affect the Borrower’s obligations under any other provision of the Financing Documents.

(n) Security Accounts. The Borrower will establish and maintain the Security Accounts required by the Disbursement Agreement on or prior to the first Term Loan Funding Date, or, if otherwise specified in the Disbursement Agreement at the times and in the amounts required therein.

(o) Insurance.

(i) Prior to the first Term Loan Funding Date, the Borrower will maintain insurance providing all-risks coverage for Approved Feedstock, Pure Biodiesel and other Products purchased or produced by the Borrower in connection with the Pre-Completion Business or the Project.

(ii) From and after the first Term Loan Funding Date, the Borrower will maintain, and will use commercially reasonable efforts to cause each Contractor to maintain, all insurance described in Exhibit 5.1(o) at the times indicated therein (the “Required Insurance”), with the Administrative Agent, for the benefit of the Secured Parties, endorsed as an additional insured and sole or first loss payee, with a waiver of subrogation permitted in its favor. On each anniversary of the Closing Date, if there has been any change in coverage, the Borrower will cause the Insurance Consultant to provide a letter to the Administrative Agent certifying that the insurance maintained by the Borrower is adequate and consistent with industry standards.

(iii) At the time it delivers financial statements pursuant to Section 5.1(l)(ii), the Borrower will furnish to the Administrative Agent evidence of insurance, in the form of binders, cover notes or certificates of insurance evidencing all coverages in place and certify (A) that all premiums are paid or current to date and (B) that the Borrower is in compliance in all material respects with all provisions in this Financing Agreement relating to Required Insurance. The Borrower will provide the Administrative Agent with copies of all insurance policies and certificates and other similar information that the Administrative Agent may reasonably request in writing with respect to the Required Insurance or the providers thereof and, without any requirement of request by the Administrative Agent, will provide the Administrative Agent with copies of all replacement policies within fifteen (15) days of receipt of such policies by the Borrower.

(iv) The Borrower will collaterally assign to the Collateral Agent and grant the Collateral Agent a Lien upon all insurance proceeds from the Project obtained by the Borrower or in which the Borrower has any right or interest (whether or not complying with or described by this Section 5.1(o)). From and after the first Term Loan Funding Date, the Borrower will deposit, or cause to be deposited, all insurance proceeds not required by Section 2.8 to be applied as prepayments of the Loans into the Loss Proceeds Account for application in accordance the Disbursement Agreement. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent will have the right to make, settle, compromise and liquidate any and all Claims under such insurance policies, without prejudice to its other rights and remedies under the Documents, the Required Insurance or applicable Law.

(p) Litigation. In any Claim involving the Borrower or the Project, the Borrower will make all filings and responses in a timely manner, pursue all remedies and appeals, defend its rights and properties with diligence and take all lawful action necessary or useful to avoid a Material Adverse Effect. The Borrower will promptly satisfy (whether through payment, settlement or otherwise) any valid, final judgment (after all appeal rights have been exhausted) rendered against it or the Project.

(q) Minimum Working Capital. From and after the first Term Loan Funding Date, the Borrower will maintain a minimum of twelve million Dollars ($12,000,000) in Working

Capital (the “Working Capital Required Amount”), as calculated quarterly on each Payment Date after the first Term Loan Funding Date and after the application of priority FOURTH and before the application of priority FIFTH in Section 4.2(b) of the Disbursement Agreement.

(r) Minimum Tangible Net Worth. Upon and following Mechanical Completion, the Borrower will maintain a minimum Tangible Net Worth of Forty Million Dollars ($40,000,000) as calculated on the Mechanical Completion Date and quarterly on each Payment Date thereafter.

(s) Commodity Management Plan. From and after the first Term Loan Funding Date, the Borrower will comply in all material respects with the Commodity Management Plan.

(t) Completion. Prior to the Completion Deadline, the Borrower will make the Project available for the Performance Test and for joint inspection (the “Completion Inspection”) by the Administrative Agent and the Engineer. The Borrower will correct any deficiencies noted in the Performance Test or Completion Inspection promptly and, in any case, prior to the Completion Deadline. On or before the Completion Deadline, the Borrower will provide, or cause to be provided, the items listed in Section 5.1(t)(i)—(viii), including all subparts thereof, to the Administrative Agent. Completion of the Project (“Completion”) will be deemed to have occurred only when all such items have been provided, or the requirements therefor have been waived in writing by the Administrative Agent, all of the representations and warranties contained in the certificates required under Sections 5.1(t)(vi) and (vii) are true, correct and complete in all material respects, and the Administrative Agent has confirmed, in consultation with the Engineer, its satisfaction with the correction of any deficiencies noted in the Completion Inspection or the Performance Test and with the form and substance of all the following required deliveries hereunder which confirmation will not be unreasonably withheld or delayed:

(i) an ALTA/ASCM “as-built” survey of the Site showing (A) the location of the Project, (B) that the Project is located within the boundaries of the Site (without encroachments on any right-of-way, easement or other interest that would reasonably be expected to affect adversely the continued operation of the Project), (C) that the Site is not located in a flood zone (or, to the extent that any portion of the Site is in a flood zone, delineating the portions thereof in such flood zone, in which case flood hazard insurance may be required by the Administrative Agent), and (D) all easements, encroachments and other survey matters shown on the Title Policy (as updated to the Mechanical Completion Date) or otherwise required by the Administrative Agent, such survey to be dated within thirty (30) days of the Mechanical Completion Date and prepared by licensed surveyors reasonably acceptable to the Administrative Agent, and certified to the Administrative Agent and the Title Insurer;

(ii) such legal opinions of the Borrower’s Counsel as the Administrative Agent may reasonably request;

(iii) final waivers, executed by each of the Construction Contractors, and by each of their respective subcontractors, of all carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens imposed by Law, which waivers (A) are in form and substance reasonably acceptable to the Administrative Agent and the Engineer and (B) cover all labor, materials (including Equipment and Fixtures of all kinds), supplies and services done, performed or furnished at, for or to the Project by each such Construction Contractor with respect to all work under the applicable

Construction Contract; provided, however, that with the prior written approval of the Administrative Agent (upon consultation with the Engineer), Completion can be declared without the execution of final waivers related to Liens that are being contested in good faith by appropriate proceedings with proper reserves established, if such proceedings have not proceeded to final judgment against the Borrower and do not involve any material risk that a material interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired;

(iv) certificates showing that all Required Insurance is in full force and effect, together with evidence of the payment of all premiums due in respect thereof;

(v) any and all Required Approvals that have not been provided to the Administrative Agent previously;

(vi) a completion certificate of the Engineer, substantially in the form of Exhibit 5.1(t), certifying that:

(A) Mechanical Completion has been reached, the Project has been completed in all material respects in accordance with the Construction Contracts, all punch list items have been completed, and any deficiencies noted during the Performance Test and the Completion Inspection have been corrected;

(B) any as-built surveys, or designs of the Project and all other documents reasonably required for the operation and maintenance of the Project, in each case in form and substance reasonably satisfactory to the Engineer have been delivered;

(C) the Borrower is in material compliance with the overhaul, maintenance and repair plan established pursuant to Section 5.1(g) (including the maintenance of appropriate spare parts, inventories and redundancies required thereunder);

(D) the Construction Contractors have completed any necessary training programs and delivered all training manuals, operations manuals and other similar documentation, in each case, in form and substance acceptable to the Engineer;

(E) the Sponsor has completed any training programs and delivered any necessary training manuals, operations manuals and other similar documentation in its possession, reasonably required for the Borrower to operate the Project and to use the technology granted under the Technology License, in each case, in form and substance acceptable to the Engineer, and such documentation accurately and encompasses all information and instructions (including all Trade Secrets) used in, or reasonably necessary for, operation of the Project materially in accordance with the Project Pro Forma and as operated during the Performance Test;

(F) the Project has passed the Performance Test without any material exceptions that have not been corrected as of the date of the certificate;

(G) the Project is available for Commercial Operation;

(H) the Project is capable of operating consistently on an overall basis within the levels of performance assumed in the Project Pro Forma;

(I) All Required Approvals required to operate the Project are in full force and effect; and

(J) all Qualified Project Construction Expenses have been paid in full, are being contested in good faith by appropriate proceedings with proper reserves established or an amount deemed sufficient by the Engineer to pay all unpaid costs has been deposited in an account under the control of the Administrative Agent, except for such Qualified Project Construction Expenses as are being contested in good faith by appropriate proceedings with proper reserves established, if such proceedings have not proceeded to final judgment against the Borrower and do not involve any risk that a material interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired; and

(vii) a completion certificate of the Borrower, certifying that, as of such date:

(A) the Borrower has a Tangible Net Worth of at least Forty Million Dollars ($40,000,000);

(B) the Project Documents executed by the Borrower as of the date of the certificate include all agreements required for the development, construction, ownership and operation of the Project, and such Project Documents conform in all material respects with the Project Pro Forma and are sufficient to permit the Project to operate in a manner that will not violate the Required Approvals or the manufacturer’s normal operating parameters, except to the extent that any such violation or deviation would not be expected to result in a Material Adverse Effect, and such that the Project will be able to achieve the financial results projected in the Project Pro Forma;

(C) all Documents (including any amendments, modifications or supplements thereto prior to such date) are in full force and effect (except such Documents as have expired in accordance with their terms or as may have been terminated in accordance with this Financing Agreement), the Imperium Parties and, to the Borrower’s Knowledge, the Project Parties are in full compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document except, solely with respect to Project Documents that are not Major Project Documents, as would not reasonably be expected to result in a Material Adverse Effect;

(D) all representations and warranties of the Imperium Parties contained in the Financing Documents are true, correct and complete in all material respects;

(E) no act, event or circumstance has occurred with respect to the Project, any Imperium Party, any Pre-Completion Party, any Project Party

or otherwise, including any amendment or any proposed amendment to permitting, licensing or other regulatory requirements or any Project Document, which has had or would reasonably be expected to result in a Material Adverse Effect;

(F) no Default or Event of Default has occurred and is continuing;

(G) no Imperium Party or, to the Borrower’s Knowledge, any Major Project Party is the subject of a Bankruptcy Event and, to the Borrower’s Knowledge, no other Project Party is the subject of a Bankruptcy Event that would reasonably be expected to result in a Material Adverse Effect;

(H) there is no pending or, to the Borrower’s Knowledge, threatened action, suit, litigation, investigation, arbitration or other proceeding before any Government Instrumentality involving or affecting the Project, the Borrower or its properties or assets or, to the Borrower’s Knowledge and solely with respect to the Pre-Completion Business or the Project, any Pre-Completion Party or Project Party or any of their respective properties or assets, which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect;

(I) all Required Approvals necessary for the construction and operation of the Project and the performance by the Borrower and the Project Parties of all of their obligations under the Project Documents in effect on such date have been obtained, and all obtained Required Approvals are in full force and effect and are not subject to any materially onerous or unusual condition;

(J) all Required Insurance has been obtained, all Required Insurance is in full force and effect and is not subject to cancellation on less than thirty (30) days’ notice (except to the extent cancellable on ten (10) days’ notice for non-payment of premium) and the Administrative Agent, for the benefit of the Secured Parties, has been endorsed as an additional insured and sole or first loss payee, with a waiver of subrogation permitted in their favor, and no Person other than the Borrower, the Administrative Agent and the Lenders has any right or interest in, to or under any Required Insurance other than pursuant to the Pre-Completion Documents and the Project Documents except such umbrella policies covering the Borrower and its Affiliates as have been disclosed in writing to the Administrative Agent and are reasonably acceptable to the Administrative Agent based on consultation with the Insurance Consultant;

(K) a First-Priority security interest in the Collateral has been created and perfected, and will continue to be perfected, in favor of the Collateral Agent in all relevant jurisdictions, and there are no Liens on the Collateral other than Permitted Liens;

(L) the Administrative Agent has received all items of Collateral in which a security interest is perfected by possession, including the certificates evidencing all of the membership interests in the Borrower held by the Pledgor and the related transfer powers;

(M) the Project has not suffered a material Loss (unless such Loss has been remedied to the reasonable satisfaction of the Administrative Agent) and no material portion of the Project is subject to pending or, to the Borrower’s Knowledge, threatened condemnation or appropriation proceedings;

(N) Mechanical Completion has been reached, the Project has been completed in all material respects in accordance with the Construction Contracts, all punch list items have been completed, and any deficiencies noted during the Performance Test and the Completion Inspection have been corrected;

(O) the ALTA/ASCM “as-built” survey described in Section 5.1(t)(i) has been delivered, together with any other as-built design drawings of the Project and any other documents required for the operation and maintenance of the Project;

(P) the Borrower is in compliance with the overhaul, maintenance and repair plan established pursuant to Section 5.1(g) (including the maintenance of appropriate spare parts, inventories and redundancies required thereunder);

(Q) the Construction Contractors have completed any necessary training programs and delivered all training manuals, operations manuals and other similar documentation;

(R) the Sponsor has completed any training programs and delivered any necessary training manuals, operations manuals and other similar documentation, including information necessary to use the technology granted under the Technology License, and such documentation together with any such documentation delivered by the Construction Contractors encompasses all information and instructions (including all Trade Secrets) used in or necessary for operation of the Project materially in accordance with the Project Pro Forma and as operated during the Performance Test;

(S) The Technology License has been updated to cover all Intellectual Property (including all Trade Secrets) owned by the Sponsor used in or necessary for operation of the Project materially in accordance with the Project Pro Forma and as operated during the Performance Test;

(T) the Project has passed the Performance Test without any material exceptions that have not been corrected as of the date of the certificate;

(U) the Project is available for Commercial Operation;

(V) all Qualified Project Construction Expenses have been paid in full, or an amount deemed sufficient by the Engineer to pay all unpaid costs has been deposited in an account under the control of the Administrative Agent for such purpose;

(W) all Taxes, fees and expenses required to be paid by the Borrower (unless any such amounts are being contested in good faith and appropriate reserves therefor have been created for such purpose) on or before such date have been paid;

(X) each Construction Contractor and, if applicable, any subcontractor thereto, has paid in full any and all late fees, penalties or liquidated damage amounts due by it to the Borrower under the applicable Construction Contract except such amounts as may be settled, compromised or waived by the Borrower;

(Y) the operations of the Borrower and the Project comply and are expected to comply in all material respects at all times until the Maturity Date with all applicable Laws and Required Approvals and with Prudent Industry Practices; and

(Z) the Borrower has provided full and complete copies of all Project Documents, together with such Consents to Assignment relating thereto and opinions relating to Major Project Documents that the Administrative Agent may reasonably request.

(u) Separateness. The Borrower will:

(i) act solely in its name and through its duly authorized officers or agents in the conduct of its business;

(ii) conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements and applications will be made solely in the name of the Borrower, if related to the Borrower);

(iii) provide for the payment of its own operating expenses and liabilities from its own funds except with respect to Excess Costs as contemplated by the Sponsor Support Agreement; and

(iv) obtain proper authorization from its directors or officers, as required by its Organizational Documents for all actions of the Borrower.

(v) Minimum Debt Service Coverage Ratio. The Borrower will maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.0 as calculated quarterly on each Payment Date after the Closing Date, in each case, as measured based on both (i) the quarter then ended and (ii) the twelve month period ending on the last day of such quarter.

(w) Ratio of Tangible Net Worth to Total Indebtedness. The Borrower will maintain a minimum ratio of Tangible Net Worth to Total Indebtedness of 1.0 to 2.0 as calculated quarterly on each Payment Date after the Closing Date.

(x) Subcontractors and Vendors. At the Administrative Agent’s reasonable request from time to time, the Borrower will deliver proof reasonably satisfactory to the Administrative Agent that the contracts entered into between each Contractor and its subcontractors and vendors include a requirement that any Lien of such subcontractors and vendors is subordinate and inferior to the Liens in favor of the Collateral Agent.

Section 5.2 Negative Covenants. The Borrower covenants and agrees that, for so long as any Lender has any Commitment outstanding, for so long as any unexpired Letter of Credit is outstanding, and until the indefeasible payment in full of all Loans, all Obligations and any other amounts payable (by the Borrower or other Persons) under or in connection with the Financing Documents (other than contingent indemnification and expense reimbursement obligations), it will perform and observe each of the following covenants, unless (and then only to the extent) compliance with such covenant has been waived pursuant to Section 8.5:

(a) Business. The Borrower will not make any material change in the nature of its business or engage in any business or activity not related to the Project or the Pre-Completion Business or otherwise contemplated by the Documents. The Borrower will not change its name, its legal address, the address of its principal place of business or chief executive office or the location of its books, records and contracts, without thirty (30) days prior notice to the Administrative Agent and, without the prior written consent of the Administrative Agent, the Borrower will not store or maintain Collateral at any location other than the Site and its principal place of business except in the case of Collateral in transit to the Site, the Borrower’s title in which is represented by Eligible Receipts. It will not adopt or change any trade name or fictitious business name. It will not form or have any subsidiaries and will not own or hold the capital stock, securities, debt, assets or obligations of, or any interest in, any Person except as permitted by Section 5.2(e). It will not enter into any partnership, joint venture, royalty agreement or profit-sharing or similar arrangement.

(b) Mergers and Sales of Assets. The Borrower will not merge or consolidate with any Person or liquidate or dissolve. It will not sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any asset except (i) in the ordinary course of business, (ii) in accordance with the Commodity Management Plan, (iii) in connection with the replacement of such asset with a replacement that is appropriate and complies in all material respects with the requirements of the Documents or (v) in an instance in which the proceeds of such sale, assignment, lease or other disposition do not exceed Five Hundred Thousand Dollars ($500,000) in each instance and one percent (1%) of the total Qualified Project Construction Expenses of the Project in the aggregate and, in every instance, such sale, assignment, lease or other disposition does not have a material adverse impact on the operating cash flow of the Project. The sale by the Borrower of Products, obsolete or worn out equipment, assets that are no longer useful in connection with the Project or environmental credits not needed for the Project’s operation, will not violate this Section 5.2(b). From and after the first Term Loan Funding Date, all proceeds of activities permitted by this Section 5.2(b) will be deposited into the Asset Sales Proceeds Account and disbursed therefrom in accordance with the Disbursement Agreement, other than proceeds from the sale of Products or from Commodity Management Plan Arrangements, or otherwise from sales or other dispositions in the ordinary course of business, each of which will be deposited into the Project Revenues Account.

(c) Contractual Obligations.

(i) Without the prior written consent of the Administrative Agent, the Borrower will not enter into any Contractual Obligation other than Permitted Additional Project Documents. Each such Permitted Additional Project Document and other Contractual Obligation will include a provision making such Contractual Obligation freely assignable to the Collateral Agent as Collateral for the Obligations and, if requested by the Administrative Agent, the Borrower will deliver to the Administrative Agent the written Consent to Assignment of the other party or parties to such Contractual Obligation and a satisfactory opinion of the Borrower’s Counsel confirming the validity and enforceability of such Consent to Assignment. The Borrower will not pledge or assign any Contractual Obligation to any Person other than the Collateral Agent, except pursuant to Permitted Liens.

(ii) Without the prior written consent of the Administrative Agent (and in the case of Major Project Documents, the Majority Lenders), the Borrower will not amend, suspend, terminate or grant a waiver under any Project Document, or take, or fail to take, any action that would reasonably be expected to result in the termination of, or the impairment of any right of the Borrower, any Agent or any Lender under, any Project Document or any other contract, arrangement or agreement material to the Project. Notwithstanding the foregoing, for so long as no Event of Default has occurred and is continuing at the time of such termination: (A) the Borrower may terminate Feedstock Agreements that have been replaced with Feedstock Agreements with counterparties at least as creditworthy as their predecessors and which have substantially similar terms (or more favorable terms to the Borrower); provided, that such replacement Feedstock Agreements include a provision making them freely assignable to the Administrative Agent as Collateral for the Obligations and (B) the Borrower may approve change orders under the Construction Contracts without the Administrative Agent’s consent; provided, that the work covered by such change orders does not exceed One Hundred Fifty Thousand Dollars ($150,000) in the case of any single change order or Three Hundred Thousand Dollars ($300,000) in the aggregate over any twelve-month period; and provided, further, that none of such change orders materially affects the character of the Project, the construction schedule under the Plant Construction Contract or the ability of the Borrower to fulfill its obligations under the Documents.

(iii) Prior to Completion, the Borrower will not, without the prior written consent of the Administrative Agent and the Majority Lenders, amend, suspend, terminate or grant a waiver under the KemOleo Agreements, or take, or fail to take, any action that would reasonably be expected to result in the termination of, or the impairment of any material right of the Borrower, any Agent or any Lender under the KemOleo Agreement or any other material impairment of the Borrower’s ability to supply the Pure Biodiesel required pursuant to the RCL Agreement. Following Completion, for so long as no Event of Default has occurred and is continuing at the time of such action, the Borrower may amend, suspend or terminate the KemOleo Agreements if and to the extent that (x) the effect thereof would not reasonably be expected to result in a Material Adverse Effect or (y) the Project is able to supply the Pure Biodiesel required pursuant to the RCL Agreement.

(iv) Without the prior written consent of the Administrative Agent, the Organizational Documents of the Borrower may not be amended or any provision thereof waived.

(v) The Borrower will not publicly declare Completion without the approval of the Administrative Agent (in consultation with the Engineer), which will not be unreasonably withheld or delayed, or without complying with its obligations under Section 5.1(t).

(vi) The Borrower will promptly deliver to the Administrative Agent copies of (A) all Project Documents (including all Commodity Management Plan Arrangements), (B) all amendments, suspensions, terminations and waivers of any

Project Document and (C) all change orders with respect to Major Project Documents that are approved or entered into after the Closing Date.

(d) Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable for (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) the Indebtedness or obligation of any other Person, except for (i) Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) obligations under the Documents and (iii) Guaranties constituting Permitted Indebtedness.

(e) Investments. The Borrower will not make any loan or advance to any Person other than (i) accounts receivable incurred in commercially reasonable amounts in the normal course of the Borrower’s business and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, (ii) Guaranties permitted by Section 5.2(d), (iii) investments by the Borrower in the Interest Rate Hedge Agreement, Permitted Hedging Agreements and Commodity Management Plan and (vi) Restricted Payments made as loans or advances. Except for (i) Permitted Investments (which must be made in compliance with the Disbursement Agreement from and after its entry into force), (ii) investments received in satisfaction or partial satisfaction of accounts receivable incurred in commercially reasonable amounts in the normal course of the Borrower’s business from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, and (iii) Commodity Management Plan Arrangements made in compliance with the Commodity Management Plan, the Borrower will not purchase or otherwise acquire the capital stock, securities, debt, assets or obligations of, or any interest in, any Person.

(f) Liens. The Borrower will not, and will not permit any other Person to, create, incur, assume or suffer to exist, any Lien upon or with respect to any of the Collateral of the Borrower or any of the other property of the Borrower, now owned or hereafter acquired, or assign or otherwise convey, or permit any Person to assign or otherwise convey, any right to receive income or revenues from or of the Project, except that the foregoing restrictions will not apply to the following (collectively, “Permitted Liens”):

(i) the Security Document Liens;

(ii) Liens for Taxes, if such Taxes (A) are not at the time delinquent and thereafter can be paid without penalty or (B) are being contested in good faith by appropriate proceedings with reserves established in accordance with GAAP and such Liens have been bonded over or do not involve any risk that a significant interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired;

(iii) carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens imposed by Law and arising in the ordinary course of business in connection with the construction or operation of the Project, if such Liens have been bonded over and either (A) are not filed of record and are not delinquent or (B) are being contested in good faith by appropriate proceedings with proper reserves established, have not proceeded to judgment and do not involve any risk that a significant interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired;

(iv) Liens arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation (other than Liens imposed by ERISA);

(v) Liens of no more than One Million Dollars ($1,000,000) in the aggregate securing judgments for the payment of money not constituting an Event of Default under Section 6.1(q);

(vi) banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash, cash equivalents and Permitted Investments on deposit in one or more accounts maintained by the Borrower in accordance with Section 5.2(n);

(vii) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in accordance with the Financing Documents; provided, that the same (i) do not in any material respect interfere with the business of the Borrower or materially detract from the value of the relative assets of the Borrower and (ii) are subject and subordinate to any Lien on such assets pursuant to the Security Documents;

(viii) precautionary filings of financing statements under the UCC in respect of operating leases entered into by the Borrower in accordance with the Financing Documents;

(ix) purchase money security interests in discrete items of equipment not comprising an integral part of the Project or other Collateral when the obligation secured is incurred for the purchase of such equipment and does not exceed one hundred percent (100%) of the lesser of cost or fair market value thereof at the time of acquisition, and the security interest does not extend beyond the equipment involved and any proceeds therefrom; provided, that such Liens and the amount of materials, equipment and fixtures supplied or purchased pursuant to this clause (ix) will not, taken together, at any time exceed the maximum aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000);

(x) the exceptions to the title of the Site set forth in the title reports delivered pursuant to Article III or listed as exceptions in the Title Policy and accepted by the Administrative Agent;

(xi) Liens on the landlord’s fee interest in the Site or, in the case of any property of the Borrower other than a fee interest, Liens arising on the underlying fee or other superior estate after the Closing Date and not due to the Borrower’s acts, so long as, in each case, a subordination and non-disturbance agreement is entered into; and

(xii) non-monetary encumbrances incurred in the ordinary course of business which would not reasonably be expected to result in a Material Adverse Effect and other minor involuntary encumbrances and minor defects irregularities, encumbrances or clouds on title reasonably acceptable to the Administrative Agent.

If foreclosure or enforcement of any Lien upon the Project, any part thereof or any other Collateral is at any time initiated, the Administrative Agent will have the right, but not the obligation, to take any action it deems appropriate, including payment of the obligation secured by such Lien, and the Borrower will immediately upon demand reimburse the Administrative

Agent for all sums expended by the Administrative Agent in taking any such action. Any amount not reimbursed upon demand will bear interest at the Default Rate and will be an obligation secured by the Security Document Liens.

(g) Indebtedness. The Borrower will not, without the Administrative Agent’s written consent, create, incur, assume or suffer to exist any Indebtedness, except that the foregoing restriction will not apply to the following (collectively, “Permitted Indebtedness”):

(i) Indebtedness under the Notes and the other Financing Documents;

(ii) Indebtedness (excluding Indebtedness otherwise permitted under this Section 5.2(g)) not to exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) at any one time outstanding;

(iii) Commodity Management Plan Arrangements pursuant to the Commodity Management Plan;

(iv) Indebtedness pursuant to the Interest Rate Hedge Agreement and Permitted Hedging Agreements;

(v) Indebtedness secured by Liens permitted under Section 5.2(f)(ix); and

(vi) accounts payable incurred in commercially reasonable amounts in the normal course of the Borrower’s business.

(h) Lease Obligations. The Borrower will not create or suffer to exist any obligation for the payment of rent for any property under leases or agreements to lease having a term of three years or more, other than the Project Documents.

(i) Restricted Payments. At no time may the distributions made by the Borrower in respect of the tax liabilities of Persons holding membership interests in the Borrower exceed forty percent (40%) of Net Operating Cash available at such time. In addition, except as required by Section 3.3(c) of the Disbursement Agreement, the Borrower will not make, declare or pay any Restricted Payment, unless each of the conditions set forth below has been satisfied as of the date of such payment:

(i) such Restricted Payment is made on a Payment Date;

(ii) such Restricted Payment is not made earlier than the date that is the last to occur of (A) the Completion Date and (B) the First Repayment Date;

(iii) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(iv) the Debt Service Coverage Ratio as of such Payment Date is not less than 1.50 to 1.0;

(v) the Debt Service Reserve Account is fully funded;

(vi) the funds in the LC Collateral Account are no less than the LC Required Cash Collateral Amount;

(vii) the Borrower’s Working Capital is equal to or greater than the Working Capital Required Amount;

(viii) no Swingline Loans are then outstanding; and

(ix) the Administrative Agent has received a Distribution Request, duly executed by the Borrower, confirming that each of the conditions set forth in clauses (i) through (viii) of this Section 5.2(i) have been satisfied, and setting forth a calculation of the Debt Service Coverage Ratio.

(j) Transactions with Affiliates and Third Parties. The Borrower will not directly or indirectly conduct any business or enter into any transaction with any Affiliate (other than the Sponsor Support Agreement, the SSA Control Agreement, the Operation and Maintenance Agreement, the Biodiesel Marketing Agreement, the IRI Guaranty, the Imperium Assignment Agreement and the Technology License) unless the details of such business or transaction have been fully disclosed to the Administrative Agent and the Administrative Agent has given its prior written consent (not to be unreasonably withheld or delayed). The Borrower will not enter into any transaction with any Person other than in the ordinary course of business and on an arm’s-length basis and will not enter into any sole or exclusive business relationships except pursuant to the Project Documents or unless the details of such transaction have been fully disclosed to the Administrative Agent and the Administrative Agent has given its consent (not to be unreasonably withheld or delayed).

(k) Environmental Compliance.

(i) The Borrower will not, and will not knowingly permit any other Person to, use, generate, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Substance on, under or from the Project or the Site, or in connection with the Pre-Completion Business, in material violation of any Environmental Law or in a manner that would reasonably be expected to lead to any material Environmental Claim or pose a material risk to human health, safety or the environment. The Borrower will comply, and will cause all other Persons occupying, using or present at the Project or the Site to comply, with all Environmental Laws in all material respects.

(ii) The Borrower will promptly take all actions and pay or arrange to pay all costs necessary for it and the Project and the Pre-Completion Business to comply in all material respects with all Environmental Laws and all Required Approvals, including actions to remove and dispose of all Hazardous Substances and to clean-up the Project, the Site and any other property to the extent affected by the Project or the activities of the Borrower, the Project Parties (solely in connection with the Project), the Pre-Completion Parties (solely in connection with the Pre-Completion Business) or their respective agents or for which the Borrower is otherwise responsible. If the Borrower fails to take the actions or pay or arrange to pay the costs required under this Section 5.2(k), the Administrative Agent may, but will have no obligation to, take such actions or pay such costs, and all amounts so expended will be obligations of the Borrower to the Administrative Agent under the Financing Documents payable upon demand and secured by the Liens of the Security Documents. Nothing in this

Section 5.2(k) will impose any obligation or liability whatsoever on the Administrative Agent or any Lender or require the Borrower to undertake or assure compliance for which it is not responsible or respecting property that it does not own or control.

(iii) From time to time and at any reasonable time and frequency, the Administrative Agent may cause an environmental audit of the Pre-Completion Business, the Project or the Site or the location of any Collateral to be conducted to confirm the Borrower’s compliance with this Section 5.2(k); the Borrower agrees to cooperate fully with the Administrative Agent and its agents in connection with each such audit and to pay the reasonable documented costs thereof.

(l) ERISA. None of the Borrower or any ERISA Affiliate will adopt, maintain, sponsor, participate in or incur any liability or obligation under or to any Plan or incur any obligation to provide post-retirement benefits to any Person.

(m) Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes described in Section 2.7 and in accordance with the requirements and conditions of the Financing Documents. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Loan and no Letter of Credit will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. No proceeds of any Loan and no Letter of Credit will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(n) Bank Accounts. The Borrower will not maintain any account or deposit with any bank or other depository institution other than (i) the LC Collateral Account, (ii) the Local O&M Account, (iii) the accounts created under the Disbursement Agreement, and (iv) such other accounts as the Administrative Agent may approve in writing and in which the Administrative Agent has a perfected, valid and enforceable First-Priority Lien. The Borrower will not, and will not permit any Affiliate to, deposit funds into any account other than the accounts described in the preceding sentence.

(o) Auditors. The Borrower will not discharge or change its auditors or change its fiscal year without the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed.

(p) Publicity. The Borrower will not, and will not permit any Affiliate of the Borrower to, issue, or consent to the issuance of, any press release, announcement or advertisement that refers to the financing contemplated by the Financing Documents without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed without the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. Each of the following constitutes an “Event of Default” under this Financing Agreement:

(a) Any principal of any Loan is not paid when due.

(b) Any interest on any Loan or any fee or other amount payable under any Financing Document (other than amounts described in paragraph (a) above) is not paid within two (2) Business Days after such interest, fee or other amount is due.

(c) The Borrower fails to deposit, in the LC Collateral Account, any amounts required to satisfy the LC Required Cash Collateral Amount within one (1) Business Day of receipt of any LC Collateral Deficiency Notice.

(d) Any representation or warranty made by any Imperium Party or any Project Party (or any of their respective officers or representatives) in any Financing Document or in any certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document proves to have been incorrect or misleading in any material respect at the time it was made, deemed to have been made, or confirmed, except, in the case of misleading or inaccurate representations and warranties by Persons other than Imperium Parties, as would not reasonably be expected to result in a Material Adverse Effect.

(e) The Borrower fails to observe any covenant set forth in Section 5.1(a), (d), (n), (o) or (u) or Section 5.2 of this Financing Agreement or any covenant in the Disbursement Agreement (from and after its entry into force).

(f) The Borrower fails to observe any covenant set forth in Section 5.1(l) or (m) of this Financing Agreement and such failure continues unremedied for a period of five (5) Business Days.

(g) Any of the Imperium Parties fails to perform or observe any term, covenant or agreement contained in any Financing Document (other than any term, covenant or agreement that is the basis of another Event of Default) to be performed or observed by it and such failure remains unremedied for thirty (30) days after the occurrence thereof; provided, that, if the Borrower has diligently attempted to cure such default throughout the initial 30-day grace period but such default has not been cured at the expiration of the initial 30-day grace period, and if such default is likely to be cured during the thirty (30) days following the expiration of the initial 30-day grace period, then the Borrower may request in writing that the Administrative Agent grant one additional 30-day grace period within which to cure such default (such request to contain all relevant facts and circumstances necessary for the Administrative Agent to make an informed decision as to whether to grant an additional grace period) and the Administrative Agent, in its sole discretion, may grant one additional 30-day grace period within which the Borrower must cure the default.

(h) Any Project Party fails to perform or observe any term, covenant or agreement contained in any Financing Document (other than any term, covenant or agreement that is the basis of another Event of Default) or Project Document to be performed or observed by it, such failure is not remedied within any applicable grace period and such failure would reasonably be expected to result in a Material Adverse Effect.

(i) The Security Documents for any reason cease to create perfected, valid and enforceable First-Priority Liens on the Collateral (other than pursuant to the terms thereof or as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it hereunder), or the Borrower or the Pledgor so asserts in writing.

(j) The Sponsor fails to perform or observe any term, covenant or agreement contained in the Sponsor Support Agreement, the SSA Control Agreement, the Technology License or the IRI Guaranty.

(k) The Sponsor Support Agreement, the SSA Control Agreement, the Technology License or the IRI Guaranty (i) is terminated, repudiated or declared to be invalid by the Sponsor or by any Government Instrumentality of competent jurisdiction or (ii) for any other reason ceases to be valid and binding and of full force and effect, in each case after the original entry into force of such agreement.

(l) At any time from the occurrence of a Security Interest Trigger to the Sponsor Support Release Date, the Sponsor Support Agreement and the SSA Control Agreement for any reason cease to create a perfected, valid and enforceable First-Priority Lien on the SSA Account Collateral or the Sponsor so asserts in writing.

(m) Any provision of any Required Approval is repudiated or declared to be invalid by any Government Instrumentality or for any other reason ceases to be valid and binding and of full force and effect except as would not reasonably be expected to result in a Material Adverse Effect.

(n) Prior to the first Term Loan Funding Date: (i) any provision of any Pre-Completion Document (A) is terminated, repudiated or declared to be invalid by any party thereto or by any Government Instrumentality or (B) for any reason ceases to be valid and binding and of full force and effect; or (ii) any provision of any other Document (A) is terminated, repudiated or declared to be invalid by any party thereto or by any Government Instrumentality or (B) for any reason ceases to be valid and binding and of full force and effect and, in either case (A) or (B) of this part (ii), would reasonably be expected to result in a Material Adverse Effect; provided, that such event will not be an Event of Default if the Borrower enters into a replacement agreement within three (3) Business Days of such event, which agreement is reasonably satisfactory in form and substance to the Administrative Agent; provided, that amendments and terminations of Documents in accordance with Section 5.2(c) will not constitute Events of Default hereunder.

(o) On or after the first Term Loan Funding Date: (i) any provision of any Major Project Document (A) is terminated, repudiated or declared to be invalid by any party thereto or by any Government Instrumentality or (B) for any reason ceases to be valid and binding and of full force and effect; or (ii) any provision of any other Document (A) is terminated, repudiated or declared to be invalid by any party thereto or by any Government Instrumentality or (B) for any reason ceases to be valid and binding and of full force and effect and, in either case (A) or (B) of this part (ii), would reasonably be expected to result in a Material Adverse Effect; provided, that amendments and terminations of Documents in accordance with Section 5.2(c) will not constitute Events of Default hereunder.

(p) The Borrower fails to pay any amount in respect of Indebtedness having an aggregate principal amount of more than One Million Dollars ($1,000,000) (other than Indebtedness evidenced by the Notes or arising under the Financing Documents), including any interest or premium thereon when due (taking into account any applicable grace periods and notice requirements), or any other default under any agreement or instrument relating to any such Indebtedness, or any other event occurs and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or permit the acceleration of the maturity of such Indebtedness or to permit the holders of such

Indebtedness to exercise any remedy against the Borrower or any of its properties whether or not such default or event is waived by the holders or trustees for such Indebtedness.

(q) A final judgment or order for the payment of money in excess of One Million Dollars ($1,000,000) is rendered against the Borrower and is not covered by insurance or otherwise covered to the satisfaction of the Administrative Agent; provided, that such event will not be an Event of Default unless the execution of such judgment or order remains undischarged and unstayed for a period of thirty (30) consecutive days.

(r) A Bankruptcy Event occurs with respect to any Imperium Party.

(s) A Bankruptcy Event occurs with respect to any Pre-Completion Party or Project Party (other than an Imperium Party) and such event would reasonably be expected to result in a Material Adverse Effect.

(t) (i) Any Law is enacted, (ii) any change in Law or any change in the interpretation or administration of any Law (having the force of Law) occurs, (iii) any Claim is filed with any Governmental Instrumentality against the Borrower, the Project or any Project Party or (iv) any other event or circumstance occurs, in each case that has or would reasonably be expected to result in a Material Adverse Effect.

(u) Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower or any ERISA Affiliate thereof adopts, maintains, sponsors, participates in or incur any liability or obligation under or to any Plan or incurs any obligation to provide post-retirement benefits to any Person.

(v) A Change in Control occurs.

(w) A Major Loss occurs.

(x) An Event of Abandonment occurs.

(y) Any Government Instrumentality or any Person acting or purporting to act under the authority of any Government Instrumentality takes any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Site or the Project, or takes any action to displace or curtail the authority of the management of the Borrower and such action would reasonably be expected to result in a Material Adverse Effect.

(z) Any Government Instrumentality or any Person acting or purporting to act under the authority of any Government Instrumentality attaches or restrains, or takes any action to attach or restrain, any funds or other property which may be in, or come into, the possession or control of the Administrative Agent for benefit of the Secured Parties, or of any other Person acting on the Administrative Agent’s (including all funds or other property deposited with the Administrative Agent or such other Person as collateral to secure the Obligations) and such action would reasonably be expected to result in a Material Adverse Effect.

(aa) The Engineer, at any time after the first Term Loan Funding Date, reports that construction of the Project is behind the schedule detailed in the Construction and Draw Schedule such that Mechanical Completion is reasonably expected to be delayed by more than thirty (30) days and thereafter, within sixty (60) days of the date of such Engineer’s report, construction of the Project has not been restored to conform in all material respects with the schedule detailed in the Construction and Draw Schedule.

(bb) Completion has not occurred on or before the Completion Deadline.

Section 6.2 Remedies. Upon the occurrence of an Event of Default described in Section 6.1(r) or (s), the Commitments of the Lenders will terminate and the Loans and all interest thereon and all other amounts payable under the Financing Documents will become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent will at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (a) declare the Commitment of each Lender to be terminated, whereupon the same will forthwith terminate and (b) declare the Loan, all interest thereon and all Obligations or other amounts payable under the Financing Documents to be due and payable, whereupon the Loans, all such Obligations, all such interest and all such amounts will become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.3 Right to Complete.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders, in addition to any other remedy that they may have under the Financing Documents or by Law, will have the right (but not the obligation) in their sole and absolute discretion:

(i) to enter the Site, the Project and other property owned or leased by the Borrower and complete the construction of the Project at the risk, cost and expense of the Borrower;

(ii) at any and all times to discontinue any work commenced by the Borrower in respect of the Project or to change any course of action undertaken by the Borrower; and

(iii) to take over and use all or any part of the labor, Intellectual Property, materials, supplies and equipment contracted for by or on behalf of the Borrower, whether or not previously incorporated into the Project.

The Administrative Agent and the Lenders may exercise the rights described in this Section 6.3 from time to time and at any time after the occurrence and during the continuance of an Event of Default, whether or not the Loans have become due and payable and whether or not foreclosure has been initiated under the Security Documents. In no event will the actions of the Administrative Agent or the Lenders constitute the Administrative Agent or any Lender a mortgagee-in-possession, and the Borrower hereby indemnifies and holds harmless the Administrative Agent, the Lenders and their respective officers, directors, employees, agents and advisors from and against any and all costs and liabilities resulting from any such characterization or from their actions or omissions to act pursuant to this Section 6.3; provided, that the Borrower has no obligation to indemnify the Administrative Agent and the Lenders for costs and liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender.

(b) In connection with any construction of the Project undertaken by the Administrative Agent and the Lenders pursuant to this Section 6.3, the Administrative Agent and the Lenders may:

(i) engage builders, contractors, architects, engineers, security services and others for the purpose of furnishing labor, material, equipment and security in connection with any construction of the Project;

(ii) pay, settle or compromise, or cause to be paid, settled or compromised, all claims or bills that may become Liens against the Borrower’s interest in the Site or the Project, or that have been or may be incurred in any manner in connection with the construction of the Project or for the discharge of Liens or defects in the title of the Borrower’s interest in the Site or the Project; and

(iii) take such other action or refrain from acting under this Financing Agreement as the Administrative Agent and the Lenders may in their sole and absolute discretion from time to time determine.

(c) The Borrower will be liable to the Administrative Agent and the Lenders for all sums paid or incurred for the construction of the Project and all payments made or liabilities incurred by the Administrative Agent and the Lenders under this Section 6.3 of any kind whatsoever (other than liabilities incurred due to the gross negligence or willful misconduct of the Administrative Agent or any Lender) will be paid by the Borrower to the Administrative Agent and the Lenders upon demand with interest to the date of payment to the Administrative Agent and the Lenders at the Default Rate.

(d) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 6.3, the Borrower irrevocably constitutes and appoints the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact, in its name and on its behalf, and at its expense, at any time after the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any document and instrument and to do and perform any act such as those referred to in this Section 6.3, without notice to or the consent of the Borrower. This power of attorney is coupled with an interest and is not revocable.

ARTICLE VII

THE AGENTS; SWINGLINE LENDER; LC FRONTING BANK

Section 7.1 Authorization and Action. Each Lender hereby appoints Société Générale as Administrative Agent, Collateral Agent, Disbursement Agent, LC Fronting Bank and Swingline Lender and authorizes such Agents to take such actions as agent on its behalf and to exercise such powers under this Financing Agreement and the other Financing Documents as are delegated to such Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby appoints Banco Santander Centro Hispano, New York Branch, as the Syndication Agent and authorizes such Agent to take such actions as agent on its behalf and to exercise such powers under this Financing Agreement and the other Financing Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby appoints Norddeutsche Landesbank Girozentrale, New York and/or Cayman Islands Branch, as the

Documentation Agent and authorizes such Agent to take such actions as agent on its behalf and to exercise such powers under this Financing Agreement and the other Financing Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agents will have no duties, responsibilities, obligations or liabilities other than those expressly set forth in the Financing Documents, and no additional duties, responsibilities, obligations or liabilities will be inferred from the provisions of the Financing Documents or imposed on the Agents. As to matters not expressly provided for by this Financing Agreement or the other Financing Documents (including enforcement or collection of the Notes), the Agents will not be required to exercise any discretion or take any action, but will be required to act or to refrain from acting (and will be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, in the case of the Administrative Agent, and the Administrative Agent, in the case of the Disbursement Agent, and such instructions will be binding upon all the Lenders and all holders of Notes; provided, that the Agents will in no event be required to take any action which exposes them to personal liability, which is contrary to the Financing Documents or Law or with respect to which such Agent does not receive adequate instructions or full indemnification from the Lenders. The provisions of this Article VII are solely for the benefit of the Secured Parties and their Affiliates. The Agents have no duties or relationships, of trust or agency, with or to any Imperium Party, the Project Parties or their respective Affiliates.

Section 7.2 Delegation of Duties. The Agents may delegate any of their responsibilities or duties under the Financing Documents to one or more agents and will not be liable for the negligence or misconduct of any agent selected by it with reasonable care.

Section 7.3 Agents’ Reliance. None of the Agents, their agents or any of their respective Affiliates will be liable for any action taken or omitted to be taken by any of them under or in connection with the Documents, except that each will be liable for its own gross negligence or willful misconduct as finally determined by a Government Instrumentality. Without limiting the generality of the foregoing, the Agents:

(a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in a form satisfactory to the Administrative Agent;

(b) may consult with qualified legal counsel (including the Borrower’s Counsel), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) make no representation or warranty to any Lender and will not be responsible to any Lender for any statement, representation or warranty made in or in connection with the Documents;

(d) will not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Documents or to inspect the Project or the books and records or any other property of any Imperium Party, any Project Party or any Affiliate thereof;

(e) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Document or any other document or instrument furnished pursuant thereto, or for the failure of any Person to perform its obligations under any Document; and

(f) will incur no liability under or in respect of this Financing Agreement or any other Document or otherwise by acting upon any notice, consent, waiver, certificate or other writing or instrument (including facsimiles, telexes, telegrams and cables) believed by it to be genuine and signed or sent by the proper Person or Persons.

Section 7.4 Notice of Default. Neither the Administrative Agent nor the Collateral Agent will be deemed to have knowledge or notice of any Default or Event of Default unless and until written notice has been provided as set forth in Section 8.20 from a Lender or the Borrower referring to this Financing Agreement, describing the Default or Event of Default and stating that such notice is a “notice of default.”

Section 7.5 Agents Entitled to Act as Lenders. With respect to its Commitments, the Pro Rata Share of the Loans funded by it and the Notes issued to it, each Agent will have the same rights and powers under the Financing Documents as any other Lender and each may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and, unless otherwise expressly indicated, the term “Lender” or “Lenders” will include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower, any Imperium Party and any of their Affiliates, and any Person who may do business with or own securities of the Borrower, any Imperium Party or any of their Affiliates, all as if it were not performing the duties specified herein and without any duty to account therefor to the Lenders. The Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent are designated as agents for the Lenders and each of the Lenders and the Borrower may rely on authorizations and directions by such Agents as if given by each Lender.

Section 7.6 Credit Decisions. Each Lender acknowledges that none of the Agents nor any of their Affiliates has made any representation or warranty with respect to the Borrower, any Imperium Party, any of their Affiliates, the Project or any other matter, and agrees that no review or other action by the Agents or any of their Affiliates will be deemed to constitute any such representation or warranty. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements referred to in Section 4.1(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Financing Agreement and the other Financing Documents to which it is party. Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents. The Agents will have no obligation to provide to any Lender any information or document concerning or relating to the Project, the Borrower, the Imperium Parties, the Project Parties or any Affiliate thereof or any other Person or matter that may come into such Agent’s possession or to obtain any such information or documents; provided, that the Administrative Agent will deliver to the Lenders information and documents actually received by the Administrative Agent from the Borrower, the Imperium Parties, the Project Parties or any Affiliate thereof pursuant to the Financing Documents for distribution to the Lenders.

Section 7.7 Indemnification. The Lenders agree to indemnify the Agents, their agents and their respective Affiliates (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of the Lenders, from and against any and all Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent, its agents or its respective Affiliates by any Person (including any Lender) in any way relating to or arising out of:

(a) the Project;

(b) any Document;

(c) any action taken or omitted by such Agent or any Lender;

(d) any Claim for brokerage fees or commissions in connection with any transaction contemplated by the Documents;

(e) any Claim based on any misstatement or inaccuracy in or omission from any disclosure provided by the Borrower, any Imperium Party, the Project Parties or any Affiliate thereof or their representatives in connection with the syndication of the Loans;

(f) the actual or alleged presence, release or discharge of any Hazardous Substance on, from or under the Project or the existence, use, generation, manufacture, handling, processing, storage, release, transportation, removal, disposal or clean-up thereof of any Hazardous Substance on or at the Project or by the Borrower, any Imperium Party, any Project Party or any Affiliate thereof; or

(g) any Environmental Claim asserted against or relating to the Project, the Borrower, any Project Party or any Affiliate thereof or any actual or alleged violation of any Environmental Law by any of such Persons; provided, that no Lender will be liable to any Person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct as finally determined by a Government Instrumentality.

Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for such Lender’s ratable share of any cost, expense or Tax described in Section 8.11 incurred by or imposed on the Agents for which such Agent does not receive reimbursement from the Borrower. Payment by an indemnified party will not be a condition precedent to the obligations of the Lenders under this indemnity. This Section 7.7 will survive the Closing Date, the Syndication Date, the making and repayment of all Obligations under the Financing Documents and any transfer or assignment of the Notes.

Section 7.8 Successor Agents. The Agents may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders will have the right to appoint a successor Agent reasonably acceptable to the Borrower. If within thirty (30) days after the resignation or removal of the retiring Agent no successor Agent accepts appointment by the Majority Lenders, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which will be a commercial bank organized under the Laws of the United States or of any State thereof and will have a combined capital and surplus of at least One Billion Dollars ($1,000,000,000). Upon the acceptance of its appointment as Agent, the successor Agent will thereupon succeed to and be vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring

Agent will be discharged from its duties and obligations under the Financing Documents. After any retiring Agent’s resignation or removal, the provisions of this Article VII will inure to its benefit as to any action taken or omitted to be taken by it while it was Agent.

Section 7.9 LC Fronting Bank.

(a) The LC Fronting Bank will act on behalf of the Revolving Credit Lenders with respect to the Letters of Credit, the related LC Disbursements and the other documents associated therewith. The LC Fronting Bank will have all of the benefits and immunities (i) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by the LC Fronting Bank in connection with the Letters of Credit, any related LC Disbursements and any documents associated therewith, as fully as if the terms “Administrative Agent” and “Disbursement Agent”, as used in this Article VII, included the LC Fronting Bank with respect to such acts or omissions and (ii) as additionally provided in clauses (b) – (d) of this Section 7.9.

(b) Any action, inaction or omission taken or suffered by the LC Fronting Bank or by any of the LC Fronting Bank’s correspondents under or in connection with any Letter of Credit or any related LC Disbursements, documents or property if in good faith and in conformity with all Laws which the LC Fronting Bank or the LC Fronting Bank’s correspondents deem applicable thereto, will be binding upon the Borrower and will not place the LC Fronting Bank or any of its correspondents under any resulting liability to the Borrower.

(c) The LC Fronting Bank and its correspondents may (i) act in reliance upon telephonic, teletransmission or written request or notice believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized person, and (ii) receive, accept or pay as complying with the terms of the relevant Letter of Credit, any LC Disbursements or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in Bankruptcy of, or the receiver for any of the property of, or any other person or entity acting as the representative or in the place of, the party in whose name the relevant Letter of Credit provides that any LC Disbursements or other documents should be drawn or issued. The Borrower assumes all risks of the acts or omissions of the users of Letters of Credit and all risks of the misuse of Letters of Credit.

(d) Neither the LC Fronting Bank nor its correspondents will be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness, falsification or legal effect of any endorsement or document, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any LC Disbursement or other instrument to bear any reference or adequate reference to the Letter of Credit, or failure of any person to note the amount of any LC Disbursement on the reverse side of the Letter of Credit or to surrender or to take up the Letter of Credit or to send forward any such document apart from LC Disbursements as required by the terms of the Letter of Credit, each of which provisions, if contained in the Letter of Credit itself, it is agreed, may be waived by the LC Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, teletransmission or otherwise, whether or not they be in cipher; (v) for any error, neglect, default, suspension or insolvency of any of the LC Fronting Bank’s correspondents; (vi) for errors in translation or for errors in interpretation of technical terms; (vii) for any loss or delay in the transmission or otherwise of any such document or LC Disbursement or of the proceeds thereof; or (viii) for any consequences arising from causes beyond the LC Fronting Bank’s control. None of the above (or the occurrence of any one or more of the contingencies or events referred to in the UCP) will affect, impair, or prevent the vesting of any of the LC Fronting Bank’s rights or powers hereunder or relieve the Borrower of the obligation to pay the LC Fronting Bank all sums to which the LC Fronting Bank is otherwise entitled pursuant to the provisions hereof. The LC Fronting Bank will have the right to transmit the terms of the Letter of Credit without translating them. If the Letter of Credit provides that payment is to be made by the LC Fronting Bank’s correspondent, neither the LC Fronting Bank nor such correspondent will be responsible for the failure of any document specified in the Letter of Credit to come into the LC Fronting Bank’s hands or for any delay in connection therewith, and the Borrower’s obligation to reimburse the LC Fronting Bank for payments made or obligations incurred will not be affected by such failure or delay in the receipt by the LC Fronting Bank of any or all of such documents whether sent to the LC Fronting Bank in one or multiple mailings. The Borrower will promptly examine the Letter of Credit (and any amendments thereof) sent to it by the LC Fronting Bank and all instruments and documents delivered to it from time to time by the LC Fronting Bank and the Borrower will, within twenty-four (24) hours after receipt thereof, notify the LC Fronting Bank in writing of any claim of noncompliance, the Borrower being conclusively deemed to have waived any such claim against the LC Fronting Bank and the LC Fronting Bank’s correspondents unless the Borrower gives such notice after receiving the instruments and documents as aforesaid; provided, however, that it is understood that the LC Fronting Bank will have no obligation or responsibility to send the Letter of Credit or any such instrument or document to the Borrower.

Section 7.10 Swingline Lender.

The Swingline Lender will act on behalf of the Revolving Credit Lenders with respect to the Swingline Loans and the other documents associated therewith. The Swingline Lender will have all of the benefits and immunities (a) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by the Swingline Lender in connection with the Swingline Loans and any documents related thereto as fully as if the term “Administrative Agent” and “Disbursement Agent,” as used in this Article VII, included the Swingline Lender with respect to such acts or omissions and (b) as additionally provided in this Financing Agreement with respect to the Swingline Lender.

Section 7.11 Collateral Agent.

(a) The Collateral Agent will act on behalf of the Secured Parties with respect to the Collateral, the Security Documents and the other documents associated therewith. The Collateral Agent will have all of the benefits and immunities (i) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by the Collateral Agent as fully as if the term “Administrative Agent” and “Disbursement Agent,” as used in this Article VII, included the Collateral Agent with respect to such acts or omissions and (ii) as additionally provided in this Financing Agreement with respect to the Collateral Agent.

(b) Each Lender hereby authorizes the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be its agent and representative with respect to the Collateral and the Security Documents, including the allocation and disposition of Collateral in accordance with Section 2.6. Without further consent or authorization from any Lender (unless required pursuant to Section 8.5), the Collateral Agent may execute any documents or instruments necessary or advisable, in connection with a sale or disposition of assets permitted by this Financing Agreement, to release any Lien encumbering any of the Collateral that is the subject of such sale or other disposition of assets or to which the Majority Lenders (or such other Lenders as may be required to give consent under Section 8.5) have otherwise consented.

(c) Notwithstanding anything to the contrary contained in any of the Financing Documents, the Borrower, the Administrative Agent, the Collateral Agent, the LC Fronting Bank, the Swingline Lender and each Lender hereby agree that (i) no Lender will have the right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under this Financing Agreement and the other Financing Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders in accordance with the terms of this Financing Agreement and such other Financing Documents, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all such Collateral at any such sale and the Collateral Agent, as an agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders have otherwise agreed in writing) will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price payable by the Collateral Agent at such sale.

(d) For the avoidance of doubt, with respect to the disposition and application of Collateral to satisfy the Obligations under the Financing Documents, each Lender hereby agrees to the allocation of Collateral set forth in Section 2.6.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Counterparts. Each of the Financing Documents may be executed in any number of counterparts and by the different parties thereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

Section 8.2 Entire Agreement. The Financing Documents contain the complete agreement among the Borrower, the LC Fronting Bank, the Swingline Lender, the Lenders, the Agents and, as applicable, the other Imperium Parties thereto, in each case with respect to the matters contained therein and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to the matters contained therein.

Section 8.3 Severability. Any provision of any Financing Document that is invalid or prohibited in any jurisdiction will, as to such jurisdiction, be ineffective and severable from the rest of such Financing Document to the extent of such invalidity or prohibition, without impairing or affecting in any way the validity of any other provision of such Financing Document or of any other Financing Document, or of such provision in other jurisdictions. The parties agree to use reasonable best efforts to replace any provision that is ineffective by operation of this Section 8.3 with an effective provision which as closely as possible corresponds to the spirit and purpose of such ineffective provision and the affected Financing Document as a whole.

Section 8.4 Further Assurances. At any time and from time to time upon the request of any Agent, the Borrower will execute and deliver such further documents and instruments and do such other acts as such Agent may reasonably request in order to effect fully the purposes of the Financing Documents, to create, perfect, maintain and preserve First-Priority Liens on the Collateral in favor of the Administrative Agent and to provide for the payment of the Loans and the other Obligations of the Borrower in accordance with the terms of the Financing Documents.

Section 8.5 Amendments and Waivers. No amendment or waiver of any provision of any Financing Document, or consent to any departure by the Borrower therefrom, will be effective unless it is in writing and signed by the Administrative Agent with the consent of the Majority Lenders; provided, that no such amendment, waiver or consent that would reasonably be expected to affect the principal amount, amortization or maturity of, the interest rate applicable to, or the Collateral securing, the Loans will be effective without the consent of all of the Lenders directly affected thereby. A waiver or consent granted pursuant to this Section 8.5 will be effective only in the specific instance and for the specific purpose for which it is given.

Section 8.6 No Waiver; Remedies Cumulative. The waiver of any right, breach or default under any Financing Document by any Agent must be made specifically and in writing. No failure on the part of any Agent or any Lender to exercise, and no forbearance or delay in exercising, any right under any Financing Document will operate as a waiver thereof, no single or partial exercise of any right under any Financing Document will preclude any other or further exercise thereof or the exercise of any other right, and no waiver of any breach of or default under any provision of any Financing Document will constitute or be construed as a waiver of any subsequent breach of or default under that or any other provision of any Financing Document. No notice to or demand upon the Borrower will entitle the Borrower to any further, subsequent or other notice or demand in similar or any other circumstances. Each of the rights and remedies of the Secured Parties under the Financing Documents is cumulative and not exclusive of any other right or remedy provided or existing by agreement or under Law.

Section 8.7 Successors and Assigns.

(a) Each Financing Document will be binding upon and inure to the benefit of the parties thereto and all future holders of Notes and their respective successors and permitted assigns.

(b) The Borrower has no right to assign its rights or interests, or delegate its duties or obligations, under any Financing Document without the prior written consent of the Administrative Agent.

(c) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except as permitted in this Section 8.7. Nothing in this Financing Agreement, express or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and participants to the extent provided in this Section 8.7) any legal or equitable right, remedy or claim under or by reason of this Financing Agreement.

(d) Any Lender may, after receiving the prior written consent of the Administrative Agent and the Borrower, assign to one or more assignees all or a portion of its rights and obligations under this Financing Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, and Pro Rata Share of the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the Commitment, determined as of the date the Lender Assignment

Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, will not be less than Three Million Dollars ($3,000,000) and in integral multiples of One Million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent and the Borrower otherwise consent in writing; (ii) each partial assignment will be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Financing Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment will execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of Two Thousand Five Hundred Dollars ($2,500); provided, that no such fee will be payable in the case of an assignment to a Lender or an Affiliate of a Lender; (iv) the assignee, if it is not a Lender prior to such assignment, will deliver to the Administrative Agent an administrative questionnaire, (v) any Lender may transfer its Loans or Loan Commitment(s) to any Affiliate without the consent of the Borrower or the Administrative Agent, (vi) no Revolving Credit Lender may transfer its LC Commitment without the prior written consent of the LC Fronting Bank; (vii) no Revolving Credit Lender may transfer its Swingline Loan Commitment without the prior written consent of the Swingline Lender; (viii) no consent hereunder will be unreasonably withheld or delayed and (ix) the consent of the Borrower will not be required for any Lender to assign all or a portion of its rights and obligations under this Financing Agreement if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.7(e), from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder will be a party to this Financing Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Financing Agreement, and the assigning Lender thereunder will, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Financing Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Financing Agreement, such Lender will cease to be a party hereto but will continue to be entitled to the benefits of Section 2.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) will execute and deliver Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Financing Agreement that does not comply with this Section 8.7(d) will be treated for purposes of this Financing Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.7(f).

(e) The Administrative Agent (as agent of the Borrower) will maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register will be conclusive in the absence of manifest error, and the Borrower, the Agents and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Financing Agreement, notwithstanding notice to the contrary. The Register will be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. Notwithstanding anything to the contrary herein or elsewhere set forth, ownership of interests in any Loan, and transfers of the right to principal of and interest on any Loan, are required to be reflected in the Register.

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (other than a natural person or any Imperium Party, Project Party or any Affiliate thereof) in all or a portion of such Lender’s rights and/or obligations under this Financing Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Financing Agreement will remain unchanged, (ii) such Lender will remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Financing Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation will provide that such Lender will retain the sole right to enforce this Financing Agreement and to approve any amendment, modification or waiver of any provision of this Financing Agreement. Subject to Section 8.7(g), the Borrower agrees that each participant will be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.7(d).

(g) A participant will not be entitled to receive any greater payment under Section 2.10(c) or 2.10(f) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the prior written consent of the Borrower or unless at the time of such assignment both the assigning Lender and the participant would have been entitled to the same payment under Section 2.10 under the circumstances that later give rise to the participant’s claim for payment under Section 2.10, and subject to compliance by such participant with Section 2.10(g).

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Financing Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Each Lender represents and warrants to the Administrative Agent and each other party to this Financing Agreement that in making Loans hereunder such Lender will be acquiring the Notes issued to it for the purpose of investment and not with the view to, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

Section 8.8 No Agency. Neither the Borrower nor any other Imperium Party is the agent or representative of any Agent or any Lender or is authorized to act on behalf of or bind any Agent or any Lender in any way.

Section 8.9 No Third-Party Beneficiaries. Except as otherwise expressly stated therein, each Financing Document is intended to be solely for the benefit of the parties thereto and their respective successors and permitted assigns and is not intended to and does not confer any right or benefit on any third party.

Section 8.10 Non-Recourse. The Loans are the obligations solely of the Borrower, and the Secured Parties will have access only to the Collateral for repayment. The Obligations of the other Imperium Parties are limited to those specifically stated in the Security Documents to which each such entity is a party and, except to the extent expressly set forth in such Security Documents, the Imperium Parties other than the Borrower have no direct obligation with respect to the payment of the Loans.

Section 8.11 Costs, Expenses and Taxes. The Borrower agrees to pay to the Secured Parties on demand all reasonable and reasonably-documented costs, expenses and Reimbursable Taxes incurred or arising in connection with the preparation, documentation, negotiation, execution, delivery, funding, syndication (in accordance with clause (a) of the next sentence), administration or enforcement of the Financing Documents or the transactions contemplated thereby or effected pursuant thereto. Such costs, expenses and Reimbursable Taxes will include (a) all reasonable and reasonably-documented fees, costs and expenses arising or incurred in connection with the syndication of the Loans, including pursuant to Section 8.7(d), (b) all reasonable and reasonably-documented expenses which the LC Fronting Bank may pay or incur in connection with the Letters of Credit, including, without limitation, correspondent’s charges and all charges for legal costs and services, (c) all reasonable and reasonably-documented fees of, and expenses incurred by, the Engineer, Lenders’ Counsel, the Secured Parties, the Title Insurer, the Insurance Consultant, the Environmental Consultant and all other advisers and consultants engaged by any Agent pursuant to the Financing Documents, (d) all Taxes and all filing and recordation fees and expenses payable in order to create, attach, perfect, continue and enforce the Liens of the Security Documents, and the cost of the Title Policies and all endorsements thereto, (e) all fees, costs, expenses, Taxes and insurance premiums incurred in connection the protection, maintenance, preservation, collection, liquidation or sale of, or foreclosure or realization upon, any Collateral, and (f) all reasonable and reasonably-documented attorneys’ fees and expenses and other costs incurred in connection with (i) complying with any subpoena or similar legal process relating in any way to the Project, any Document, any Imperium Party or any Project Party, (ii) determining the rights and responsibilities of the any Agent or the other Secured Parties under the Financing Documents when questioned or otherwise requiring clarification as a result of any action or inaction by any Imperium Party or any Project Party, (iii) any enforcement, amendment or restructuring of, or waiver or consent requested by any Imperium Party or any Project Party under, any Financing Document, (iv) foreclosure or realization upon any Collateral upon or following an Event of Default or (v) any bankruptcy, insolvency, receivership, reorganization, liquidation or similar proceeding or any appellate proceeding involving the Project, any Imperium Party or any Project Party; provided, that the Borrower will not have any obligation to reimburse costs and expenses that are found in a final judgment by a court of competent jurisdiction to have been incurred in an attempt to enforce such rights and remedies that were pursued by such Secured Party in bad faith or without any reasonable basis in fact or Law. The Borrower agrees to make the payments required under this Section 8.11 regardless of whether a Funding Date occurs and hereby indemnifies and holds harmless the Agents, the Lenders and their respective officers, directors, employees, agents and advisors for all liabilities resulting from any failure or delay in making any payment required under this Section 8.11. The Borrower’s obligations under this Section 8.11 constitute Obligations secured by the Security Document Liens. The Agents will provide to the Borrower copies of all invoices, receipts and other documentation relating to any amount payable pursuant to this Section 8.11 reasonably requested by the Borrower.

Section 8.12 Indemnity. The Borrower hereby indemnifies and holds harmless the Secured Parties, their Affiliates and each of their respective officers, directors, employees, agents and advisors from and against any and all Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any one or more of them by any Person (other than the Borrower) in any way relating to or arising out of (a) the Project, (b) any Document, (c) any action taken or omitted by any of them pursuant to any Financing Document, (d) any claim for brokerage fees or commissions in connection with any transaction contemplated by the Documents, (e) any claim based on any misstatement or inaccuracy in or omission from any disclosure provided by the Borrower or its representatives in connection with the Loans and the Letters of Credit, (f) the actual or alleged presence, release or discharge of any Hazardous Substance on, from or under the Project or the existence, use, generation, manufacture, handling, processing, discharge, emission, storage, release, transportation, removal, disposal or clean-up thereof of any Hazardous Substance on or at the Project or by the Borrower, any Project Party (in connection with such Project Party’s obligations under the Project Documents), any Pre-Completion Party (in connection with such Pre-Completion Party’s obligations under the Pre-Completion Agreements) or any of their Affiliates or (g) any Environmental Claim asserted against or relating to the Project, the Pre-Completion Business, the Borrower, any Project Party or Pre-Completion Party (in connection with such Project Party or Pre-Completion Party’s obligations under the Project Documents or Pre-Completion Documents, as applicable) or any of their Affiliates or any actual or alleged violation of any Environmental Law by any of such Persons; provided, that the Borrower will not be liable to any Person for any portion of such Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct as finally determined by a Government Instrumentality of competent jurisdiction or occurring subsequent to foreclosure on the Collateral in full satisfaction of the Obligations or delivery by the Borrower of a deed in lieu of foreclosure with respect to the Collateral in full satisfaction of the Obligations. Payment by an indemnified party will not be a condition precedent to the obligations of the Borrower under this indemnity. This Section 8.12 will survive the Closing Date, the making and repayment of all Obligations under the Financing Documents and any transfer or assignment of any Note but will expire three (3) years after the payment in full of the Loans and all other Obligations due and payable under the Financing Documents.

Section 8.13 Right of Set-off. Upon the occurrence and during the continuance of an Event of Default, the Agents and each of the other Secured Parties are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand) at any time held and other Indebtedness at any time owing by such Agent or such Secured Parties (at any of its offices, branches or agencies, wherever located) to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not such Agent or such Lender has made any demand under any Note or any other Financing Document, and although such obligations may be continuing or unmatured. The Agents and the Lenders agree to notify the Borrower promptly after any such set-off and application; provided, that the failure to give such notice will not affect the validity of such set-off and application. The rights of the Agents and the other Secured Parties under this Section 8.13 are in addition to all other rights and remedies (including other rights of set-off) the Agents and the Lenders may have.

Section 8.14 Sharing of Payments. Each Lender agrees that if as of any date it obtains any payment (whether by voluntary payment, realization upon security, exercise of the right of set-off or banker’s lien, counterclaim or cross action or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of all payments on account of the Loans obtained by the Lenders, it will purchase for cash without recourse or warranty from the other Lenders interests in their Notes in such amounts as will result in a proportional participation by all of the Lenders in such excess payment. If any of such excess payment is subsequently recovered from such purchasing Lender, any purchases of interests in Notes will be rescinded and the purchase prices restored to the extent of such recovery, in each case without interest. The Borrower agrees that any Lender purchasing an interest in a Note pursuant to this Section 8.14 may exercise its rights of payment (including the right of set-off) with respect to such interest as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest. This Section 8.14 is for the sole benefit of the Lenders and does not confer any right upon the Borrower.

Section 8.15 Governing Law. EACH FINANCING DOCUMENT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO). THE LETTERS OF CREDIT FROM TIME TO TIME OUTSTANDING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH BOTH THE UCP AND THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF NEW YORK ARE INCONSISTENT WITH THE UCP, IN WHICH CASE THE UCP WILL GOVERN THOSE LETTERS OF CREDIT.

Section 8.16 Waiver of Presentment, Demand, Protest and Notice. Except as specifically stated herein or therein, the Borrower irrevocably waives presentment, demand, protest and notice of any kind in connection with any Financing Document or any Collateral.

Section 8.17 Waiver of Jury Trial. BORROWER, THE AGENTS AND THE LENDERS, AS AMONG THEM, HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCING DOCUMENT, ANY TRANSACTION CONTEMPLATED THEREBY OR EFFECTED PURSUANT THERETO, ANY DEALINGS OR COURSE OF DEALING AMONG THEM RELATING IN ANY WAY TO THE SUBJECT MATTER OF THE FINANCING DOCUMENTS. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THE BUSINESS RELATIONSHIP CONTEMPLATED BY THE FINANCING DOCUMENTS AND THAT EACH HAS RELIED ON THIS WAIVER IN ENTERING INTO THE FINANCING DOCUMENTS TO WHICH IT IS A PARTY AND WILL CONTINUE TO RELY ON THIS WAIVER IN ITS FUTURE DEALINGS WITH THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING, AND THIS WAIVER WILL APPLY TO ALL CLAIMS, OF ANY NATURE WHATSOEVER, WHETHER DERIVING FROM CONTRACT, ARISING BY LAW, BASED ON TORT OR OTHERWISE. BORROWER, THE AGENTS AND THE LENDERS HAVE MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND THIS WAIVER WILL BE IRREVOCABLE. THIS WAIVER WILL ALSO APPLY TO ALL AMENDMENTS, SUPPLEMENTS, RESTATEMENTS, EXTENSIONS AND MODIFICATIONS OF ANY FINANCING DOCUMENT AS WELL AS TO ANY FINANCING DOCUMENT ENTERED INTO AFTER

THE CLOSING DATE. IN THE EVENT OF LITIGATION, THE RELEVANT PORTIONS OF THIS FINANCING AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.18 Consent to Jurisdiction. Each of the Borrower, the Agents and the Lenders hereby irrevocably submits to the jurisdiction of any New York state or, to the extent permitted by applicable Law, United States federal court sitting in the Borough of Manhattan over any action or proceeding arising out of or relating to any Claim, and hereby irrevocably agrees that all Claims in respect of such action or proceeding may be heard and determined in such New York state or, to the extent permitted by applicable Law, United States federal court. Each of the Borrower, the Agents and the Lenders irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any such action or proceeding brought in any such New York state or United States federal court has been brought in an inconvenient forum. The Borrower hereby irrevocably appoints the Process Agent as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower at the address of the Process Agent and the Borrower hereto hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. In addition and as an alternative method of service, each party hereto also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified or registered mail of copies of such process to the Borrower at its address set forth on the signature pages to this Financing Agreement. Each party hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 8.18 will affect the right of the parties hereto to serve legal process in any other manner permitted by Law or affect the right of the Agents or the Lenders to bring any action or proceeding arising out of or relating to the Documents against the Borrower or its property in the courts of any other jurisdiction. If for any reason the Process Agent ceases to be available to act as Process Agent, the Borrower agrees immediately to appoint a replacement Process Agent satisfactory to the Administrative Agent.

Section 8.19 Confidentiality. The Borrower, the Agents and the Lenders agree to use reasonable efforts to keep confidential the Documents and each document and all non-public information delivered to them by another party to this Financing Agreement and marked “confidential.” Notwithstanding the foregoing, each party will be permitted to disclose confidential documents and information (a) to another party hereto, (b) to its Affiliates, directors, officers, employees, advisers and consultants, (c) to prospective participants or prospective purchasers or transferees of interests in Notes and their respective affiliates, advisers and consultants, (d) upon request or demand, to any Government Instrumentality having jurisdiction over such party, (e) in response to any subpoena or other legal process or to comply with Law, (f) to the extent reasonably required in connection with any litigation to which such party is a party, (g) to the extent reasonably required in connection with the exercise of its rights or remedies under any Financing Document, or (h) to the extent such documents or information already have been publicly disclosed by another Person having a right of disclosure. Each prospective participant, purchaser and transferee each Affiliate and each adviser and consultant to which confidential documents or information is disclosed and who is not bound to confidentiality under applicable legal or ethical canons will be required to execute a confidentiality agreement containing the provisions of this Section 8.19.

Section 8.20 Notices. All notices, consents, certificates, waivers, documents and other communications required or permitted to be delivered to any party under the terms of any Financing Document (a) must be in writing, (b) must be personally delivered, transmitted by a recognized courier service or by facsimile with receipt confirmation, and (c) must be directed to such party at its address or facsimile number set forth on the signature pages to this Financing Agreement. All notices will be deemed to have been duly given and received on the date of delivery if delivered personally, three (3) days after delivery to the courier if by courier, or the date of transmission during normal business hours with confirmation if transmitted by facsimile (or the next Business Day if after normal business hours or not on a Business Day), whichever occurs first. Any party may change its address or facsimile number for purposes hereof by notice to all other parties in the manner set forth in this Section 8.20.

Section 8.21 Legal Representation of the Parties. This Financing Agreement and the other Financing Documents were negotiated by the parties with the benefits of legal representation and any rule of construction or interpretation otherwise requiring this Financing Agreement or any Financing Document to be construed or interpreted against any party will not apply to any construction or interpretation hereof or thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this First Amended and Restated Financing Agreement to be signed on the date first above written.

IMPERIUM GRAYS HARBOR, LLC
By: Imperium Renewables, Inc.
Its: Member

By	/s/ Martin G. Tobias
Name:	Martin G. Tobias
Title:	Chief Executive Officer

Address:	1418 Third Avenue Suite 300
Seattle, WA 98101
Attention:	Jane A. Orenstein
Facsimile No:	(206) 254-0204
Phone No.:	(206) 686-5954

SG AMERICAS SECURITIES, LLC,
as Lead Arranger

By	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto
Title:	Managing Director

Address:	1221 Avenue of the Americas
New York, NY 10020
Attention:	Robert Preminger
Facsimile No.:	(212) 278-6136
Phone No.:	(212) 278-5703

SOCIÉTÉ GÉNÉRALE,
as the Administrative Agent, Collateral Agent, Disbursement Agent, Swingline Lender and LC Fronting Bank

By	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto
Title:	Managing Director

Address:	1221 Avenue of the Americas
New York, NY 10020
Attention:	Robert Preminger
Facsimile No.:	(212) 278-6136
Phone No.:	(212) 278-5703

SOCIÉTÉ GÉNÉRALE,
as a Term Lender and Revolving Credit Lender

By	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto
Title:	Managing Director

Address:	1221 Avenue of the Americas
New York, NY 10020
Attention:	Robert Preminger
Facsimile No.:	(212) 278-6136
Phone No.:	(212) 278-5703

BANCO SANTANDER CENTRO HISPANO, NEW YORK BRANCH,
as a Term Lender and Syndication Agent

By	/s/ Ignacio Campillo
Name:	Ignacio Campillo
Title:	Executive Diretor Grupo Santander

Address:	45 East 53rd Street
New York, NY 10022
Attention:	Ligia Castro
Facsimile No.:	(212) 350-3647
Phone No.:	(212) 350-3677

NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK AND/OR CAYMAN ISLANDS BRANCH,
as a Term Lender, Revolving Credit Lender and Documentation Agent

By	/s/ Bruno Mejeau
Name:	Bruno Mejeau
Title:	SVP

By	/s/ Josef Haas
Name:	Josef Haas
Title:	VP

Address:	1114 Avenue of the Americas
37th Floor
New York, NY 10036
Attention:	Andrea Johann
Assistant Vice President
Facsimile No.:	(212) 812-6930
Phone No.:	(212) 812-6830

NORTHWEST FARM CREDIT SERVICES, PCA,
as a Term Lender and Revolving Credit Lender

By	/s/ Casey Kinzer
Name:	Casey Kinzer
Title:	Account Manager

Address:	1700 South Assembly Street
Spokane, WA 99224
Attention:	Brandi Hayes
Financial Specialist
Facsimile No.:	(509) 340-5503
Phone No.:	(509) 340-5440

CAJA DE AHORROS DEL MEDITERRANEO – MIAMI AGENCY,
as a Term Lender and Revolving Credit Lender

By	/s/ Dario Fuentes
Name:	Dario Fuentes
Title:	Senior Vice President/General Manager

Address:	701 Brickell Avenue
Suite 1750
Miami, FL 33131
Attention:	Dario Fuentes
Senior Vice President/General Manager
Facsimile No.:	(305) 381-7912
Phone No.:	(305) 421-6600

NORDKAP BANK AG, SWITZERLAND,
as a Term Lender and Revolving Credit Lender

By	/s/ Niklaus Hasler
Name:	Niklaus Hasler
Title:	CEO

Address:	Thurgauerstrasse 54
CH-8050 Zurich
Switzerland
Attention:	Lai-Kuen Mak-Yau
Business Administration
Facsimile No.:	+41 (0)44 306 4911
Phone No.:	+41 (0)44 306 4918

By	/s/ Flavia Sennhauser
Name:	Flavia Sennhauser
Title:	Vice President

Address:	Thurgauerstrasse 54
CH-8050 Zurich
Switzerland
Attention:	Lai-Kuen Mak-Yau
Business Administration
Facsimile No.:	+41 (0)44 306 4911
Phone No.:	+41 (0)44 306 4918

WELLS FARGO BANK, N.A.,
as a Revolving Credit Lender

By	/s/ Sushim Shah
Name:	Sushim Shah
Title:	Vice President

Address:	1700 Lincon, 6th Floor
Denver, CO 80203
Attention:	Sandra L. Mailloux
Loan Representative 5
Facsimile No.:	(303) 863-2729
Phone No.:	(303) 863-5769

Schedule X

Definitions.

When used in the Financing Documents, the following capitalized terms have the meanings set forth below:

“Account Debtor” means the Person who is obligated on or under any Account owing to the Borrower.

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by the Borrower.

“Additional Major Project Document” means any Contractual Obligation to which the Borrower becomes a party after the Closing Date, other than a Contractual Obligation: (a) under which the Borrower would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) in value in any twelve (12) month period or (b) that the Borrower may terminate upon no more than 30 days’ notice and the termination of which could not reasonably be expected to have a Material Adverse Effect; provided, that, the following Contractual Obligations will not be considered Additional Major Project Documents: (x) Contractual Obligations that constitute Feedstock Agreements; (y) Contractual Obligations that relate to the construction, engineering or design of the Project and (z) Contractual Obligations that, on or following the adoption of the Commodity Management Plan, constitute Commodity Management Plan Arrangements that are capable of being authorized solely by the “Commodity Coordinator,” as set forth in such Commodity Management Plan.

“Administrative Agent” means Société Générale, as administrative agent for the Secured Parties, or any successor thereto appointed pursuant to Section 7.8 of the Financing Agreement.

“Affected Party” has the meaning set forth in Section 2.10(a)(i) of the Financing Agreement.

“Affiliate” means, with respect to any Person, any other Person (excluding any Person that may otherwise be deemed an Affiliate solely because it is a trustee under, or a committee with responsibility for administering, any Plan) (a) directly or indirectly controlling, controlled by, or under common control with, such Person, (b) directly or indirectly owning or holding or receiving any equity interest or other economic interest or benefit in such Person in excess of twenty percent (20%) or (c) in which such Person directly or indirectly controls any voting stock or other equity interest in excess of twenty percent (20%). For purposes of this definition, “control” (including with correlative meanings the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contractual Obligation or otherwise. With respect to the Borrower, “Affiliate” includes the Sponsor, Pledgor, Services and any Affiliate of the foregoing.

“Agents” means the Administrative Agent, the Collateral Agent, the Disbursement Agent, the Syndication Agent, the Documentation Agent, the LC Fronting Bank

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and the Swingline Lender, as the context requires, and each such Person individually is an “Agent”.

“Aggregate Commitment” means the sum of the Aggregate Term Loan Commitment and the Aggregate Revolving Credit Commitment.

“Aggregate Revolving Credit Commitment” means:

(a) as of any date of determination prior to the Syndication Date, the lesser of (i) the Borrowing Base as of such date of determination and (ii) Twenty-Five Million Dollars ($25,000,000) or such higher amount permitted by the Administrative Agent in its sole discretion; and

(b) as of any date of determination on or following the Syndication Date, the lesser of (i) the Borrowing Base as of such date of determination and (ii) Sixty Million Dollars ($60,000,000).

“Aggregate Revolving Credit Exposure” means, as of any date of determination, the sum of (a) the aggregate amount of outstanding Working Capital Loans, (b) the aggregate principal amount of Swingline Loans then outstanding and (c) the LC Exposure.

“Aggregate Swingline Loan Commitment” means as of any date of determination, the lesser of Fifteen Million Dollars ($15,000,000) and the Aggregate Revolving Credit Commitment as of such date.

“Aggregate Term Loan Commitment” means Forty One Million Two Hundred Thirty Thousand Two Hundred Thirty Dollars ($41,230,230).

“Aggregate Working Capital Loan Commitment” means, as of any date of determination: (a) the Aggregate Revolving Credit Commitment minus (b) the sum of (i) the aggregate principal amount of Swingline Loans then outstanding and (ii) the LC Exposure.

“Amortization Commencement Date” means the first to occur of (a) the Completion Date and (b) the twelve (12) month anniversary of the Mechanical Completion Date.

“Applicable Margin for Base Rate Loans” means (a) from and after the Closing Date to but excluding the Completion Date, 0.50%, and (b) from and after the Completion Date, 0.25%; provided, that to the extent that more than 21% of the Project’s nameplate capacity of 100 million gallons per year is sold under firm, fixed-price Offtake Agreements, using a cost-plus formula mutually acceptable to the Borrower, the Offtakers party thereto and the Administrative Agent, to Offtakers acceptable to the Administrative Agent and having a Moody’s or equivalent credit rating of at least Baa3 or an investment grade credit rating from another recognized provider of credit rating services, and those firm, fixed-price Offtake Agreements are expected to provide the Project with sufficient Cash Flow to meet the minimum Debt Service Coverage Ratio until Maturity, the Applicable Margin for Base Rate Loans will be reduced by .005% for each 1 million gallons of capacity sold under such Offtake Agreements.

“Applicable Margin for Eurodollar Loans” means (a) from and after the Closing Date to but excluding the Completion Date, 3.50%, and (b) from and after the Completion Date, 3.25%; provided, that to the extent that more than 21% of the Project’s nameplate capacity of 100 million gallons-per-year is sold under firm, fixed-price Offtake Agreements, using a cost-plus

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formula mutually acceptable to the Borrower, the Offtakers party thereto and the Administrative Agent, to Offtakers acceptable to the Administrative Agent and having a Moody’s or equivalent credit rating of at least Baa3 or an investment grade credit rating from another recognized provider of credit rating services, and those firm, fixed-price Offtake Agreements are expected to provide the Project with sufficient Cash Flow to meet the minimum Debt Service Coverage Ratio until Maturity, the Applicable Margin for Eurodollar Loans will be reduced by .005% for each one (1) million gallons of capacity sold under such Offtake Agreements.

“Approvals” means any and all approvals, permits, permissions, licenses, authorizations, consents, certifications, actions, orders, waivers, exemptions, variances, franchises, filings, declarations, rulings, registrations and applications from or issued by any Government Instrumentality.

“Approved Feedstock” means Palm Oil, soybean oil, canola oil or other vegetable oil in a form that, based on the Engineer’s Report, is suitable for the Project to operate in accordance with the Project Pro Forma.

“Asset Sales Proceeds Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Assigned Approvals” means all Approvals obtained by the Borrower at any time during the term of the Loans.

“Assigned Contracts” means (a) from the Closing Date until the Syndication Date, all Documents listed in Schedule A to the Security Agreement and (b) from and after the Syndication Date all Project Documents to which the Borrower is a party at any time during the term of the Loans, which will be listed in updates from time to time to such Schedule A.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S. C. §§ 101 et seq.

“Bankruptcy Event” means, with respect to a Person:

a general assignment by it for the benefit of its creditors;

any action by which a court takes jurisdiction of its assets or revenues that remains undismissed or undischarged for a period of thirty (30) days;

any action taken or initiated by it for its winding-up or liquidation or for the appointment of a receiver, trustee, custodian, intervenor, conservator or similar officer for it or for any of its assets or revenues;

any corporate, limited liability company, partnership or other action taken or initiated by it authorizing, approving, consenting to or indicating acquiescence in any case, action or proceeding described in clause (a), (b), (c), (f) or (g);

its insolvency, inability to pay its debts as they become due or admission in writing of its inability to pay its debts as they become due;

the commencement against it by any Person of a case, action or proceeding described in clause (b) or (c) or similar in effect that remains undismissed or

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undischarged for a period of thirty (30) days; provided, that if such Person is diligently pursuing, and is reasonably likely to obtain, a dismissal or discharge of such an action or proceeding, then the applicable period will be sixty (60) days; or

the commencement by it of any bankruptcy, insolvency, reorganization or liquidation case, action or proceeding or any other proceeding for relief under any bankruptcy Law or any other Law for the relief of debtors or affecting the rights of creditors generally.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus three percent (3.00%) per annum and (ii) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent will take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Section 2.3 of the Financing Agreement.

“Blocked Account Agreement” has the meaning set forth in Section 4.1(y) of the Financing Agreement.

“Biodiesel Marketer” means Services or any replacement biodiesel marketer appointed by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed so long as no Default or Event of Default has occurred and is then continuing) or appointed by the Administrative Agent if a Default or Event of Default has occurred and is then continuing.

“Biodiesel Marketing Agreement” means the Biodiesel Marketing Agreement, to be entered into on or prior to the first Term Loan Funding Date, by and between the Borrower and the Biodiesel Marketer.

“Borrower’s Counsel” means Gibson, Dunn & Crutcher LLP, Wilson, Sonsini, Goodrich & Rosati and the General Counsel of the Borrower.

“Borrower” means Imperium Grays Harbor, LLC, a Washington limited liability company.

“Borrowing” means the incurrence of each Loan made by the Lenders on a single date.

“Borrowing Base” means, on any given date, without duplication, an amount equal to the sum of the following, as set forth in the Borrowing Base certificate most recently delivered by the Borrower to the Administrative Agent:

(a) 90% of Surplus Cash and net margin equity in futures brokerage accounts that are assigned to the Administrative Agent as Collateral;

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(b) 85% of the face amount (less reserves, maximum discounts, credits and allowances that may be taken by or granted to the Account Debtor thereof in connection therewith) of all existing Eligible Accounts;

(c) 90% of the Value of all Eligible Inventory that consists of Pure Biodiesel and a percentage to be determined by the Administrative Agent, in the exercise of its reasonable judgment, but not less than 85%, in respect of biodiesel that fulfills ASTM specifications but does not consist of Pure Biodiesel;

(d) 90% of the value of all Eligible Inventory that consists of Approved Feedstock;

(e) 75% of the Value of all Eligible Inventory consisting of methanol and a percentage to be determined by the Administrative Agent, in the exercise of its reasonable judgment, in respect of other in Eligible Inventory not included in category (c) or (d); and

(f) 90% of the Value of goods purchased pursuant to Contractual Obligations supported by documentary Letters of Credit issued under the Financing Agreement that are payable against full sets of original bills of lading.

“Borrowing Base Certificate” means a certificate setting forth the Borrowing Base of the Borrower as of the date of such certificate, substantially in the form of Exhibit 5.1(l)(v) to the Financing Agreement.

“Budget Line Item” means a line item in a Construction Budget or in an Operating Plan and Budget, as applicable.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York, or Seattle, Washington, are required or authorized to be closed.

“Cargill Agreement” means the Contract for the Supply of RBD Palm Olein, dated November 22, 2006, by and between the Sponsor and Cargill International Trading Pte. Ltd., the Sponsor’s rights and obligations thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement, together with any amendments, supplements or other modifications thereto and nominations and other ancillary documents thereunder.

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all income and cash receipts of the Borrower derived from the sale or delivery of Products performed by the Borrower and the ownership and operation of the Project, including payments received by the Borrower under the Project Documents (including damages, liquidated damages and other similar payments, reimbursements and refunds), proceeds of any delay in start up or business interruption or liability insurance (to the extent such liability insurance proceeds represent reimbursement of third party claims previously paid by the Borrower) deposited into the Project Revenues Account, and (ii) all interest and investment earnings paid to the Borrower or the Security Accounts during such period on amounts on deposit in the Security Accounts and (iii) all other cash paid to the Borrower during such period; provided, that Cash Flow will not include any proceeds of the Loans or any other Indebtedness incurred by the Borrower; Net Insurance Proceeds, condemnation proceeds or any other proceeds deposited into the Loss

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Proceeds Account; the Contributed Capital; net payments, if any, received by the Borrower under the Interest Rate Hedge Agreement; Net Cash Proceeds and any other receipts derived from the sale of any property incidental to the operation of the Project; and any other extraordinary or non-cash income or receipt of the Borrower under GAAP.

“Cash Flow Available for Debt Service” means, for any period following the first Term Loan Funding Date, the amount, if any, by which Cash Flow received during such period exceeds all amounts paid during such period pursuant to priorities FIRST and SECOND of Section 4.2(b) of the Disbursement Agreement (from and after its entry into force).

“Cash Sweep Amount” means:

(a) with respect to the First Repayment Date and the next seven (7) Payment Dates thereafter, a Dollar amount equal to the greater of: (i) 50% of the Borrower’s Excess Cash Flow as of the end of the fiscal quarter corresponding to such Payment Date, or (ii) the amount (up to 100%) of the Borrower’s Excess Cash Flow that is necessary for the aggregate amount outstanding under the Term Loans as of such Payment Date to meet the Target Balance Amount;

(b) with respect to the eighth Payment Date after the First Repayment Date, the Dollar amount equal to the greater of: (i) the amount (up to 100%) of Borrower’s Excess Cash flow that is necessary for the aggregate amount outstanding under the Term Loans as of such Payment Date to meet the Eighth Target Balance Amount plus 50% of the remainder, if any, of Borrower’s Excess Cash Flow as of the end of the fiscal quarter corresponding to such Payment Date, or (ii) 50% of Borrower’s Excess Cash flow as of the end of the fiscal quarter corresponding to such Payment Date; and

(c) with respect to any Payment Date thereafter, a Dollar amount equal to 50% of the Borrower’s Excess Cash Flow as of the end of the fiscal quarter corresponding to such Payment Date; provided, that if any such amount would be greater than the remaining outstanding balance of the Term Loans, the Cash Sweep Payment will be equal to the remaining outstanding balance of the Term Loans.

“Change in Control” means the occurrence of any of the following events: any Person other than a wholly-owned subsidiary of the Sponsor acquires (i) the beneficial ownership of membership interests or other equity interests in the Borrower or Pledgor representing more than 50% of any class of such interests in such Person, or (ii) obtains the contractual right (whether or not exercised) to elect a majority of directors, managing members, managers or management committee of the Borrower or Pledgor, or (iii) all or substantially all of the assets of the Borrower or Pledgor.

“Claim” means any claim, suit, demand, action, cause of action, litigation, proceeding, writ, garnishment, complaint, assessment, attachment, penalty, fine, lien, injunction, order, judgment, notice of non-compliance or violation, investigation or other action by or before any Government Instrumentality or any other Person.

“Clean Air Act” means the Clean Air Act of 1970, 42 U.S.C. Section 7401 et seq., as amended, together with any regulations issued thereunder and any successor Law thereto.

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“Closing Costs” means all amounts payable by the Borrower pursuant to Section 8.11 of the Financing Agreement in connection with the transactions contemplated by the Financing Documents (i) on the Closing Date, (ii) on the Syndication Date, (iii) on any Funding Date, and (iv) on any other date on which such amounts are payable pursuant to Section 8.11 of the Financing Agreement.

“Closing Date” means June 22, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (a) at all times, the “Collateral,” as such term is defined in the Security Agreement, (b) at all times until the LC Collateral Account has been fully funded under the Disbursement Agreement, the “Account Collateral,” as such term is defined in the Existing LC Collateral Account Agreement, (d) at all times following the execution and delivery of the Pledge Agreement and the Mortgage, the “Pledged Collateral,” as such term is defined in the Pledge Agreement, and the “Trust Property,” as such term is defined in the Mortgage, (e) as of and following any Security Interest Trigger and until the Sponsor Support Release Date, the “SSA Account Collateral” required under the Sponsor Support Agreement and (f) at all times, all other property, rights and interests from time to time subject, or purported to be subject, to the Security Document Liens.

“Collateral Agent” means Société Générale, as administrative agent for the Secured Parties, or any successor thereto appointed pursuant to Section 7.8 of the Financing Agreement.

“Collateral Agent’s Lien” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Commercial Operation” means commercial operation of the Project, as a whole, in accordance with the levels anticipated in the Project Pro Forma.

“Commitment” means any Lender’s respective Working Capital Loan Commitment, Swingline Commitment, LC Commitment or Term Loan Commitment.

“Commodity Management Plan” means the risk management plan expected to be attached to the O&M Agreement, to be prepared by the Borrower and approved by the Administrative Agent in advance of the first Term Loan Funding Date, setting forth terms and conditions relating to Commodity Management Plan Arrangements from time to time proposed to be entered into by the Borrower for the purpose of reducing the Project’s exposure to adverse swings in commodity spot prices and to manage volatility, together with any updates or modifications made to such risk management plans with the approval of the Administrative Agent and the Majority Lenders.

“Commodity Management Plan Arrangements” means any arrangement to hedge the price of, sell or purchase Approved Feedstock or other feedstocks, methanol, catalysts such as sodium or potassium hydroxide, natural gas, biodiesel or Pure Biodiesel, in each case pursuant to the Commodity Management Plan.

“Completion” has the meaning set forth in Section 5.1(t) of the Financing Agreement.

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“Completion Date” means the date Completion occurs, as confirmed by the Administrative Agent (in consultation with the Engineer).

“Completion Deadline” means the first to occur of (a) the twelve (12) month anniversary of the Mechanical Completion Date and (b) the fifteen (15) month anniversary of the Closing Date.

“Completion Inspection” has the meaning set forth in Section 5.1(t) of the Financing Agreement.

“Consents to Assignment” means the consent and agreements entered into among the Borrower, the Administrative Agent and each of the Project Parties and relating to the collateral assignment of certain Project Documents by the Borrower to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Construction Accounts” means the Construction Draw Account, the Contributed Capital Construction Account, and the Term Loan Construction Account to be established under the Disbursement Agreement.

“Construction and Draw Schedule” means the schedule for the construction of the Project, as prepared by the Borrower and as the same may be revised by the Borrower from time to time with the prior written approval of the Administrative Agent.

“Construction Budget” means the budget for the construction of the Project prepared by the Borrower, as such budget may be revised by the Borrower from time to time with the prior written approval of the Administrative Agent.

“Construction Contracts” means, collectively, the Plant Engineering Contract, the Plant Construction Contract and the Rail Construction Contract.

“Construction Contractors” means, collectively, the Plant Construction Contractor, the Plant Engineer and the Rail Construction Contractor.

“Construction Draw Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Construction Draw Approval Notice” means a written notice from the Administrative Agent confirming the accuracy or acceptability of information set forth in a Construction Draw Request (including the conformity of such Construction Draw Request with the Construction and Draw Schedule) and, authorizing the Disbursement Agent to permit the withdrawal requested in a Construction Draw Request (which may take the form of the Administrative Agent’s countersignature on the Construction Draw Request and, if it takes the form of a separate notice, must attach the relevant Construction Draw Request.)

“Construction Draw Conditions” mean the following conditions:

Borrower has delivered a Construction Draw Request to the Administrative Agent at least five (5) Business Days prior to the date such withdrawal is scheduled to be made; provided, that the Borrower may deliver a Construction Draw Request to the Administrative Agent only once each calendar month;

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Borrower has delivered a certificate of the Engineer, substantially in the form of Exhibit 3.4(b)(ix) or Exhibit 3.6(h), as applicable, to the Financing Agreement, to the Administrative Agent at least two (2) Business Days prior to the date such withdrawal is scheduled to be made;

The Administrative Agent has delivered a Construction Draw Approval Notice to the Disbursement Agent at least one (1) Business Day prior to the date such withdrawal is scheduled to be made, and the Administrative Agent confirms that the Borrower is entitled to such withdrawal;

All certifications in the Construction Draw Request are true and accurate and, if a Funding Date, all applicable conditions precedent to such Funding Date, as set forth in Article III of the Financing Agreement, have been satisfied.

“Construction Draw Request” means a written request delivered by the Borrower to the Administrative Agent to withdraw funds from a Construction Account, substantially in the form of Schedule 3.3 to the Disbursement Agreement (from and after its entry into force).

“Contra Account” means an account whose balance is subtracted from an associated account in the Borrower’s financial statements or the consolidated financial statements of any other Imperium Party.

“Contractual Obligation,” as applied to any Person, means any provision of or obligation under (i) any security document or Guaranty issued by such Person or (ii) any indenture, mortgage, deed of trust, lease, contract, undertaking, agreement or instrument to which such Person is a party or by which it or any of its property is bound or to which it or any of its property is subject.

“Contributed Capital Amount” means Forty One Million Two Hundred Thirty Thousand Two Hundred Thirty Dollars ($41,230,230).

“Contributed Capital” means cash equity in the amount of not less than the Contributed Capital Amount to be arranged by or on behalf of the Borrower, the full amount of which is to be deposited into the Contributed Capital Construction Account on or prior to the first Term Loan Funding Date and thereafter made available to the Borrower pursuant to the provisions of the Disbursement Agreement (from and after its entry into force) to pay Qualified Project Construction Expenses provided, however, that payments made by the Sponsor in respect to Qualified Project Construction Expenses (as approved by the Administrative Agent in consultation with the Engineer) on or prior to the first Term Loan Funding Date will be credited against the amount so required to be deposited.

“Contributed Capital Construction Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Control Agreement” means an agreement providing for the control (as defined by the UCC) by the Administrative Agent of deposit accounts, in form and substance reasonably satisfactory to the Administrative Agent.

“Current Assets” and “Current Liabilities” of any Person means, as of any date, all assets or liabilities, respectively, of such Person which, in accordance with GAAP, should be classified as current assets or current liabilities, respectively, on a balance sheet of such Person.

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“Debt Service Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Debt Service Coverage Ratio” means, as of any Payment Date after the Completion Date, the lesser of: (A) for the four (4) fiscal quarters immediately preceding such Payment Date (or, if less than four (4) fiscal quarters have elapsed since the Completion Date, for such number of fiscal quarters that has elapsed since the Completion Date), the ratio of (i) Cash Flow Available for Debt Service during such period to (ii) Scheduled Bank Debt Service during such period; and (B) for the fiscal quarter immediately preceding such Payment Date, the ratio of (i) Cash Flow Available for Debt Service during such period to (ii) Scheduled Bank Debt Service during such period

“Debt Service Reserve Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Default” means any event which, with the passage of time or the giving of notice or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(d) of the Financing Agreement.

“Disbursement Agent” means Société Générale, or such other Person as may from time to time be designated as the “Disbursement Agent” under and in accordance with the Disbursement Agreement (from and after its entry into force).

“Disbursement Agreement” means the Depositary and Disbursement Agreement, to be entered into on or prior to the first Term Loan Funding Date, by and among the Borrower, the Administrative Agent and the Disbursement Agent, providing for the establishment and maintenance of and the flow of funds among and from the Security Accounts.

“Distribution Request” will mean a request by the Borrower in the form of Schedule 4.2(d) to the Disbursement Agreement (from and after its entry into force).

“Distribution Reserve Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Documents” means, as of any date of determination, collectively, the Financing Documents, the Pre-Completion Documents and the Project Documents (in each case, in effect at such time including as amended, modified, extended, restated or supplemented in compliance with the Financing Agreement).

“Documentation Agent” means Norddeutsche Landesbank Girozentrale, New York and/or Cayman Islands Branch, as documentation agent for the Secured Parties, or any successor thereto appointed pursuant to the Financing Agreement.

“Dollar” and the sign “$” mean the lawful currency of the United States of America.

“Eighth Target Balance Amount” means Twenty Eight Million, Eight Hundred Sixty One, One Hundred Sixty One Dollars ($28,861,161).

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“Eligible Account” means any Account of the Borrower that meets each of the following requirements:

it arises from (i) the delivery of Products by the Borrower, (ii) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto or (iii) the sale or lease of goods by the Borrower, and if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof in the case of Accounts with Project Parties under Project Documents originally entered into between such Project Party and the Sponsor, such Document has been assigned to and assumed by the Borrower and the relevant Project Party or other counterparty has included a consent to such assignment and assumption in a Consent to Assignment in form and substance reasonably acceptable to the Administrative Agent;

it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any reserve, Contra Account provision, discount, credit, allowance (except any reserve, Contra Account provision, discount, credit or allowance that has been deducted in computing the net amount thereof), offset, counterclaim or other defense on such Account Debtor’s part or to any claim on such Account Debtor’s part denying liability thereunder in whole or in part;

it is subject to a perfected Lien in the Administrative Agent’s favor and is not subject to any other Lien whatsoever, except for Permitted Liens;

it is evidenced by an invoice (dated not later than the date of shipment to the Account Debtor or performance and having a due date not more than 60 days after the date of invoice) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper;

it is payable in Dollars;

it is not owing by any Government Instrumentality;

it is not owing by any Account Debtor residing, located or having its principal activities or place of business outside the United States, unless the sale of goods giving rise to such Account is credit enhanced by means of a letter of credit, bankers’ acceptance or other credit support that is satisfactory to the Administrative Agent and, if required by the Administrative Agent, has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

it is not owing by any Account Debtor involved in any Bankruptcy Event or as to which the Borrower has received notice of an imminent Bankruptcy Event or a material impairment of other financial condition of such Account Debtor;

it is not owing by any Affiliate of the Borrower;

it is not unpaid more than ninety (90) days after the invoice date;

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it is not owing by an Account Debtor that has failed to pay in full any invoice evidencing any Account within ninety (90) days after the due date of such invoice;

it is not an Account arising in a transaction where goods are sold on consignment or are sold pursuant to a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; and

it is not an Account as to which the Administrative Agent, at any time or times hereafter, determines, in its reasonable judgment and in good faith, that the prospect of payment or performance by the Account Debtor thereof is or will be impaired in any material respect.

An Account of the Borrower that is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, will immediately cease to be an Eligible Account; provided, that if such an ineligible Account subsequently meets all of the foregoing requirements, it will again be deemed an Eligible Account.

“Eligible Inventory” means the Inventory of the Borrower that meets each of the following requirements:

(a) in the case of Inventory consisting of Approved Feedstock, natural gas, methanol or catalysts such as sodium methylate, sodium hydroxide or potassium hydroxide, such materials are readily usable for the operation of the Project in the ordinary course of business and satisfy any Contractual Obligations of the suppliers thereof relating to quality or other specifications;

(b) in the case of Inventory consisting of biodiesel, such biodiesel is Pure Biodiesel or fulfills ASTM specifications and is, in either case, readily marketable by the Project in the ordinary course of business;

(c) in the case of Inventory consisting of glycerol/glycerin, such glycerol/glycerin is readily marketable by the Project in the ordinary course of business;

(d) in the case of goods held for sale, the value thereof is adjusted to its then current market value;

(e) it is owned by the Borrower and is subject to a perfected Lien in the Collateral Agent’s favor and is not subject to any other Lien whatsoever, except for Permitted Liens;

(f) it is not consigned Inventory;

(g) it is located only at the locations identified on Schedule X-2 hereof or at such other location as is approved in writing by the Administrative Agent and, if it is in storage or in transit, it is represented by Eligible Receipts; and

(h) the Administrative Agent, in its reasonable judgment and in good faith, has not determined that it is unacceptable or should be price-adjusted in any material respect due to age, type, quality, category and/or quantity.

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Any of the Inventory of the Borrower that is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, will immediately cease to be Eligible Inventory; provided, that if such ineligible Inventory subsequently meets all of the foregoing requirements, it will again be deemed to be Eligible Inventory.

“Eligible Receipts” means negotiable warehouse receipts, in the case of commodities or Inventory in storage, and full sets of negotiable, clean ‘on-board’ bills of lading, in the case of commodities or Inventory in transit.

“Engineer” means R.W. Beck, Inc. or any successor thereto appointed by the Administrative Agent.

“Engineer’s Report” has the meaning set forth in Section 3.4(b)(vii) of the Financing Agreement.

“Environmental Claim” means any Claim relating to a release, discharge or emission of any Hazardous Substance or violation of any Environmental Law and includes any Claim asserted by a Government Instrumentality or any other Person for damages, injury, clean-up, remediation, contribution or indemnity or a violation of or noncompliance with any Environmental Law.

“Environmental Consultant” means one or more environmental consultants reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any and all applicable Laws, Approvals, orders, court decisions or rules of common law which (i) regulate or relate to the protection or clean up of the environment, the use, discharge, emission, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources or the health and safety of persons or property, including protection of the health and safety of employees with respect to Hazardous Substances; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Equipment” means all “equipment” or “fixtures,” as those terms are defined in the UCC, now or hereafter owned or leased by the Borrower, including all machinery, equipment, furnishings, fixtures, vehicles, tools, supplies and other equipment of any kind and nature, wherever situated, used in connection with the construction, operation and maintenance of the Project and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories, improvements, upgrades and accessories installed thereon or affixed thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” with respect to any Person, means any member (whether or not incorporated) of a group that is under common control (within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended) and of which such Person is a member or has been a member at any time within the past six years.

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“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Section 2.3 of the Financing Agreement.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan or any Eurodollar LC Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (x) LIBOR for such Interest Period and such Eurodollar Loan or any Eurodollar LC Borrowing, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period. The Eurodollar Rate for each outstanding Eurodollar Loan will be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Abandonment” means, (a) at any time prior to Completion, the Borrower abandons the Project or work thereon ceases for a period of more than forty-five (45) consecutive days (as measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued) for any reason other than force majeure or a default by a Major Project Party or the Borrower announces that the foregoing has occurred or will occur, and (b) at any time following Completion, the Borrower abandons the Project or the operation thereof ceases for a period of more than forty-five (45) consecutive days for any reason other than force majeure or the Borrower announces that the foregoing has occurred or will occur; provided, that suspension of operations due to scheduled maintenance of the Project or due to repairs to the Project, whether or not scheduled, will not constitute an event of abandonment so long as the Borrower is otherwise in compliance with the Documents and is diligently attempting to end such suspension.

“Event of Default” has the meaning set forth in Section 6.1 of the Financing Agreement.

“Excess Biodiesel Production” means, as of any determination date, the total quantity of biodiesel that the Project expects to produce in the then-current month plus the total quantity of biodiesel that the Borrower otherwise expects to have in Inventory at the end of such month minus: the total quantity of biodiesel that the Borrower has (i) sold and delivered under the Offtake Agreements prior to such determination, or (ii) committed, under the Offtake Agreements, to sell and deliver at or prior to the end of the then-current month.

“Excess Cash Flow” means, for any period, an amount equal to Cash Flow for such period minus all amounts paid during such period pursuant to priorities FIRST through FIFTH of Section 4.2(b) of the Disbursement Agreement (from and after its entry into force).

“Excess Cost” means any and all amounts by which the sum of (i) all Qualified Project Construction Expenses and (ii) Qualified Project Expenses incurred on or prior to the Completion Date exceeds Eighty Two Million Five Hundred Thousand dollars ($82,500,000).

“Existing LC Agreement” has the meaning set forth in the Recitals to the Financing Agreement.

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“Existing LC Application” has the meaning set forth in the Recitals to the Financing Agreement.

“Existing LC Collateral Account Agreement” has the meaning set forth in the Recitals to the Financing Agreement.

“Existing LC Documents” has the meaning set forth in the Recitals to the Financing Agreement.

“Existing Letters of Credit” has the meaning set forth in the Recitals to the Financing Agreement.

“Expiry Date” means the date of expiration of any Letter of Credit.

“Facility Maturity Date” means the date that is the eighty-four (84) month anniversary of the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the per annum rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average of the rates quoted by three federal funds brokers to the Administrative Agent on such day on such transactions).

“Fee Letter” means the fee letter, to be dated on or prior to the Syndication Date, by the Borrower in favor of the Lenders, pursuant to which the Borrower agrees to pay upfront fees to each Lender, based on such Lender’s commitment, as contemplated in Section (c) of the Fee Schedule.

“Fee Schedules” means the fee schedule by and between Société Générale and the Borrower dated as of the Closing Date (updating the Fee Schedule that was attached to the December 12, 2006 engagement letter), as may be updated as of the Syndication Date, and the schedules of out-of-pocket expenses and fees to be executed prior to each of the Syndication Date and the first Term Loan Funding Date.

“Feedstock Supply Agreements” means all Project Documents for the supply of Approved Feedstock to the Project, whether entered into prior to, on or after the Closing Date.

“Financial Institution” means the financial institution named in the SSA Control Agreement (from and after its entry into force).

“Financing Agreement” means the First Amended and Restated Financing Agreement, dated as of July 27, 2007, by and among the Borrower, the Agents, the Lenders from time to time party thereto, the Swingline Lender, the LC Fronting Bank and the Lead Arranger.

“Financing Documents” means the Financing Agreement (including this Schedule X), the Notes, the Security Documents, the Fee Schedules, the Fee Letters, the Consents to Assignment, the Letters of Credit, the Existing LC Applications, the Existing LC Collateral Account Agreement, the Interest Rate Hedge Agreement (from and after the entry into force thereof), and all other Contractual Obligations of any Imperium Party in connection with the Financing Agreement.

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“Financing Statements” means all financing statements on Form UCC-1 and all similar documents and instruments executed, filed or recorded for the purpose of perfecting Liens on the Collateral.

“First-Priority,” when used with respect to any Security Document Lien on Collateral, means that such Collateral is subject to no Liens other than Permitted Liens and that such Security Document Lien is subordinate to no Liens other than Permitted Liens and then only to the extent permitted under Section 5.2(f) of the Financing Agreement.

“First Repayment Date” means the second Payment Date after the Amortization Commencement Date; provided, that if the Amortization Commencement Date is less than forty-five (45) days before the Payment Date directly following the Amortization Commencement Date, the First Repayment Date will be the third Payment Date after the Amortization Commencement Date.

“Funding Date” means a Working Capital Funding Date, a Term Loan Funding Date, a Swingline Funding Date or an LC Disbursement Date.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Gas Supply Agreement” means the Agreement for Natural Gas Service in the State of Washington by and between the Sponsor and Cascade Natural Gas Corporation dated as of January 1, 2007, the Sponsor’s rights and obligations thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

“General Intangibles” means all “general intangibles,” as that term is defined in the UCC, now or hereafter owned by the Borrower, including Equipment leases, partnership interests, limited liability company interests, member interests, joint venture interests, all patent rights, trademarks, copyrights, trade names, goodwill, registrations, license rights, rights in intellectual property, licenses, permits, emission reduction credits or rights, business records, customer and subscriber lists, computer programs, tapes, disks and related data processing software owned by or in which such Person has an interest, rights to refunds or indemnification, the right to receive any Net Insurance Proceeds and all other intangible personal property of such Person of every kind and nature.

“Government Instrumentality” means any nation, government, province, state or arbitral tribunal or organization, or any political subdivision, instrumentality, ministry, department, agency, court, tribunal, authority, corporation, commission or other body or entity of, or under the direct or indirect control of, any of the foregoing, including any central bank or other fiscal, monetary or other authority.

“Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of

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the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including asbestos, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Imperium Assignment Agreement” has the meaning set forth in the Recitals to the Financing Agreement.

“Imperium Parties” means the Borrower, the Pledgor, Services and the Sponsor.

“Indebtedness” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable within sixty (60) days of being incurred arising in the ordinary course of such Person’s business and not past due for more than thirty (30) days);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, taking into account any offsets based on collateral posted therefor in the form of cash or Permitted Investments;

(f) all lease obligations that are required to be capitalized in

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accordance with GAAP;

(g) net obligations of such Person under any Swap Contract;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guaranties of such Person in respect of any of the foregoing.

“Ineligible Account” means any Account of the Borrower that does not meet the requirements for Eligible Accounts set forth above.

“Insurance Consultant” means Moore-McNeil, LLC, or another insurance consultant selected by the Administrative Agent.

“Intellectual Property” means any and all rights in intellectual property in any jurisdiction, whether owned by the Borrower or held under license, including rights in and to any patents, Trade Secrets, trademarks, service marks, trade names, tradestyles, copyrights and works of authorship whether copyrightable or not, including, in each case, all registrations of, and applications to register, any of the foregoing with a Government Instrumentality, any related applications, renewals, modifications or extensions and the goodwill associated therewith.

“Interest Period” means each period, determined in accordance with Section 2.3(b) of the Financing Agreement, at the end of which interest is payable on the Loans.

“Interest Rate” means any rate of interest applicable to a Loan, an LC Disbursement, or any other obligation of a party to a Financing Document to the Administrative Agent or the Lenders.

“Interest Rate Hedge Agreement” means the ISDA Master Agreement to be entered into by and between the Borrower and the Interest Rate Hedge Provider pursuant to Section 2.12 of the Financing Agreement and each schedule and confirmation entered into pursuant thereto.

“Interest Rate Hedge Payments” means payments owing by the Borrower to the Interest Rate Hedge Provider pursuant to the Interest Rate Hedge Agreement.

“Interest Rate Hedge Provider” means the Person party to the Interest Rate Hedge Agreement (other than the Borrower).

“Inventory” means “inventory,” as that term is defined in the UCC, now or hereafter owned by the Borrower, including all products, goods, materials and supplies produced, purchased or acquired by the Borrower for the purpose of sale or use in the Borrower’s operations in the ordinary course of its business.

“IRI Guaranty” means the Guarantee Agreement, to be entered into on or prior to the Syndication Date, by and between the Borrower and the Sponsor, providing for a Guaranty of

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the obligations of Services under the Biodiesel Marketing Agreement, the Imperium Assignment Agreement, the O&M Agreement and any other Project Document to which Services is a party.

“KemOleo” has the meaning set forth in the Recitals to the Financing Agreement.

“KemOleo Agreements” has the meaning set forth in the Recitals to the Financing Agreement.

“Knowledge” means (a) with respect to the Borrower, the knowledge of the principal executive officer, the principal operating officer, the principal financial officer and the principal legal officer of each of the Borrower and the Sponsor following reasonable inquiries to any other Imperium Party executives responsible for the Borrower’s operations, finances or affairs, and (b) with respect to the Sponsor and any other Imperium Party, means the knowledge of the principal executive officer, the principal operating officer, the principal financial officer and the principal legal officer of such Imperium Party following reasonable inquiries to any other Imperium Party executives responsible for the matters about which such knowledge is sought; provided, that, for the avoidance of doubt, in either case (a) or (b), no Imperium Party will be required to make inquiries of any third party.

“Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, constitutional provision, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Government Instrumentality.

“LC Application” has the meaning set forth in Section 2.2(c)(i) of the Financing Agreement.

“LC Collateral Account” means the “Collateral Account” established under the Existing LC Collateral Account Agreement; provided, that on and after the entry into force of the Disbursement Agreement, “LC Collateral Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement.

“LC Collateral Deficiency Notice” has the meaning set forth in Section 2.2(c)(ix) of the Financing Agreement.

“LC Commitment” means the commitment of the LC Fronting Bank to issue and the Revolving Credit Lenders to participate in, Letters of Credit, as set forth in Section 2.1(c) of the Financing Agreement, and the commitment of each Working Capital Lender to participate in the LC Fronting Bank’s liability thereunder, as set forth in Section 2.2(c)(ii) of the Financing Agreement.

“LC Disbursement” has the meaning set forth in Section 2.2(c)(iii) of the Financing Agreement.

“LC Disbursement Date” means each date on which an LC Disbursement is made.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Stated Amounts of all unexpired Letters of Credit then outstanding, plus (b) the amount of all

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unreimbursed LC Disbursements, minus (c) the amount then on deposit in the LC Collateral Account.

“LC Fee” has the meaning set forth in Section 2.5(c) of the Financing Agreement.

“LC Fronting Bank” means Société Générale, or any successor LC Fronting Bank appointed pursuant to the Financing Documents.

“LC Reimbursement Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“LC Required Cash Collateral Amount” means the sum of (a) and (b) below:

(a) in respect of documentary Letters of Credit that are payable against full sets of negotiable, clean “on-board” bills of lading, the greater of:

(i) ten percent (10%) of the aggregate undrawn Stated Amounts of all such documentary Letters of Credit then outstanding; or

(ii) such amount as is necessary so that the sum of (A) the total Value of all goods to be delivered to the Borrower under purchases backed by such documentary Letters of Credit plus (B) the cash collateral in the LC Collateral Account in respect of such documentary Letters of Credit equals the aggregate undrawn Stated Amount of all such unexpired documentary Letters of Credit then outstanding, plus

(b) in respect of all other Letters of Credit (including standby Letters of Credit) 100% of the aggregate undrawn Stated Amount plus 100% of any unpaid LC Disbursements in respect of all such unexpired Letters of Credit then outstanding.

“Lead Arranger” means SG Americas Securities, LLC, a Delaware limited liability company.

“Lender” means any Revolving Credit Lender or Term Lender. “Lenders,” collectively, means all of the Revolving Credit Lenders and Term Lenders.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit 8.7(d) to the Financing Agreement.

“Lender Income Taxes” means all net income, franchise or similar Taxes (including branch profits Taxes or alternative minimum Tax) imposed on the Administrative Agent or any Lender by (i) the United States or any other country in which the Administrative Agent or such Lender is based, (ii) the jurisdiction in which the Administrative Agent or such Lender is organized or has its principal office, (iii) the jurisdiction in which the Administrative Agent performs its services hereunder or in which such Lender books its portion of the Loans, (iv) any other jurisdiction as a result of a present or former connection between the Administrative Agent or any Lender and the jurisdiction of the Government Instrumentality imposing such Tax or (v) a political subdivision of any of the foregoing (including any State of the United States).

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“Lenders’ Counsel” means Baker & McKenzie LLP.

“Letters of Credit” means the Existing Letters of Credit and any other letters of credit issued, amended, extended or renewed by the LC Fronting Bank pursuant to Section 2.2(c) of the Financing Agreement.

“LIBOR” means, with respect to any Eurodollar Loan for any Interest Period, (i) the BBA Rate for deposits in U.S. Dollars as of 11:00 a.m., New York time, on the day that is two (2) Business Days prior to the first day of such Interest Period (rounded upwards, if necessary, to the nearest 1/100,000 of 1%), as selected by the Borrower pursuant to Section 2.3(a)(iii) of the Financing Agreement; or (ii) if such rate is not available, the reserve adjusted rate per annum equal to the one month, two month, three month, six month or nine month London Interbank Offered Rate, as applicable, that appears in the “Money Rates” section of The Wall Street Journal on the first day of such Interest Period; or (iii) if The Wall Street Journal no longer publishes such London Interbank Offered Rate, the per annum rate will be determined by the Administrative Agent by reference to the Reuters Screen ISDA Page as of 11:00 a.m., New York time, on the day that is two (2) Business Days prior to the first day of an Interest Period. As used in this definition, “BBA Rate” means the per annum rate for deposits in U.S. Dollars that appears on Reuters Screen LIBOR01 Page or such other service as may be nominated by the British Bankers’ Association as an information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits.

“LIBOR Business Day” means any Business Day that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan” means any Revolving Credit Loan or Term Loan.

“Local O&M Account” has the meaning set forth in Section 4.1(y) of the Financing Agreement.

“Loss” means any loss, theft, destruction, damage, casualty, title defect or failure, zoning change, taking, condemnation, seizure, confiscation or requisition of or with respect to the Project or any part thereof.

“Loss Proceeds Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Major Loss” means any loss, theft, destruction, damage, casualty, title defect or failure, zoning change, taking, condemnation, seizure, confiscation or requisition of or with respect to the Project or any part thereof that, in the reasonable judgment of the Administrative Agent, in consultation with the Engineer, makes construction or operation of the Project uneconomical or unfeasible.

“Major Maintenance Reserve Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

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“Major Project Documents” means the Imperium Assignment Agreement, the Technology License, the Offtake Agreements, the Methanol Supply Agreement, the Biodiesel Marketing Agreement, the O&M Agreement, the Port Leases, the IRI Guaranty and the Additional Major Project Documents and, with respect to all such documents not in force as of the Closing Date, means all such documents as of and from the date on which they enter into force.

“Major Project Parties” means the Project Parties that are party to any Major Project Document.

“Majority Lenders” means, at any time, the Majority Revolving Credit Lenders plus the Majority Term Lenders; provided, that to the extent an amendment, waiver or consent would affect only the Revolving Credit Lenders or the Term Lenders, then “Majority Lenders” will mean the Majority Revolving Credit Lenders or the Majority Term Lenders, as the case may be.

“Majority Revolving Credit Lenders” means, at any time, the holders of more than fifty percent (50%) in principal amount of the Working Capital and Swingline Loan Notes then outstanding and, if no Working Capital or Swingline Loan Notes are then outstanding, Lenders having more than fifty percent (50%) of the Revolving Credit Commitments.

“Majority Term Lenders” means, at any time, the holders of more than fifty percent (50%) in principal amount of the Term Loan Notes then outstanding and, if no Term Loan Notes are then outstanding, Lenders having more than fifty percent (50%) of the Term Loan Commitments.

“Market Consultant” means Muse, Stancil & Co., or any successor thereto appointed by the Administrative Agent.

“Material Adverse Effect” means a material adverse effect on (a) the rights or interests of any Secured Party under any Financing Document to which it is a party, (b) the business, assets, property or condition (financial or otherwise) or operations of the Borrower, Services, the Sponsor or (solely to the extent as relates to the Project) any Major Project Party, (c) the ability of the Borrower, Services, the Sponsor or any Major Project Party to perform its obligations under any Document to which it is a party, or (d) the validity, enforceability or priority of the Liens granted in favor of the Administrative Agent and the Collateral Agent pursuant to the Security Documents.

“Maximum Revolving Loan Commitment” means Sixty Million Dollars ($60,000,000).

“Mechanical Completion” means “Mechanical Completion” of all of Phases I, II and IV of the Project under the Plant Construction Contract, as confirmed by the Administrative Agent (in consultation with the Engineer), such confirmation not to be unreasonably withheld or delayed.

“Mechanical Completion Date” means the date on which the Project reaches Mechanical Completion, as confirmed by the Administrative Agent (in consultation with the Engineer), such confirmation not to be unreasonably withheld or delayed.

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“Methanol Supply Agreement” means the Methanol Supply Agreement entered into as of December 8, 2006 by and between the Sponsor and Methanex Methanol Company, the rights and obligations of the Sponsor thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

“Monthly Construction Report” means a report, substantially in the form of Exhibit 5.1(l)(iii) to the Financing Agreement, prepared by the Borrower in good faith and with due care with respect to the construction of the Project which (i) reports and describes any delay, projected delay or event of force majeure, and (ii) sets forth such other information as may be reasonably requested by the Administrative Agent or the Engineer.

“Mortgage” means the Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, to be dated on or prior to the first Term Loan Funding Date, by the Borrower to the Administrative Agent, as trustee thereunder, for the benefit of the Agents and the Secured Parties.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, the amount of cash and cash equivalents received by the Borrower in respect thereof (including any cash and cash equivalents received by way of deferred payment pursuant to, or by monetization of, a permitted note receivable or otherwise, but only as and when so received), minus the sum of (a) the principal amount of any Indebtedness (including any premium or penalty) that is secured by any applicable asset and that is, and is required to be, repaid in connection with such transaction (other than Indebtedness under the Financing Documents), (b) the amount of reasonable and reasonably-documented fees and expenses (including reasonable and reasonably-documented legal, accounting, investment banking and brokerage fees and sales commissions) incurred by the Borrower or any of its Affiliates in connection with such event, (c) income taxes paid or reasonably estimated to be actually payable within one year of the date of such event as a result of any gain recognized in connection therewith (taking into account any reduction in tax liability resulting from any operating losses and net operating loss carryovers, tax credits, and tax credit carry-forwards, and similar tax attributes which may effect a reduction in the payment of actual taxes); provided, that any such estimated taxes not actually due or payable within such one year period will constitute Net Cash Proceeds upon the earlier of the date that such taxes are determined not to be actually payable and the end of such one year period, and (d) any reserve or adjustment in respect of (x) the sale price of any applicable assets established in accordance with GAAP and (y) any liabilities associated with such assets and retained by the Borrower after such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that, upon the reversal of any such reserve, such amounts will constitute Net Cash Proceeds.

“Net Insurance Proceeds” means all amounts payable to, on behalf of or on account of the interest of the Borrower under any Required Insurance or in respect of any Loss.

“Net Operating Cash” means the Project’s revenues less Qualified Project Expenses.

“Note” means a Working Capital Loan Note, a Term Loan Note or a Swingline Loan Note.

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“Notice of Borrowing” means a notice in the form of Exhibit 2.2 to the Financing Agreement.

“Obligations” means any principal, premium, interest (including interest which would accrue but for the filing of a petition in bankruptcy), reimbursement obligations, indemnities, fees, expenses, liabilities and obligations of any kind, whether monetary or nonmonetary, owing from the Borrower to any Secured Party or due to be performed by the Borrower or for the benefit of any Secured Party under or in connection with any Financing Document.

“Offtake Agreements” means all Project Documents for the offtake of Products produced by the Project or otherwise in the Inventory of the Borrower, whether entered into prior to, on or following the Closing Date.

“Offtakers” means the parties to the Offtake Agreements other than the Borrower.

“Operating Plan and Budget,” for any period, means an operating plan and budget for the Project with respect to such period prepared by the Borrower in good faith and with due care that sets forth in reasonable detail (i) the projected levels of operation of the Project on a monthly basis, (ii) the projected revenues and expenses of the Project on a monthly basis (including all scheduled payments of principal and interest on the Loans and LC Disbursements), (iii) the overhaul, maintenance and repair schedule for the Project, (iv) the amount and timing of expected capital expenditures, (v) cash flow projections and working capital needs and (vi) such other information as the Administrative Agent may reasonably request prior to the adoption thereof.

“O&M Agreement” means the Operation and Maintenance Agreement, to be entered into on or prior to the first Term Loan Funding Date, by and between the Borrower and the Operator.

“Operator” means Services, or any successor thereto appointed by the Administrative Agent to serve in such capacity under the O&M Agreement.

“Organizational Documents” means the certificates or articles of incorporation, by-laws, limited liability company agreements, operating agreements, certificates and agreements of limited partnership and other formative and governing documents relating to a Person.

“Original Financing Agreement” means the Financing Agreement, dated as of June 22, 2007, by and among the Borrower, the Lenders from time to time party thereto, the Administrative Agent, the Swingline Lender, the LC Fronting Bank and the Lead Arranger.

“Original Imperium Assignment Agreement” has the meaning set forth in the Recitals to the Financing Agreement.

“Palm Oil” means refined bleached and deodorized palm olein.

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

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“Payment Date” means each March 31, June 30, September 30 and December 31 of each year.

“Performance Test” means the tests or tests to be performed by the Engineer confirming the Project’s ability to produce Pure Biodiesel and biodiesel meeting ASTM specifications and otherwise operate safely and in accordance with Prudent Industry Practices and at the levels anticipated in the Project Pro Forma, as more completely described in Exhibit 1.1 to the Financing Agreement.

“Permitted Additional Project Documents” means any Project Document entered into after the Closing Date (a) under which the Borrower would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) in value in any twelve (12) month period and (b) which may be terminated by the Borrower upon no more than thirty (30) days’ notice and the termination of which could not reasonably be expected to have a Material Adverse Effect; provided, that for so long as no Event of Default has occurred and is continuing at the time such Contractual Obligations are entered into (i) Contractual Obligations that constitute Commodity Management Plan Arrangements will be Permitted Additional Project Documents, so long as, after the execution of any such Contractual Obligation, the Borrower is reasonably expected to remain in compliance with the Operating Plan and Budget, and (ii) replacements to existing Feedstock Agreements that have provisions substantially similar to (or more favorable to the Borrower than) the existing Feedstock Agreements and are entered into with counterparties who are at least as creditworthy as the parties to existing Feedstock Agreements will be Permitted Additional Project Documents.

“Permitted Hedging Agreements” means any interest rate protection agreements, foreign currency exchange agreements, commodity price protection agreements or other interest rate, currency exchange rate or commodity price hedging arrangement, in each case entered to hedge or mitigate against risks to which the Borrower is exposed in accordance with (a) the Financing Documents, (b) the Commodity Management Plan or (c) the Sponsor’s Financial Risk Management Policy.

“Permitted Indebtedness” has the meaning set forth in Section 5.2(g) of the Financing Agreement.

“Permitted Investments” means (i) securities issued or guaranteed or insured by the United States of America or any agency or instrumentality thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than ninety (90) days from the date of creation thereof and as at any date of determination rated “A-1” or better by Standard & Poor’s Ratings Services and “P-1” or better by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit of any bank the short-term obligations of which are rated “A-1” or better by Standard & Poor’s Rating Services and “P-1” or better by Moody’s Investors Service, Inc., (iv) bankers acceptances or certificates of deposit maturing within ninety (90) days from the date of acquisition thereof issued by any bank, the short-term obligations of which are rated “A-1” or better by Standard & Poor’s Rating Services and “P-1” or better by Moody’s Investors Service, Inc., (iv) investments in money market funds which are rated in the highest category available for such funds by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc., and (vi) any fund that invests in any of the investments described in the preceding clauses (i) through (v); provided, that with respect to the credit ratings specified above, if neither Moody’s Investors Service, Inc. nor Standard & Poor’s Rating Services is in the business of rating the relevant Permitted Investment, such Permitted Investment will have

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received a rating equivalent to that specified above for such Permitted Investment by another nationally recognized credit rating agency of similar standing; provided, further, that Permitted Investments purchased with funds from any Security Account will have a scheduled maturity no later than the Business Day immediately preceding the next anticipated cash withdrawal or transfer from such Security Account; provided, further, that “Permitted Investments” also includes fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications established in clause (ii) above.

“Permitted Liens” has the meaning set forth in Section 5.2(f) of the Financing Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means a pension plan providing benefits for employees of a Person covered by Title IV of ERISA.

“Plans and Specifications” means the plans and specifications for the construction and design of the Project, including any document describing the scope of work performed by Contractors under the Construction Contracts or any other Contractual Obligation or subcontract for the construction of the Project and any feeder lines and interconnections, all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specification status list, material and procurement ledgers, drawing and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, and any other document referred to in the Construction Contracts or any of the documents referred to in this definition, as the same may be amended to the extent permitted by the Financing Agreement.

“Plant Construction Contract” means the Construction Agreement for a Biodiesel Plant, dated as of August 25, 2006, by and between the Borrower and the Plant Construction Contractor.

“Plant Construction Contractor” means JH Kelly LLC, a Washington limited liability company, or any successor thereto appointed by the Administrative Agent.

“Plant Engineer” means Parker, Messana & Associates, Inc., a Washington corporation, or any successor thereto appointed by the Administrative Agent.

“Plant Engineering Contract” means the Engineering Agreement dated June 1, 2005, by and between Parker, Messana & Associates, Inc. and the Sponsor, the rights and obligations of the Sponsor thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement on or prior to the Syndication Date.

“Pledge Agreement” means the Membership Interest Pledge Agreement, to be entered into on or prior to the first Term Loan Funding Date, by the Pledgor in favor of the Administrative Agent.

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“Pledge Termination Date” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Pledged Collateral” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Pledgor” means IGH Investment Company, LLC, a Delaware limited liability company.

“Pledgor Documents” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Pledgor Indemnified Liabilities” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Pledgor Required Approvals” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Port” means the Port of Grays Harbor, a municipal corporation.

“Port Leases” means (a) the Agreement of Lease No. 1014, dated as of May 15, 2006, by and between the Borrower and the Port of Grays Harbor, (b) the Agreement of Lease No. 1032, dated as of December 12, 2006, by and between the Borrower and the Port of Grays Harbor and (c) such other leases with the Port as are necessary for the construction and operation of the Project.

“Pre-Completion Business” has the meaning set forth in the Recitals to the Financing Agreement.

“Pre-Completion Documents” has the meaning set forth in the Recitals to the Financing Agreement.

“Pre-Completion Parties” means the parties to the Pre-Completion Documents other than the Imperium Parties.

“Pro Forma Balance Sheet” means the estimated balance sheet of the Borrower as of the first Term Loan Funding Date.

“Pro Rata Share” means, with respect to each Lender, such Lender’s pro rata share (expressed as a percentage) of the Aggregate Term Loan Commitment and the Aggregate Revolving Credit Commitment, as applicable, in each case calculated based on the Commitments set forth in Schedule A to the Financing Agreement or in any Lender Assignment Agreement.

“Process Agent” means CT Corporation, or any successor thereto reasonably acceptable to the Administrative Agent.

“Products” means all biodiesel, glycerol/glycerin, distillation bottoms and any other co-product or by-product produced in connection with the production of biodiesel at the Project.

“Project” has the meaning set forth in the Recitals to the Financing Agreement.

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“Project Documents” means, as of any date of determination, any Contractual Obligation of the Borrower (whether existing as of the Closing or otherwise created during the terms of the Loans, and including Permitted Additional Project Documents and other Contractual Obligations permitted pursuant to Section 5.2(c) of the Financing Agreement), in each case as in effect at such time, relating to the development, design, ownership, construction and operation of the Project, including all Major Project Documents, all other agreements relating to the Site, all agreements relating to the supply of water, methanol, catalysts such as sodium or potassium hydroxide, natural gas, Approved Feedstock, other feedstock and electricity to the Project, all agreements relating to the sale of Products of the Project, all agreements relating to the purchase of biodiesel or Pure Biodiesel by the Project, all other agreements relating to the operations and maintenance of the Project (including the Pre-Completion Business), including change orders, purchase orders and other documents relating to such Documents, and all other documents listed from time to time on Schedule A to the Security Agreement, as updated from time to time promptly upon the Borrower’s entry into Permitted Additional Project Documents or other permitted Contractual Obligations or otherwise upon the reasonable request of the Administrative Agent.

“Project Parties” means, at any given time, all parties to the Project Documents at such time other than the Borrower.

“Project Pro Forma” means the projections of construction costs of the Project and the ten-year projections of the Net Operating Cash to be produced by the Project, prepared by the Borrower and approved by the Administrative Agent and incorporating the results of the Engineer’s Report. The Project Pro Forma will be updated prior to the first Term Loan Funding Date to reflect updated estimates of the production capabilities of the Project, as confirmed by the Engineer.

“Project Revenues Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Prudent Industry Practices” means those reasonable practices, methods and acts that (i) are commonly used to manage, operate and maintain biodiesel production, distribution, equipment and associated facilities of the type that comprise the Project safely, reliably and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ recommendations, of which there may be more than one and which may evolve over time, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of an biodiesel plant operator, in order to accomplish efficiently the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. With respect to the Project, Prudent Industry Practices includes taking reasonable steps to ensure that: (a) all biodiesel produced or purchased by the Project will be Pure Biodiesel or meet ASTM specifications, (b) all Equipment, materials resources and supplies are available to meet the needs of the Project; (c) rights over all intellectual property necessary for use in the Project are maintained and protected from infringement; (d) the Equipment will function properly under normal and emergency conditions of the Project; (e) appropriate monitoring and testing are performed to ensure Equipment is functioning as designed; and (f) the Equipment is operated in a reasonable manner and not in a manner unsafe to workers or the general public of contrary to Environmental Laws.

“Pure Biodiesel” means biodiesel meeting the fuel quality specifications set forth in the RCL Agreement.

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“Qualified Project Construction Expenses” means (a) the following costs and expenses in each case incurred by or on behalf of the Borrower prior to Completion: (i) costs and expenses incurred under the Construction Contracts and other costs and expenses incurred by the Borrower directly related to the design, engineering, construction, installation, start-up, and testing of the Project; (ii) Qualified Project Expenses payable prior to the Mechanical Completion Date; (iii) Closing Costs and other fees and expenses by or on behalf of the Borrower in connection with the development of the Project and the consummation of the transactions contemplated by the Financing Documents, including financial, accounting, legal, environmental site assessment, surveying and consulting fees and all fees payable to the Secured Parties in connection with the Financing Documents; (iv) the costs of obtaining Approvals for the Project prior to Completion; (v) interest on the Loans payable prior to Completion; (vi) financing expenses, costs and charges in connection with the Financing Agreement and the fees and expenses of Lenders’ Counsel and the consultants; (vii) insurance premiums with respect to the title insurance policy and the Required Insurance; (viii) property, franchise and other taxes and regulatory fees payable prior to Mechanical Completion; and (ix) all costs, fees and expenses incurred by or in accordance with the Construction Budget and other costs directly related to the design, engineering, construction, installation, start-up and testing of the facilities being constructed thereunder; and (b) all other costs and expenses included in the Construction Budget (including reserves for amounts incurred during such period but to be paid after such period).

“Qualified Project Expenses” means, with respect to the Project, (i) reasonable fees and expenses of accounting, legal, insurance, engineering or other professional advisors to the Borrower for services relating to the Project, including the Pre-Completion Business, (ii) reasonable expenses relating to Equipment rental, utility charges, administration, routine operation and maintenance of the Project including the Pre-Completion Business, transportation costs and statutory representation, (iii) reasonable insurance premiums, (iv) property, franchise and other taxes and regulatory fees, (v) reasonable expenses of testing and calibration and permitting, in each case in amounts not to exceed amounts deemed reasonable by the Administrative Agent, (vi) reasonable expenses for Approved Feedstock, methanol, catalysts such as sodium or potassium hydroxide, natural gas and electricity necessary to operate the Project in accordance with the Operating Plan and Budget and for the purchase of biodiesel and Pure Biodiesel in connection with the Pre-Completion Business and (vii) reasonable expenses for Commodity Management Plan Arrangements, in each case whether incurred prior to or after Completion and whether incurred by the Borrower or on behalf of the Borrower by other Imperium Parties; provided, that such expenses incurred by other Imperium Parties must be reasonable and reasonably-documented as being related solely to the Project or the Pre-Completion Business.

“Rail Construction Contract” means the Purchase and Installation Agreement dated December 27, 2006 by and between the Borrower and the Rail Construction Contractor.

“Rail Construction Contractor” means RailWork Track Systems, Inc., a Nevada corporation, or any successor thereto appointed by the Administrative Agent.

“Rail Line Easement” means the Rail Line Easement Agreement to be entered into on or prior to the first Term Loan Funding Date, by and between the Port and the Borrower.

“Rail Use Agreement” means the Rail Line Development Agreement, dated as of January 31, 2007, by and between the Port and the Borrower.

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“Rail Tariff Agreement” means the agreement covering rail tariffs to be entered into by and between the Borrower and the Port on or prior to the first Term Loan Funding Date.

“RCL” means and Royal Caribbean Cruises, Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability.

“RCL Agreement” has the meaning set forth in the Recitals to the Financing Agreement.

“RCL Consent to Assignment” means, from the Closing Date to the first Term Loan Funding Date, that certain Consent to Assignment dated as of the Closing Date, by and among RCL, the Borrower and the Administrative Agent, consenting to the assignment of the RCL Agreement, and, as of the first Term Loan Funding Date, such Consent to Assignment as amended and/or restated in form and substance acceptable to the Administrative Agent.

“Register” has the meaning set forth in Section 8.7(e) of the Financing Agreement.

“Reimbursable Taxes” has the meaning set forth in Section 2.10(a)(i) of the Financing Agreement.

“Replacement Agreement” means, with respect to the Methanol Supply Agreement or the Cargill Agreement, another Contractual Obligation (or set of Contractual Obligations) in form and substance reasonably acceptable to the Administrative Agent and between the Borrower and another Person (or Persons) who is (or are) reasonably acceptable to the Administrative Agent, that provides for the delivery of all good(s) that would otherwise have been supplied pursuant to the Cargill Agreement or the Methanol Supply Agreement, as applicable, to the Borrower on terms that are substantially similar to (or more favorable for the Borrower than) the Cargill Agreement or the Methanol Supply Agreement, as applicable; provided, that to be considered a Replacement Agreement hereunder, any such Contractual Obligation must include a provision making such Contractual Obligation freely assignable to the Administrative Agent as Collateral for the Obligations.

“Replacement Obligor” means, with respect to any Project Party (other than the Borrower), any Person satisfactory to the Administrative Agent and the Majority Lenders who, pursuant to any Contractual Obligation satisfactory to the Administrative Agent and the Majority Lenders, assumes the obligation of providing the services and/or products of the Project Party being replaced, on terms and conditions no less favorable to the Borrower than those which such Project Party is obligated to provide pursuant to the applicable Project Document.

“Required Approvals” means, as of any date of determination, all Approvals required by applicable Law or relevant Contractual Obligations as of such date in connection with the execution, delivery, performance, admission into evidence or enforcement of the Documents or the development, construction, ownership or operation of the Project or the Pre-Completion Business as contemplated under the Documents, including all Approvals required for the Project to operate at the levels projected in the Project Pro Forma without exceeding any emissions limits or requiring any offsets to be acquired.

“Required Feedstock Documents” means Consents to Assignment in form and substance reasonably acceptable to the Administrative Agent for each of the Methanol Supply Agreement and the Cargill Agreement, relating in each case to the assignment and the assumption

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of such Project Documents under the Imperium Assignment Agreement and to the collateral assignment of such Project Documents by the Borrower to the Administrative Agent; provided, that a Replacement Agreement for either such agreement may be provided in lieu of the relevant Consent to Assignment.

“Required Insurance” has the meaning set forth in Section 5.1(o) of the Financing Agreement.

“Required Maintenance Deposit” means the agreed-upon deposit amount for maintenance to be established by the Borrower and the Administrative Agent, in consultation with the Engineer, on or prior to the first Term Loan Funding Date.

“Restricted Payments” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any equity interests of the Borrower, or on account of any return of capital to any holder of any such equity interest in, or any other Affiliate of, the Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment, and (b) any payment of any management, consultancy, administrative, services, or other similar fee to any Person who owns, directly or indirectly, any equity interest in the Borrower, or any Affiliate of any such Person, other than pursuant to the Operations and Maintenance Agreement and the Services Agreement.

“Revolving Credit Availability Period” means the period from the Closing through the date that is five (5) Business Days prior to the Facility Maturity Date.

“Revolving Credit Collateral” has the meaning set forth in Section 2.6 of the Financing Agreement.

“Revolving Credit Lender” means each person identified as a Revolving Credit Lender on the signature pages to the Financing Agreement.

“Revolving Credit Loan” means any Working Capital Loan, Swingline Loan or LC Disbursement.

“Revolving Credit Loan Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Revolving Credit Obligations” means any principal, premium, interest (including interest which would accrue but for the filing of a petition in bankruptcy), reimbursement obligations, indemnities, fees, expenses, liabilities and obligations of any kind, whether monetary or nonmonetary, owing from the Borrower to any Secured Party or due to be performed by the Borrower or for the benefit of any Secured Party under or in connection with any Working Capital Loan, Swingline Loan, Letter of Credit or LC Disbursement.

“Scheduled Bank Debt Service” means the Scheduled Installments, repayments of interest on the Loans and Interest Rate Hedge Payments.

“Scheduled Installment” has the meaning set forth in Section 2.8(a) of the Financing Agreement.

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“Secured Obligations” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Secured Parties” means the Agents, the Interest Rate Hedge Provider, the Lead Arranger, the LC Fronting Bank, the Swingline Lender, each Lender and each of their respective successors, transferees and assigns.

“Security Accounts” means the LC Collateral Account, and from and after the date each such account is established, the Local O&M Account, the Construction Accounts, the Project Revenues Account, the Debt Service Account, the Loss Proceeds Account, the Major Maintenance Reserve Account, the Asset Sales Proceeds Account, the Debt Service Reserve Account, the LC Reimbursement Account, the Revolving Credit Loan Account and the Distribution Reserve Account.

“Security Agreement” means the First Amended and Restated Assignment and Security Agreement, dated as of the Syndication Date, by and between the Borrower, the Collateral Agent and the Administrative Agent, as may be further amended, modified or supplemented from time to time.

“Security Document Liens” means the Liens created, or purported to be created, pursuant to the Security Documents.

“Security Documents” means (a) from the Closing Date to the Syndication Date, the Existing LC Collateral Account Agreement, the Security Agreement, the Consents to Assignment and the Financing Statements, (b) from the Syndication Date to the first Term Loan Funding Date, the Existing LC Collateral Account Agreement, the Security Agreement, the Consents to Assignment and the Financing Statements, each as updated to reflect any additional Collateral pledged thereunder or other amendments thereto, plus the IRI Guaranty to be entered into on or prior to the Syndication Date, (c) from and after the first Term Loan Funding Date, the Security Agreement, the Consents to Assignment, the Financing Statements and the IRI Guaranty, each as updated to reflect any additional Collateral pledged thereunder or other amendments thereto, plus the Disbursement Agreement, the Mortgage, the Sponsor Support Agreement, the SSA Control Agreement and the Pledge Agreement (including the share certificates and transfer instruments delivered pursuant thereto) each, to be entered into on or prior to such date, and (d) at any time, any other Contractual Obligations of the Major Project Parties or any other Person that provide security for the repayment of the Loans and the payment of all other Obligations.

“Security Termination Date” has the meaning set forth in Section 5 of the Security Agreement.

“Security Interest Trigger” will have the meaning set forth in the Sponsor Support Agreement (from and after its entry into force).

“Services” has the meaning set forth in the Recitals to the Financing Agreement.

“Site” means, the real property on which the Project is or is to be located and all related easements, rights-of-way and other rights and interests.

“Sponsor” means Imperium Renewables, Inc.

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“Sponsor Support Agreement” means the Sponsor Support Agreement, to be entered into on or prior to the first Term Loan Funding Date, by and among the Sponsor, the Borrower and the Administrative Agent.

“Sponsor Support Release Date” will have the meaning set forth in the Sponsor Support Agreement (from and after its entry into force).

“Sponsor Support Reserve Account” will have the meaning set forth in the Sponsor Support Agreement (from and after its entry into force).

“Sponsor’s Financial Risk Management Policy” means, (a) from the Closing Date to the first Term Loan Funding Date, the policy attached hereto in Schedule X-8, (b) as of the first Term Loan Funding Date, such policy as has been approved in writing by Administrative Agent, and (c) at any time thereafter, such updates from time to time to that policy as are approved in writing by the Administrative Agent.

“SSA Account Collateral” will have the meaning set forth in the SSA Control Agreement (from and after its entry into force).

“SSA Control Agreement” means the control agreement required under the Sponsor Support Agreement (from and after its entry into force).

“Stated Amount” means the stated amount of any Letter of Credit, as indicated in the LC Application related thereto (or any amendment to such Letter of Credit).

“Subordinated Indebtedness” will have the meaning set forth in the Pledge Agreement (from and after its entry into force).

“Surplus Cash” means, as of any date of determination, the aggregate value of cash and Permitted Investments on deposit in segregated deposit Account(s) with or under the control of the Administrative Agent that is not required to be pledged as Collateral under such Financing Documents as are in effect as of such date; provided, however, that after the Disbursement Agreement is in force, only such amounts as are available for distribution to the equity holders of the Borrower thereunder will be considered Surplus Cash.

“Supplies and Raw Materials” means all fuel, materials, stores, spare parts and supplies and other personal property which are consumable (other than by ordinary wear and tear) in the operation of the business of the Borrower or in the production of Products by the Project.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master

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agreement, including any such obligations or liabilities under any such master agreement, and (c) for the avoidance of doubt, includes the Commodity Management Plan Arrangements and the Interest Rate Hedge Agreement.

“Swingline Funding Date” means any date on which all conditions precedent set forth in Section 3.2 of the Financing Agreement have been satisfied and a Swingline Loan is funded pursuant to Section 2.2(b) of the Financing Agreement.

“Swingline Lender” means Société Générale, or any successor entity appointed as Swingline Lender pursuant to the Financing Agreement.

“Swingline Loan” means each loan made by the Swingline Lender pursuant to Section 2.2(b) of the Financing Agreement.

“Swingline Loan Commitment” means the commitment of the Swingline Lender to make Swingline Loans, as set forth in Section 2.1(b) of the Financing Agreement.

“Swingline Loan Note” means a promissory note, in the form of Exhibit 2.4(b) to the Financing Agreement, executed and delivered by Borrower, payable to the order of the Swingline Lender and evidencing the Swingline Loans made from time to time.

“Syndication Agent” means Banco Santander Central Hispano, New York Branch, as syndication agent for the Secured Parties, or any successor thereto appointed pursuant to the Financing Agreement.

“Syndication Date” means the date upon which each of the conditions precedent listed in Section 3.1 of the Financing Agreement is satisfied (or waived pursuant to the terms of the Financing Agreement).

“Tangible Net Worth” means the Borrower’s total assets minus total liabilities, minus the value of intangible assets, calculated in accordance with GAAP.

“Target Balance Amount” means, as of any Payment Date from the first Repayment Date to the seventh Payment Date thereafter, the corresponding amount set forth in Schedule X-1 of the Financing Agreement.

“Tax” means all taxes, charges, duties, fees, levies and other assessments of a similar nature (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, capital gains, license, profits, windfall profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, stamp, premium, capital stock, production, business and occupation, disability, severance, or real or personal property taxes, fees, or assessments of any kind whatsoever imposed by any Government Instrumentality, together with any interest, additions to tax or penalties imposed with respect thereto.

“Technology License” means the License of Technology, to be entered into on or prior to the first Term Loan Funding Date, by and between the Sponsor and the Borrower.

“Terminal Access Agreement” means the agreement to be entered into on or prior to the first Term Loan Funding Date by and between the Borrower and the Port granting the Project access to necessary terminals in the Port of Grays Harbor.

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“Term Lenders” means each Person identified as a Term Lender on the signature pages of the Financing Agreement or any Lender Assignment Agreement.

“Term Loan” means any Term Loan made to the Borrower pursuant to Section 2.2(d) of the Financing Agreement.

“Term Loan Availability Period” means the period from the Syndication Date up to but not including the first to occur of: (i) the twelve (12) month anniversary of the Mechanical Completion Date and (ii) the fifteen (15) month anniversary of the Closing Date.

“Term Loan Collateral” has the meaning set forth in Section 2.6 of the Financing Agreement.

“Term Loan Commitment” means the commitment of each Term Lender to make Term Loans, as set forth in Section 2.1(d) of the Financing Agreement, and in an amount not exceeding the Term Loan Commitment amount set forth for each such Term Lender in Schedule A, as such commitment may be reduced from time to time in accordance with the Financing Documents.

“Term Loan Construction Account” will have the meaning set forth in Section 2.2(a) of the Disbursement Agreement (from and after its entry into force).

“Term Loan Funding Date” means the date on which all conditions precedent set forth in Section 3.4 of the Financing Agreement have been satisfied and Term Loans are funded pursuant to Section 2.2(d) of the Financing Agreement.

“Term Loan Note” means a promissory note, in the form of Exhibit 2.4(c) to the Financing Agreement, executed and delivered by the Borrower, payable to the order of a Term Lender and evidencing such Term Lender’s Term Loans.

“Term Loan Obligations” means any principal, premium, interest (including interest which would accrue but for the filing of a petition in bankruptcy), reimbursement obligations, indemnities, fees, expenses, liabilities and obligations of any kind, whether monetary or nonmonetary, owing from the Borrower to any Secured Party or due to be performed by the Borrower or for the benefit of any Secured Party under or in connection with any Term Loan.

“Title Insurer” means a national title insurance company agreed upon by the Borrower and the Administrative Agent.

“Title Policy” has the meaning set forth in Section 3.4(b)(x) of the Financing Agreement.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower outstanding as of such date.

“Trade Secret” means information in any form, including know-how, documents and other forms of information related to formulas, patterns, compilations, program devices, instructions, methods, techniques, processes, technical data, business, financial and marketing plans, technology and product roadmaps, present and future product plans, information on strategic partnerships and alliances and customer relationships, and other technical and business information regarding the businesses and technologies that (i) derives actual or potential value

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from not being generally known to the public and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“UCC” means the Uniform Commercial Code in effect in the State of New York; provided, in the event that, by reason of mandatory provisions of Law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” will mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof and of the other Financing Documents relating to such perfection or priority and for purposes of definitions related to such provisions.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and any subsequent revision or amendment thereof approved by a Congress of the International Chamber of Commerce and adhered to by the LC Fronting Bank.

“Value” with respect to goods, products or inventories, means, on any date of determination, the relevant quantities of such materials multiplied by the value of such materials at the location where they are or will be stored, or the nearest consumption center, as determined by the Administrative Agent through public sources; provided, however, that in the event that the Administrative Agent determines that such public sources do not reflect the true market value of the relevant materials, the Value will be determined by another price reference mutually acceptable to the Borrower and the Administrative Agent and, in the absence of any such agreement among the parties, the Value will be determined by the Administrative Agent in its reasonable discretion. If the relevant materials are not located in a consumption center, the Market Value will be net of the expected cost of transporting such materials to the nearest consumption center, as determined by the Administrative Agent in its reasonable discretion.

“Withdrawal Approval Notice” will have the meaning set forth in the Disbursement Agreement (from and after its entry into force).

“Working Capital” of any Person means, as of any date of determination, the amount, if any, by which the Current Assets of such Person exceeds the Current Liabilities of such Person. For purposes of calculating the Borrower’s Working Capital, (a) Current Assets will be calculated prior to payment of the Cash Sweep Amount, and (b) Current Liabilities will not include the current portion of Indebtedness having a term exceeding one year, other than outstanding Working Capital Loans and Swingline Loans (which will be included in the calculation of Current Liabilities).

“Working Capital Lender” means each Revolving Credit Lender in its capacity as a Lender of Working Capital Loans.

“Working Capital Loan” means each loan made by the Revolving Credit Lenders to the Borrower pursuant to Section 2.2(a) or Section 2.2(v) of the Financing Agreement.

“Working Capital Loan Commitment” means the commitment of each Revolving Credit Lender to make Working Capital Loans, as set forth in Section 2.1(a) of the Financing Agreement, and in an amount not exceeding the Working Capital Loan Commitment amount set forth for each such Lender in Schedule A.

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“Working Capital Loan Funding Date” means any date on which all conditions precedent set forth in Section 3.2 of the Financing Agreement have been satisfied and a Working Capital Loan is funded pursuant to Section 2.2(a) of the Financing Agreement.

“Working Capital Loan Note” means a promissory note, in the form of Exhibit 2.4(a) to the Financing Agreement, executed and delivered by the Borrower, payable to the order of a Revolving Credit Lender and evidencing such Lender’s Working Capital Loans.

“Working Capital Required Amount” has the meaning set forth in Section 5.1(q) of the Financing Agreement.

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Rules of Construction.

The following rules of construction will apply in the Financing Documents:

titles and headings are for convenience only and will not be deemed part of the Financing Documents for purposes of interpretation;

unless otherwise stated, references in a Financing Document to “Articles,” “Sections,” “Exhibits” and “Appendices” refer, respectively, to Articles of, Sections of, and Exhibits and Appendices to, such Financing Document;

“including” means “including, but not limited to” and “include” or “includes” means “include, without limitation” or “includes, without limitation;”

“month” means “calendar month”;

“hereunder,” “herein,” “hereto” and “hereof,” when used in a Financing Document, unless otherwise expressly specified, refer to such Financing Document and not to a particular Section or clause of such Financing Document;

in the case of defined terms, the singular includes the plural and vice versa;

unless otherwise indicated, all accounting terms not specifically defined will be construed in accordance with GAAP;

unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto; and

unless otherwise indicated, each reference to a particular agreement or other Contractual Obligation is a reference to such agreement or other Contractual Obligation as it may be amended, modified, extended, restated or supplemented from time to time in compliance with Section 5.2 of the Financing Agreement (if applicable), as well as to any successor agreement thereto entered into in compliance with Section 5.2(c) of the Financing Agreement (if applicable).

References to any Contractual Obligation or other document, instrument or agreement (a) will include all exhibits, schedules and other attachments thereto, (b) will include all Contractual Obligations or other documents, instruments or agreements issued or executed in replacement thereof, and (c) will mean such document, instrument of agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

The Financing Documents are the result of negotiations between, and have been reviewed by the Borrower, each other Imperium Party, the Agents, the Swingline Lender, the LC Fronting Bank, the Lead Arranger, each Lender and their respective counsel. Accordingly, the Financing Documents will be deemed to be the

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product of all parties thereto, and no ambiguity will be construed in favor of or against the Borrower, any other Imperium Party, the Agents, the Swingline Lender, the LC Fronting Bank or the Lead Arranger.

The words “will” and “shall” will be construed to have the same meaning and effect.

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40

Schedule X – 1

Target Balance Calculation*

Payment Date	Term Loan Outstanding (US$)
First Repayment Date	39,694,096
First Payment Date thereafter	38,137,962
Second Payment Date thereafter	36,591,829
Third Payment Date thereafter	35,045,695
Fourth Payment Date thereafter	33,499,562
Fifth Payment Date thereafter	31,953,428
Sixth Payment Date thereafter	30,407,294
Seventh Payment Date thereafter (the “Eighth Target Balance Amount”)	28,861,161

*	The Target Balance Amount means, as of any Payment Date set forth above, the amount set forth in the Term Loan Outstanding column set forth above.

1

Schedule X – 2

Locations of Eligible Inventory

Borrower’s Inventory will be located on the Site or, in cases of Inventory consisting of biomass, other feedstock or biodiesel, that is in transit to the Site, such inventory will be in transit after the Borrower has obtained title thereto (represented by Eligible Receipts).

1

Schedule X – 3

Existing LC Documents

The rights and obligations of Sponsor associated with all of the Existing LC Documents, including the Sponsor’s interest in the LC Collateral Account, were assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

A. Existing LC Applications

1. “Application and Agreement for Commercial Letter of Credit,” dated January 9, 2007, by and between the Sponsor and the LC Fronting Bank, as supplemented by letter of March 19, 2007 regarding “Instructions to Issue Standby Letter of Credit” (collectively the “January Application”).

2. “Application and Agreement for Commercial Letter of Credit,” dated as of April 5, 2007, by and between the Sponsor and the LC Fronting Bank (the “April Application”).

3. “Application and Agreement for Commercial Letter of Credit,” dated as of May 4, 2007, by and between the Sponsor and the LC Fronting Bank, as amended by Amendment No. 1 thereto, dated May 29, 2007 (the “May Application”).

4. “Application and Agreement for Commercial Letter of Credit,” dated as of June 4, 2007, by and between the Sponsor and the LC Fronting Bank (the “June Application”).

B. Existing LC Agreement

1. Commercial Letter of Credit Agreement, dated as of June 4, 2007, by and between the Sponsor and the LC Fronting Bank, which, as of the Closing Date, was replaced by the terms and conditions of the Original Financing Agreement applicable to Letters of Credit and LC Disbursements.

C. Existing Letters of Credit

1. Irrevocable Letter of Credit N. ILC 02331 issued January 9, 2007 and Standby Letter of Credit N. SOL. 07687 issued March 20, 2007, in each case, pursuant to the January Application.

2. Irrevocable Letter of Credit N. ILC. 02506, issued April 5, 2007 pursuant to the April Application.

3. Irrevocable Letter of Credit N. ILC. 02553, issued May 4, 2007 and amended on June 1, 2007 pursuant to the May Application.

4. Irrevocable Letter of Credit N. ILC. 02596, issued June 6, 2007 pursuant to the June Application.

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D. Existing LC Collateral Account Agreement

1. Second Amended and Restated Cash Collateral Account Agreement, dated as of April 5, 2007, as amended by Amendment No. 1 thereto, dated as of May 4, 2007 and by Amendment No. 2 thereto, dated as of June 4, 2007.

2

Schedule X-4

Financing Documents as of the first Term Loan Funding Date

As of the first Term Loan Funding Date, the following Financing Documents will be required:

1.	Financing Agreement, with all Schedules and Exhibits thereto completed

2.	Notes, executed and delivered to each Lender as of the first Term Loan Funding Date

3.	Fee Letters

4.	Fee Schedules

5.	Disbursement Agreement

6.	Security Agreement

7.	Pledge Agreement (including share certificates and transfer instruments delivered pursuant thereto)

8.	Mortgage

9.	Financing Statements

10.	Consents to Assignment

11.	Sponsor Support Agreement

12.	SSA Control Agreement

13.	IRI Guaranty

14.	Blocked Account Agreements in respect of any Borrower accounts other than those established under the Disbursement Agreement.

15.	Such ancillary documents in relation to the foregoing as are reasonably requested by the Administrative Agent

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Schedule X-5

Required Approvals

The following is a comprehensive list of Approvals necessary for the Commercial Operation of the Project. On or prior to the first Term Loan Funding Date, the Borrower will update this list of Required Approvals to indicate which, if any, of the Approvals in Part II have been obtained since the Syndication Closing.

PART I: APPROVALS OBTAINED

Federal Approvals

1.	U.S. Coast Guard (“USCG”) approval (June 18, 2007) of Imperium Grays Harbor Facility Security Plan (including the Facility Security Assessment Report, the Facility Vulnerability and Security Measures Summary and the Facility Vulnerability and Security Measures Summary Addendum).

2.	Oil Transfer Operations Manual for Imperium Grays Harbor Transfer and Bulk Storage Facility, dated May, 2007.

3.	Spill Prevention, Control and Countermeasures (“SPCC”) Plan for Imperium Grays Harbor, LLC Biodiesel Processing Facility, dated March, 2007.

4.	Stormwater Pollution Prevention Plan (“SWPPP”) for Imperium Grays Harbor, LLC, dated March, 2007.

5.	Integrated Contingency Plan (“ICP”) for Imperium Grays Harbor, LLC, dated March, 2007.

6.	Federal Emergency Management Agency (“FEMA”), Letter of Map Revision in Case No. 06-10-B484P, dated October 26, 2006 (adjusting the Flood Insurance Rate Map for portions of the City of Hoquiam).

7.	Internal Revenue Service approval of Form 637, Application for Registration (For Certain Excise Tax Activities) of Imperium Renewables Inc., Registration Number 2006-000907 AB, M, NB, dated August 31, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

State Approvals

8.	Determination of Non-Significance by the Washington State Department of Ecology (“WDE”) for Imperium Grays Harbor, LLC biodiesel production facility, dated July 21, 2006.

9.	WDE final notice of action dated September 29, 2006 regarding Shoreline Management Substantial Development Permit No. 2006-SW-03009 1, filed by the City of Hoquiam for Imperium Grays Harbor, LLC.

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10.	Olympic Region Clean Air Agency (“ORCAA”) Order of Approval, Notice of Construction No. 06NOC491 to Imperium Renewables, Inc., dated September 27, 2006 (facility air emissions permit), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

11.	ORCAA Order of Approval, Notice of Construction No. 07NOC532 to Imperium Renewables, Inc., dated April 2, 2007 (temporary boiler air emissions permit), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

12.	ORCAA Order of Approval, Notice of Construction No. 07NOC533 to Imperium Renewables, Inc., dated April 23, 2007 (petrodiesel/biodiesel blending and distribution air emissions permit), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

13.	Construction Stormwater General Permit: National Pollutant Discharge Elimination System and State Waste Discharge General Permit for Stormwater Discharges Associated with Construction Activity, by WDE dated November 16, 2005.

14.	Industrial Stormwater General Permit: National Pollutant Discharge Elimination System and State Waste Discharge for Stormwater Discharges Associated With Industrial Activities, No. SO3-006655, by WDE dated August 21, 2002.

15.	WDE grant of coverage for Imperium Grays Harbor, LLC biodiesel production facility under Industrial Stormwater General Permit, from WDE to Imperium Grays Harbor, LLC dated May 4, 2007.

16.	Temporary State Wastewater Discharge Permit No. ST 6214 (authorizing discharge to City of Aberdeen POTW), issued by WDE to Imperium Grays Harbor, LLC, dated June 25, 2007.

17.	Imperium Grays Harbor, LLC, Certificate of LLC and Trade Name Registration issued by Master License Service, Washington Department of Licensing (expires November 30, 2007).

Local Approvals

18.	City of Hoquiam Conditional Use Permit CUP #06-01, issued to Imperium Grays Harbor, LLC, dated September 15, 2006.

19.	City of Hoquiam Shoreline Substantial Development Permit No. 06-03, issued to Imperium Grays Harbor, LLC dated September 25, 2006.

20.	Application/Permit No. 7442, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC for Phase 1 foundations and pilings, dated September 13, 2006.

21.	Application/Permit No. 7507, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC for completion of Phase 1, dated December 12, 2006.

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22.	Application/Permit No. 7517, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC for Stage 1 of Phase 2, dated December 27, 2006.

23.	Application/Permit No. 7605, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC for Stage 2 of Phase 2, dated March 23, 2007 (referencing attached March 26, 2007 letter from City of Hoquiam to Imperium Biodiesel).

24.	Letter from Paul Dean, Office of Assistant Chief of the City of Hoquiam Fire Department to Imperium Renewables, Inc., dated May 8, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

25.	Letter from Ray Pumphey, Chief of the City of Hoquiam Fire Department to Imperium Renewables, dated June 4, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

26.	City of Hoquiam Business License #602024, issued to Imperium Grays Harbor, LLC (expires December 31, 2007).

PART II: APPROVALS NOT YET REQUIRED

Federal Approvals

1.	USEPA Small Quantity Hazardous Waste Generator Notification.

2.	USEPA Title V Air Operating Permit.

State Approvals

3.	State Wastewater Discharge Permit No. ST 6214, by WDE to Imperium Grays Harbor, LLC (must replace Temporary Permit No. ST 6214 by December 31, 2007).

4.	Washington Office of State Fire Marshall Flammable Liquid Above-Ground Storage Tank Approval.

Local Approvals

5.	City of Hoquiam Industrial Wastewater Discharge Permit.

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Schedule X-6

[Reserved]

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Schedule X-7

Project Documents*

1	First Amended and Restated Assignment of Contracts and Agreements, by and among Imperium Renewables, Inc., Imperium Services, LLC and Imperium Grays Harbor, LLC, dated as of the Syndication Date (the “Imperium Assignment Agreement”).

2	Engineering Agreement dated June 1, 2005, by and between Parker, Messana & Associates, Inc. and the Sponsor, the rights and obligations of the Sponsor thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement (as amended).

3	IRI Guarantee Agreement, dated as of July 27, 2007, by and between the Sponsor and the Borrower.

4	Methanol Sales Agreement, between Methanex Methanol Company and Imperium Renewables, Inc., dated December 8, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

5	Port of Grays Harbor Rental Agreement No. 1014, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated August 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

6	First Amendment of Port of Grays Harbor Lease Agreement No. 1014, dated August 10, 2006, by and between Imperium Grays Harbor, LLC and the Port of Grays Harbor.

7	Port of Grays Harbor Rental Agreement No. 1015, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated August 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

8	Port of Grays Harbor Rental Agreement No. 1025, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated September 1, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

9	Port of Grays Harbor Rental Agreement No. 1028, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated October 27, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

*	On an ongoing basis, and of the first Term Loan Funding Date, this schedule will be updated to contain a comprehensive listing of agreements required for the development, construction, ownership and operation of the Project.

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10	Port of Grays Harbor Rental Agreement No. 1049, dated July 5, 2007, by and between Port of Grays Harbor and Imperium Grays Harbor, LLC.

11	Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated November 13, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

12	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

13	Contract for the Supply of RBD Palm Olein, by and between Imperium Renewables, Inc. and Cargill International Trading Pte, Ltd., dated November 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

14	Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated December 28, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

15	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

16	Agreement for Sales of Vegetable Oil, by and between Imperium Services, LLC, a subsidiary of Imperium Renewables, Inc., and Natural Selection Farms, dated January 10, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

17	Agreement for Natural Gas Service in the State of Washington, by and between Cascade Natural Gas Corporation and Imperium Renewables, LLC [sic], dated January 11, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

18	Port of Grays Harbor Rental Agreement No. 1031, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated January 26, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

19	Sale Contract No. CLAU-OS-1637, in the form of an unpriced basis contract for the purchase and shipment of 6,500 MT of canola oil in April 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated March 29, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

20	Sale Contract No. CLAU-OS-1732, in the form of unpriced base contracts for the purchase of 720 MT of canola oil in each of May, June, July, August and September 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated April 27, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

21	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-9, by and between Imperium Services

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LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

22	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-10, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

23	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-11, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

24	Biodiesel Supply Indication, addressed to Imperium Services, LLC from NGL Supply Co., Ltd., dated May 15, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

25	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01327, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

26	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01329, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

27	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01331, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

28	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01339, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

29	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01341, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

30	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01343, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned) , assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

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Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0402-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated April 2, 2007 (unsigned),

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assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

32	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-3, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

33	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-4, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

34	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

35	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-6, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

36	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-7, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

37	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-8, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

38	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-9, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

39	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-10, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

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40	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-11, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

41	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-12, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

42	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-13, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

43	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-14, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

44	Release of Information and Confidentiality Agreement, by and between CGC Energy and Imperium Grays Harbor, LLC, with an effective date of April 1, 2007.

45	Agreement of Security Service, by and between Western Washington Merchant Patrol, Inc. and Imperium Grays Harbor, LLC, dated April 11, 2007.

46	CCS Spill Response Services Agreement, by and between Imperium Grays Harbor, LLC and Cowlitz Clean Sweep, dated April 4, 2007.

47	Carbon Dioxide Product/Equipment Agreement, by and between Air Liquide Industrial U.S. LP and Imperium Renewables, Inc., dated April 10, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

48	Utility Extension Agreement, by and between the City of Aberdeen, Washington and Imperium Grays Harbor LLC, for sewage and water service, dated March 12, 2007.

49	First Amended and Restated Biodiesel Purchase Agreement, by and between Imperium Grays Harbor, LLC and Royal Caribbean Cruises Ltd., dated September 20, 2006.

50	Base Contract for the Sale and Purchase of Natural Gas, by and between CGC Energy and Imperium Grays Harbor, LLC, dated March 29, 2007.

51	Rail Line Development Agreement, by and between the Port of Grays Harbor and Imperium Grays Harbor, LLC, dated as of January 31, 2007.

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52	Purchase and Installation Agreement, by and between RailWorks Track Systems, Inc. and Imperium Grays Harbor, LLC, dated as of December 27, 2006.

53	Construction Agreement Cost Plus Fee, by and between Imperium Grays Harbor LLC [sic] and JH Kelly LLC, dated as of August 25, 2006, together with the supplement thereto entitled Exhibit A-2 Scope of Work Phase 2 -Process, dated January 23, 2007.

54	Grantee/Operator Agreement, by and between the Port of Grays Harbor and Imperium Grays Harbor, LLC, dated April 4, 2007.

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Schedule X-8

Sponsor’s Financial Risk Management Policy

See attached document.

FIRST AMENDED AND RESTATED ASSIGNMENT AND SECURITY AGREEMENT

This FIRST AMENDED AND RESTATED ASSIGNMENT AND SECURITY AGREEMENT, dated as of July 27, 2007 (as may be further amended, modified or supplemented, this “Security Agreement”), is by and between IMPERIUM GRAYS HARBOR, LLC, a Washington limited liability company (the “Borrower”), and SOCIÉTÉ GÉNÉRALE, a bank organized and existing under the laws of France and acting through its New York Branch, as the administrative agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as the collateral agent (together with its permitted successors and assigns in such capacity, the Collateral Agent”), in each case, for the Secured Parties pursuant to the Financing Agreement (as defined below), including the LC Fronting Bank thereunder (together with its successors and assigns in such capacity, the “LC Fronting Bank”) and amends and restates that certain Assignment and Security Agreement dated as of June 22, 2007 (the “Original Security Agreement”) by and between the Borrower and the Administrative Agent.

RECITALS

WHEREAS, the Borrower and Société Générale, in its capacity as the Administrative Agent for the Secured Parties, entered into the Original Security Agreement in connection with that certain Financing Agreement, dated as of June 22, 2007 (the “Original Financing Agreement”) by and among the Borrower, the Lenders from time to time party thereto, the Swingline Lender, the LC Fronting Bank and the Lead Arranger thereunder, and Société Générale, a bank organized and existing under the laws of France and acting through its New York Branch, as the administrative and collateral agent thereunder;

WHEREAS, as of the date hereof, the parties to the Original Financing Agreement have entered into that certain First Amended and Restated Financing Agreement, dated as of July 27, 2007 (as may be further amended, modified or supplemented, the “Financing Agreement”), by and among the Payer and the Note Holder, as a Lender, the other Lenders from time to time party thereto, Société Générale, as the Administrative Agent, Collateral Agent, Disbursement Agent, Swingline Lender and LC Fronting Bank thereunder, SG Americas Securities, LLC, as the Lead Arranger, Banco Santander Centro Hispano, New York Branch, as the Syndication Agent and Norddeutsche Landesbank Girozentrale, New York And/Or Cayman Islands Branch, as the Documentation Agent thereunder.

WHEREAS, pursuant to, and subject to the terms and conditions set forth in the Financing Agreement, the Lenders have agreed to provide Loans and Letters of Credit (each, as defined in the Financing Agreement) to the Borrower to construct, develop, own and operate its 100 million gallon-per-year biodiesel production facility currently under construction in Grays Harbor, Washington with direct water access (the “Project”), and to carry out the Pre-Completion Business associated therewith;

WHEREAS, in light of the provisions of the Financing Agreement, the parties thereto have separated the roles of the Administrative Agent and the Collateral Agent and the parties to the Original Security Agreement desire that the Collateral Agent assume the role that had been assigned to the Administrative Agent under the Original Security Agreement;

WHEREAS, the Collateral Agent desires to accept such role; and

WHEREAS, it is a necessary inducement to the Lenders to extend Loans and Letters of Credit under the Financing Agreement, that the Borrower enter into this Security Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein have the meanings given to them in Schedule X of the Financing Agreement, and the rules of construction set forth in such Schedule X apply equally to this Security Agreement as if set forth herein. For purposes of this Security Agreement, all other undefined terms used herein, whether capitalized or not, that are defined in Article 8 or Article 9 of the UCC, will have their respective meanings as therein defined.

Section 2. Grant of Security Interest.

(a) Collateral. As security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (as defined below), the Borrower hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Administrative Agent on behalf of the Secured Parties and grants and creates, in favor of the Administrative Agent on behalf of the Secured Parties, a lien on and First-Priority security interest (the “Security Interest”) in, all right, title and interest of the Borrower in, to and under the following, whether now existing or hereafter arising or acquired (the “Collateral”):

(i) each Pre-Completion Document and each Project Document to which the Borrower is or becomes a party or by which it is bound (and any and all accounts, general intangibles, instruments and contract rights arising thereunder or related thereto), including the Documents listed on Schedule A hereto as currently in effect and as may be amended, supplemented, or otherwise modified from time to time hereafter (each such Document, being individually referred to herein as an “Assigned Agreement” and all such Documents being collectively referred to herein as the “Assigned Agreements”), including in each case, (A) all rights of the Borrower, now or hereafter existing, to receive moneys thereunder, whether or not earned by performance or for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of pursuant to the Assigned Agreements, (B) all rights of the Borrower, now or hereafter existing, to receive proceeds of any performance, payment or completion bond, insurance, indemnity, warranty or Guaranty with respect to the Assigned Agreements, (C) all claims of the Borrower, now or hereafter existing, for damages arising out of or for breach of or default under the Assigned Agreements, (D) all supporting obligations in favor of the Borrower and incurred pursuant to the Assigned Agreements, (E) all rights of the Borrower, now or hereafter existing, to request that funds be disbursed in the form of loans or equity contributions under the Assigned Agreements and (F) all rights of the Borrower, now or hereafter existing, to take any action to terminate, amend, supplement, modify or waive performance of the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; provided, that unless an Event of Default has occurred and is continuing, the Borrower may exercise all rights, interests and benefits under the Assigned Agreements in any lawful manner not prohibited by this Security Agreement, the Financing Agreement or any of the other Financing Documents;

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(ii) all investment property, including certificated securities, uncertificated securities, securities accounts, financial assets and security entitlements, all promissory notes and other Indebtedness payable to the Borrower, and all deposit accounts and all other bank accounts and sub-accounts, including the LC Collateral Account and, from and after the date that each such account is established, the Local O&M Account, the Construction Draw Account, the Contributed Capital Construction Account, the Term Loan Construction Account, the Project Revenues Account, the Revolving Credit Loan Account, the Debt Service Account, the Loss Proceeds Account, the Major Maintenance Reserve Account, the Asset Sales Proceeds Account, the Debt Service Reserve Account, the LC Reimbursement Account and the Distribution Reserve Account (each a “Security Account” and collectively referred to herein as the “Securities Accounts”), together with all funds, cash, monies, financial assets, investments, instruments, certificates of deposit, promissory notes and any other property (including any Permitted Investments deposited therein or credited thereto) at any time on deposit therein or credited to any of the foregoing, all rights to payment or withdrawal therefrom and all income, profits, gains and interest thereon;

(iii) all present and future Accounts, Inventory, Products, agreements, contract rights, goods, accessions, chattel paper, electronic chattel paper, documents, instruments, letter of credit rights, promissory notes, General Intangibles, payment intangibles, software and related licenses, supporting obligations, commercial tort claims, Equipment, trade fixtures, money, after-acquired property and other assets owned by the Borrower or in which the Borrower has rights, including the improvements and Equipment associated with the Project and the Site, the Plans and Specifications, all allowances, offsets, credits, renewable energy certificates, green tags and similar rights relating to the environmental benefits associated with the Project including reductions in emissions of greenhouse gases, whether established by contract, the Clean Air Act or any other applicable Law, any right, title or interest of the Borrower under any insurance, indemnity, warranty or Guaranty and any rents, revenues, incomes and profits (including payments and the rights to receive such payments from Government Instrumentalities);

(iv) all property now or hereafter in the LC Fronting Bank’s possession or custody (including property in possession of anyone for the LC Fronting Bank) or in transit to the LC Fronting Bank for any purpose including safekeeping, collection or pledge, for the Borrower’s account or as to which the Borrower may have any interest, right or power, whether released to the Borrower on trust or bailee receipt or otherwise, and all other property in which, by virtue of the Letters of Credit or the documentation thereof, the LC Fronting Bank has a security interest, including all documents of title, policies or certificates of insurance and other documents (and all accounts, general intangibles, instruments and contract rights arising thereunder or related thereto), accompanying or relative to any LC Disbursements and all other property shipped under or in connection with any Letter of Credit or in any way relative thereto or to any LC Disbursement drawn thereunder (whether or not such documents or property are released to or upon the order of the Borrower in trust or otherwise);

(v) all Approvals, now or hereafter held in the name or for the benefit of the Borrower related to the Project or the Pre-Completion Business (to the extent permitted by law or the applicable Approval), including the Approvals listed on Schedule A;

(v) all proceeds, products and offsprings from, rents from, leases and subleases of, incentives, subsidies, grants, profits, income and benefits from, substitutions

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for, franchise agreements of, replacements of and accessions to any and all of the foregoing Collateral, including whatever is received upon any collection, exchange, sale or other disposition, or distribution on account of any of the Collateral, any property into which any of the Collateral is converted or any rights arising out of the Collateral, whether cash or non-cash proceeds and any and all other amounts paid or payable or in connection with any of the Collateral; and

(vi) to the extent not included in the foregoing, any other personal property, including Equipment of the Borrower, of every kind and nature, whether now existing or hereafter arising or acquired; provided, that (A) any distributions, payments or releases (whether in the form of cash, instruments or otherwise) properly made by or to the Borrower pursuant to Articles III or IV of the Disbursement Agreement will be released from the Security Interest granted hereunder and will no longer be part of the Collateral upon the making of such distribution and (B) any physical asset that is the subject of a sale, transfer or other disposition permitted by the Financing Agreement or other Financing Documents will be released from the Security Interest granted hereunder and will no longer be part of the Collateral upon consummation of such sale or other disposition. The Collateral is intended to include all of the above-described assets, wheresoever the same may be now or hereafter located.

(b) Exclusion of Certain Property. Notwithstanding anything to the contrary contained herein, the Collateral shall not include: (i) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under U.S. federal Law; or (ii) any other property to the extent that a grant of a security interest in such property is prohibited by any applicable Law.

(c) Sufficiency of Collateral Description. It is the intention of the parties hereto that the description of the Collateral set forth in Section 2(a) be sufficient, together with the description of the Site as set forth in the Mortgage (as and when entered into), to enable the Collateral Agent, upon exercise of its remedies set forth in this Security Agreement and the Pledge Agreement (as and when entered into) and the Mortgage, to take possession of, and foreclose upon, all of the right, title and interest of the Borrower in and to the property described therein, and to enable the Collateral Agent or its designee to operate, sell, lease, license or otherwise dispose of the entire interest of the Borrower therein, and such other assets or any part thereof, in each case upon the occurrence and during the continuance of an Event of Default and subject to the limitations set forth in this Security Agreement and the other Financing Documents; provided, that the Collateral is assigned to the Collateral Agent solely as security and, subject to Section 14 below, the Collateral Agent will have no duty, liability or obligation whatsoever with respect to any of the Collateral, unless the Collateral Agent so elects in a written notice delivered to the Borrower.

(d) Secured Obligations. The Security Interest secures, in accordance with the provisions hereof, the following obligations, whether now existing or hereafter arising and howsoever evidenced (collectively, the “Secured Obligations”):

(i) payment and performance of each and every Obligation, Indebtedness, covenant and agreement of the Borrower, now or hereafter existing, contained in the Financing Agreement or any other Financing Document, in each case whether for principal, interest, premium, fees, expenses or otherwise pursuant thereto, and any

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amendments or supplements thereto, extensions or renewals thereof or replacements therefor;

(ii) payment of all sums advanced in accordance herewith or in accordance with any other Financing Document by or on behalf of the Collateral Agent or the Administrative Agent (A) to protect, retake, hold or prepare for sale, lease, license or other disposition of, or realize upon, any of the Collateral purported to be covered hereby or thereby, including those fees and expenses described in Section 8.11 of the Financing Agreement, or (B) incurred due to the failure of the Borrower to perform or observe any provision of any Assigned Agreement or any Financing Document, with interest thereon as provided in the Financing Agreement;

(iii) performance of every obligation, covenant and agreement of the Borrower contained in any agreement now or hereafter executed by the Borrower that recites that the obligations thereunder are secured by this Security Agreement or any other Security Document; and

(iv) without duplication of amounts described in clauses (i) through (iii) of this Section 2(d), payment of all other sums, including interest, as provided in the Financing Agreement or any other Financing Document, as applicable, that becomes due and payable to or for the benefit of the Collateral Agent or the Administrative Agent, in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, reinstated, created or incurred and including all Indebtedness of the Borrower under any instrument now or hereafter evidencing or securing any of the foregoing (including, in each and every case, the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

Section 3. Perfection of Collateral. In order to ensure the attachment, perfection and First-Priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Collateral, the Borrower agrees, in each case, at the Borrower’s sole expense, to take the following actions with respect to the Collateral:

(a) Financing Statements. The Borrower will execute, file or cause to be filed, registered and recorded all financing statements, notices, instruments, agreements, consents and other documents as are required by applicable Law or desirable in the reasonable judgment of the Collateral Agent to create, perfect, maintain, preserve, or validate the Security Interest in favor of the Collateral Agent. Each such document will be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is required by applicable Law or desirable in the reasonable judgment of the Collateral Agent to grant in favor of the Collateral Agent a perfected security interest in the Collateral. The Borrower will cause the Collateral Agent to receive an acknowledgment copy, or other evidence reasonably satisfactory to the Collateral Agent, of each such filing, registration or recordation.

(b) Delivery of Collateral. With respect to all sums of money, instruments, promissory notes, tangible chattel paper, certificated securities and negotiable documents, in each case having a value in excess of $50,000 individually or $250,000 in the aggregate, whether now existing or hereinafter acquired by or arising in favor of the Borrower, the Borrower will deliver the same to the Collateral Agent pursuant to the terms of the Financing Agreement and the Disbursement Agreement and the terms hereof. All such monies, instruments, promissory notes, tangible chattel paper, certificated securities and negotiable documents will be in suitable form

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for transfer by delivery or otherwise, or will be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, in order to grant in favor of the Collateral Agent a perfected security interest in such money, instruments, promissory notes, tangible chattel paper, certificated securities and negotiable documents.

(c) Collateral in Possession of Bailee; Perfection. If any goods that the Borrower owns or in which it has a right, having a value in excess of $50,000 individually or $250,0000 in the aggregate with all other such goods, are now or at any time in the possession of a bailee, the Borrower will promptly notify the Collateral Agent thereof and will promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent under this Security Agreement and, if an Event of Default has occurred and is continuing, will act upon instructions from the Collateral Agent without the further consent of the Borrower. If for any reason the Collateral Agent cannot perfect a Security Interest in the goods in possession of a bailee and the quantity of goods in such bailee’s possession is material, then upon instructions from the Collateral Agent, the Borrower will promptly transport such items to the Site or to another location with respect to which the Collateral Agent will be able to perfect its Security Interest. After notice from and consultation with the Collateral Agent, the Borrower will obtain such additional insurance on the Collateral stored at any location other than the Site as the Collateral Agent determines is necessary to protect the Collateral Agent’s interests.

(d) Electronic Chattel Paper and Transferable Records. With respect to all electronic chattel paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) now or hereafter acquired by or arising in favor of the Borrower, and having a value in excess of $50,000 individually or $250,000 in the aggregate with all other such electronic chattel paper, the Borrower will promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, will take such action as the Collateral Agent may request to vest in the Collateral Agent “control” (as defined in the UCC) of such electronic chattel paper or “control” under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Borrower to make alterations to any such electronic chattel paper or transferable record permitted under the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act, for a party in control to make without loss of control, provided that the Collateral Agent shall not be required to permit such alterations if an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

(e) Letter of Credit Rights. With respect to any letter of credit now or hereafter issued in favor of the Borrower having a value in excess of $50,000 individually or $250,000 in the aggregate with all other such letters of credit, the Borrower will promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, the Borrower will, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii)

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arrange for the Collateral Agent to become the transferee beneficiary of or nominee under such letter of credit.

(f) Commercial Tort Claims. With respect to any commercial tort claim that the Borrower may hereafter hold involving an amount in excess of $50,000 individually or $250,000 in the aggregate with all other such claims, the Borrower will promptly notify the Collateral Agent in a writing signed by the Borrower of the brief details thereof and grant to the Collateral Agent in such writing a perfected security interest therein and the proceeds thereof, all on the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

(g) Further Assurances. To the extent not included in the foregoing, the Borrower will, from time to time at the Borrower’s expense, promptly execute and deliver all further Contractual Obligations, agreements, instruments and documents, and take all further action, that the Collateral Agent determines to be necessary, in order to create, perfect or protect any Security Interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder or thereunder with respect to the Collateral. Without limiting the generality of the foregoing, the Borrower will (i) execute and file such financing and continuation statements, or amendments thereto (and authorize the Collateral Agent to file such statements or amendments) and such other instruments, endorsements and notices, as may be necessary, or in the reasonable judgment of the Collateral Agent desirable, in order to perfect and preserve the Security Interest granted or purported to be granted hereby, including consents, assignments, notices, trust receipts and other documentation, (ii) cause the Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the Collateral Agent’s Security Interest in such Collateral, (iii) comply with any provision of any Law as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the Collateral Agent’s Security Interest in such Collateral, (iv) use reasonable efforts to obtain any governmental and other third-party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, as may be necessary or desirable in order to create, perfect and preserve the Security Interest, (v) use reasonable efforts to obtain waivers from mortgagees and landlords in form and substance satisfactory to the Collateral Agent, (vi) execute any agreement, or deliver any Collateral to the Collateral Agent, in form and substance satisfactory to the Collateral Agent, in order to provide the Collateral Agent with “control” (as such term is defined in the UCC) with respect to the relevant Collateral in order for the Collateral Agent to obtain a perfected security interest in such Collateral and (vii) take all actions required by the UCC (or part thereof) or by other Law as applicable in any relevant jurisdiction.

Section 4. Representations and Warranties. The Borrower hereby represents and warrants as of the date hereof as follows:

(a) Representations Incorporated by Reference. The Borrower hereby makes each and every representation and warranty made by it in Article IV of the Financing Agreement to the same extent as if each such representation and warranty had been set forth in full herein, and each such representation and warranty is hereby incorporated by reference in this Section 4.

(b) Title; No Other Liens. The Borrower is the legal and beneficial owner of the Collateral in existence on the date hereof free and clear of any and all Liens or claims of others (other than Permitted Liens) and the Borrower has full power and authority to grant the

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Security Interest in and to the Collateral hereunder. Except with respect to Permitted Liens, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office. Further, no Lien or security interest on or in any membership interests of the Borrower has been registered in the registration book maintained by the Borrower in which all membership interests of the Borrower are recorded, except for Permitted Liens. The Borrower further represents that (i) none of the Collateral constitutes, or is the proceeds of, “farm products” (as defined in the UCC) and (ii) none of the account debtors or other Persons obligated on any of the Collateral is a Government Instrumentality subject to the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(c) Perfection Representations. The name of the Borrower is Imperium Grays Harbor, LLC; the Borrower is a duly formed and validly existing limited liability company under the laws of the State of Washington, and its certificate of formation has been duly filed with the Secretary of State of the State of Washington; the Borrower’s chief executive office is located at 1418 Third Avenue, Suite 300, Seattle, Washington 98101; the Project is located on the Site and the Washington organizational identification number for the Borrower is 602 561 450.

(d) Other Perfection Matters. Financing statements or other appropriate instruments will be filed pursuant to the UCC in the public offices set forth in Schedule B as necessary to perfect the Security Interest granted or purported to be granted hereby to the extent the Security Interest may be perfected by the filing of a financing statement or instrument pursuant to the UCC. All other action necessary or reasonably requested by the Collateral Agent to protect and perfect the Security Interest in each item of the Collateral owned by the Borrower, or in which the Borrower has a right, as of the date hereof has been or will be duly taken, including those actions set forth in Section 3. Subject to the requirements contained in the UCC with respect to the filing of financing and continuation statements, this Security Agreement creates a valid, continuing and perfected security interest in the Collateral in favor of the Collateral Agent, subject to no other Liens (other than Permitted Liens), and is enforceable as against creditors of and purchasers from the Borrower and against any owner, lessee or mortgagee of the real property where any of the Collateral is located or to which any of the Collateral relates and against any purchaser of such real property or any present or future creditor obtaining a Lien on such real property (other than holders of Permitted Liens to the extent of such Liens).

(e) Assigned Agreements.

(i) Each of the Assigned Agreements in effect on the date hereof, a true and complete copy of which has been furnished to the Collateral Agent, has been duly authorized, executed and delivered by the Borrower and, to the Borrower’s Knowledge, each of the other parties thereto, and is in full force and effect, is binding upon and enforceable against the Borrower and, to the Borrower’s Knowledge, each of the other parties thereto, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by limitation upon the availability of equitable remedies.

(ii) Except as indicated therein, none of the Assigned Agreements has heretofore been amended, modified, suspended, canceled or terminated. The Borrower and, to the Borrower’s Knowledge, the other parties thereto, are in compliance with all

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covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or the passage of time or both) has occurred and is continuing under any such Assigned Agreement, except to the extent that any breaches or events of default would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as indicated therein, as of the date hereof, none of the Assigned Agreements has been transferred or assigned by the Borrower or, to the Borrower’s Knowledge, any other party thereto, except to the Collateral Agent as expressly provided herein.

Section 5. Covenants and Agreements. The Borrower hereby covenants and agrees that it will observe and fulfill, and will cause to be observed and fulfilled, each and all of the following covenants until all Secured Obligations (other than unmatured contingent indemnification and expense reimbursement obligations) have been paid and performed in full (the “Security Termination Date”):

(a) Legal Status. The Borrower will not change its name, place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, or change its type of organization or jurisdiction of organization, except as permitted by the Financing Documents or upon at least thirty (30) days’ prior written notice to the Collateral Agent. If the Borrower does not have an organizational identification number and later obtains one, the Borrower will promptly notify the Collateral Agent of such organizational identification number.

(b) Prohibition Against Transfer of Collateral. The Borrower will not sell, lease, license, transfer or otherwise dispose of any part of the Collateral, whether in one or a series of transactions, or otherwise undertake the sale or disposal of any of the Collateral, except as otherwise permitted pursuant to this Security Agreement, the Financing Agreement or any of the other Financing Documents.

(c) Fees and Expenses. The Borrower will upon demand pay or arrange to pay to the Collateral Agent the amount of any and all reasonable and reasonably-documented out-of-pocket costs and expenses (including the reasonable fees and reasonably-documented expenses of counsel, any special consultants reasonably engaged and any local counsel who might reasonably be retained by the Collateral Agent in connection therewith) that the Collateral Agent may incur in connection with (i) any Event of Default, including the sale, lease, license or other disposition of, collection from or other realization upon, any of the Collateral pursuant to the exercise or enforcement of any of its rights hereunder, (ii) the exercise of the Collateral Agent’s rights under this Security Agreement, (iii) the performance by the Collateral Agent of any obligations of the Borrower that the Borrower has failed or refused to perform with respect to the Collateral, (iv) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings involving the Borrower or the Collateral, (v) the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance substantially similar to the insurance contemplated by Section 5.1(o) of the Financing Agreement or (vi) the preparation, execution, delivery and performance of this Security Agreement, any agreement supplemental hereto and any instruments of further assurance. Any amounts payable by the Borrower pursuant to this Section 5(c) will constitute Secured Obligations hereunder together with interest thereon at the Default Rate from the date of demand therefor; provided that the Borrower will not have any obligation to reimburse costs and expenses that are found in a final judgment by a court of competent jurisdiction to have

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been incurred in an attempt to enforce such rights and remedies that were pursued by such Secured Party in bad faith or without any reasonable basis in fact or Law.

(d) Filing Fees, Taxes, Etc. The Borrower will pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all federal, state, county and municipal stamp taxes and other similar taxes, duties, imposts, assessments and charges (other than any taxes, duties, imposts, assessments and charges being contested in good faith by appropriate proceedings with proper reserves established in accordance with GAAP) arising out of or in connection with (i) the Collateral or incurred in connection with the use or operation of such Collateral and (ii) the execution and delivery of this Security Agreement, any agreement supplemental hereto and any instruments of further assurance.

(e) Maintenance of Collateral and Records; Inspection. The Borrower will keep and maintain at all times and at its own cost and expense the Collateral (other than obsolete Collateral no longer necessary or useful in the Borrower’s business and Collateral that the Borrower has the right to sell, transfer or otherwise dispose of under the Financing Agreement) and any portion thereof in good repair, working order and condition, reasonable wear and tear excepted, will not use the same in violation of applicable Law and will use the same so that each policy of insurance required by Section 5.1(o) of the Financing Agreement is maintained as required by such Section 5.1(o). The Borrower also will keep and maintain at all times and at its own cost and expense complete records of the Collateral, which records will be satisfactory to the Collateral Agent. Such records will be kept at the Borrower’s place of business set forth in Section 4(c), the Site, or at such other place or places as may be permitted from time to time pursuant to the Financing Agreement and this Security Agreement. The Borrower will furnish to the Collateral Agent statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(f) Limitation on Liens on the Collateral. The Borrower will not create, assume, incur, suffer to exist or permit to be created, assumed, incurred or suffered to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than Permitted Liens, and will defend the right, title and interest of the Collateral Agent in and to any of the Collateral against the claims and demands of all Persons whomsoever other than with respect to Permitted Liens.

(g) Indemnification. The Borrower will defend, indemnify and hold harmless the Collateral Agent, the Secured Parties, their respective Affiliates, and each of their respective officers, directors, employees, agents and advisors from and against any and all Claims, liabilities, obligations, losses, damages, costs, expenses, and disbursements, of every kind or nature (including reasonable attorneys’ fees and expenses) (herein collectively called the “Indemnified Liabilities”) that are occasioned by or result from or arise in connection with any of the terms, agreements or covenants to be performed by the Borrower under this Security Agreement or under any Assigned Agreement, other than Indemnified Liabilities to the extent resulting from the such indemnified person’s gross negligence or willful misconduct. The provisions of Sections 5(c), (d) and (g) will survive the termination of this Security Agreement for a period of two (2) years.

(h) Consents to Assignment. The Borrower has obtained and provided as required by the Collateral Agent executed copies of the Consents to Assignment pertaining to certain Project Documents, as set forth on Schedule X-6 to the Financing Agreement, and agrees to obtain Consents to Assignment from each party (other than the Borrower) to any Assigned

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Agreement executed after the date hereof and from each future or successor consenting party to the Assigned Agreements, except to the extent as may be permitted by the Collateral Agent in its reasonable discretion.

(i) Location of Collateral. The Collateral, to the extent not delivered to the Collateral Agent in accordance with the terms of this Security Agreement, will be kept at the Site or at the Borrower’s chief executive office set forth in Section 4(c), the Site, or at such other place or places as may be permitted from time to time pursuant to the Financing Agreement (including for the purposes of clause (g) of the definition of “Eligible Inventory”) and this Security Agreement (except in the case of Collateral in transit to the Site after the Borrower has obtained title thereto which is represented by Eligible Receipts) and the Borrower will not remove the Collateral (other than Collateral sold, leased, licensed, transferred or otherwise disposed of in accordance with the Financing Agreement) from any such location without providing at least thirty (30) days’ prior written notice to the Collateral Agent.

(j) Compliance with Law; Performance of Assigned Agreements. The Borrower agrees to furnish or arrange to furnish to the Collateral Agent as soon as possible (and in any event within fifteen (15) days after the execution thereof) a signed counterpart of each amendment, modification or supplement to any Assigned Agreement. The Borrower further agrees that it will not assign any of its rights or obligations under any Assigned Agreement or amend in any respect or terminate or suffer any such amendment or termination of, or grant any waiver of material and timely performance with respect to, or agree to the assignment of the rights or obligations of any party to, any Assigned Agreement, except as may be contemplated by any Financing Document or with the Collateral Agent’s consent, which will not be unreasonably withheld or delayed. The Borrower will deliver to the Collateral Agent promptly upon receipt thereof a copy of any notice or other document issued or received by the Borrower pursuant to any Assigned Agreement.

Section 6. Borrower’s Secured Obligations.

(a) Except as may be otherwise specifically permitted by the Financing Agreement or the Disbursement Agreement, all payments received by the Borrower under or in connection with any of the Collateral will be held by the Borrower in trust for the Collateral Agent, will be segregated from other funds of the Borrower and will, promptly upon receipt by the Borrower, be turned over to the Collateral Agent or its designee in the same form as received by the Borrower (duly endorsed by the Borrower to the Collateral Agent, if requested).

(b) Any and all payments described in clause (a) above that are received by the Collateral Agent or its designee (whether from the Borrower or otherwise) will be deposited into the appropriate Security Account as required by the Disbursement Agreement or, upon and during the continuance of an Event of Default, any such payments will be applied in whole or in part by the Collateral Agent or its designee in the manner specified in Section 8 hereof.

Section 7. Remedies; Rights upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may do one or more of the following:

(a) In addition to and without limiting any rights arising out of the Financing Agreement and the other Financing Documents, take the following enforcement actions with respect to the Security Accounts and any other securities account or deposit account constituting part of the Collateral, without being required to give any notice to the Borrower: (i) direct the

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Disbursement Agent and any other securities intermediary or bank, or the Borrower, as applicable, to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, it being understood that such obligations are of the essence under this Security Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent will be entitled to a decree requiring specific performance by Disbursement Agent, any other securities intermediary or bank or the Borrower, as the case may be, of such obligations; (ii) withdraw any and all cash and liquidate any and all Permitted Investments, other financial assets and other property not constituting cash in any of the Security Accounts or any other securities account or deposit account constituting part of the Collateral, and apply such cash and the liquidation proceeds of Permitted Investments, financial assets or other property, if any, then held in any Security Account or any other securities account or deposit account constituting part of the Collateral in satisfaction of all or any part of the Secured Obligations then due and payable in the manner specified in Section 8 hereof; and (iii) sell, assign or otherwise liquidate the Security Accounts or any other securities account or deposit account constituting part of the Collateral, or any part thereof, at a public or private disposition, for cash, upon credit, or for future delivery, and at such prices as the Collateral Agent may deem satisfactory, and take possession of the proceeds of any such sale or liquidation. The Borrower acknowledges that if an Event of Default has occurred and is continuing, the Collateral Agent is entitled to apply amounts standing to the credit of any Security Account or any other securities account or deposit account constituting part of the Collateral as contemplated in this Section 7(a).

(b) Make such payments and do such acts as the Collateral Agent may deem necessary to protect, perfect or continue the perfection of the Security Interest in the Collateral, including (i) paying, purchasing, contesting or compromising any Lien that is, or purports to be, prior to or superior to the Security Interest granted hereunder, (ii) filing any transfer statement necessary to entitle the transferee to the transfer of record of all rights of the Borrower in the Collateral referenced in such transfer statement, (iii) commencing, appearing or otherwise participating in or controlling any action or proceeding purporting to affect the Security Interest in or ownership of the Collateral and (iv) filing a copy of this Security Agreement and other documents in the office in which a record of the Lien on the Site created by the Mortgage is recorded.

(c) Foreclose on the Collateral as herein provided or in any manner permitted by applicable Law and exercise any and all of the rights and remedies conferred upon the Collateral Agent by the Assigned Agreements (taking into account the Consents to Assignment) either concurrently or in such order as the Collateral Agent may determine without affecting the rights or remedies to which the Collateral Agent may be entitled under the Financing Agreement or any other Financing Document. The Borrower hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or commencing any collection, recovery, receipt, appropriation, repossession, retention, set-off, sale, leasing, licensing, conveyance, assignment, transfer or other disposition of or realization upon any or all of the Collateral, including any and all prior judicial notice and hearing for any prejudgment remedy or remedies and any such right that the Borrower would otherwise have under any applicable Law.

(d) Require the Borrower to, and the Borrower hereby agrees that it will, at its expense and upon request of the Collateral Agent, forthwith assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at the Site or, with respect to any Collateral that is movable, such other location directed by the Collateral Agent.

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(e) Without notice or demand or legal process (to the extent permitted by applicable Law), enter upon any premises of the Borrower and take possession of the Collateral, whereupon the Collateral Agent may use or operate the Collateral (i) for the purpose of preserving the Collateral or its value or (ii) as permitted by an order of a Government Instrumentality having competent jurisdiction.

(f) Sell, lease, license or otherwise dispose of the Collateral, or any part thereof, in its then present condition or following any commercially reasonable preparation or processing, in each case upon at least ten (10) days’ notice to the Borrower of the time and the place of any such disposition. Any such disposition of the Collateral may be made by one or more contracts, in one or more parcels, at public or private disposition at any of the Collateral Agent’s offices or elsewhere, at such time or times, for cash, on credit, or for future delivery and at such price or prices and upon such other terms that the Collateral Agent reasonably believes are commercially reasonable. The Borrower agrees that, to the extent notice of any such disposition is required by applicable Law, ten (10) days’ notice to the Borrower of the time and the place of any public disposition, or the time after which any private disposition is to be made, constitutes reasonable notification. The Collateral Agent may purchase Collateral at a public disposition, or at a private disposition. The Collateral Agent will not be obligated to make any disposition of the Collateral regardless of notice of disposition having been given. The Collateral Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor and such disposition may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent will incur no liability as a result of the manner of disposition of the Collateral, or any part thereof, at any private disposition conducted in a commercially reasonable manner. The Borrower hereby waives, to the extent permitted by applicable Law, any Claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral, or any part thereof, may have been disposed of at a private disposition was less than the price that might have been obtained at a public disposition or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received that the Collateral Agent deems to be commercially reasonable under the circumstances and does not offer the Collateral to more than one offeree. To the full extent permitted by applicable Law, the Borrower will have the burden of proving that any such disposition of the Collateral was conducted in a commercially unreasonable manner. To the full extent permitted by applicable Law, the Borrower hereby specifically waives all rights of redemption, stay or appraisal that it has or may have under any Law now existing or hereafter enacted. The Borrower authorizes the Collateral Agent, at any time and from time to time, to execute, in connection with a disposition of the Collateral pursuant to the provisions of this Security Agreement or the other Financing Documents, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(g) Accept the Collateral in full or partial satisfaction of the Secured Obligations.

(h) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the UCC and any relevant Law in any jurisdiction.

Section 8. Application of Proceeds. The net proceeds of any enforcement, foreclosure, collection, recovery, receipt, appropriation or realization on or any sale, lease, license or other disposition of the Collateral will be applied in the following order:

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(a) to the repayment of the reasonable and reasonably-documented costs and out-of-pocket expenses of retaking, holding and preparing for the collection or enforcement with respect to, or sale, lease, license or other disposition of, the Collateral (including attorneys’ fees and expenses, court costs and those amounts payable pursuant to Section 5(c) and Section 5(d)) and the discharge of all assessments, encumbrances, charges or Liens, if any, on the Collateral prior to the Lien created pursuant to this Security Agreement;

(b) to the payment in full of the Secured Obligations in accordance with the priority of application specified in Section 2.9(b) of the Financing Agreement; and

(c) if all Secured Obligations have been paid, satisfied and discharged in full, any surplus then remaining will be paid to the Borrower.

Section 9. Assignment of Approvals. The Borrower will, upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, contemporaneously with and at any other time following any foreclosure by the Collateral Agent on any part of the Collateral or any part of the Site, assign, transfer or otherwise furnish or arrange to assign, transfer or otherwise furnish to the Collateral Agent or to any transferee of the interest of the Collateral Agent (to the extent so assignable or transferable), all of the Borrower’s rights and interest in, to and under any Approvals, including all offsets, allowances and similar rights issued under or in connection with applicable Law (to the extent permitted under applicable Law) that are required to permit the Project to be operated in accordance with all applicable Law. Upon the request of the Collateral Agent, following collection, enforcement, foreclosure, sale, lease, license or other disposition by the Collateral Agent on or with respect to the Collateral or any part of the Site, the Borrower agrees to use reasonable efforts to assist the Collateral Agent in renewing or extending in the name of the Collateral Agent (or any other Person operating the Project) or otherwise obtaining the benefits of all of the Borrower’s Approvals and other rights referred to in the immediately preceding sentence to the extent that such Approvals and other rights are not assignable or transferable.

Section 10. Security Interest Absolute. All the rights of the Collateral Agent hereunder respecting the Borrower and the Security Interest and all obligations of the Borrower hereunder will be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Documents or any of the Collateral or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Document or any of the Collateral or any other agreement or instrument related thereto;

(c) any exchange or release of any Collateral or any other collateral, or the non-perfection of any of the Security Interests or any release or amendment or waiver of or consent to or departure from any Guaranty, for all or any of the Secured Obligations; or

(d) to the fullest extent permitted by applicable Law, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any third-party pledgor other than payment in full of the Secured Obligations.

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Section 11. Collateral Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (which appointment as attorney-in-fact will be coupled with an interest), with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any and all documents and instruments that the Collateral Agent may deem necessary to accomplish the purposes of this Security Agreement in a commercially reasonable manner to the extent required by the UCC or applicable Law, without notice to or assent by the Borrower, including:

(a) upon the occurrence and during the continuance of an Event of Default, to exercise the rights and remedies set forth in Section 7;

(b) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect all instruments, chattel paper or letter of credit rights made payable to the Borrower or investment property in which the Borrower has an interest, in each case representing any dividends, interest payments or other distributions constituting Collateral or any part thereof and to give full discharge for the same and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all of such dividends, payments or other distributions;

(c) upon the occurrence and during the continuance of an Event of Default, to enforce the rights of the Borrower under any provision of any Assigned Agreement to the extent permitted thereunder and under the terms of this Security Agreement and the applicable Consent to Assignment;

(d) to pay or discharge taxes and Liens levied or placed on the Collateral;

(e) upon the occurrence and during the continuance of an Event of Default, (i) to direct any party liable for any payment under or with respect to any of the Collateral to make payment of any and all moneys due or to become due thereunder or with respect thereto directly to the Collateral Agent or as the Collateral Agent may direct, including drawing under any letter of credit rights, (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (iii) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (iv) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral, (v) to settle, compromise or adjust any suit, action or proceeding described in clauses (iii) and (iv) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate and (vi) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes;

(f) (i) to execute, in connection with any sale, lease, license or other disposition permitted to be made by the Collateral Agent hereunder, any endorsements, assignments, transfer statements or other instruments of conveyance or transfer with respect to the Collateral and to file or register the same if required by applicable Law, (ii) to communicate in its own name with any party to any agreement or instrument included in the Collateral, at any reasonable time, with regard to any matter relating to such agreement or instrument or (iii) to the

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fullest extent permitted by applicable Law, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower (provided, that the Collateral Agent will give notice to the Borrower promptly after taking any action described in this Section 11(f) but failure to give such notice will not subject the Collateral Agent to liability); and

(g) to take any action that the Collateral Agent may, in its reasonable discretion and at the Borrower’s expense, deem necessary (i) to create, perfect, maintain and enforce any Security Interest granted or purported to be granted hereby or (ii) to otherwise accomplish the purposes of this Security Agreement.

Section 12. Collateral Agent May Perform. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, without releasing the Borrower from any obligation, covenant or condition hereof, itself may (but will have no obligation to) make any payment or perform, or cause the performance of, any such obligation, covenant, condition or agreement or any other action in such manner and to such extent as the Collateral Agent may reasonably deem necessary to protect, perfect or continue the perfection of the Security Interest. The Collateral Agent will notify the Borrower that it intends to take, or has taken, any such actions; provided, that any failure to provide such notice will not affect the right of the Collateral Agent to take such actions or the validity and enforceability of such actions. Any reasonable documented costs or expenses incurred by the Collateral Agent in connection with the foregoing will be governed by the Financing Documents, constitute a part of the Secured Obligations secured by the Security Documents, bear interest at a rate per annum equal to the Default Rate and be payable by the Borrower upon demand by the Collateral Agent.

Section 13. No Duty on the Collateral Agent’s Part; Limitation on the Collateral Agent’s Secured Obligations.

(a) The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and will not impose any duty upon the Collateral Agent to exercise any such powers, including any calls, conversions, maturities, tenders or other matters relating to the Collateral. The Collateral Agent will be accountable only for amounts that it receives in respect of the Financing Documents or as a result of the exercise of such powers.

(b) Except as provided in the next sentence, anything herein to the contrary notwithstanding, the Borrower will remain liable under the Assigned Agreements and any other agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed. The exercise by the Collateral Agent of any of the rights or remedies hereunder will not release the Borrower from any of its duties or obligations under the Assigned Agreements or any other agreements included in the Collateral unless expressly assumed by the Collateral Agent in writing. All of the Collateral is hereby assigned to the Collateral Agent solely as security, and the Collateral Agent will have no duty, liability or obligation whatsoever with respect to any of the Collateral, including the filing of any continuation statements, unless the Collateral Agent so elects in writing consistent with its rights under this Security Agreement or fails to act in a commercially reasonable manner to the extent required by the UCC or applicable Law.

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Section 14. Reasonable Care; Standards for Exercising Remedies; Marshalling Collateral.

(a) The Collateral Agent will exercise the same degree of care hereunder as it exercises or would exercise in connection with similar transactions for its own account. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords or would accord property held by the Collateral Agent in similar transactions for its own account; provided, that it is expressly understood that the Collateral Agent will not have responsibility for taking any steps to preserve rights against any Person with respect to the Collateral. In furtherance of the foregoing, to the extent applicable Law imposes on the Collateral Agent an obligation to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other applicable Law, to fail to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against the risk of loss, collection or disposition of Collateral or (xii) to the extent reasonably deemed appropriate by the Collateral Agent, to obtain the services of other qualified brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.

(b) Without limiting the generality of the foregoing, the Collateral Agent will not be required to marshal any collateral, including the Collateral subject to the Security Interest created hereby, or to resort to any item of Collateral in any particular order, and all of the Agent’s rights hereunder and in respect of such Collateral will be cumulative and in addition to all other rights, however existing or arising. To the extent that the Borrower lawfully may, the Borrower hereby (i) agrees that it will not invoke any Law relating to the marshaling of collateral that might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Security Agreement or under any other instrument evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured and (ii) irrevocably waives the benefits of all laws and any and all rights to equity of redemption or other rights of redemption that it may have in equity or at law with respect to the Collateral.

Section 15. Role of the Collateral Agent. The rights, duties, liabilities and immunities of the Collateral Agent, and the appointment and replacement of the Collateral Agent,

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will be governed by this Security Agreement and the provisions contained in the other Financing Documents.

Section 16. Absence of Fiduciary Relationship. The Collateral Agent undertakes to perform and to observe only such of its agreements and obligations as are specifically set forth in this Security Agreement or any other Financing Document, and, except as otherwise specifically required by applicable Law, no implied agreements, covenants or obligations with respect to the Borrower, any Affiliate of the Borrower or any other party to any of the Assigned Agreements may be read into this Security Agreement against the Collateral Agent or the Secured Parties. None of the Collateral Agent or the other Secured Parties is a fiduciary of or will owe or be deemed to owe any fiduciary duty to the Borrower, any Affiliate of the Borrower or any other party to any of the Assigned Agreements, except as otherwise specifically required by applicable Law.

Section 17. Survival of Representations and Warranties. All agreements, representations and warranties made herein or incorporated by reference herein will survive the execution and delivery of this Security Agreement and the other Financing Documents, and will be deemed to be material and to have been relied upon by the Collateral Agent regardless of any investigation made by or on behalf of the Collateral Agent.

Section 18. Notices. All notices, consents, certificates, waivers, documents and other communications required or permitted to be delivered to any party under the terms of this Security Agreement must be in writing and must be given in accordance with Section 8.20 of the Financing Agreement.

Section 19. No Waiver; Remedies Cumulative. The waiver of any right, breach or default under this Security Agreement by the Collateral Agent must be made specifically and in writing. Subject to the foregoing, no failure on the part of the Collateral Agent to exercise, and no forbearance or delay in exercising, any right under this Security Agreement will operate as a waiver thereof; no single or partial exercise of any right under this Security Agreement will preclude any other or further exercise thereof or the exercise of any other right; and no waiver of any breach of or default under any provision of this Security Agreement will constitute or be construed as a waiver of any subsequent breach of or default under that or any other provision of this Security Agreement. No notice to or demand upon the Borrower will by itself entitle the Borrower to any further, subsequent or other notice or demand in similar or any other circumstances. Each of the rights and remedies of the Collateral Agent under this Security Agreement is cumulative and not exclusive of any other right or remedy provided or existing by agreement or under applicable Law.

Section 20. Severability. Any provision of this Security Agreement that is invalid or prohibited in any jurisdiction will, as to such jurisdiction, be ineffective and severable from the rest of this Security Agreement to the extent of such invalidity or prohibition, without impairing or affecting in any way the validity of any other provision of this Security Agreement, or of such provision in other jurisdictions. The parties agree to replace any provision that is ineffective by operation of this Section 20 with an effective provision that as closely as possible corresponds to the spirit and purpose of such ineffective provision and this Security Agreement as a whole.

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Section 21. Exculpatory Provisions; Reliance By the Collateral Agent.

(a) None of the Collateral Agent or its officers, directors, employees, agents, attorneys-in-fact or Affiliates will be liable to the Borrower for any action taken or omitted to be taken by any of them in accordance with this Security Agreement or any other Financing Document or with applicable Law, or responsible in any manner to any Person for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Security Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with this Security Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Security Agreement or any other Financing Document or for any failure of the Borrower to perform any of the Secured Obligations. The Collateral Agent has no obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Security Agreement or any other Financing Document or to inspect the properties or records of the Borrower. Notwithstanding anything to the contrary contained herein, none of the Collateral Agent or its officers, directors, employees, agents, attorneys-in-fact or Affiliates will be exonerated from any liability arising from its or their own gross negligence or willful misconduct in connection with this Section 21(a).

(b) The Collateral Agent will be fully protected in relying upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, electronic mail, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent will have no obligation to the Borrower or any other Person to act or refrain from acting or exercising any of its rights under this Security Agreement; provided, that anything to the contrary contained herein notwithstanding, the Collateral Agent will be liable for its own gross negligence or willful misconduct in connection with this Section 21(b).

Section 22. Amendment and Waivers. No amendment or waiver of any provision of this Security Agreement, or consent to any departure by the Borrower from the terms hereof, will be effective unless it is in writing and signed by the Borrower and the Collateral Agent. A waiver or consent granted pursuant to this Section 22 will be effective only in the specific instance and for the specific purpose for which it is given.

Section 23. Successors and Assigns.

(a) This Security Agreement will be binding upon and inure to the benefit of the Borrower, the Collateral Agent and their respective successors and permitted assigns. The Borrower will execute, acknowledge where appropriate and deliver, and cause to be executed, acknowledged where appropriate and delivered by its agents or representatives, from time to time promptly at the request of the Collateral Agent hereunder all such restatements and/or amendments to this Security Agreement or any other instruments or documents delivered in connection herewith as in the reasonable opinion of the Collateral Agent are necessary to create, perfect or preserve the Security Interest created under this Security Agreement. In the event of any assignment or transfer by any instrument evidencing all or any part of the Secured Obligations in accordance with Section 8.7 of the Financing Agreement, the holder of such instrument will, subject to the Financing Agreement, be entitled to the benefits of this Security Agreement.

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(b) Borrower has no right to assign its rights or interest, or delegate its duties or obligations, under this Security Agreement without the prior written consent of the Collateral Agent, which consent will not be unreasonably withheld or delayed.

(c) The Collateral Agent, in its capacity as a Lender, has the right to transfer, assign, pledge and grant participations in its rights and interests in and under this Security Agreement to the extent permitted under Section 8.7 of the Financing Agreement.

Section 24. Governing Law. THIS SECURITY AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO).

Section 25. Waiver of Jury Trial. BORROWER AND THE COLLATERAL AGENT, AS BETWEEN THEM, HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS SECURITY AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR EFFECTED PURSUANT HERETO, ANY DEALINGS OR COURSE OF DEALING BETWEEN THEM RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS SECURITY AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THE BUSINESS RELATIONSHIP CONTEMPLATED BY THIS SECURITY AGREEMENT AND THAT EACH HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS SECURITY AGREEMENT AND WILL CONTINUE TO RELY ON THIS WAIVER IN ITS FUTURE DEALINGS WITH THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING, AND THIS WAIVER WILL APPLY TO ALL CLAIMS, OF ANY NATURE WHATSOEVER, WHETHER DERIVING FROM CONTRACT, ARISING BY LAW, BASED ON TORT OR OTHERWISE. BORROWER AND THE COLLATERAL AGENT HAVE MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND THIS WAIVER WILL BE IRREVOCABLE. THIS WAIVER WILL ALSO APPLY TO ALL AMENDMENTS, SUPPLEMENTS, RESTATEMENTS, EXTENSIONS AND MODIFICATIONS OF THIS SECURITY AGREEMENT. IN THE EVENT OF LITIGATION, THE RELEVANT PORTIONS OF THIS SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 26. Consent to Jurisdiction. Each of the Borrower and the Collateral Agent hereby irrevocably submits to the jurisdiction of any New York state or, to the extent permitted by applicable Law, United States federal court sitting in the Borough of Manhattan over any action or proceeding arising out of or relating to any Claim, and hereby irrevocably agrees that all Claims in respect of any such action or proceeding may be heard and determined in such New York state or United States federal court. Each of the Borrower and the Collateral Agent irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Borrower as set forth in Section 18. Each of the Borrower and the Collateral Agent agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 26 will affect the right of the Collateral Agent to serve legal process in any other manner permitted by Law or affect the right of the Collateral Agent to bring any action or proceeding arising out of or relating to this Security Agreement against the Borrower or its property in the courts of any other applicable jurisdiction.

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Section 27. Counterparts. This Security Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

Section 28. Continuing Security Interest; Termination and Release. This Security Agreement creates a continuing Security Interest in the Collateral and will remain in full force and effect for the benefit of the Collateral Agent until the Security Release Date, at which time the Security Interest granted hereby will terminate. In addition, upon any disposition of Collateral permitted under the Financing Agreement, the Security Interest will automatically be released with respect thereto. Upon any such termination or release, the Collateral Agent will, if so requested by the Borrower and at the expense of the Borrower, (a) pay to the Borrower or deposit into a deposit account in the Borrower’s name the balance on deposit in any Security Account that is a deposit account, (b) communicate the authoritative copy of any electronic chattel paper constituting part of the Collateral to the Borrower or its designated custodian, (c) send to each Person having an unfulfilled obligation to pay or deliver to the Collateral Agent proceeds arising from any letter of credit right constituting Collateral an authenticated release from any further obligation to pay or deliver to the Collateral Agent proceeds arising from any such letter of credit right and (d) execute and deliver to the Borrower such other documents as the Borrower may reasonably request to evidence such termination or expiration, including UCC-3 termination statement(s) for any financing statement on file with respect to the Collateral and a statement terminating any Consent to Assignment then in effect.

Section 29. Payments Set Aside; Reinstatement. To the extent that the Borrower or any other Person on behalf of the Borrower makes a payment of the Secured Obligations to the Collateral Agent, or the Collateral Agent enforces its rights hereunder or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Secured Obligations or any part thereof originally intended to be satisfied, and this Security Agreement and the Security Interest, and all rights and remedies provided hereunder, will be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Section 30. Conflicts, Etc. To the extent that any provisions of this Security Agreement are determined to be inconsistent with or conflict with any provision of the Financing Agreement, the Financing Agreement will govern.

Section 31. Effect on the Security Interest Granted under the Original Security Agreement. The Security Interest granted under the Original Security Agreement was and is a continuing security interest for the benefit of the Secured Parties and, accordingly, the Security Interest granted by this Security Agreement to Société Générale, as the Collateral Agent for the Secured Parties, will have the same priority as that granted under the Original Security Agreement to Société Générale, acting as the Administrative Agent for the Secured Parties.

Section 32. Signature of the Administrative Agent. The Administrative Agent signs this Security Agreement only to evidence its consent to the amendment and restatement of the Original Security Agreement as provided herein, including its consent to the acceptance, by the Collateral Agent, of the obligations hereunder, and to the transfer, from the Security Agent to the Collateral Agent, of the Security Interest granted by the Original Security

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Agreement. The Administrative Agent will not otherwise be considered a party to this Security Agreement.

[The remainder of this page was left blank intentionally.]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this First Amended and Restated Assignment and Security Agreement to be signed as of the date first above written.

IMPERIUM GRAYS HARBOR, LLC

By	/s/
Name:
Title:

SOCIÉTÉ GÉNÉRALE, as the Collateral Agent

By	/s/
Name:
Title:

SOCIÉTÉ GÉNÉRALE, as the Administrative Agent

By	/s/
Name:
Title:

Schedule A to

Assignment and Security Agreement

PROJECT DOCUMENTS AND ASSIGNED APPROVALS

As each of the following may be amended, supplemented, or otherwise modified in compliance with the provisions of the Financing Documents:

I. PROJECT DOCUMENTS

1.	First Amended and Restated Assignment of Contracts and Agreements, by and among Imperium Renewables, Inc., Imperium Services, LLC and Imperium Grays Harbor, LLC, dated as of July 27, 2007, (the “Imperium Assignment Agreement”).

2.	Engineering Agreement dated June 1, 2005, by and between Parker, Messana & Associates, Inc. and the Sponsor, the rights and obligations of the Sponsor thereunder having been assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement (as amended).

3.	IRI Guarantee Agreement, dated as of July 27, 2007, by and between the Sponsor and the Borrower.

4.	Methanol Sales Agreement, between Methanex Methanol Company and Imperium Renewables, Inc., dated December 8, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

5.	Port of Grays Harbor Rental Agreement No. 1014, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated August 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

6.	First Amendment of Port of Grays Harbor Lease Agreement No. 1014, dated August 10, 2006, by and between Imperium Grays Harbor, LLC and the Port of Grays Harbor.

7.	Port of Grays Harbor Rental Agreement No. 1015, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated August 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

8.	Port of Grays Harbor Rental Agreement No. 1025, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated September 1, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

9.	Port of Grays Harbor Rental Agreement No. 1028, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated October 27, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

10.	Port of Grays Harbor Rental Agreement No. 1049, dated July 5, 2007, by and between Port of Grays Harbor and Imperium Grays Harbor, LLC.

Schedule A

1

11.	Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated November 13, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

12.	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

13.	Contract for the Supply of RBD Palm Olein, by and between Imperium Renewables, Inc. and Cargill International Trading Pte, Ltd., dated November 22, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

14.	Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated December 28, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

15.	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

16.	Agreement for Sales of Vegetable Oil, by and between Imperium Services, LLC, a subsidiary of Imperium Renewables, Inc., and Natural Selection Farms, dated January 10, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

17.	Agreement for Natural Gas Service in the State of Washington, by and between Cascade Natural Gas Corporation and Imperium Renewables, LLC [sic], dated January 11, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

18.	Port of Grays Harbor Rental Agreement No. 1031, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated January 26, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

19.	Sale Contract No. CLAU-OS-1637, in the form of an unpriced basis contract for the purchase and shipment of 6,500 MT of canola oil in April 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated March 29, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

20.	Sale Contract No. CLAU-OS-1732, in the form of unpriced base contracts for the purchase of 720 MT of canola oil in each of May, June, July, August and September 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated April 27, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

21.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-9, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

Schedule A

2

22.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-10, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

23.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-11, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

24.	Biodiesel Supply Indication, addressed to Imperium Services, LLC from NGL Supply Co., Ltd., dated May 15, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

25.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01327, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

26.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01329, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

27.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01331, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

28.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01339, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

29.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01341, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

30.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01343, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned) , assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

31.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0402-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated April 2, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

Schedule A

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32.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-3, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

33.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-4, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

34.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

35.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-6, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

36.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-7, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

37.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-8, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

38.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-9, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

39.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-10, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

40.

Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-11, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned),

Schedule A

4

assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

41.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-12, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

42.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-13, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

43.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-14, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned), assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

44.	Release of Information and Confidentiality Agreement, by and between CGC Energy and Imperium Grays Harbor, LLC, with an effective date of April 1, 2007.

45.	Agreement of Security Service, by and between Western Washington Merchant Patrol, Inc. and Imperium Grays Harbor, LLC, dated April 11, 2007.

46.	CCS Spill Response Services Agreement, by and between Imperium Grays Harbor, LLC and Cowlitz Clean Sweep, dated April 4, 2007.

47.	Carbon Dioxide Product/Equipment Agreement, by and between Air Liquide Industrial U.S. LP and Imperium Renewables, Inc., dated April 10, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

48.	Utility Extension Agreement, by and between the City of Aberdeen, Washington and Imperium Grays Harbor LLC, for sewage and water service, dated March 12, 2007.

49.	First Amended and Restated Biodiesel Purchase Agreement, by and between Imperium Grays Harbor, LLC and Royal Caribbean Cruises Ltd., dated September 20, 2006.

50.	Base Contract for the Sale and Purchase of Natural Gas, by and between CGC Energy and Imperium Grays Harbor, LLC, dated March 29, 2007.

51.	Rail Line Development Agreement, by and between the Port of Grays Harbor and Imperium Grays Harbor, LLC, dated as of January 31, 2007.

52.	Purchase and Installation Agreement, by and between RailWorks Track Systems, Inc. and Imperium Grays Harbor, LLC, dated as of December 27, 2006.

53.	Construction Agreement Cost Plus Fee, by and between Imperium Grays Harbor LLC [sic] and JH Kelly LLC, dated as of August 25, 2006, together with the supplement

Schedule A

5

thereto entitled Exhibit A-2 Scope of Work Phase 2 -Process, dated January 23, 2007.

54.	Grantee/Operator Agreement, by and between the Port of Grays Harbor and Imperium Grays Harbor, LLC, dated April 4, 2007.

II. APPROVALS

1.	Flood Insurance Rate Map Letter of Revision, Case No. 06-10-B484P, by the Federal Emergency Management Agency to Imperium Grays Harbor Project, dated October 26, 2006.

2.	Determination of Non-Significance No. WA 197-11-355, by the Washington State Department of Ecology (“WDE”) for Imperium Grays Harbor, LLC, dated July 21, 2006.

3.	Olympic Region Clean Air Agency (“ORCAA”) Order of Approval, Notice of Construction, No. 06NOC491 to Imperium Renewables, Inc., approved September 27, 2006, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

4.	ORCAA Order of Approval, Notice of Construction No. 07NOC532 to Imperium Renewables, Inc., dated April 2, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

5.	ORCAA Order of Approval, Notice of Construction No. 07NOC533 to Imperium Renewables, Inc., dated April 23, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

6.	Letter from WDE regarding Shoreline Management Substantial Development Permit No. 2006-SW-03009 1, filed by the City of Hoquiam for Imperium Grays Harbor, LLC, dated September 29, 2006.

7.	Draft Stormwater Pollutant Prevention Plan prepared by Parametrix for Imperium Grays Harbor, LLC, dated March 2007.

8.	Construction Stormwater General Permit: National Pollutant Discharge Elimination System and State Waste Discharge General Permit for Stormwater Discharges Associated With Construction Activity, by WDE to Imperium Grays Harbor, LLC, dated November 16, 2005.

9.	The Industrial Stormwater General Permit: National Pollutant Discharge Elimination System and State Waste Discharge for Stormwater Discharges Associated With Industrial Activities, No. SO3-006655, by WDE to Imperium Grays Harbor, LLC, dated August 21, 2002.

10.	Draft Spill Prevention, Control and Countermeasure Plan, by Parametrix prepared for Imperium Grays Harbor, LLC, dated March 2007.

11.	Temporary State Wastewater Discharge Permit No. ST 6214, by WDE to Imperium Grays Harbor, LLC, dated June 25, 2007.

Schedule A

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12.	Integrated Contingency Plan, prepared by Polaris Applied Sciences for Imperium Grays Harbor, LLC, dated March 2007.

13.	Imperium Grays Harbor, LLC Master Business License (expires November 30, 2007).

14.	Facility Vulnerability and Security Measures Summary and Addendum issued by the United States Department of Homeland Security to Imperium Grays Harbor, LLC, approval No. 1625-0077.

15.	Facility Security Plan for Imperium Grays Harbor, LLC.

16.	Letter of Transmittal from Imperium Grays Harbor, LLC to the United States Coast Guard, dated January 15, 2007.

17.	Grant of Right of Way, by and between Port of Grays Harbor and Public Utility District No. 1 of Grays Harbor County, dated October 28, 2002.

18.	City of Hoquiam Conditional Use Permit, issued to Imperium Grays Harbor, LLC, dated September 15, 2006.

19.	Application/Permit No. 7507, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC, dated December 12, 2006.

20.	Application/Permit No. 7442, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC, dated September 13, 2006.

21.	Application/Permit No. 7517, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC, dated December 27, 2006.

22.	Application/Permit No. 7605, issued by the City of Hoquiam Public Works and Building Department to Imperium Grays Harbor, LLC, dated March 23, 2007.

23.	Letter, from Paul Dean, Office of Assistant Chief of the City of Hoquiam Fire Department to Imperium Renewables, Inc., dated May 8, 2007, assigned to and assumed by the Borrower pursuant to the Imperium Assignment Agreement.

Schedule A

7

Schedule B to

Assignment and Security Agreement

FINANCING STATEMENT FILINGS

Debtor:	Imperium Grays Harbor, LLC

Secured Party:	Société Générale, as Collateral Agent

Jurisdictions:	State of Washington, Department of Licensing, UCC Division

Schedule B

1

Execution Copy

FIRST AMENDED AND RESTATED ASSIGNMENT OF CONTRACTS AND AGREEMENTS

THIS FIRST AMENDED AND RESTATED ASSIGNMENT OF CONTRACTS AND AGREEMENTS (as amended, modified or supplemented, this “Assignment Agreement”) is made and entered into as of July 27, 2007, among IMPERIUM RENEWABLES, INC., a Washington corporation (“IRI”), IMPERIUM SERVICES, LLC, a Washington limited liability company (“Services” and together with IRI, “Assignors,” and each individually, an “Assignor”), and IMPERIUM GRAYS HARBOR, LLC, a Washington limited liability company (“Assignee”). Assignors and Assignee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, IRI holds 93% of the membership interests of Assignee;

WHEREAS, Assignee is constructing a biodiesel refinery and tank farm located at the Port of Grays Harbor, Washington (the “Grays Harbor Facility”);

WHEREAS, IRI and its affiliate Services, of which IRI is sole equityholder, have entered into various contracts and agreements, and obtained certain permits, on behalf of Assignee in connection with the Grays Harbor Facility, as set forth on Exhibit A hereto and incorporated herein by reference (collectively the “Contracts”);

WHEREAS, the rights and obligations of IRI and Services under certain of the Contracts were assigned to and assumed by the Assignee pursuant to the Assignment of Contracts and Agreements, dated as of June 22, 2007 (the “Original Imperium Assignment Agreement”), by and among IRI, Services and Assignee; and

WHEREAS, Assignors desire to assign all of their respective rights, title and interests in and to and obligations under the Contracts to Assignee, and Assignee desires to accept from Assignors such assignments on the terms and conditions set forth in this Assignment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms and conditions herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendment. The Original Imperium Assignment Agreement is hereby amended and restated in its entirety by this Assignment Agreement.

2. Assignment and Acceptance. Assignors hereby irrevocably sell, assign, convey, grant, transfer and set over unto Assignee all of Assignors’ respective rights, title and interests in and to, and all of Assignors’ obligations under, the Contracts, and all payments or deposits made and all goods and services purchased or received by Assignors with regard to or concerning the Contracts. Assignee hereby accepts the foregoing assignments and agrees from and after the date hereof to be bound by and perform each and every obligation of Assignors under the Contracts with regard to or concerning the Grays Harbor Facility.

3. Representations. Each Assignor represents and warrants to Assignee the following, in each case in respect of itself and as of the date hereof unless otherwise specifically indicated in the relevant representation and warranty:

3.1 Effect. The Contracts are in full force and effect and are assignable to Assignee in accordance with their terms;

3.2 Default. Assignor is not in default under any of its obligations under any of the Contracts to which it is a party and no party thereto has claimed force majeure as an excuse for performance or experienced circumstances that could form the basis for a claim of force majeure. Assignor has no existing counterclaims, offsets or defenses against any counterparty to any of the Contracts. Assignor and, to the best of the Assignor’s knowledge after due inquiry, each other party to the Contracts have complied with all conditions precedent to the respective obligations of such party to perform under the Contracts to the extent now or heretofore applicable. To the best of the Assignor’s knowledge after due inquiry, no event or condition (other than the assignment contemplated by this Assignment Agreement) exists that would, either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Assignor or the counterparty under one of the Contracts to terminate or suspend its obligations under such Contract. The Contracts have not been amended, modified or supplemented in any manner except as described in Exhibit A;

3.3 No Prior Assignments, Etc. None of the Contracts or amounts payable or goods or services purchased thereunder have been assigned, pledged, or encumbered;

3.4 Other Agreements. There are no other agreements affecting all or any material part of the Grays Harbor Facility with the Assignors other than those assigned hereby; and there are no written or oral promises, understandings, agreements or commitments between Assignors and any person that may have a materially adverse effect on the Grays Harbor Facility;

3.5 Organization; Power and Authority. IRI represents and warrants that it is a Washington corporation and Services represents and warrants that it is a Washington limited liability company and each represents and warrants with respect to itself that: (x) it is duly organized, validly existing and in good standing under the laws of the state of its formation; (y) it is duly qualified, authorized to do business and in good standing in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except in each case under clause (y) as would not reasonably be expected to have a Material Adverse Effect (as such term is defined below); and (z) it has all requisite power and authority, corporate and otherwise, to enter into and to perform its obligations hereunder and under the Contracts to which it is a party, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby;

3.6 Authorization. The execution, delivery and performance by such Assignor of this Assignment Agreement has been duly authorized by all necessary company action on the part of such Assignor and does not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation of (i) the Assignor or (ii) any other person or entity, except approvals or consents that have previously been obtained or identified;

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3.7 Execution and Delivery; Binding Agreements. Each Contract to which it is a party has been duly executed and delivered on behalf of such Assignor by the appropriate officers of such Assignor, and constitutes the legal, valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

3.8 Litigation. There is no legislation, litigation, action, suit, proceeding or investigation pending or (to the best of such Assignor’s knowledge after due inquiry) threatened against such Assignor before or by any court, administrative agency, arbitrator or governmental authority, body or agency that (a) questions the validity, binding effect or enforceability of this Assignment Agreement or of any of the Contracts to which such Assignor is a party, any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby or (b) if adversely determined, individually or in the aggregate, could reasonably be expected to (i) adversely affect the performance by the Assignor of its obligations hereunder or materially and adversely affect the performance of its obligations under the Contracts or (ii) have a material and adverse effect upon the value, validity, perfection and enforceability of this Assignment Agreement or the Contracts or of any rights or obligations granted to the Assignee under this Assignment Agreement or the Contracts (taken as a whole) (collectively, a “Material Adverse Effect”);

3.9 Compliance with Other Instruments, Etc. Such Assignor is not in violation of its organizational documents, and the execution, delivery and performance by it of this Assignment Agreement and the Contracts to which it is a party and the consummation of the transactions contemplated hereby and thereby have not or will not, as applicable, result in any violation of, breach of or default under any term of its organizational documents, or of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect;

3.10 Government Consent. No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any person, board or body, public or private is required to be obtained, or was required to have been obtained, and has not been or was not obtained, by such Assignor in connection with the execution, delivery or performance of the Contracts to which it is a party or the consummation of the transactions contemplated thereunder, except in any case as would not reasonably be expected to have a Material Adverse Effect;

3.11 No Previous Assignments. Such Assignor has no notice of, and has not consented to, any previous assignment of all or any part of its rights under the Contracts to which it is a party; and

3.12 Representations and Warranties. All representations and warranties made by such Assignor in the Contracts were (x) in the case of representations and warranties qualified by materiality in the Contracts, true and correct as of the date(s) when made thereunder and (y) in the case of representations and warranties not so

3

qualified in the Contracts, true and correct in all material respects as of the date(s) when made thereunder.

4. Indemnification. Each Assignor shall indemnify, defend and hold Assignee harmless from any loss, expense or liability resulting from Assignor’s breach prior to the date hereof of any obligation under any of the Contracts that it assigns hereunder. Additionally, the Assignors, jointly and severally, agree to indemnify, defend and hold harmless Assignee (and its successors and assigns, including, without limitation, any lenders to Assignee) from any loss, expense or liability resulting from, associated with or arising out of (a) any breach of either Assignor’s representations and warranties herein or (b) any failure by an Assignor to perform any covenant or obligation under this Assignment Agreement, including, without limitation, with respect to obtaining any required consent from a counterparty to a Contract in order for such Contract to be assigned to Assignee pursuant to this Assignment Agreement. The obligations of the Assignors under this Section 3 will terminate upon the repayment in full of all “Obligations,” as such term is defined in the First Amended and Restated Financing Agreement, dated as of the date hereof (the “Financing Agreement”), by and among Assignee, Société Générale, as an agent and a lender, and the other parties thereto, as such Financing Agreement may be amended, modified or supplemented from time to time.

5. General.

5.1 This Assignment Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns (including, without limitation, any lenders to Assignee). This Assignment Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Assignor hereby consents to the assignment by Assignee of its respective rights and obligations under this Assignment Agreement to the Lenders under the Financing Agreement, and will enter into a consent regarding such assignment in form reasonably satisfactory to such Lenders among Assignee, Assignors and the Administrative Agent (as defined in the Financing Agreement) providing for certain additional rights of the lenders.

5.2 Each Assignor agrees to execute and deliver such documents and take such other actions as Assignee may from time to time reasonably request to further evidence the transactions contemplated in the Contracts or this Assignment Agreement.

5.3 The headings and captions hereof are for convenience purposes only.

5.4 This Assignment Agreement may be executed and delivered by the Parties in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

5.5 This Assignment Agreement contains the entire agreement among the Parties and supersedes all previous agreements, either oral or written, among the Parties regarding the subject matter hereof. No modifications hereof shall be valid unless made in writing and signed by all Parties.

5.6 No waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance. The failure of a

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Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion. In the event any one or more of the provisions contained in this Assignment Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision materially and adversely affects the substantive rights of the Parties. To the extent permitted by applicable law, each Party waives any provision of law that renders any provision hereof invalid, illegal or unenforceable in any respect.

5.7 THIS ASSIGNMENT AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Assignment of Contracts and Agreements on the date and year first above written.

ASSIGNORS:

IMPERIUM RENEWABLES, INC., a Washington corporation

By	/s/
Name:
Title:

IMPERIUM SERVICES, LLC, a Washington limited liability company

By	/s/
Name:
Title:

ASSIGNEE:

IMPERIUM GRAYS HARBOR, LLC, a Washington limited liability company

By	/s/
Name:
Title:

6

EXHIBIT “A”

LIST OF CONTRACTS AND AGREEMENTS

1.	Methanol Sales Agreement, between Methanex Methanol Company and Imperium Renewables, Inc., dated December 8, 2006.

2.	Port of Grays Harbor Rental Agreement No. 1015, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated August 22, 2006.

3.	Port of Grays Harbor Rental Agreement No. 1025, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated September 1, 2006.

4.	Port of Grays Harbor Rental Agreement No. 1028, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated October 27, 2006.

5.	Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated November 13, 2006.

6.	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0600534, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd.

7.	Contract for the Supply of RBD Palm Olein, by and between Imperium Renewables, Inc. and Cargill International Trading Pte, Ltd., dated November 22, 2006.

8.	Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd., a subsidiary of Wilmar International Limited, dated December 28, 2006.

9.	Letter of Parent Guaranty by Wilmar International Limited, in respect of Contract No. S0700004, by and between Imperium Renewables, Inc. and KemOleo Pte Ltd.

10.	Agreement for Sales of Vegetable Oil, by and between Imperium Services, LLC, a subsidiary of Imperium Renewables, Inc., and Natural Selection Farms, dated January 10, 2007.

11.	Agreement for Natural Gas Service in the State of Washington, by and between Cascade Natural Gas Corporation and Imperium Renewables, LLC [sic], dated January 11, 2007.

12.	Port of Grays Harbor Rental Agreement No. 1031, by and between the Port of Grays Harbor and Imperium Renewables, Inc., dated January 26, 2007.

13.	Sale Contract No. CLAU-OS-1637, in the form of an unpriced basis contract for the purchase and shipment of 6,500 MT of canola oil in April 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated March 29, 2007.

14.	Sale Contract No. CLAU-OS-1732, in the form of unpriced base contracts for the purchase of 720 MT of canola oil in each of May, June, July, August and September 2007, by and between Imperium Renewables, Inc. and Cargill Limited, dated April 27, 2007.

15.	Biodiesel Supply Indication, addressed to Imperium Services, LLC from NGL Supply Co., Ltd., dated May 15, 2007.

16.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01327, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned).

17.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01329, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned).

18.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01331, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 9, 2007 (unsigned).

19.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01339, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned).

20.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01341, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned).

21.	Sales Confirmation for the purchase of Super Degum Canola Oil, Contract # 01343, by and between Archer Daniels Midland Company and Imperium Renewables, Inc., dated May 10, 2007 (unsigned).

22.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0402-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated April 2, 2007 (unsigned).

23.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-3, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

24.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-4, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

25.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-5, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

26.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-6, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

27.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-7, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

28.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-8, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

29.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-9, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

30.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-10, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

31.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-11, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

32.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-12, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

33.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-13, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

34.	Sales Confirmation for the purchase of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0508-14, by and among Bunge Canada, Imperium Services LLC and American Commodities Brokerage Co., as broker, dated May 8, 2007 (unsigned).

35.	“Application and Agreement for Commercial Letter of Credit,” dated January 9, 2007, by and between the Sponsor and the LC Fronting Bank, as supplemented by letter of March 19, 2007 regarding “Instructions to Issue Standby Letter of Credit” (collectively the “January Application”).

36.	“Application and Agreement for Commercial Letter of Credit,” dated as of April 5, 2007, by and between the Sponsor and the LC Fronting Bank (the “April Application”).

37.	“Application and Agreement for Commercial Letter of Credit,” dated as of May 4, 2007, by and between the Sponsor and the LC Fronting Bank, as amended by Amendment No. 1 thereto, dated May 29, 2007 (the “May Application”).

38.	“Application and Agreement for Commercial Letter of Credit,” dated as of June 4, 2007, by and between the Sponsor and the LC Fronting Bank (the “June Application”).

39.	Commercial Letter of Credit Agreement, by and between the Sponsor and the LC Fronting Bank, dated as of June 4, 2007.

40.	Irrevocable Letter of Credit N. ILC 02331 issued January 9, 2007 and Standby Letter of Credit N. SOL. 07687 issued March 20, 2007, in each case, pursuant to the January Application.

41.	Irrevocable Letter of Credit N. ILC. 02506, issued April 5, 2007 pursuant to the April

Application.

42.	Irrevocable Letter of Credit N. ILC. 02553, issued May 4, 2007 and amended on June 1, 2007 pursuant to the May Application.

43.	Irrevocable Letter of Credit N. ILC. 02596 issued June 6, 2007 pursuant to the June Application.

44.	Second Amended and Restated Cash Collateral Account Agreement, by and between the Sponsor and the LC Fronting Bank, dated as of April 5, 2007, as amended by Amendment No. 1 thereto, dated as of May 4, 2007, and by Amendment No. 2 thereto, dated as of June 4, 2007.

45.	Carbon Dioxide Product/Equipment Agreement, between Air Liquide Industrial U.S. LP and Imperium Renewables Inc., dated April 10, 2007.

46.	Olympic Region Clean Air Agency (“ORCAA”) Order of Approval, Notice of Construction, No. 06NOC491 to Imperium Renewables, Inc., approved September 27, 2006.

47.	ORCAA Order of Approval, Notice of Construction No. 07NOC532 to Imperium Renewables, Inc., dated April 2, 2007.

48.	ORCAA Order of Approval, Notice of Construction No. 07NOC533 to Imperium Renewables, Inc., dated April 23, 2007.

49.	Letter from Paul Dean, Office of Assistant Chief of the City of Hoquiam Fire Department to Imperium Renewables, Inc., dated May 8, 2007.

50.	Engineering Agreement, dated June 1, 2005, by and between Parker, Messana & Associates, Inc. and Imperium Renewables, Inc.

51.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-9, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned).

52.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-10, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned).

53.	Sales Confirmation for the purchase and shipment of 5000 MT of Canadian Type I Crude Super Degummed Canola Oil, Broker’s No. 0522-11, by and between Imperium Services LLC [sic] and Cargill Limited, dated May 22, 2007 (unsigned).

GUARANTEE AGREEMENT

dated as of July 27, 2007

by and between

IMPERIUM RENEWABLES, INC.,

as the Guarantor,

and

IMPERIUM GRAYS HARBOR, LLC,

as the Beneficiary

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of July 27, 2007 (as amended, modified or supplemented, this “Guarantee Agreement”), is by and between IMPERIUM RENEWABLES, INC., a Washington corporation (the “Guarantor”), and IMPERIUM GRAYS HARBOR, LLC, a Washington limited liability company (the “Beneficiary”).

RECITALS

WHEREAS, the Beneficiary was formed to construct, develop, own and operate a 100 million gallon-per-year biodiesel production currently under construction in Grays Harbor, Washington, with direct water access (the “Project”) and to carry out the Pre-Completion Business associated therewith;

WHEREAS, it is a condition precedent to the Syndication Date under that certain First Amended and Restated Financing Agreement, dated as of July 27, 2007 (as may be further amended, modified or supplemented, the “Financing Agreement”), by and among the Beneficiary, the Lenders from time to time party thereto and the Agents thereunder, that this Guarantee Agreement and other Documents be executed and delivered and be in full force and effect;

WHEREAS, pursuant to, and subject to the terms and conditions set forth in, that certain First Amended and Restated Master Assignment Agreement, dated as of July 27, 2007 (as amended, modified or supplemented, the “Imperium Assignment Agreement”) by and among the Beneficiary, Services (as defined below) and Imperium Renewables, Inc., a Washington corporation, Services assigned to the Beneficiary, and the Beneficiary assumed from Services, the rights and obligations associated with certain contracts identified in such Imperium Assignment Agreement;

WHEREAS, under and pursuant to the Financing Agreement, it is a condition precedent to the First Term Loan Funding Date that the Beneficiary and Imperium Services, LLC, a Washington limited liability company (“Services”) enter into an agreement for the marketing of the biodiesel produced by the Project (such agreement, as and when executed and as may thereafter be amended, modified or supplemented, the “Biodiesel Marketing Agreement”) under which Services will agree to take delivery of and pay for, or arrange for the payment for, up to one hundred percent (100%) of the Project’s biodiesel production, to the extent that such biodiesel is not purchased and sold under other offtake agreements;

WHEREAS, under and pursuant to the Financing Agreement, it is a condition precedent to the first Term Loan Funding Date that the Beneficiary and Services also enter into an agreement for operations, maintenance and transportation services for the Project (such agreement, as and when executed and as may thereafter be amended, modified, or supplemented, the “O&M Agreement”) under which Services will provide certain management, transportation and other services to the Beneficiary; and

WHEREAS, the Guarantor desires to enter into this Guarantee Agreement to guarantee the obligations of Services under the Imperium Assignment Agreement, the Biodiesel Marketing Agreement and the O&M Agreement and acknowledges that this Guarantee Agreement is a necessary inducement to the Lenders to extend Loans and Letters of Credit under the Financing Agreement;

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NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings given them in Schedule X of the Financing Agreement.

Section 1.2 Rules of Construction. The rules of construction set forth in Schedule X of the Financing Agreement will apply equally to this Guarantee Agreement as if set forth herein.

ARTICLE II

GUARANTEE

Section 2.1 Guarantee of Payments. The Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary (a) the due and punctual payment of all amounts payable by Services under the Biodiesel Marketing Agreement when the same become due and payable in accordance with the terms of the Biodiesel Marketing Agreement and the performance by Services of its other obligations under the Biodiesel Marketing Agreement; and (b) the performance of all obligations (whether for payment or other performance) by Services under the O&M Agreement and the Imperium Assignment Agreement. Upon any failure of Services to pay punctually any such amounts or perform any such obligations, and upon demand by the Beneficiary or its designee, in the manner set forth in Section 6.12, the Guarantor agrees to pay or cause to be paid such amounts and to fulfill or cause to be fulfilled such obligations; provided, that any delay by the Beneficiary in giving such demand will in no event affect the Guarantor’s obligations under this Guarantee Agreement.

Section 2.2 Payment of Costs. In addition to the amounts payable pursuant to Section 2.1 and other obligations thereunder, the Guarantor will pay or reimburse the Beneficiary on demand for all reasonable and reasonably documented costs and out-of pocket expenses (including reasonable and reasonably documented fees and expenses of counsel) incurred in connection with the successful enforcement of the Beneficiary’s rights under this Guarantee Agreement; provided, that any delay by the Beneficiary in giving such demand will in no event affect the Guarantor’s obligations under this Guarantee Agreement.

Section 2.3 Obligations Absolute and Unconditional.

(a) The guaranty granted hereby, and all other obligations of the Guarantor hereunder, are primary obligations of the Guarantor and are an absolute, unconditional, continuing and irrevocable guaranty of performance and payment and not of the ability to collect. The guaranty granted hereby, and all other obligations of the Guarantor hereunder, are in no way conditioned on or contingent upon any attempt to enforce in whole or in part any liabilities or obligations of Services or any other Person under the Biodiesel Marketing Agreement, the O&M Agreement or the Imperium Assignment Agreement. Each failure by Services to pay or otherwise satisfy an obligation during the effectiveness of this Guarantee Agreement will give

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rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

(b) The guaranty granted hereby, and all other obligations of the Guarantor hereunder, are unconditional, irrespective of (i) any lack of capacity of the Guarantor or the Beneficiary, and (ii) any invalidity, irregularity or unenforceability of the Biodiesel Marketing Agreement, the O&M Agreement or the Imperium Assignment Agreement or any obligation under any such agreement. No such incapacity, invalidity, irregularity or unenforceability will affect, impair or be a defense to this Guarantee Agreement, to the guaranty granted hereby or to any other obligations of the Guarantor hereunder.

(c) The guaranty granted hereby, and all other obligations of the Guarantor hereunder, will not be altered, limited or affected by (i) any default or event of default under the Biodiesel Marketing Agreement, the O&M Agreement, the Imperium Assignment Agreement or any other agreement, (ii) any Bankruptcy Event with respect to the Beneficiary or Services, (iii) any defense that Services may have by reason of any order, decree or decision of any Government Instrumentality relating to a Bankruptcy Event, (iv) any change in Law, (v) any present or future action of any Government Instrumentality amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect this Guarantee Agreement or any of the obligations hereunder or under the Biodiesel Marketing Agreement, the O&M Agreement or the Imperium Assignment Agreement or (vi) any other event or circumstance (other than complete and irrevocable payment in full of all amounts due and satisfaction of all other obligations under the Biodiesel Marketing Agreement, the O&M Agreement and the Imperium Assignment Agreement) that might otherwise constitute a discharge or defense of a surety or a guarantor whether by Law or in equity.

(d) The obligations of the Guarantor hereunder will not be affected by any change of ownership of the Beneficiary, Services or the Guarantor. In the event that any of Service’s obligations under the Biodiesel Marketing Agreement, the O&M Agreement or the Imperium Assignment Agreement is stayed or payment is delayed or deferred in connection with any Bankruptcy Event or other proceeding involving Services or the Guarantor, all obligations of the Guarantor hereunder will remain in full force and effect and will become immediately due to the extent that Services would have otherwise been required to pay or otherwise perform its obligations absent the stay, delay or deferral in the enforceability of such obligations.

Section 2.4 Waiver of Rights Accorded to Guarantors and Sureties. The Guarantor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by any applicable Law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation (a) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Guarantor or any other Person or the failure of any Person to file or enforce a Claim against the estate (in administration, bankruptcy or any other proceeding) of Services, the Beneficiary or any other Person, (b) promptness, diligence, demand, presentment, protest and notice of any kind with respect to Services’ obligations under the Biodiesel Marketing Agreement, the O&M Agreement and the Imperium Assignment Agreement and the Guarantor’s obligations hereunder and with respect to any action taken in respect of collateral, if any, provided from time to time for the obligations hereunder, including notice of the existence,

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creation or incurrence of any new or additional indebtedness or obligation or of any action or non-action on the part of the Beneficiary or Services or any endorser or creditor of the foregoing or on the part of any other Person under this or any other instrument in connection with any obligation, (c) any defense based upon an election of remedies, including an election to proceed by non-judicial rather than judicial foreclosure, that destroys or otherwise impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Beneficiary, Services or any other Person for reimbursement, (d) any defense based on any offset against any amounts that may be owed by any Person to the Guarantor for any reason whatsoever, (e) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Beneficiary or Services or the failure by the Beneficiary or Services to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under any contract to which it is a party, (f) any defense based upon any Law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (g) any defense, setoff or counterclaim that may at any time be available to or asserted by Services or its affiliates against the Beneficiary or any of its affiliates, (h) any duty on the part of any Person to disclose to the Guarantor any facts it may now or hereafter know about the Beneficiary or Services, regardless of whether it has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume, or has reason to believe that such facts are unknown to the Guarantor, or has a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that it is fully responsible for being informed of the financial condition of the Beneficiary and the Services and of all circumstances bearing on the risk of non-performance of the obligations, (i) the fact that the Guarantor may at any time in the future dispense of all or part of its indirect interest in the Beneficiary or the Services, (j) any defense based on any amendment, modification, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of any contract to which the Beneficiary or the Services is a party, (k) any defense arising because of a Person’s election, in any proceeding instituted under Title 11, United States Code, of the application of Section 1111(b)(2) thereof, (l) any defense based upon any borrowing or grant of a security interest under Section 364 of Title 11, United States Code, and (m) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Person that might otherwise constitute a defense available to, or discharge of, any guarantor or surety (other than the defense of performance).

ARTICLE III

SUBROGATION; TERM

Section 3.1 Subrogation. For so long as this Guarantee Agreement is in effect, the Guarantor (a) will have no right of subrogation and waives all rights to enforce any remedy that it now has or may hereafter have against Services in respect of any obligation under the Biodiesel Marketing Agreement, the Imperium Assignment Agreement or the O&M Agreement and (b) waives any Claim, right or remedy that it may now have or hereafter acquire against Services that arises hereunder, from the existence or enforcement of this Guarantee Agreement and/or from the

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performance by the Guarantor hereunder, including any Claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any Claim, right or remedy of the Beneficiary against Services, or any security that the Beneficiary may now have or hereafter acquire, whether or not such Claim, right or remedy arises in equity, under contract, under Law or otherwise. Any amount paid to the Guarantor on account of any such subrogation rights will be held in trust for the benefit of the Beneficiary and will immediately thereafter be paid to the Beneficiary for application to the obligations under the Biodiesel Marketing Agreement.

Section 3.2 Term.

(a) This Guarantee Agreement will remain in full force and effect until the earlier of (a) the expiration or termination of all of Services Obligations under the Biodiesel Marketing Agreement, the Imperium Agreement and the O&M Agreement and (b) the termination of all Commitments under the Financing Agreement and the payment in full of all Obligations thereunder (other than unmatured indemnification and expense reimbursement obligations). Such expiration or termination will not, however, affect or reduce the Guarantor’s obligation hereunder for any liability of Services incurred prior to such expiration or termination.

(b) From and after the Guarantee Release Date, the Beneficiary will promptly upon the request of the Guarantor, execute and deliver to the Guarantor such documents as the Guarantor may reasonably request to evidence the termination or release of this Guarantee Agreement and the guarantee hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants to and in favor of the Beneficiary that:

Section 4.1 Organization; Powers; No Subsidiaries. It (a) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington, (b) has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted and to enter into and perform this Guarantee Agreement, (c) is duly authorized to do business in its state of incorporation and each other jurisdiction where such qualification is required, except where the failure so to qualify would not materially and adversely affect its ability to perform its obligations under this Guarantee Agreement, and (d) has all requisite corporate power and authority to execute and deliver this Guarantee Agreement and perform its obligations hereunder.

Section 4.2 Authorization and No Legal Bar. The execution and delivery by it of this Guarantee Agreement and its performance of its obligations hereunder and the consummation of any of the transactions contemplated hereby:

(a) have been duly authorized by all requisite corporate action, and

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(b) will not (i) violate, result in the breach of or constitute a default under any Law applicable to or binding on it, or (ii) be in conflict with or result in a breach of its governing documents.

Section 4.3 Enforceability. This Guarantee Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with this Guarantee Agreement’s terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.4 Consents. No consent or other action by any other Person under any Law applicable to or binding on it is or will be required by it in connection with the execution and delivery by it of this Guarantee Agreement and its performance of its obligations hereunder, except such as have been obtained or taken and are in full force and effect.

Section 4.5 Financial and Other Information. It has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Beneficiary and Services on a continuing basis and it now has and hereafter will have sole responsibility for maintaining familiarity with the businesses, operations and condition (financial and otherwise) of the Beneficiary and Services.

ARTICLE V

OTHER COVENANTS

The Guarantor hereby covenants and agrees for the benefit of the Beneficiary that:

Section 5.1 Existence. It will maintain and preserve its existence in good standing in the state of its incorporation and its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and all material rights, privileges and franchises necessary in the normal conduct of its business.

Section 5.2 Consents, Legal Compliance. It will maintain in full force and effect all consents and approvals of any Government Instrumentality that are required to be obtained by it in order for it to perform its obligations hereunder and will obtain any that may become required in the future.

Section 5.3 Compliance with Laws. It will promptly comply with all Laws, except where the failure to comply would not reasonably be expected to (a) result in a material adverse effect on its business, property, results of operation or financial condition or (b) materially and adversely effect its ability to perform its obligations under this Guarantee Agreement.

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ARTICLE VI

MISCELLANEOUS

Section 6.1 Counterparts. This Guarantee Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

Section 6.2 Entire Agreement. This Guarantee Agreement contains the complete agreement among the Guarantor and the Beneficiary with respect to the matters contained herein and supersedes all prior commitments, agreements and understandings, whether written or oral, with respect to the matters contained herein.

Section 6.3 Severability. Any provision of this Guarantee Agreement that is invalid or prohibited in any jurisdiction will, as to such jurisdiction, be ineffective and severable from the rest of this Guarantee Agreement to the extent of such invalidity or prohibition, without impairing or affecting in any way the validity of any other provision, or of such provision in other jurisdictions. The parties agree to use reasonable best efforts to replace any provision that is ineffective by operation of this Section 6.3 with an effective provision which as closely as possible corresponds to the spirit and purpose of such ineffective provision and this Guarantee Agreement as a whole.

Section 6.4 Amendments and Waivers. This Guarantee Agreement may be amended, waived or otherwise modified only with the written consent of the Beneficiary and the Guarantor.

Section 6.5 Other Waivers.

(a) No delay or omission on the part of the Beneficiary in exercising any of its rights (hereunder or under the Biodiesel Marketing Agreement, the O&M Agreement or the Imperium Assignment Agreement) and no partial or single exercise thereof and no action or non-action by the Beneficiary, with or without notice to the Guarantor or anyone else, will constitute a waiver of any rights or otherwise affect or impair this Guarantee Agreement.

(b) The Guarantor hereby unconditionally and irrevocably waives, to the extent it may do so under applicable Law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of this Guarantee Agreement by the Beneficiary or for its benefit by a receiver, custodian or trustee appointed for it in respect of all or a substantial part of its assets, under the bankruptcy or insolvency Laws of any jurisdiction to which it or its assets are subject.

Section 6.6 Remedies Cumulative. Each of the rights and remedies of the Beneficiary hereunder is cumulative and not exclusive of any other right or remedy provided or existing by agreement, under Law or in equity.

Section 6.7 Successors and Assigns.

(a) The Guarantor will not transfer any of its obligations hereunder without the prior written consent of the Beneficiary, and any purported transfer without that consent will be void. The Guarantor hereby expressly agrees that the Beneficiary may assign any or all of its

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rights hereunder in connection with an assignment of the Biodiesel Marketing Agreement, the O&M Agreement and/or the Imperium Assignment Agreement, or any Document related thereto including the “Contracts” that were assigned to and assumed by the Beneficiary under the Imperium Assignment Agreement, in each case, without the Guarantor’s approval to (i) transfer, pledge, encumber or assign this Guarantee Agreement or the accounts, revenues or proceeds hereof in connection with the Financing Agreement and the Financing Documents or (ii) any affiliate or to any person or entity succeeding to all or substantially all of the assets of the Beneficiary. Except as provided in the preceding sentence, the Beneficiary will not transfer any of its rights hereunder without the prior written consent of the Guarantor.

(b) This Guarantee Agreement is binding on the Guarantor and its successors and assigns and will inure to the benefit of the Beneficiary and its permitted successors and assigns.

Section 6.8 No Third-Party Beneficiaries. Except as otherwise expressly stated herein, this Guarantee Agreement is intended to be solely for the benefit of the parties hereto and their respective successors and permitted assigns, including, to the extent provided in the Financing Documents, the Administrative Agent, and is not intended to and does not confer any right or benefit on any third party.

Section 6.9 Governing Law. THIS GUARANTEE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO).

Section 6.10 Waiver of Jury Trial. THE BENEFICIARY AND THE GUARANTOR, AS AMONG THEM, HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING HEREUNDER, ANY TRANSACTION CONTEMPLATED HEREBY OR EFFECTED PURSUANT HERETO OR ANY DEALINGS OR COURSE OF DEALING AMONG THEM RELATING IN ANY WAY TO THE SUBJECT MATTER CONTEMPLATED HEREIN. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTEE AGREEMENT AND THAT EACH HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTEE AGREEMENT AND WILL CONTINUE TO RELY ON THIS WAIVER IN ITS FUTURE DEALINGS WITH THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING AND THIS WAIVER WILL APPLY TO ALL CLAIMS, OF ANY NATURE WHATSOEVER, WHETHER DERIVING FROM CONTRACT, ARISING BY LAW, BASED ON TORT OR OTHERWISE. THE BENEFICIARY AND THE GUARANTOR HAVE MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND THIS WAIVER WILL BE IRREVOCABLE. THIS WAIVER WILL ALSO APPLY TO ALL AMENDMENTS, SUPPLEMENTS, RESTATEMENTS, EXTENSIONS AND MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THE RELEVANT PORTIONS OF THIS GUARANTEE AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6.11 Consent to Jurisdiction. Any legal action or proceeding with respect to or arising out of this Guarantee Agreement or any Claim hereunder may be brought in or removed to any New York state or, to the extent permitted by Law, United States federal court sitting in the Borough of Manhattan, as the Beneficiary may elect. Each of the Guarantor and the Beneficiary hereby irrevocably submits to the jurisdiction of any New York state or United States federal court sitting in the Borough of Manhattan over any action or proceeding arising out of or relating to any Claim, and hereby irrevocably agrees that all Claims in respect of such action or proceeding may be heard and determined in such New York state or United States federal court. Each of the Guarantor and the

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Beneficiary irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any such action or proceeding brought in any such New York state or United States federal court has been brought in an inconvenient forum. Each of the Guarantor and the Beneficiary irrevocably appoints CT Corporation, as its process agent (the “Process Agent”) to receive on its behalf service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Beneficiary or the Guarantor at the address of the Process Agent and the Beneficiary and the Guarantor hereby irrevocably authorize and direct the Process Agent to accept such service on their behalf. In addition and as an alternative method of service, each of the Guarantor and the Beneficiary irrevocably consents to the service of process out of any of the aforementioned courts in any manner permitted by Law. Any such process or summons in connection with any such action or proceeding may also be served upon such Person by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed as provided in Section 6.12. Nothing herein will affect the right of the Beneficiary to bring legal action or proceedings in any other competent jurisdiction. If for any reason the Process Agent ceases to be available to act as Process Agent, each of the Guarantor and the Beneficiary agrees immediately to appoint a replacement Process Agent.

Section 6.12 Notices. All notices, demands, consents, certificates, waivers, documents and other communications required or permitted to be delivered to any party hereunder (a) must be in writing, (b) must be personally delivered, transmitted by a recognized courier service or transmitted by facsimile with receipt confirmation, and (c) must be directed to such party at its address or facsimile number set forth below. All notices will be deemed to have been duly given and received on the date of delivery if delivered personally, three (3) days after delivery to the courier if transmitted by courier, or the date of transmission during normal business hours with confirmation if transmitted by facsimile (or the next Business Day if after normal business hours or not on a Business Day), whichever occurs first.

Any party may change its address or facsimile number for purposes hereof by notice to all other parties in the manner set forth in this Section 6.12.

If to the Guarantor: Imperium Renewables, Inc. 1418 Third Avenue Suite 300 Seattle, WA 98101 Attention: Jane A. Orenstein, General Counsel Telephone: (206) 686-4954 Fax: (206) 254-0204

If to the Beneficiary:

Imperium Grays Harbor, LLC

c/o Imperium Renewables, Inc.

1418 Third Avenue, Suite 300

Seattle, WA 98101

Attention:    Jane A. Orenstein,

    General Counsel

Telephone:     (206) 686-4954

Fax:               (206) 254-0204

Section 6.13 Legal Representation of the Parties. This Guarantee Agreement was negotiated by the parties with the benefits of legal representation and any rule of construction or

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interpretation otherwise requiring this Guarantee Agreement to be construed or interpreted against any party will not apply to any construction or interpretation hereof or thereof.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

IMPERIUM RENEWABLES, INC.

By	/s/
Name:
Title:

IMPERIUM SERVICES, LLC

By	/s/
Name:
Title: